As filed with the Securities and Exchange Commission on December 5, 1996

                          Registration No. 333-_______



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933



                             WASHINGTON MUTUAL, INC.
             (Exact name of registrant as specified in its charter)

         Washington                  6712                    91-1653725
  (State of Incorporation) (Primary Standard Industrial   (I.R.S. Employer
                           Classification Code Number)    Identification No.)

                                1201 Third Avenue
                                Seattle, WA 98101
                                 (206) 461-2000
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)



                                 Marc R. Kittner
                              Senior Vice President
                             Washington Mutual, Inc.
                                1201 Third Avenue
                                Seattle, WA 98101
                                 (206) 461-2000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)




                                   Copies to:


        Fay L. Chapman                              Gregg A. Noel
        David R. Wilson                Skadden, Arps, Slate, Meagher & Flom LLP
   Foster Pepper & Shefelman                      300 South Grand Avenue
       1111 Third Avenue                              Suite 3400
         Suite 3400                             Los Angeles, CA  90071
     Seattle, WA  98101                            (213) 687-5000
       (206) 447-4400


         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check in the following box. /_ /

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /_ /

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /_ /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /_ /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /_ /


                         CALCULATION OF REGISTRATION FEE

------------------------------- ---------------- ----------------------- ------------------------- -----------------
                                                    Proposed maximum         Proposed maximum         Amount of
    Title of each class of       Amount to be      offering price per    aggregate offering price  registration fee
 securities to be registered      registered            share(1)
------------------------------- ---------------- ----------------------- ------------------------- -----------------
Common Stock, no par value        15,085,305             $40.375                $609,069,190            $184,567
per share
------------------------------- ---------------- ----------------------- ------------------------- -----------------
Share Purchase Rights(2)          15,085,305              --                       --                    --
------------------------------- ---------------- ----------------------- ------------------------- -----------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) based on the National Market tier of the Nasdaq
         Stock Market average of the high and low prices of the Common Stock as reported on the Nasdaq National Market on December 2, 1996.

(2) Rights initially will trade together with the Common Stock. The value attributable to the Rights, if any, is reflected in the market price of the Common Stock.


         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

 ------------------------------------------------------------------------------
                        PROSPECTUS SUBJECT TO COMPLETION
 ------------------------------------------------------------------------------
               PRELIMINARY PROSPECTUS DATED _______________, 1996

                                15,085,305 Shares
                             WASHINGTON MUTUAL, INC.
                                  Common Stock


         Of the 15,085,305 shares (the "Shares") of common stock, no par value ("Common Stock"), of Washington Mutual, Inc., a Washington corporation ("Washington Mutual" or the "Company"), offered hereby, 14,000,000 Shares are offered by the Federal Deposit Insurance Corporation (the "FDIC"), for the account of the FSLIC Resolution Fund, which is a government-controlled instrumentality of the United States of America managed by the FDIC (the "FRF"; the FDIC in its capacity as manager of the FRF is referred to herein as the "FDIC-Manager"), and 1,085,305 Shares are offered by certain other stockholders of the Company identified herein (collectively with the FRF, the "Selling Stockholders"). See "Selling Stockholders." The Shares were issued in connection with a recent transaction pursuant to which Washington Mutual acquired Keystone Holdings, Inc. ("Keystone Holdings") by merger, as a result of which the direct and indirect subsidiaries of Keystone Holdings, including American Savings Bank, F.A. ("ASB"), became subsidiaries of the Company. See "The Keystone Transaction." The Company will not receive any proceeds from the sale of the Shares hereunder.

     The Company's Common Stock is traded on the National Market tier of The Nasdaq Stock Market (the "Nasdaq Stock Market") under the symbol "WAMU." On December 4, 1996, the last reported sale price of the Common Stock was $40 3/8 per share.

         See  "Risk  Factors"  beginning  on page 11 of  this  Prospectus  for a
discussion  of  certain   factors  that  should  be  considered  by  prospective
purchasers of the Shares.
                                -----------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
                   SECURITIES AND EXCHANGE COMMISSION OR ANY
      STATE SECURITIES COMMISSION, PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

======================================================= ================ ================== =========================
                                                              Price to     Underwriting       Proceeds to Selling
                                                              Public        Discount(1)         Stockholders(2)
------------------------------------------------------- ---------------- ------------------ -------------------------
Per Share.............................................  $                $                  $
------------------------------------------------------- ---------------- ------------------ =========================
Total.................................................  $                $                  $
======================================================= ================ ================== =========================

(1) The Company and the Selling Stockholders have severally agreed to indemnify the several Underwriters (the "Underwriters") against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the
    "Securities Act). See "Underwriting."

(2) All expenses of the offering (including reimbursement of certain expenses of the Selling Stockholders) are payable by the Company.

         The Shares are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Shares will be made in New York, New York on or about ___________________, 1997.


 Merrill Lynch & Co.                     Friedman, Billings, Ramsey & Co., Inc.


           The date of this Prospectus is ______________________, 1997

MAP OF THE STATES OF WASHINGTON, OREGON, CALIFORNIA, UTAH, IDAHO, MONTANA, ARIZONA, COLORADO AND NEVADA AND A TABLE SETTING FORTH THE NUMBERS OF THE COMPANY'S BRANCHES, LOAN PRODUCTION CENTERS, COMMERCIAL BANK OFFICES AND NUMBER OF HOUSEHOLDS SERVED.






































         IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ STOCK MARKET'S SMALLCAP MARKET, THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

         IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ STOCK MARKETS' SMALLCAP MARKET, THE NASDAQ NATIONAL MARKET OR OTHERWISE IN ACCORDANCE WITH RULE 10b-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934.

                               PROSPECTUS SUMMARY

         The following is a summary of certain information contained elsewhere in this Prospectus or in documents incorporated herein by reference and is not intended to be complete and is qualified in its entirety by the more detailed information contained elsewhere in this Prospectus and the other documents incorporated herein by reference. Unless otherwise indicated, all references herein to Washington Mutual or the Company refer to the combined entity including Keystone Holdings on a restated basis as if the respective companies had been combined for all periods presented.

                                   The Company

         With a history dating back to 1889, Washington Mutual is a regional financial services company committed to serving consumers and small to mid-sized businesses throughout the Western United States. Through its subsidiaries, the Company engages in the following activities:

     Mortgage Lending and Consumer Banking Activities. Through its principal subsidiaries, Washington Mutual Bank ("WMB"), ASB, and Washington Mutual Bank fsb ("WMBfsb"), at September 30, 1996 the Company operated 412 financial centers and 86 loan centers offering a full complement of mortgage lending and consumer banking products and services. For the nine months ended September 30, 1996, WMB was the leading originator of first-lien single-family residential loans in Washington and Oregon, and ASB was the second largest in California.

     Commercial Banking Activities. Through the commercial banking division of WMB, at September 30, 1996 the Company operated 47 full-service business branches offering a range of commercial banking products and services to small to mid-sized businesses. WMB commenced its commercial banking activities through the acquisition of Enterprise Bank of Bellevue, Washington ("Enterprise") in 1995 and Western Bank of Coos Bay, Oregon ("Western") in 1996.

     Insurance Activities. Through WM Life Insurance Co. ("WM Life") and Mortgage Securities Services Insurance Agency, Inc. ("MSS"), the Company underwrites and sells annuities and sells a range of life insurance contracts and selected property and casualty insurance policies.

     Brokerage Activities. Through ASB Financial Services, Inc. ("ASB Financial"), Murphey Favre, Inc. ("Murphey Favre") and Composite Research and Management Co. ("Composite Research"), the Company offers full service securities brokerage and acts as the investment advisor to and the distributor of mutual funds. The Company operates in Washington, California, Oregon, Utah, Idaho, Montana, Arizona, Colorado and Nevada. These operations constitute one of the largest banking franchises in the Western United States and serve more than
1.3 million households. At September 30, 1996, the Company had consolidated assets of $43.7 billion, deposits of $24.0 billion, and stockholders' equity of $2.4 billion.

     In December 1996, Washington Mutual consummated the merger of Keystone Holdings with and into the Company and certain other transactions in connection therewith (the "Transaction") and thereby acquired ASB. Washington Mutual issued 47,883,333 shares of Common Stock in the Transaction. At September 30, 1996, ASB had assets of $21.3 billion and deposits of $12.9 billion and operated 158 branches and 61 loan centers, substantially all of which were located in California.

     Washington Mutual intends to continue operating ASB under the name "American Savings Bank" in ASB's markets and has retained a significant number of ASB's management team to guide ASB's operations. Washington Mutual intends to introduce its consumer banking products and approaches throughout ASB's branch system and to expand ASB's loan origination capabilities.

     The principal executive offices of Washington Mutual are located in the Washington Mutual Tower, 1201 Third Avenue, Suite 1500, Seattle, Washington 98101, and its telephone number is (206) 461-2000.

                               Business Strategy"

     In 1995, Washington Mutual introduced a revised strategic plan designed to position the Company to achieve higher levels of profitability and growth. Elements of this strategic plan include strengthening Washington Mutual's consumer banking franchise throughout the West; expanding the commercial banking franchise; managing Washington Mutual's sensitivity to movements in interest rates; maintaining strong asset quality; and operating more efficiently.

     Acquisitions have played an integral role in Washington Mutual's past growth and business line expansion. Since 1988, Washington Mutual has acquired numerous financial institutions and substantial assets, including two commercial banks, which significantly expanded its geographic reach beyond the state of Washington. The Company anticipates that acquisitions will continue to be an important element of its strategic plan in the future. The acquisition of ASB (the Company's largest acquisition to date) allowed Washington Mutual to expand into California with a financially strong institution with similar business strategies, strong management and complementary product capabilities. Washington Mutual believes that the acquisition of ASB satisfies elements of the Company's strategic plan, including:

     Strengthens Consumer Banking Franchise throughout the Western United States. The acquisition of ASB gives Washington Mutual immediate access to the consumer banking market in California. ASB has a state-wide presence in California, which at September 30, 1996, included 158 branches and 63 loan centers, predominantly concentrated in the Los Angeles and San Francisco areas. In addition, the acquisition of ASB added more than 575,000 new households to Washington Mutual's customer base.

     Decreases Washington Mutual's Sensitivity to Interest Rate Movements. ASB's loan and investment portfolios consist primarily of adjustable-rate mortgages ("ARMs") and adjustable-rate mortgage-backed securities ("MBS"). These portfolios complement Washington Mutual's pre-Transaction portfolios, which contained a much higher percentage of fixed-rate mortgages. The addition of ASB's loan and investment portfolios to Washington Mutual's portfolios accelerated the Company's efforts to adjust its portfolios to reduce the sensitivity of its results of operations to changes in prevailing interest rates.

                          Background of the Transaction

     History of Keystone Holdings. Keystone Holdings commenced operations in December 1988 as an indirect holding company for ASB. ASB was formed by Keystone Holdings Partners L.P. ("KHP") to effect the December 1988 acquisition (the "1988 Acquisition") of certain assets and liabilities of the failed savings and loan association subsidiary (the "Failed Association") of Financial Corporation of America. In connection with the 1988 Acquisition, the Federal Savings and Loan Insurance Corporation ("FSLIC") received warrants (the "Warrants") which represented an interest in an intermediary holding company between Keystone Holdings and ASB. In addition, the 1988 Acquisition had a "good bank/bad bank" structure, with ASB, the "good bank," acquiring substantially all of the Failed Association's performing loans and fixed assets and assuming substantially all of its deposit liabilities. New West Federal Savings and Loan Association ("New West"), the "bad bank," was formed to acquire the Failed Association's other assets (including nonperforming loans) and liabilities with a view toward their liquidation. New West was divested by Keystone Holdings prior to consummation of the Transaction.

     The Transaction. In the Transaction, the Company issued 47,883,333 shares of Common Stock as follows: 25,883,333 shares were issued to KHP, the sole shareholder of Keystone Holdings, which shares were subsequently distributed to the general and limited partners of KHP (the "KHP Investors"); 14,000,000 shares were issued to the FRF (in exchange for the Warrants); and 8,000,000 shares (the "Litigation Escrow Shares") were issued to an escrow for the benefit of the KHP Investors and the FRF (the "Litigation Escrow"). Shares will be released from the Litigation Escrow to the extent that Washington Mutual receives net cash proceeds from certain litigation that Keystone Holdings and certain of its affiliates were pursuing against the United States, which litigation became an asset of the Company in the Transaction. See "The Keystone Transaction--The Litigation Escrow." The Transaction was treated as a pooling-of-interests for accounting purposes.

     Immediately after the Transaction, Robert M. Bass, one of the principal KHP Investors, beneficially owned 9,478,300 shares of Common Stock, and has the contingent right to receive up to 1,901,276 shares from the Litigation Escrow, for an aggregate of 11,379,576 shares of Common Stock (approximately 10.2 percent of the Common Stock then outstanding). Mr. Bass is not selling any shares of Common Stock in this offering. After the sale of all the Shares offered hereby by the FDIC-Manager on behalf of the FRF, the FRF will no longer beneficially own any shares of Common Stock, but will have the contingent right to receive 2,808,000 shares from the Litigation Escrow. See "Selling Stockholders." Holders of contingent rights to receive Litigation Escrow Shares will have the power to direct the Escrow Agent to vote such Shares while they are held in the Escrow. See "The Keystone Transaction--The Litigation Escrow."

     As part of the Transaction, Washington Mutual, KHP and the FDIC-Manager entered into a Registration Rights Agreement (the "Registration Rights Agreement"), which provides that Washington Mutual will use its best efforts to register for resale under the Securities Act shares of Common Stock issued in the Transaction. Pursuant to the Registration Rights Agreement, Washington Mutual agreed to file the registration statement of which this Prospectus is a part (together with all exhibits and amendments thereto, the "Registration Statement") and use its best efforts to cause it to be declared effective by the Securities and Exchange Commission (the "Commission"). Pursuant to the Registration Rights Agreement, Washington Mutual has also agreed to file with the Commission and use its best efforts to cause to become effective as soon as practicable after nine months from the closing of the Transaction, a shelf registration statement (the "Initial Shelf Registration") for sale from time to time of all shares of Common Stock issued in the Transaction that are not sold hereunder, other than the Litigation Escrow Shares. Washington Mutual has agreed to file with the Commission as soon as practicable after distribution of the Litigation Escrow Shares, and use its best efforts to cause to become effective as soon as practicable, an additional shelf registration statement for the sale of such shares. During the three-year period following the effectiveness of the Initial Shelf Registration, any persons who hold 15 percent or more of the shares issued in the Transaction may require the Company, an aggregate of four times, to facilitate an underwritten public offering of such shares of Common Stock then owned by them; and each of the KHP Investors and the FRF (of their transferees) are entitled to notice of any registrations by the Company of Common Stock for sale under the Securities Act for its own account (with certain exceptions) and to include their shares therein.

                               Recent Developments

     Redemption of Keystone Entities Preferred Stock and Debt Securities. Upon consummation of the Transaction, the Company redeemed $20.5 million of debt securities and $80.0 million of nonconvertible preferred stock issued by New American Capital, Inc. ("New Capital"), a subsidiary of Keystone Holdings. Washington Mutual has also given the required notices to redeem $344.0 million of additional debt securities issued by New Capital. By redeeming such equity and debt, management believes it can significantly reduce its overall cost of capital. See "Management's Discussion And Analysis Of Financial Position And Results Of Operations--Liquidity."

     Transaction Expenses and Addition to Reserve for Loan Losses. Washington Mutual anticipates recording approximately $245 million in pretax Transaction-related expenses, including an addition of $125.0 million to the reserve for loan losses in the fourth quarter of 1996. The additional loan loss reserve results because certain Washington Mutual credit administration and asset management philosophies and procedures differed from those of ASB. The balance of the expenses to be recorded will be related to severance and management payments, payments related to a tax settlement between Reserve for Loan Losses and the FRF, write-downs of software and equipment, premiums paid in redemption of New Capital debt securities, professional fees and investment banking fees. The Company anticipates that the after-tax charge, net of certain deferred tax adjustments, will be approximately $210 million. See "The Keystone Transaction--Transaction Expenses and Additions to Keystone Holdings."

     Utah Federal Merger. On November 30, 1996, the Company consummated a merger of Utah Federal Savings Bank, a federal savings bank ("Utah Federal"), with and into WMBfsb (the "Utah Federal Merger"). The Company issued 347,190 shares of Common Stock in the Utah Federal Merger. At September 30, 1996, Utah Federal operated five branches and two loan production offices in Utah and had assets of $122.2 million, deposits of $106.9 million and stockholders' equity of $11.9 million.

     United Western Merger. On September 6, 1996, Washington Mutual entered into an agreement to acquire United Western Financial Group, Inc. of Salt Lake City ("United Western") and its United Savings Bank, Uniwest Service Corporation and Western Mortgage Loan Corporation subsidiaries for $80.3 million in cash (the "United Western Merger"), subject to certain adjustments. United Western operates eight branches in Utah, one branch in Idaho and seven loan production offices. At September 30, 1996, United Western had assets of $414.9 million, deposits of $294.4 million and stockholders' equity of $53.8 million. The United Western Merger is subject to various conditions, including the approval of shareholders of United Western and the receipt of all required regulatory approvals. There can be no assurances when or if the United Western Merger will be consummated, although the Company expects it to close in January 1997.

     Recent Federal Legislation. On September 30, 1996, President Clinton signed legislation intended in part to recapitalize the Savings Association Insurance Fund ("SAIF") and to reduce the gap between SAIF premiums and the Bank Insurance Fund ("BIF") premiums. The legislation provided for a special one-time assessment on SAIF-insured deposits that were held as of March 31, 1995, including certain deposits acquired after that date. The assessment was designed to bring the SAIF's reserve ratio to the legally required level of $1.25 for every $100 in insured deposits. Prior to this legislation, deposits of Washington Mutual subsidiaries insured through the SAIF were subject to regular FDIC assessments of 23 cents per $100 per year. Beginning in January 1997, deposits of well-capitalized institutions insured through the SAIF probably will be subject to regular FDIC assessments of 6.4 cents per $100 per year, while deposits of well-capitalized institutions insured through the BIF probably will be subject to regular FDIC assessments of 1.3 cents per $100 per year.

     Washington Mutual's special assessment on deposits held by WMB, ASB and WMBfsb resulted in a pretax charge of $124.2 million, which was recorded in the quarter ended September 30, 1996. Based on current levels of deposits, Washington Mutual estimates that the reduction in the regular assessment on its SAIF deposits beginning in 1997 should result in annual savings of approximately $31.2 million.

     Redemption of Series D Preferred Stock. On November 30, 1996, the Company mailed a notice of redemption to holders of its $6.00 Noncumulative Convertible Perpetual Preferred Stock, Series D (the "Series D Preferred Stock"), for redemption of the Series D Preferred Stock on December 31, 1996. The Series D Preferred Stock is redeemable at $103.60 per share or convertible into 3.8709 common shares per share or an aggregate of approximately 5.4 million shares of Common Stock. The Company anticipates that substantially all of the Series D Preferred Stock will be converted into Common Stock.

                             SUMMARY FINANCIAL DATA

     The following table presents summary supplemental financial data for Washington Mutual. This table is derived from and should be read in conjunction with the Supplemental Consolidated Financial Statements of Washington Mutual and the Notes thereto, which are included elsewhere in this Prospectus. The
Transaction was accounted for as a pooling-of-interests. The financial statements presented herein are designated as "supplemental" because generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. The assets, liabilities, and results of operations of Keystone Holdings have been recorded on the books of Washington Mutual at their values as carried on the books of Keystone Holdings, and no goodwill was created. Washington Mutual supplemental financial information contained in this Prospectus has been restated as if the respective companies had been combined for all periods presented. As such, the information presented herein is not comparable to that reflected in the Company's annual report on Form 10-K for the year ended December 31, 1995, or the restated financial statements of the Company contained in Form 8-K dated October 18, 1996, as amended. Because of the significant increase in Washington Mutual's size as a result of the acquisition of Pacific First Bank, a Federal Savings Bank ("Pacific First") (which was accounted for by the purchase method) early in 1993, the financial results for the years ended and as of December 31, 1995, 1994, and 1993, are not generally comparable to prior periods or dates. The information as of September 30, 1996 and for the nine-month periods ended September 30, 1996 and 1995 is not necessarily indicative of the operating results for the entire year.

                                               Nine Months Ended
SUPPLEMENTAL FINANCIAL DATA                      September 30,                           Year Ended December 31,
                                             ---------------------
-------------------------------------------- --------------------- ----------------------------------------------------------------
(dollars in thousands, except for per          1996         1995          1995        1994          1993        1992          1991
share amounts)
------------------------------------------------------------------ ----------------------------------------------------------------
Interest income                           $2,338,585  $2,145,717     $2,916,086  $2,295,413   $2,198,578  $2,170,969    $2,407,639
Interest expense                           1,455,202   1,425,089      1,923,436   1,335,358    1,211,896   1,302,489     1,645,630
----------------------------------------- ------------------------ ---------------------------------------------------------------
Net interest income                         883,383      720,628       992,650     960,055       986,682     868,480       762,009
Provision for loan losses                    58,138       57,540        74,987     122,009       158,728     158,537        85,807
Other income                                183,822      152,225       208,339     220,794       246,576     174,365       175,806
Other expense                               684,542      525,024       700,514     695,517       687,519     561,688       516,348
----------------------------------------- ------------------------- ---------------------------------------------------------------
Income before income taxes, extraordinary
  items, cumulative effect of change
  in tax accounting method, and minority    324,525      290,289       425,488     363,323       387,011     322,620       335,660
interest
Income taxes                                 97,344       77,877       111,906     109,880        96,034      42,642        45,920
Provision (benefit) for payments in lieu     14,465      (1,410)         7,887       (824)        14,075      53,980        85,221
of taxes
Extraordinary items, net of federal income       -            -             -           -        (8,953)     (4,638)            --
tax effect(1)
Cumulative effect of change in tax
  accounting method                              -            -             -           -         13,365      60,045            --
Minority interest in income of
  consolidated subsidiaries(2)              (10,504)    (12,244)       (15,793)   (13,992)      (13,991)    (14,030)      (14,095)
----------------------------------------- -------------------------  --------------------------------------------------------------
Net income                                $ 202,212   $  201,578     $ 289,902  $ 240,275    $  267,323   $  267,555    $  190,424
========================================= ========================== ==============================================================
Net income attributable to common stock   $ 188,397   $  187,640     $ 271,318   $ 221,691    $  253,764  $  262,140    $  185,549
========================================= ========================== ==============================================================

Net income per common share (4)
  Primary                                     $1.68        $1.72         $2.47       $2.09         $2.42       $2.82         $2.20
  Fully diluted                                1.66         1.69          2.42        2.06          2.36        2.71          2.10
Cash dividends declared per common share       0.66         0.57          0.77        0.70          0.50        0.33          0.28
(3)
Common stock dividend payout ratio(3)         29.56%       26.52%        25.74%      24.50%        15.98%      15.43%        13.06%
Net interest margin                            2.89         2.55          2.62        2.90          3.31        3.36          3.14
Efficiency ratio                              64.14        60.15         58.33       58.90         55.75       53.86         55.06
Return on average assets                       0.63         0.68          0.73        0.69          0.84        1.29          0.99
Return on average stockholders' equity        10.59        12.04         13.44       12.66         15.95       21.05         17.84
Return on average common  stockholders'       10.69        12.24         13.73       12.95         16.78       21.05         17.84
equity


SUPPLEMENTAL FINANCIAL DATA                       September 30,                               December 31,

------------------------------------------------  --------------  -----------------------------------------------------------------
(dollars in thousands, except for per share          1996             1995         1994         1993           1992        1991
amounts)
------------------------------------------------  --------------  -----------------------------------------------------------------
Total assets                                    $43,711,945     $42,026,622   $37,481,296   $33,614,912   $27,678,923 $25,531,041
Available-for-sale securities                    10,063,100       12,154,725    4,282,160     1,751,905            -          -
Held-to-maturity securities                       2,986,296        3,197,720    4,456,031     5,663,635     4,638,473   3,845,573
Loans:
  Residential                                    20,977,192       17,303,305   17,766,215    13,828,459    11,734,594   9,745,201
  Residential construction                          668,976          615,814      549,271       430,215       366,808     342,623
  Commercial real estate                          3,732,685        3,487,574    4,699,220     4,515,449     3,194,184   2,573,423
  Manufactured housing, second mortgage and
other                                             3,056,982        2,841,854    2,573,327     2,403,169     1,431,834   1,322,917
    consumer
  Commercial                                        295,263          179,568      129,048       131,468       118,717     112,312
  Reserve for loan losses                          (234,341)        (235,275)    (244,989)     (245,062)     (179,612)   (130,423)
=============================================== ==============  ==================================================================
    Total loans, including loans held for sale  $28,496,757      $24,192,840  $25,472,092   $21,063,698   $16,666,525 $13,966,053
=============================================== ==============  ==================================================================

Deposits                                        $23,978,515      $24,462,960  $23,344,006   $23,516,317   $20,729,204 $19,950,479
Annuities                                           868,438          855,503      799,178       713,383       571,428     433,767
Borrowings                                       15,873,476       13,724,132   11,147,389     6,653,241     4,563,052   3,626,292
Stockholders' equity(4)                           2,421,916        2,541,704    1,854,836     1,765,560     1,467,835   1,139,080
Stockholders' equity ratio                             5.54%            6.05%       4.95%         5.25%          5.30%       4.46%
Nonperforming assets as a percentage of total          0.74             0.81         1.12          1.55          2.03        1.68
assets
Reserve for loan losses as a percentage of
nonperforming                                        108.33           110.04        87.22         72.74         54.58       45.60
  loans
Reserve for loan losses as a percentage of
nonperforming                                         72.53            69.42        58.52         46.91         31.98       30.37
  assets
Fully diluted book value per common share(4)         $19.61           $20.70       $15.33        $14.84        $12.78      $11.32
Number of common shares at end of period(4)     117,456,773      117,107,107  113,140,169   110,876,251   109,351,928 100,669,322
Weighted average common shares(4)               117,327,806      115,363,724  111,664,374   110,753,774   103,446,289  96,786,054

----------------
     (1)  Extraordinary  items include the call of  subordinated  capital notes, resulting  in pretax  losses of $2.2  million and $3.1  million  during 1993 and
1992, and penalties for prepayment of FHLB advances,  resulting in pretax losses of $10.8 million and $3.6 million during 1993 and 1992.

     (2) Reflects earnings on preferred stock issued by New Capital, which was redeemed by the Company in December of 1996.

     (3) As computed on a fully diluted, including common stock equivalents. The
8,000,000 shares of common stock issued to the Litigation Escrow are reflected in earnings per share using the treasury stock method. At the effective date of the Transaction, there was no dilutive effect of the 8,000,000 Litigation Escrow
Shares. As a result, stockholders' equity, book value per share, common shares and weighted average shares outstanding, and primary and fully diluted earnings per share did not change. The reference price of the Common Stock for purposes of the treasury stock method is $_____ per share. The Litigation Escrow Shares generally will be dilutive to the extent that the market price of the Common
Stock exceeds the reference price.

     (4)  Dividends  include  only  amounts  paid  to  Washington  Mutual,  Inc.
shareholders without consideration of prior business combinations.


         The following tables set forth other summary financial data for the periods and as of the dates indicated for each of Washington Mutual and Keystone Holdings prior to the Transaction on a noncombined basis without giving effect to the Transaction. The Summary Financial Data for each company on a stand-alone basis is intended for informational purposes only and is not indicative of the future financial position or future results of operations of the combined Company.

Washington Mutual (pre-Transaction):

                                                                   Nine Months Ended
                                                                     September 30,                       Year ended December
                                                                                                                 31,
---------------------------------------------------------  ------------------------------- ----------------------------------------
(dollars in thousands)                                         1996          1995             1995           1994           1993
---------------------------------------------------------  ------------------------------  ----------------------------------------
Interest income                                            $1,258,257     $1,163,101       $1,578,960     $1,258,550    $1,081,309
Interest expense                                              729,739        707,803          960,724        651,871       520,750
---------------------------------------------------------  ------------------------------- ----------------------------------------
Net interest income                                           528,518        455,298          618,236        606,679       560,559
Provision for loan losses                                       8,738          8,450           11,150         20,400        35,225
Other income (expense), net                                  (263,103)      (225,254)        (299,781)      (296,798)     (242,299)
Income taxes                                                   95,615         76,883          107,504        108,159        98,864
---------------------------------------------------------  ------------------------------  ----------------------------------------
Net income from continuing operations                         161,062        144,711          199,801        181,322       184,171
Extraordinary items, net of federal income tax effect              --            --               --             --         (8,953)
Cumulative effect in change of tax accounting method               --            --               --             --         13,365
---------------------------------------------------------  ------------------------------  ----------------------------------------
Net income                                                 $  161,062     $  144,711       $  199,801      $ 181,322    $  188,583
=========================================================  ==============================  ========================================
Net income attributable to common stock                    $  147,247     $  130,773       $  181,217      $ 162,738    $  175,025
=========================================================  ==============================  ========================================
Net interest margin                                              3.30%          2.55%           3.14%          3.65%         4.15%
Efficiency ratio                                                58.84          57.56           56.74          57.27         55.37
Return on average assets                                         0.96           0.95            0.97           1.03          1.31
Return on average stockholders' equity                          13.04          13.45           13.31          13.77         16.89
Return on average common stockholders' equity                   13.39          13.90           13.73          14.30         18.31



                                                                                      September 30,             December 31,
  -----------------------------------------------------------   ---------------------------------------------------------------
  (dollars in thousands)                                                                 1996                       1995
  -----------------------------------------------------------   ---------------------------------------------------------------
    Total assets                                                                      $22,413,697               $22,420,379
    Loans                                                                              14,652,743                13,035,250
    Deposits                                                                           11,076,868                11,306,436
    Borrowings                                                                          8,578,497                 8,332,275
    Nonperforming assets as a percentage of total assets                                     0.46%                     0.41%
    Reserve for loan losses as a percentage of nonperforming                               186.64                    209.91
     loans
    Reserve for loan losses  as a percentage of nonperforming                              139.89                    153.07
     assets

  Keystone Holdings (pre-Transaction):

                                                             Nine Months Ended
                                                               September 30,                    Year ended December 31,
  --------------------------------------------------- ------------------------------  ------------------------------------------
  (dollars in thousands)                                     1996          1995            1995          1994           1993
  --------------------------------------------------- -----------------------------   ------------------------------------------
    Interest income                                      $1,080,328      $982,616      $1,337,126    $1,036,863      $1,117,269
    Interest expense                                        725,463       717,286         962,712       683,487         691,146
  --------------------------------------------------- --------------------------------------------------------------------------
    Net interest income                                     354,865       265,330         374,414       353,376         426,123
    Provision for loan losses                                49,400        49,090          63,837       101,609         123,503
    Other income (expense), net                            (237,617)     (147,545)       (192,394)     (177,925)       (198,644)
    Income taxes                                              1,729           994           4,402         1,721          (2,830)
    Provision (benefit) for payments in lieu of taxes        14,465        (1,410)          7,887          (824)         14,075
  --------------------------------------------------- -----------------------------   ------------------------------------------
    Net income from continuing operations                    51,654        69,111         105,894        72,945          92,731
    Minority interest in income of consolidated
      subsidiaries(1)                                       (24,812)      (25,160)        (21,092)      (22,621)        (10,474)
  --------------------------------------------------- -----------------------------   ------------------------------------------
    Net income                                           $   26,842      $ 43,951      $   84,802    $   50,324      $   82,257
  =================================================== =============================   ==========================================
    Net income attributable to common stock              $   26,842      $ 43,951      $   84,802    $   50,324      $   82,257
  =================================================== =============================   ==========================================
    Net interest margin                                        2.43%         1.93%           2.02%         2.12%          2.57%
    Efficiency ratio                                          72.24         64.40           56.74         60.33          55.15
    Return on average assets                                   0.18          0.30            0.44          0.29           0.48
    Return on average stockholders' equity                     3.98          7.35           15.15          9.04          15.30
    Return on average common stockholders' equity              3.98          7.35           12.92          8.67          14.70


                                                                                       September 30,                 December 31,
  --------------------------------------------------------------------------------------------------------------------------------
  (dollars in thousands)                                                                 1996                           1995
  --------------------------------------------------------------------------------------------------------------------------------
    Total assets                                                                       $21,298,248                  $19,703,656
    Loans                                                                               13,844,014                   11,175,031
    Deposits                                                                            12,901,647                   13,005,029
    Borrowings                                                                           7,294,879                    5,391,857
    Nonperforming assets as a percentage of total assets                                     1.03%                         1.24%
    Reserve for loan losses as a percentage of nonperforming                                64.75                         78.07
     loans
    Reserve for loan losses as a percentage of nonperforming                                40.74                         46.08
     assets

----------------
(1)  Reflects earnings on preferred stock issued by New Capital.



                                  RISK FACTORS

         In addition to all the information in this Prospectus, and the documents incorporated herein by reference, the following risk factors should be considered carefully in evaluating an investment in the Shares offered hereby.

Expected Benefits of Combined Business May Not Be Achieved

         The Company anticipates that substantial benefits will occur as a result of the Transaction. Whether the anticipated benefits of the Transaction are ultimately achieved, however, will depend on a number of factors, including the ability of the Company to capitalize on its combined asset base and strategic position and ability to achieve administrative cost savings at projected levels within projected time frames. The ability of the Company to operate efficiently, at least in the short term, will be enhanced by its ability to retain key ASB personnel. There can be no assurance that the expected benefits of the Transaction relative to the combined business will be achieved.

Economic Conditions and Real Estate Risk

         Washington Mutual's lending operations are concentrated in Washington, California and Oregon. The bulk of its assets are loans and securities secured by residential real estate in those states. As a result, the financial condition and results of operations of the Company will be subject to general economic conditions and, in particular, the conditions in the single-family or multi-family residential real estate markets prevailing in Washington, California and Oregon. If economic conditions in any one of those states worsen or if the market for residential real estate in particular declines, the Company may suffer decreased net income or losses associated with higher default rates and decreased collateral values on its existing portfolio, and may not be able to originate the volume of single-family or multi-family residential mortgage loans or achieve the level of deposits currently projected. Approximately one-half of the Company's loan assets at September 30, 1996 were acquired in the Transaction and are secured by properties in California. In the early 1990's, the California economy sustained an economic recession that resulted in declines in property values and increases in the levels of delinquencies, foreclosures and losses for many of the state's financial institutions. While the California economy generally began to show signs of recovery in 1994 continuing through 1996, certain real estate submarkets in which ASB operates remain weak. No assurance can be given that levels of delinquencies, foreclosures and losses in the Company's portfolio of loans and investments secured by properties in California will continue to decline or that such levels will not increase.

Interest Rate Risk

         Washington Mutual realizes its income principally from the differential or spread between the interest earned on loans, investments and other interest-earning assets and the interest paid on deposits and borrowings. Net interest spreads are affected by the difference between the repricing characteristics of interest-earning assets and deposits and borrowings and by changes in market and contractual interest rates. Washington Mutual generally will have better financial results in a steep yield curve environment. Loan volumes and yields, as well as the volume of and rates on investments, deposits and borrowings, are affected by market interest rates. Generally, Washington Mutual will experience increased interest rate spreads during periods of downward interest rate movement and decreased interest rate spreads during periods of upward interest rate movement. This effect is ameliorated somewhat by the large percentage of adjustable-rate assets in the Company's loan portfolio. Nevertheless, the adjustments in the interest rates on the ARMs inherently lag changes in the cost of funds for a few months. To the extent that interest rates generally are increasing, the Company's actual interest rate spread, and thus net income, will in most cases be negatively affected.

Competition

         Washington Mutual faces significant competition both in attracting and retaining deposits and in making loans in all of its market areas. Its most direct competition for deposits has historically come from other thrift institutions, credit unions, and commercial banks doing business in its primary market areas of Washington, California and Oregon. As with all banking organizations, however, Washington Mutual has experienced increasing competition from nonbanking sources, including mutual funds, corporate and governmental debt securities and other investment alternatives. Washington Mutual's competition for loans comes principally from other thrift institutions, commercial banks, mortgage banking companies, consumer finance companies, credit unions, insurance companies and other institutional lenders. Many of these competitors are large, have more significant financial resources, larger market share and greater name recognition than the Company. The existence of such competitors may make it difficult for Washington Mutual to achieve its financial goals. In addition to the normal competitive factors described above, Washington Mutual management at the holding company level has limited operating experience in California, which has a much larger population with more large financial institution competitors than the states in which the Company has historically operated. Accordingly, there can be no assurance that the Company's consumer banking strategy will prove successful in the California market.

Acquisition Strategy

         The Company intends to continue its growth through the acquisition of financial institutions. In this regard, Washington Mutual routinely reviews such acquisition opportunities, but currently has no binding commitments to acquire any specific business or other material assets, other than United Western. Washington Mutual cannot predict whether it will be successful in consummating additional acquisitions or what the consequences of any such acquisition would be. Acquisitions entail numerous risks, including difficulties in the integration of operations and systems, the diversion of management's attention from other business concerns and the potential loss of key employees of any acquired businesses.

Regulation

         Each of the Company, as a savings and loan holding company, WMB, ASB and WMBfsb is subject to significant regulation, which has materially affected their businesses, as well as the businesses of other banking organizations, in the past and is likely to do so in the future. Statutes and regulations currently affecting the Company or its subsidiaries may be changed at any time, and the interpretation of these statutes and regulations by examining authorities is also subject to change. There can be no assurance that future changes in the regulations or in their interpretations will not adversely affect the business of Washington Mutual.

Governmental Immunity of the FRF and FDIC-Manager as Selling Stockholder

         The doctrine of sovereign immunity, as limited by the Federal Tort Claims Act, 28 U.S.C. ss.ss. 1346(b) and 2671 et seq., as amended (the "Federal Tort Claims Act"), provides that claims may not be brought against the United States of America or any agency or instrumentality thereof unless specifically permitted by an act of Congress. The Federal Tort Claims Act bars claims for fraud or misrepresentation, and courts have held, in cases involving the FDIC as well as other federal agencies and instrumentalities, that the United States may assert its sovereign immunity against claims brought under the federal securities laws. Thus, any attempt to assert a claim against the FDIC-Manager or the FRF alleging a violation of the federal securities laws (including the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act")), resulting from an alleged material misstatement in or material omission from the Registration Statement or this Prospectus, or any other act or omission in connection with the offering to which this Prospectus relates, probably would be barred. In addition, Section 2(f)(1) of the Federal Deposit Insurance Act specifically provides that directors, members, officers and employees of the FDIC have no liability under the Securities Act with respect to any claim arising out of or resulting from any alleged act or omission by such person within the scope of such person's employment in connection with any transaction involving the disposition of assets (or any interests in assets or any obligations backed by any assets) by the FDIC. Moreover, the FDIC-Manager has advised Washington Mutual that the FDIC and its directors, officers, agents, and employees are exempt from liability for any violation or alleged violation of the anti-fraud provisions of Section 10(b) of the Exchange Act by virtue of
Section 3(c) thereof. Accordingly, any attempt to assert such a claim against the directors, members, officers or employees of the FDIC for a violation of the Securities Act or the Exchange Act resulting from an alleged material misstatement in or material omission from the Registration Statement or this Prospectus or any other act or omission in connection with the offering of the Shares hereunder probably would be barred.

Forward-Looking Statements May Not Prove Accurate

         When used or incorporated by reference in this Prospectus, the words "anticipate," "estimate," "expect," "project" and similar expressions are intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act. Such statements are subject to certain risks, uncertainties and assumptions, including those set forth under "Risk Factors" and elsewhere in this Prospectus. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, expected or projected. Several key factors that have a direct bearing on Washington Mutual's ability to attain its goals are discussed above. These forward-looking statements speak only as of the date of this Prospectus. The Company expressly disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company's expectation with regard thereto or any change in events, conditions or circumstances on which any such statement is based.


                                 USE OF PROCEEDS

         All of the Shares offered hereby are being offered by the Selling Stockholders. The Company will not receive any of the proceeds from the sale of the Shares.

                           MARKET PRICES AND DIVIDENDS

         Washington Mutual Common Stock is traded on the Nasdaq Stock Market under the symbol "WAMU." The table below sets forth, for the calendar quarters indicated, the reported high and low sales prices of the Common Stock as reported on the Nasdaq Stock Market, and the dividends declared on such stock.

                                                                               Washington Mutual Common Stock
----- -------------------------------------------------- ----------------------- ------------------- ----------------------
                                                                           High                 Low              Dividends
----- -------------------------------------------------- ----------------------- ------------------- ----------------------
1994  First Quarter                                                      $25.00              $19.13                  $0.16
      Second Quarter                                                      21.50               18.25                   0.17
      Third Quarter                                                       21.63               19.63                   0.18
      Fourth Quarter                                                      20.63               15.75                   0.19

1995  First Quarter                                                       20.75               16.63                   0.19
      Second Quarter                                                      24.75               20.00                   0.19
      Third Quarter                                                       26.75               22.50                   0.19
      Fourth Quarter                                                      29.50               24.75                   0.20

1996  First Quarter                                                       32.25               27.63                   0.21
      Second Quarter                                                      30.38               26.13                   0.22
      Third Quarter                                                       39.25               28.50                   0.23
      Fourth Quarter (through December 2, 1996)                           45.88               36.50                   0.24



     On November 22, 1996, there were 15,925 shareholders of record of the Common Stock.

     Dividends may be paid on the Common Stock as and when declared by the Washington Mutual Board of Directors out of funds legally available for the payment of dividends. Each quarter, the Washington Mutual Board of Directors considers the payment of dividends. The factors affecting this determination include Washington Mutual's long-term interests, current and projected earnings, adequacy of capitalization, expected asset and deposit growth as well as other financial conditions, legal, regulatory and contractual restrictions, and tax considerations. See "Description of Washington Mutual Capital Stock--Dividend Policy."

                                 CAPITALIZATION

         The following table sets forth the consolidated capitalization of the Company at September 30, 1996, restated following the Transaction as if Washington Mutual and Keystone Holdings had been combined at the date presented.

                                                                                                   September 30, 1996
---------------------------------------------------------------------------------------- -----------------------------------------
---------------------------------------------------------------------------------------- --------------------------- -------------
(dollars in thousands)                                                                         Amount                As Adjusted(1)
---------------------------------------------------------------------------------------- --------------------------- -------------
Long term debt                                                                            $  688,268                  $ 667,768
Minority interest(2)                                                                          80,000                         --
Stockholders' equity:
   Capital surplus:
      Preferred stock - no par value - 10,000,000 shares authorized;
         6,122,400 shares outstanding; 4,722,500 shares outstanding as adjusted              250,158                     110,168
      Common stock - no par value - 350,000,000 shares authorized;
         112,037,913 shares outstanding(3); 117,456,773 shares outstanding as adjusted       677,958                     817,948
   Valuation reserve for available-for-sale securities                                       (19,570)                    (19,570)
   Retained earnings                                                                       1,513,370                   1,303,370
---------------------------------------------------------------------------------------- ------------- ------ ------ -------------
   Total stockholders' equity                                                              2,421,916                   2,211,916
---------------------------------------------------------------------------------------- ------------- ------ ------ -------------
      Total capitalization                                                                $3,190,184                  $2,879,684
======================================================================================== ============= ====== ====== =============
Consolidated capital ratios:
   Stockholders' equity                                                                         5.54%                       5.09%
   Tangible stockholders' equity                                                                5.24                        4.78
   Tangible common stockholders' equity                                                         4.97                        4.51
   Book value per fully diluted common share                                                  $19.61                      $17.83

-------------

     (1) Adjusted to record (i) the approximately $210 million in anticipated after-tax Transaction related expenses, (ii) the redemption of New Capital's preferred stock and subordinated notes and (iii) the conversion of all shares of the Company's Series D Preferred Stock into 5,418,860 shares of Common Stock.
See "Keystone Transaction--Transaction Expenses and Addition to Reserve for Loan
Losses" and  "Management's  Discussion  And Analysis Of  Financial  Position And
Results Of Operations--Liquidity."

     (2) Preferred stock issued by New Capital, which was redeemed by the Company upon consummation of the Transaction.

     (3) Includes the 8,000,000  Litigation Escrow Shares.  Washington Mutual is
using the treasury stock method to determine the effect of the 8,000,000  shares
upon  the  Company's  financial  statements.   At  the  effective  date  of  the
Transaction,  there was no dilutive  effect of the 8,000,000  Litigation  Escrow
Shares. As a result,  stockholders' equity, book value per share and primary and fully  diluted  earnings per share did not change.  The  reference  price of the
Common Stock for purposes of the treasury stock method is $_____ per share.  The
Litigation  Escrow  Shares  generally  will be  dilutive  to the extent that the market price of the Common Stock exceeds the reference price.


                            THE KEYSTONE TRANSACTION

The Transaction

         On December __, 1996 (the "Effective Date"), Keystone Holdings merged with and into Washington Mutual, with Washington Mutual as the surviving corporation. The separate existence of Keystone Holdings ceased upon the Effective Date and the direct and indirect subsidiaries of Keystone Holdings, including ASB but excluding New West, became subsidiaries of Washington Mutual. On the Effective Date, Washington Mutual also consummated the acquisition of certain warrants to purchase shares of ASB's parent held by the FRF.

         In the Transaction, Washington Mutual issued 47,883,333 shares of Common Stock, as follows: 25,883,333 shares to KHP, 14,000,000 shares to the FRF and 8,000,000 shares to the Litigation Escrow for the benefit of KHP and the FRF. See "--The Litigation Escrow" below. The shares issued to KHP and the contingent right to receive the portion of the Litigation Escrow Shares attributable to KHP were distributed by KHP to the KHP Investors immediately following consummation of the Transaction.

         As an integral part of the Transaction, Washington Mutual, KHP and the FDIC-Manager entered into the Registration Rights Agreement, pursuant to which Washington Mutual is required to use its best efforts to register for resale to the public under the Securities Act certain shares of Common Stock issued in the Transaction. Pursuant to the Registration Rights Agreement, Washington Mutual filed the Registration Statement for the sale of the Shares offered hereby.

         Pursuant to the Registration Rights Agreement, Washington Mutual has also agreed to file with the Commission and use its best efforts to cause to become effective as soon as practicable after nine months from the closing of the Transaction the Initial Shelf Registration for sale from time to time of all shares of Common Stock issued in the Transaction that are not sold hereunder, other than the Litigation Escrow Shares. Washington Mutual has agreed to file with the Commission as soon as practicable after distribution of the Litigation Escrow Shares, and use its best efforts to cause to become effective as soon as practicable an additional shelf registration statement for the sale of such shares. During the three-year period following the effectiveness of the Initial Shelf Registration, any persons who hold 15 percent or more of the shares issued in the Transaction may require the Company, an aggregate of four times, to facilitate an underwritten public offering of such shares of Common Stock then owned by them, and the KHP Investors and the FRF are entitled to notice of any registrations by the Company of Common Stock for sale under the Securities Act for its own account (with certain exceptions) and to include their shares therein.


Transaction Expenses and Addition to Reserve for Loan Losses

     Washington Mutual anticipates recording approximately $245 million in pretax Transaction expenses and additions to loan loss reserves in the fourth quarter of 1996. These charges include $125.0 million of additional loan loss reserves because certain Washington Mutual credit administration and asset management philosophies and procedures differed from those of ASB. The balance of the expenses to be recorded were related to severance and management payments, payments related to a tax settlement between ASB and the FRF, write-downs of software and equipment, premiums paid in redemption of New Capital debt securities, professional fees and investment banking fees. The tax benefit from gross transaction-related expenses is expected to be approximately $85 million. Additionally, the Company will make a $50 million adjustment to Keystone Holdings' deferred tax asset, which will have diminished value to the combined entity due to limitations provided in the Internal Revenue Code on the use of acquired net operating loss carryforwards. The Company anticipates that the after tax charge will be approximately $210 million.

     The additional loan loss provision was provided principally because a number of Washington Mutual credit administration and asset management philosophies and procedures differed from those of ASB. Those differences consisted principally of the following: (i) Washington Mutual is more proactive in dealing with emerging credit problems and tends to prefer foreclosure actions to induce borrowers to correct defaults, whereas ASB was not as proactive and tended to prefer workouts in lieu of a more aggressive foreclosure stance; and
(ii) ASB considered the risk characteristics of its portfolio of loans secured by apartment buildings of less than $1.0 million to be similar to its single-family residential portfolio; Washington Mutual, on the other hand, considers the risk characteristics of that portfolio to be more closely aligned with its commercial income property portfolio, which tends to have a higher incidence of loan losses than the single-family residential portfolio.
Washington Mutual is conforming ASB's asset management practices, administration, philosophies and procedures to its own. The plan of realization of troubled loans differed between the companies and therefore resulted in different levels of loss reserves. The additional loan loss provision is to a lesser degree being provided because Washington Mutual believes that while there has been an increase in the value of residential real estate in certain California markets, a decline in collateral values for some portions of the California real estate market occurred in 1996.

The Litigation Escrow

     KHP, Keystone Holdings and certain of its subsidiaries are plaintiffs in a lawsuit against the United States (the "Case"). In the Case, among other claims, plaintiffs allege that as part of the 1988 Acquisition, they entered into a contract with the FSLIC and the Federal Home Loan Bank Board entitling the plaintiffs to certain economic benefits, and that the U.S. government breached that contract, causing damage to the plaintiffs. A number of other savings institutions have asserted similar types of claims against the U.S. government. Pursuant to the Agreement for Merger among the Company, Keystone Holdings and certain of its affiliates (the "Merger Agreement"), the Case became an asset of Washington Mutual and the Company will receive any recovery in the Case (the "Case Proceeds"). Due to its ownership of the Warrants, the FRF was entitled to receive an economic benefit from any recovery from the Case. As consideration for the possible future recovery of Case Proceeds, Washington Mutual issued the Litigation Escrow Shares to The Bank of New York as escrow agent (the "Escrow Agent") to be held for the benefit of KHP and the FRF. The shares issued to KHP and the contingent right to receive the portion of the Litigation Escrow Shares attributable to KHP were distributed by KHP to the KHP Investors immediately following the Transaction.

     The Litigation Escrow Shares are registered in the name of the Escrow Agent, who will hold such shares together with any dividends, distributions or any additional or substitute securities with respect to such shares, as well as any interest or earnings on such dividends, distributions or additional or substitute securities (collectively, the "Escrow Fund"). The Escrow Agent will vote the Litigation Escrow Shares in accordance with instructions received from each of the KHP Investors and the FDIC-Manager with respect to their respective interests in the Litigation Escrow Shares (64.9 percent for KHP Investors and
35.1 percent for the FDIC-Manager). The Escrow Agent will hold the Escrow Fund until the earlier of the date that is the sixth anniversary of the Effective Date or until the entire Escrow Fund has been released from the Litigation Escrow (the "Escrow Expiration Date"). In general, the Escrow Expiration Date will be automatically extended to 10 years from the Effective Date if, prior to the sixth anniversary of the Effective Date, there has been any judgment or final settlement in the Case granted or entered in favor of Washington Mutual or any of its subsidiaries. The Escrow Expiration Date may be extended further if Case Proceeds are paid in installments. In the event that Washington Mutual receives any Case Proceeds on or before the Escrow Expiration Date, the Escrow Agent will make distributions of all or a portion of the Escrow Fund, 64.9 percent to the KHP Investors and 35.1 percent to the FRF. The number of Litigation Escrow Shares to be distributed will be calculated based on a formula in the Merger Agreement. The Escrow Agent may make more than one distribution out of the Escrow Fund if Case Proceeds are received in two or more installments. In general, if no Case Proceeds have been received, beginning on the last day of the full calendar month immediately following the sixth anniversary of the Effective Date and on the last day of every succeeding month, the Escrow Agent will return to Washington Mutual for cancellation a number of shares equal to 1.25 percent of the number of Litigation Escrow Shares, together with any dividends and distributions received on such shares and any interest or earnings on such dividends. At the Escrow Expiration Date, any remaining Litigation Escrow Shares, together with any amounts in the Escrow Fund, will be returned to Washington Mutual.

     The ultimate outcome of the Case is uncertain, and there can be no assurance that any recovery in the Case will result in Case Proceeds that exceed the value of the Litigation Escrow Shares plus costs and expenses. Generally, Washington Mutual will not benefit financially from the Case unless Case Proceeds exceed such an amount and, in negotiating the Transaction, Washington Mutual ascribed no value to the possibility that the Case Proceeds would exceed such amount. As a result, it is uncertain what, if any, effect recovery in the Case will have on the financial position of Washington Mutual.

                             SELECTED FINANCIAL DATA

         The following table presents selected financial data for Washington Mutual. This table is derived from and should be read in conjunction with the Supplemental Consolidated Financial Statements of Washington Mutual and the notes thereto, which are included elsewhere in this Prospectus. The Transaction was accounted for as a pooling-of-interests. The financial statements presented herein are designated as "supplemental" because generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. The assets, liabilities, and results of operations of Keystone Holdings have been recorded on the books of Washington Mutual at their values as carried on the books of Keystone Holdings, and no goodwill was created. Washington Mutual supplemental financial information contained in this Prospectus has been restated as if the respective companies had been combined for all periods presented. As such, the information presented herein is not comparable to that reflected in the Company's annual report on Form 10-K for the year ended December 31, 1995, or the restated financial statements of the Company contained in Form 8-K dated October 18, 1996, as amended. Because of the significant increase in Washington Mutual's size as a result of the acquisition of Pacific First (which was accounted for by the purchase method) early in 1993, the financial results for the years ended and as of December 31, 1995, 1994, and 1993, are not generally comparable to prior periods or dates. The information as of September 30, 1996 and for the nine-month periods ended September 30, 1996 and 1995 is not necessarily indicative of the operating results for the entire year.

                                                 Nine Months Ended
SUPPLEMENTAL FINANCIAL DATA                        September 30,                           Year Ended December 31
------------------------------------ -------------------------------------- ------------------------------------------------------
(dollars in thousands, except for
 per share amounts)                      1996         1995          1995        1994          1993        1992          1991
------------------------------------ -------------------------------------- ------------------------------------------------------
Interest income                       $2,338,585   $2,145,717    $2,916,086  $2,295,413    $2,198,578  $2,170,969    $2,407,639
Interest expense                       1,455,202    1,425,089     1,923,436   1,335,358     1,211,896   1,302,489     1,645,630
------------------------------------ -------------------------------------- ------------------------------------------------------
Net interest income                      883,383      720,628       992,650     960,055       986,682     868,480       762,009
Provision for loan losses                 58,138       57,540        74,987     122,009       158,728     158,537        85,807
Other income                             183,822      152,225       208,339     220,794       246,576     174,365       175,806
Other expense                            684,542      525,024       700,514     695,517       687,519     561,688       516,348
------------------------------------ --------------------------------------- -----------------------------------------------------
Income before income taxes,
 extraordinary items, cumulative
 effect of change in tax accounting
 method, and minority                    324,525      290,289       425,488     363,323       387,011     322,620       335,660
interest
Income taxes                              97,344       77,877       111,906     109,880        96,034      42,642        45,920
Provision (benefit) for payments
 in lieu of taxes                         14,465      (1,410)         7,887       (824)        14,075      53,980        85,221
Extraordinary item, net of federal
 income tax effect (1)                         -            -             -           -        (8,953)     (4,638)           -
Cumulative effect of change in tax
  accounting method                            -            -             -           -        13,365      60,045            -
Minority interest in income of
  consolidated subsidiaries(2)           (10,504)    (12,244)       (15,793)   (13,992)        (13,991)   (14,030)       (14,095)
==================================== ======================================= =====================================================
Net income                             $ 202,212  $  201,578     $  289,902  $ 240,275      $  267,323  $ 267,555     $  190,424
==================================== ======================================= =====================================================
Net income attributable to
 common stock                          $ 188,397  $  187,640     $  271,318  $ 221,691      $  253,764  $ 262,140     $  185,549
==================================== ======================================= =====================================================

Net income per common share (4)
  Primary                                  $1.68       $1.72          $2.47      $2.09          $2.42       $2.82         $2.20
  Fully diluted                             1.66        1.69           2.42       2.06           2.36        2.71          2.10
Cash dividends declared per common
 share (3)(4)                               0.66        0.57          0.77        0.70           0.50        0.33          0.28
Common stock dividend payout ratio(4)      29.56%      26.52%        25.74%      24.50%         15.98%      15.43%        13.06%
Net interest margin                         2.89        2.55          2.62        2.90           3.31        3.36          3.14
Efficiency ratio                           64.14       60.15         58.33       58.90          55.75       53.86         55.06
Return on average assets                    0.63        0.68          0.73        0.69           0.84        1.29          0.99
Return on average stockholders' equity     10.59        12.04        13.44       12.66          15.95       21.05         17.84
Return on average common  stockholders'    10.69        12.24        13.73       12.95          16.78       21.05         17.84
equity


SUPPLEMENTAL FINANCIAL DATA                  September 30,                               December 31,

------------------------------------------- --------------  ------------------------------------------------------------------
(dollars in thousands, except for per share     1996             1995         1994         1993           1992          1991
amounts)
------------------------------------------  --------------  ------------------------------------------------------------------
Total assets                                $43,711,945     $42,026,622  $37,481,296   $33,614,912   $27,678,923   $25,531,041
Available-for-sale securities                10,063,100      12,154,725    4,282,160     1,751,905            -             -
Held-to-maturity securities                   2,986,296       3,197,720    4,456,031     5,663,635     4,638,473     3,845,573
Loans:
  Residential                                20,977,192      17,303,305   17,766,215    13,828,459    11,734,594     9,745,201
  Residential construction                      668,976         615,814      549,271       430,215       366,808       342,623
  Commercial real estate                      3,732,685       3,487,574    4,699,220     4,515,449     3,194,184     2,573,423
  Manufactured housing, second mortgage
   and other consumer                         3,056,982       2,841,854    2,573,327     2,403,169     1,431,834     1,322,917
  Commercial                                    295,263         179,568      129,048       131,468       118,717       112,312
  Reserve for loan losses                      (234,341)       (235,275)    (244,989)     (245,062)     (179,612)     (130,423)
===========================================  ==============  ==================================================================
    Total loans, including loans held
     for sale                               $28,496,757     $24,192,840  $25,472,092   $21,063,698   $16,666,525   $13,966,053
===========================================  ==============  ==================================================================

Deposits                                    $23,978,515     $24,462,960  $23,344,006   $23,516,317   $20,729,204   $19,950,479
Annuities                                       868,438         855,503      799,178       713,383       571,428       433,767
Borrowings                                   15,873,476      13,724,132   11,147,389     6,653,241     4,563,052     3,626,292
Stockholders' equity(4)                       2,421,916       2,541,704    1,854,836     1,765,560     1,467,835     1,139,080
Stockholders' equity ratio                         5.54%           6.05%        4.95%         5.25%         5.30%         4.46%
Nonperforming assets as a percentage
  of total assets                                  0.74            0.81         1.12          1.55          2.03          1.68
Reserve for loan losses as a percentage of
  nonperforming loans                            108.33          110.04        87.22         72.74         54.58         45.60
Reserve for loan losses as a percentage of
  nonperforming assets                            72.53           69.42        58.52         46.91         31.98         30.37
Fully diluted book value per common share(4)     $19.61          $20.70       $15.33        $14.84        $12.78        $11.32
Number of common shares at end of period
  outstanding(4)                            117,456,773     117,107,107   113,140,169   110,876,251   109,351,928   100,669,322
Weighted average common shares(4)           117,327,806     115,363,724   111,664,374   110,753,774   103,446,289   96,786,054

----------------
     (1)  Extraordinary  items include the call of  subordinated  capital notes, resulting  in pretax  losses of $2.2  million and $3.1  million  during 1993 and
1992, and penalties for prepayment of FHLB advances,  resulting in pretax losses of $10.8 million and $3.6 million during 1993 and 1992.

     (2) Reflects earnings on preferred stock issued by New Capital, which was redeemed by the Company in December of 1996.

     (3)  As  computed  on  a  fully-diluted   basis,   including  common  stock
equivalents.  The  8,000,000  shares of common  stock  issued to the  Litigation
Escrow are reflected in earnings per share using the treasury  stock method.  At the  effective  date of the  Transaction,  there was no  dilutive  effect of the
8,000,000  Litigation Escrow Shares.  As a result,  stockholders'  equity,  book value per share,  common shares and weighted  average  shares  outstanding,  and primary and fully diluted earnings per share did not change. The reference price of the Common  Stock for  purposes of the  treasury  stock  method is $_____ per share.  The  Litigation  Escrow Shares  generally will be dilutive to the extent that the market price of the Common Stock exceeds the reference price.

     (4)  Dividends  include  only  amounts  paid  to  Washington  Mutual,  Inc.
shareholders without consideration of prior business combinations.


                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       POSITION AND RESULTS OF OPERATIONS

          The following discussion and analysis should be read in conjunction with the Supplemental Consolidated Financial Statements and Notes thereto presented elsewhere in this Prospectus.

General

         Washington Mutual is a regional financial services company committed to serving consumers and small to mid-sized businesses throughout the Western United States. The Company's banking subsidiaries accept deposits from the general public, make residential and consumer loans, and engage in certain commercial banking activities. Washington Mutual also underwrites and sells annuities, sells other insurance products, offers full service securities brokerage, and acts as the investment advisor to and the distributor of mutual funds.

          The Keystone Acquisition. In December 1996, Keystone Holdings merged with and into Washington Mutual and all of its subsidiaries, including ASB, became subsidiaries of the Company. ASB will remain as an operating subsidiary of the Company. The Transaction was accounted for as a pooling-of-interests. The financial information presented herein has been restated as if the respective companies had been combined for all periods presented. Accordingly, unless otherwise noted, all references to Washington Mutual or the Company refer to the combined entity including Keystone Holdings.

          The Company anticipates that it will consolidate certain head office functions and back office operations of ASB. The Company anticipates achieving cost savings from such consolidations of between $30 and $50 million (pretax) in 1998 depending upon the amount of growth in ASB's residential lending and other consumer banking activities and additional growth, if any, in the Company's California operations.

          Other Acquisition Activity. During the first half of 1993, Washington Mutual merged with Pioneer Savings Bank ("Pioneer") and acquired a substantial portion of the assets of Pacific First. As a result of acquiring Pacific First, the Company became substantially larger, with significant operations in Oregon as well as Washington. In 1994 and 1995, Washington Mutual continued to expand its operations through business combinations with other financial institutions with locations in Washington, Utah and Montana.

          During 1995, Washington Mutual took steps to diversify its operations into commercial banking. In August 1995, the Company acquired Enterprise and in January 1996, acquired Western, a commercial bank with branch operations throughout Oregon. Each of these transactions was accounted for as a pooling-of-interests. See "Business--Business Combinations."

         Recent Federal Legislation. On September 30, 1996, President Clinton signed legislation intended in part to recapitalize the SAIF and to reduce the gap between SAIF premiums and BIF premiums. The legislation provided for a special one-time assessment on SAIF-insured deposits that were held as of March 31, 1995, including certain deposits acquired after that date. The assessment was designed to bring the SAIF's reserve ratio to the legally required level of $1.25 for every $100 in insured deposits. Prior to this legislation, deposits of Washington Mutual subsidiaries insured through the SAIF were subject to regular FDIC assessments of 23 cents per $100 per year. Beginning in January 1997, deposits of well-capitalized institutions insured through the SAIF probably will be subject to regular FDIC assessments of 6.4 cents per $100 per year, while deposits of well-capitalized institutions insured through the BIF probably will be subject to regular FDIC assessments of 1.3 cents per $100 per year.

         Washington Mutual's special assessment on deposits held by WMB, ASB and WMBfsb resulted in a pretax charge of $124.2 million, which was taken in the quarter ended September 30, 1996. Based on current levels of deposits, Washington Mutual estimates that the reduction in the regular assessment on its SAIF deposits beginning in 1997 should result in annual savings of approximately $31 million.

Results of Operations

         Nine Months Ended September 30, 1996 Compared with Nine Months Ended September 30, 1995. Net income for the nine months ended September 30, 1996 was $202.2 million or $1.66 per fully diluted share compared with $201.6 million or $1.69 per fully diluted share for the nine months ended September 30, 1995. Net income was reduced by a pretax charge of $124.2 million representing the Company's portion of the one-time assessment paid by savings institutions and banks to recapitalize the SAIF. For the nine months ended September 30, 1996, the Company's return on average assets ("ROA") and return on average common stockholders' equity ("ROCE") were 0.63 percent and 10.69 percent, compared with
0.68 percent and 12.24 percent for the same period in 1995. Excluding the one-time nonrecurring SAIF assessment, net income, net income per fully diluted share, ROA and ROCE would have been $288.0 million, $2.39, 0.94 percent and 15.4 percent, respectively, for the nine months ended September 30, 1996.

                  Net Interest Income. The Company's net interest income of $883.4 million for the nine months ended September 30, 1996 was up from $720.6 million for the same period a year earlier. The 1996 increase reflected the effect of two primary factors. First, average interest earning assets of $40.7 billion for the nine months ended September 30, 1996 were up eight percent from the same period in 1995. Second, the net interest margin (which measures the Company's annualized net interest income as a percentage of average interest-earning assets) rose to 2.89 percent for the nine months ended September 30, 1996 from 2.55 percent for the same period in 1995.

         To a certain extent, the Company's net interest margin is affected by changes in the yield curve. Banks generally have better financial results in a steep yield curve environment. At September 30, 1996, the difference between the yield on a 3-month treasury bill and a 30-year bond was 187 basis points compared with only 119 basis points a year earlier. This increased differential helped increase the Company's net interest margin. Rising interest rates in the first nine months of 1995 had a negative impact on the margin due to the lag in repricing of the Company's ARMs, significantly its ARMs indexed to the cost of Funds Index of the Eleventh District Federal Home Loan Bank (San Francisco) ("COFI"). In the first nine months of 1996 short-term interest rates, the main contributor to COFI, declined slightly with the result that the repricing lag provided a slight benefit to the margin.

         The net interest spread rose to 2.76 percent for the nine months ended September 30, 1996 from 2.42 percent for the same period in 1995. (The net interest spread is the difference between the Company's yield on interest-earning assets and its cost of funds.) Although long-term interest rates were generally higher during 1996 when compared with 1995, the Company's combined yield on loans and investments rose only six basis points to 7.66 percent for the nine months ended September 30, 1996 compared with 7.60 percent for the same period in 1995. As part of a strategy initiated in late 1995 and continued in 1996 to restructure the Company's asset base, the Company purchased adjustable-rate assets while selling fixed-rate assets. See "--Interest Rate Risk Management." The disposition of these higher yielding fixed-rate assets and inclusion of more adjustable-rate assets partially offset the increased yields resulting from higher market interest rates. The decrease in market short-term interest rates during 1996 led to a decline in the Company's cost of funds to
4.90 percent for the nine months ended September 30, 1996, from 5.18 percent for the same period in 1995. In addition to the favorable interest rate environment, the Company's cost of funds was positively affected by a change in its deposit mix. Maturing time deposit accounts were replaced, in part, with lower interest-cost money market and checking accounts. An increase in market short-term interest rates would make it difficult to maintain the current levels for the net interest margin, net interest spread and net interest income.

     Other Income. Other income increased by 21 percent to $183.8 million for the nine months ended September 30, 1996 from $152.2 million for the same period in 1995.

         Other income consisted of the following:

                                                                                          Nine Months Ended September 30,
-------------------------------------------------------------------------------------- -----------------------------------
-------------------------------------------------------------------------------------- ------------------ ----------------
(dollars in thousands)                                                                             1996             1995
-------------------------------------------------------------------------------------- ------------------ ----------------
  Depositor fees                                                                               $ 76,309         $ 55,361
  Loan servicing fees                                                                            31,769           21,050
  Other service fees                                                                             38,640           36,685
  Other operating income                                                                         25,804           22,289
  Gain (loss) on sale of loans, inclusive of write-downs                                         15,223           (2,117)
  Gain (loss) on sale of other assets, inclusive of write-downs                                  (3,923)             726
  Loss on sale of covered assets                                                                      -          (37,399)
  Effect of FDIC assistance payment                                                                   -           55,630
-------------------------------------------------------------------------------------- ------------------ ----------------
    Total other income                                                                         $183,822         $152,225
====================================================================================== ================== ================


         Depositor fees increased 38 percent to $76.3 million for the nine months ended September 30, 1996 from $55.4 million during the same period in 1995. The increase was primarily the result of a revised fee structure on nonsufficient funds and overdraft fees combined with an aggressive marketing campaign that substantially increased the number of checking accounts. The growth in depositor fees has been tempered somewhat by an increase in the amount of transaction-related losses incurred by the Company resulting from the increased number of checking accounts. Transaction-related losses (included with other expenses) totaled $8.3 million for the nine months ended September 30, 1996, compared with $6.0 million for the same period in 1995. Management closely monitors the amount of losses incurred to assure the profitability of its deposit products.

         Loan servicing fees were $31.8 million for the nine months ended September 30, 1996, a 51 percent increase from $21.1 million during the same period in 1995. The average balance of loans serviced for others for the nine months ended September 30, 1996 increased 47 percent from the same period in 1995. Also contributing to the 1996 increase was $1.3 million of additional loan servicing fees booked in September 1996 resulting from a change related to the loan servicing system. Loans serviced for others totaled $23.9 billion at September 30, 1996.

         Loan servicing fees consisted of the following:

                                                                                       Nine Months Ended September 30,
------------------------------------------------------------------------------- ------------------------------------------
------------------------------------------------------------------------------- ---------------------- -------------------
(dollars in thousands)                                                                    1996                  1995
------------------------------------------------------------------------------- ---------------------- -------------------
Loan servicing income                                                                  $ 54,851              $ 37,670
Amortization of mortgage servicing rights                                               (23,082)              (16,620)
------------------------------------------------------------------------------- ---------------------- -------------------
  Loan servicing fees                                                                  $ 31,769              $ 21,050
=============================================================================== ====================== ===================


         Other service fees, principally generated by the Company's nonbanking subsidiaries, were $38.6 million for the nine months ended September 30, 1996 compared with $36.7 million for the same period in 1995.

         Gains on the sale of loans were $15.2 million for the nine months ended September 30, 1996 compared with a loss of $2.1 million for the same period in 1995. The gains in the 1996 period resulted from the sale of fixed-rate loans as part of the Company's program of selling fixed-rate loan production with the objective of reducing the effect of future movements in interest rates.

         In addition, on January 1, 1996, WMB and WMBfsb adopted Statement of Accounting Standards ("SFAS") No. 122, Accounting for Mortgage Servicing Rights, which was adopted by ASB on January 1, 1995. The statement eliminates the distinction between servicing rights that are purchased and those that are retained upon the sale or securitization of loans. The statement requires mortgage servicers to record the servicing rights on loans as separate assets, no matter what their origin. Banks that sell or securitize loans and retain the servicing rights are required to allocate the total cost of the loans between servicing rights and principal balance.

         During the first nine months of 1996, the Company capitalized $26.5 million of mortgage servicing rights as a result of SFAS No. 122. Capitalizing the mortgage servicing rights on loans originated for sale effectively reduces the Company's cost basis in the loans and leads to higher gains on sale. As a result, gains on the sale of loans were $13.9 million more for the nine months ended September 30, 1996 than would have been recognized under prior accounting policies.

         Mortgage servicing rights, net of amortization and the valuation allowance were as follows:

                                                                                           Nine Months Ended September 30,
--------------------------------------------------------------------------------------- -----------------------------------
--------------------------------------------------------------------------------------- -------------------- --------------
(dollars in thousands)                                                                              1996           1995
--------------------------------------------------------------------------------------- -------------------- --------------
Balance, beginning of period                                                                     $104,495      $  70,911
  Additions                                                                                        57,602         50,614
  Amortization                                                                                    (23,082)       (16,620)
  Valuation allowance                                                                                (530)          (700)
======================================================================================= ==================== ==============
Balance, end of period                                                                           $138,485       $104,205
======================================================================================= ==================== ==============


         The Company records its valuation allowance for mortgage servicing rights as an offset against gains on the sale of loans.

         Losses on the sale of other assets were $3.9 million for the nine months ended September 30, 1996 compared with gains of $726,000 for the same period in 1995. The net loss in the first nine months of 1996 consisted primarily of securities transaction losses of $7.9 million partially offset by the recognition of a $4.1 million previously deferred gain on the March 1995 sale of Mutual Travel, Inc. ("Mutual Travel"), the Company's travel agency subsidiary. The losses on the sale of securities during 1996 were incurred in connection with the Company's strategy to reduce its exposure to movements in interest rates. See "--Net Interest Income" and "--Interest Rate Risk Management."

         A sale of "covered assets" occurred during the nine months ended September 30, 1995. "Covered assets" is a term used to refer to certain assets as to which ASB was entitled to government assistance as part of the 1988 Acquisition. See "--For the Three Years Ended December 31, 1995--Other Income." There was no comparable transaction in 1996.

                  Other Expense. Other expense for the nine months ended September 30, 1996 totaled $684.5 million (inclusive of the one-time SAIF recapitalization assessment of $124.2 million) compared with $525.0 million during the same period in 1995. The efficiency ratio, one commonly accepted measure of a bank's operating efficiency, is the ratio of its operating expenses to revenues (net interest income and other income). The Company's efficiency ratio, excluding the nonrecurring SAIF recapitalization assessment, was 52.5 percent for the nine months ended September 30, 1996 compared with 60.2 percent for the same period in 1995. The effect of increases in other expense during the first nine months of 1996 (exclusive of the SAIF recapitalization assessment) was offset by substantial increases in net interest income and other income for the same period.

         Other expense consisted of the following:

                                                                                          Nine Months Ended September 30,
--------------------------------------------------------------------------------------- ----------------------------------
--------------------------------------------------------------------------------------- -------------------- -------------
(dollars in thousands)                                                                                1996          1995
--------------------------------------------------------------------------------------- -------------------- -------------
  Salaries and employee benefits                                                                  $250,106       $233,785
  Occupancy and equipment                                                                           88,592         82,665
  Regulatory assessments                                                                            36,533         41,124
  SAIF recapitalization assessment                                                                 124,193              -
  Data processing fees                                                                              28,766         24,527
  Other operating expense                                                                          127,062        113,623
  Amortization of goodwill and other intangible assets                                              20,881         21,337
  Real estate owned operations, inclusive of write-downs                                             8,409          7,963
======================================================================================= ==================== =============
    Total other expense                                                                           $684,542       $525,024
======================================================================================= ==================== =============


         Salaries and employee benefits increased to $250.1 million for the nine months ended September 30, 1996 from $233.8 million for the same period in 1995 due primarily to increases in staffing levels in commercial banking, financial centers and loan administration. Full-time equivalent employees were 8,214 at September 30, 1996, up from 7,854 at September 30, 1995. The increase in full-time equivalent employees was moderated by the sale of the Company's item processing operation and outsourcing in the information systems and property management departments during 1996.

         Occupancy and equipment expense increased to $88.6 million for the nine months ended September 30, 1996 compared with $82.7 million for the same period in 1995. This increase was primarily due to the growth in the number of financial centers, an expansion of head office facilities and technology upgrades.

         Regulatory assessments (excluding the SAIF recapitalization assessment) decreased to $36.5 million for the nine months ended September 30, 1996 compared with $41.1 million for the same period in 1995, reflecting a reduction in the assessment rate on the portion of the Company's deposits insured through the BIF.

         Other operating expense (including data processing fees) increased 12.8 percent to $155.8 million for the nine months ended September 30, 1996 compared with $138.2 million for the same period in 1995. Increases in 1996 were due in part to higher telecommunications expenses, professional fees associated with process reengineering projects and acquisition-related charges.

                  Taxation. The provision for income taxes was $97.3 million for the nine months ended September 30, 1996 compared to $77.9 million for the same period in 1995, representing an effective tax rate of 30 percent compared to a 27 percent effective tax rate for the same period in the prior year. See "--For The Three Years Ended December 31, 1995-Taxation" for a discussion of the variance from normal corporate tax rates.

         The provision for payments in lieu of tax was $14.5 million compared with a benefit of $1.4 million for the same period in 1995. The change in payment in lieu of taxes was primarily a result of deductions taken in 1995 which were not taken for the same period in 1996. See "Business-Tax Related Agreements-Assistance Agreement."

         In August 1996, Keystone Holdings amended prior year returns to reduce tax bad debt deductions and to make other amendments. As a result, the net operating loss carryforwards were reduced by approximately $756 million. In September 1996, ASB amended prior year state returns to reduce tax bad debt deductions. The result was to decrease state net operating loss carryforwards by approximately $545 million. The decrease in the gross deferred tax asset as a result of the amendments which reduced the federal and state net operating loss carryforwards was offset by an equal decrease in the valuation allowance to the deferred tax asset.

         For the Three Years Ended December 31, 1995. Washington Mutual's 1995 net income of $289.9 million increased from $240.3 million in 1994 and $267.3 million in 1993. Fully diluted earnings per share were $2.42 in 1995, compared with $2.06 in 1994 and $2.36 in 1993. Washington Mutual's ROA for 1995 equaled
0.73 percent, up from 0.69 percent in 1994 and down from 0.84 percent in 1993. Its ROCE for 1995 was 13.73 percent up from 12.95 percent in 1994 and down from
16.78 percent in 1993. During 1993, Washington Mutual operated in a highly favorable interest rate environment. However, an increase of approximately 250 basis points in short-term market interest rates in 1994 led to a compression of the net interest margin and a corresponding pressure on net interest income in 1994 and 1995. Certain short-term interest rates decreased 25 basis points in mid-1995 and again in December 1995, resulting in an improved operating environment for the Company over 1994.

                  Net Interest Income. Net interest income of $992.7 million for 1995 was up from $960.1 million in 1994, which in turn was 3 percent lower than the $986.7 million earned during 1993. The growth in net interest income in 1995 was due primarily to an increase in average interest-earning assets. Although average interest-earning assets were up 14 percent during 1995, a decline in the net interest margin limited the increase in net interest income. A significant portion of the Company's ARMS are indexed to COFI. In both 1995 and 1994 net interest margin was negatively affected by the lag between COFI and changes in the repricing of the Company's interest-bearing liabilities.

         The increase in market interest rates during 1994 had a negative effect on the net interest margin during much of 1995. The net interest margin for 1995 of 2.62 percent declined from 2.90 percent in 1994 and 3.31 percent in 1993. See "--Interest Rate Risk Management." and "Supplemental Consolidated Financial Statements--Note 18: Interest Rate Risk Management."

         The low level of market interest rates during 1993 resulted in a significant portion of the Company's loans being refinanced and mortgage-backed securities being prepaid, as borrowers sought to lower their interest rates. The result was a decline in the yield on interest-earning assets to 6.93 percent in 1994 from 7.37 percent in 1993. In general, the costs of deposits and borrowings were also lower in 1994 as compared with 1993. However, due to an increase in the level and cost of certain borrowings, the Company's overall cost of funds of
4.11 percent during 1994 was virtually unchanged from 4.12 percent during 1993. The full effect of the rise in short-term rates that began in late 1994 was felt in 1995 (mitigated somewhat by a subsequent lowering of short-term rates mid-year) increasing the cost of funds during 1995 to 5.17 percent. The yield on interest-earning assets during 1995 increased to only 7.70 percent because long-term interest rates did not increase as much as short-term rates. The Company also was not in a position to take full advantage of the increase in long-term interest rates because a sizable portion of its earning assets were fixed rate. The net interest spread declined to 2.53 percent for 1995 from 2.82 percent in 1994 and 3.25 percent in 1993.

         The following table sets forth information regarding the Company's consolidated average statements of financial condition, together with the total dollar amounts of interest income and expense and the weighted average interest rates for the periods presented.

                                                   Year Ended December 31, 1995               Year Ended December 31, 1994
-----------------------------------------   -------------------------------------------  ---------------------------------------
                                                                            Interest                                 Interest
                                                Average                      Income          Average                  Income
(dollars in thousands)                         Balance(1)         Rate     or Expense       Balance(2)     Rate     or Expense
                                                        -
-----------------------------------------   -------------------------------------------  ---------------------------------------
Assets
Investments                                      $11,260,051         7.06%  $  795,444       $ 8,790,748      5.64%  $  495,556
New West Note(3)                                     723,800        8.13        58,841         2,346,753      6.01      141,039
Loans(4)                                          25,877,673        7.97     2,061,801        21,987,836      7.54    1,658,818
-----------------------------------------   -------------------------------------------  ---------------------------------------
    Total interest-earning assets                 37,861,524        7.70     2,916,086        33,125,337      6.93    2,295,413
  Other assets                                     1,841,038          --            --         1,744,338        --           --
=========================================   ===========================================  =======================================
Total assets                                     $39,702,562          --            --       $34,869,675        --           --
=========================================   ===========================================  =======================================
Liabilities
Deposits:
  Checking accounts                              $ 2,389,793        1.20        28,672       $ 2,424,250      1.22       29,530
  Savings and money market accounts                6,648,539        3.94       261,958         6,107,997      2.74      167,091
  Time deposits                                   15,242,445        5.54       844,188        14,557,602      4.51      656,045
-----------------------------------------   -------------------------------------------  ---------------------------------------
                                                  24,280,777        4.67     1,134,818        23,089,849      3.69      852,666
Borrowings:
  Annuities                                          801,129        5.58        44,716           734,969      4.51       33,143
  Federal funds purchased                            305,468        5.30        16,188                --        --           --
  Securities sold under agreements
     to repurchase                                 7,749,929        6.23       482,698         4,318,592      4.69      202,677
  Advances from the FHLB                           3,482,200        5.81       202,422         3,966,494      5.38      213,259
  Other interest-bearing liabilities                 558,320        7.63        42,594           396,586      8.48       33,613
-----------------------------------------   -------------------------------------------  ---------------------------------------
                                                  12,897,046        6.11       788,618         9,416,641      5.13      482,692
-----------------------------------------   -------------------------------------------  ---------------------------------------
  Total interest-bearing liabilities              37,177,823        5.17     1,923,436        32,506,490      4.11    1,335,358
Other liabilities                                    367,702          --            --           465,792         --          --
-----------------------------------------   -------------------------------------------  ---------------------------------------
  Total liabilities                               37,545,525          --            --        32,972,282         --          --
Stockholders' equity                               2,157,037          --            --         1,897,393         --          --
-----------------------------------------   -------------------------------------------  ---------------------------------------
  Total  liabilities  and
stockholders' equity                             $39,702,562          --            --       $34,869,675         --          --
=========================================   ===========================================  =======================================
Net interest spread and income                                       2.53% $   992,650                         2.82% $  960,055
=========================================   ===========================================  =======================================
Net interest margin                                                  2.62%                                     2.90%
-------------

     (1) Average balances were calculated on a monthly basis. Due to the relative consistency of the Company's asset and liability balances during 1995, the average balances calculated on a monthly basis approximate the average balances calculated on a daily basis and were representative of the Company's operations in 1995.

     (2)  Average   balances  were   calculated  on  a  daily  basis.

     (3) See  "Supplemental  Consolidated  Financial  Statements--  Note 8: Note
Receivable."

     (4)   Nonaccruing   loans  were   included  in  the  average  loan  amounts
outstanding.



                                              Year Ended December 31, 1993
                                          ------------------------------------
                                                                    Interest
                                             Average                 Income
                                            Balance(2)     Rate     or Expense

                                           ------------------------------------
Assets
Investments                                $ 5,955,132      6.35%   $  378,084
New West Note(3)                             3,894,221      6.19       241,014
Loans(4)                                    19,998,871      7.90     1,579,480
-----------------------------------------   ------------------------------------
    Total interest-earning assets           29,848,224      7.37     2,198,578
  Other assets                               1,732,053        --            --
=========================================   ===================================
Total assets                               $31,580,277        --            --
=========================================   ====================================
Liabilities
Deposits:
  Checking accounts                        $ 2,308,229      1.47        34,019
  Savings and money market accounts          6,174,860      2.82       174,437
  Time deposits                             14,600,232      4.52       659,722
-----------------------------------------   ------------------------------------
                                            23,083,321      3.76       868,178
Borrowings:
  Annuities                                    629,636      5.92        37,258
  Federal funds purchased                          --        --            --
  Securities sold under agreements
     to repurchase                           2,176,260      3.62        78,853
  Advances from the FHLB                     3,148,089      6.18       194,631
  Other interest-bearing liabilities           374,438      8.81        32,976
-----------------------------------------   ------------------------------------
                                             6,328,423      5.43       343,718
-----------------------------------------   ------------------------------------
  Total interest-bearing liabilities        29,411,744      4.12     1,211,896
Other liabilities                              492,556         --          --
-----------------------------------------   ------------------------------------
  Total liabilities                          29,904,300        --          --
Stockholders' equity                          1,675,977        --          --
-----------------------------------------   ------------------------------------
  Total  liabilities  and
stockholders' equity                        $31,580,277        --          --
=========================================  ====================================
Net interest spread and income                              3.25%   $  986,682
=========================================   ====================================
Net interest margin                                         3.31%
-------------

     (1)  Average  balances  were  calculated  on a  monthly  basis.  Due to the relative  consistency of the Company's asset and liability balances during 1995, the average  balances  calculated  on a monthly  basis  approximate  the average balances  calculated on a daily basis and were  representative  of the Company's operations in 1995.
     (2) Average balances were calculated on a daily basis.
     (3) See  "Supplemental  Consolidated  Financial  Statements--  Note 8: Note
Receivable."
     (4)   Nonaccruing   loans  were   included  in  the  average  loan  amounts
outstanding.

         The following table presents certain information regarding changes in interest income and interest expense of the Company during the periods indicated. The dollar amounts of interest income and interest expense fluctuate depending upon the changes in the respective interest rates and upon changes in the respective amounts (volume) of the Company's interest-earning assets and interest-bearing liabilities. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to: (i) changes in volume and (ii) changes in rate.

                                                        1995 vs. 1994                               1994 vs. 1993
------------------------------------      ------------------------------------------   -----------------------------------------
                                           Increase (decrease)                         Increase (decrease)
                                           due to                           Total      due to                            Total
(dollars in thousands)                     Volume(1)           Rate         Change      Volume(2)           Rate         Change
------------------------------------      ------------------------------------------   -----------------------------------------
Interest income
  Investments                              $139,201        $160,687       $299,888      $180,030        $(62,558)      $117,472
  Notes receivable                          (97,539)         15,341        (82,198)      (95,773)         (4,202)       (99,975)
  Loans(3)                                  293,459         109,524        402,983       157,085         (77,747)        79,338
------------------------------------      ------------------------------------------   -----------------------------------------
  Total interest income                     335,121        285,552        620,673       241,342        (144,507)        96,835

Interest Expense
  Deposits:
  Checking accounts                            (420)           (438)          (858)        1,710          (6,199)        (4,489)
  Savings and
    money market accounts                    14,787          80,080         94,867        (1,889)          5,457)        (7,346)
  Time deposits                              30,863         157,280        188,143        (1,926)         (1,751)        (3,677)
------------------------------------      ------------------------------------------   -----------------------------------------
  Total deposit expense                      45,230         236,922        282,152        (2,105)        (13,407)       (15,512)

  Borrowings:
    Annuities                                 2,983           8,590         11,573         6,233         (10,348)        (4,115)
    Federal funds purchased                  16,188              --         16,188            --              --             --
    Securities      sold      under
agreements
      to repurchase                         161,037         118,984        280,021        77,623          46,201        123,824
    Advances from the FHLB                  (26,038)         15,201        (10,837)       50,598         (31,970)        18,628
    Other                                    13,708          (4,727)         8,981         1,951          (1,314)           637
------------------------------------      ------------------------------------------   -----------------------------------------
  Total borrowing expense                   167,878         138,048        305,926       136,405           2,569        138,974
------------------------------------      ------------------------------------------   -----------------------------------------
  Total interest expense                    213,108         374,970        588,078       134,300         (10,838)       123,462
------------------------------------      ------------------------------------------   -----------------------------------------
Net interest income                        $122,013        $(89,418)      $ 32,595      $107,042       $(133,669)      $(26,627)
====================================      ==========================================   =========================================
--------

(1) Average balances in 1995 were calculated on a monthly basis. Due to the relative consistency of the Company's asset and liability balances during 1995, the average balances calculated on a monthly basis approximate the average balances calculated on a daily basis and were representative of the Company's operations in 1995.
(2)  Average balances were calculated on a daily basis.
(3)  Nonaccruing loans were included in the average loan amounts outstanding.


                  Other Income. Other income was $208.3 million in 1995, down from $220.8 million in 1994 and $246.6 million in 1993. Other income has declined in each of the years presented, primarily due to one-time gains that were recorded in 1993 and to a lesser extent in 1994. Other income in 1993 included $52.1 million in gain on the sales of loans and other assets. The significant level of gain on sales of assets during 1993 largely resulted from asset restructurings to accommodate the acquisition of Pacific First. In addition, loans were sold during 1993 to take advantage of loan origination volume fueled by home loan refinancing and a declining interest rate environment which enabled the Company to sell these loans at a gain.

         Other income consisted of the following:

                                                                                           Year Ended December 31,
------------------------------------------------------------------- -------------------- --------------------- ------------------
(dollars in thousands)                                                            1995                  1994               1993
------------------------------------------------------------------- -------------------- --------------------- ------------------
  Depositor fees                                                              $ 79,017              $ 45,255           $ 39,872
  Loan servicing fees                                                           29,315                23,247             20,569
  Other service fees                                                            49,679                65,248             71,921
  Other operating income                                                        31,035                39,630             39,082
  Gain on sale of loans, inclusive of write-downs                                1,717                23,488             25,266
  Gain (loss) on sale of other assets, inclusive of write-downs                   (655)               23,926             26,866
  Loss on sale of covered assets                                               (37,399)                    -                  -
  Effect of FDIC assistance payment                                             55,630                     -             23,000
=================================================================== ==================== ===================== ==================
    Total other income                                                        $208,339              $220,794           $246,576
=================================================================== ==================== ===================== ==================

         Depositor fees of $79.0 million in 1995 increased substantially from fees of $45.3 million in 1994 and $39.9 million in 1993. The increase in depositor fees reflected substantial account growth coupled with a revised fee structure for certain deposit services. The primary component of this growth was noninterest-bearing checking accounts, considered the core accounts of consumer banking. Checking accounts are an attractive means of providing low-cost deposits, producing added fee income and generating opportunities to sell the Company's other products and services.

          Loan servicing fees were $29.3 million in 1995, up from $23.2 million in 1994. The balance of mortgage servicing rights also increased during this period to $104.5 million at December 31, 1995 from $70.9 million a year earlier. This higher level of loan servicing fees recognized and capitalized servicing rights reflected an increase in the amount of loans serviced for others and the implementation of SFAS No. 122 in 1995 by ASB. The portfolio of loans serviced for others increased to $21.4 billion at December 31, 1995 from $15.3 billion at the end of 1994, as a result of the purchase of $4.2 billion loan servicing rights and the securitization and sale of residential loans. During 1994, the Company purchased the rights to service $3.9 billion of ARMs and sold servicing rights relating to $1.9 billion of its fixed-rate servicing portfolio.

          Loan servicing fees consisted of the following:

                                                                                         Year Ended December 31,
------------------------------------------------------------------- ------------------------- ------------------------ ------------
(dollars in thousands)                                                                1995                   1994            1993
------------------------------------------------------------------- ------------------------- ------------------------ ------------
Loan servicing income                                                             $ 53,155               $ 43,665        $ 47,652
Amortization of mortgage servicing rights                                          (23,840)               (20,418)        (27,083)
------------------------------------------------------------------- ------------------------- ------------------------ ------------
     Loan servicing fees                                                          $ 29,315               $ 23,247        $ 20,569
=================================================================== ========================= ======================== ============


          Mortgage servicing rights, net of amortization and the valuation allowance were as follows:

                                                                                                        Year Ended December 31,
------------------------------------------------------------------------------------------------------ ------------- -------------
(dollars in thousands)                                                                                        1995          1994
------------------------------------------------------------------------------------------------------ ------------- -------------
Balance, beginning of year                                                                               $  70,911      $ 66,031
  Additions                                                                                                 58,306        38,385
  Sales                                                                                                         --       (13,087)
  Amortization                                                                                             (23,840)      (20,418)
  Valuation allowance                                                                                         (882)           --
------------------------------------------------------------------------------------------------------ ------------- -------------
Balance, end of year                                                                                      $104,495      $ 70,911
====================================================================================================== ============= =============

         The principal components of other service fees consist of service fees generated by the Company's nonbanking subsidiaries. Nonbanking service fees totaled $24.8 million in 1995, down from $37.9 million in 1994 and $43.1 million in 1993, primarily due to declining sales of securities products and the March 1995 sale of Mutual Travel. Due to the drop in nonbanking service fees, other service fees in 1995 totaled $49.7 million, compared with $65.2 million in 1994 and $71.9 million in 1993.

         The gain on sale of loans, inclusive of write-downs on mortgage servicing rights, totaled $1.7 million in 1995, compared with $23.5 million in 1994 and $25.3 million in 1993. During 1994, a $25.0 million gain was realized on the sale of the Company's credit card portfolio with a book value of $151.9 million. Except as noted above, sales activity in 1995 and 1994 was minimal as Washington Mutual retained or securitized most of its loan production. During 1993, gains of $31.4 million were earned on a sales volume of $1.8 billion, but prepayment activity required a write-down of mortgage servicing rights of $6.3 million.

          During 1995, the net loss of $655,000 on the sale of other assets, inclusive of write-downs, was primarily due to an $8.4 million write-down recorded due to credit quality deterioration on certain mortgage-backed securities partially offset by gains generated through the disposition of fixed-rate mortgage-backed securities. Included in gains on the sale of other assets in 1994 of $23.9 million was the recognition of a $20.4 million gain on the sale of mortgage servicing rights related to the sale of $1.9 billion of loans serviced for others. Adjustments to Washington Mutual's balance sheet to accommodate the acquisition of Pacific First were responsible for approximately half of the $49.9 million in gains on the sale of other assets during 1993. During this restructuring, Washington Mutual primarily sold mortgage-backed securities to reduce the preacquisition size of its balance sheet. The balance of the 1993 gain included a $23.0 million gain resulting from a transaction among ASB, New West and their affiliates and the FDIC and the Resolution Trust Corporation (the "RTC"), which served to modify a number of the credit support and other arrangements that had been put in place at the time of the 1988 Acquisition.

          Other income for the year ended December 31, 1995 included $18.2 million, net, related to the sale of certain assets by ASB. These assets, single-family residential loans, were acquired by ASB in the 1988 Acquisition and were designated by relevant agreements as covered assets. The loss on the sale of the covered assets was offset by a payment received during the same year from the FRF representing compensation, under the terms of the 1988 Acquisition, for the remaining value of such covered assets computed in accordance with the 1988 Acquisition.

                   Other Expense. Total other expense of $700.5 million in 1995 increased slightly compared with $695.5 million in 1994 and $687.5 million in 1993. Between 1993 and 1994, WMB's expenses increased by $20.7 million due to increased operations and number of financial centers. Partially offsetting this increase were efficiency measures taken at ASB which reduced its operating expenses by $12.9 million. Washington Mutual's efficiency ratio was 58.3 percent for 1995 versus 58.9 percent for 1994 and 55.7 percent for 1993. The increase in the efficiency ratio from 1993 to 1994 was a result of a decrease in net interest income.

          Other expense consisted of the following:

                                                                                           Year Ended December 31,
------------------------------------------------------------------------- ----------------- --------------------- ----------------
(dollars in thousands)                                                                1995                  1994            1993
------------------------------------------------------------------------- ----------------- --------------------- ----------------
  Salaries and employee benefits                                                  $313,304              $315,424         $316,929
  Occupancy and equipment                                                          111,381               102,403          106,419
  Regulatory assessments                                                            54,909                54,887           52,444
  Data processing fees                                                              36,538                33,862           35,613
  Other operating expense                                                          145,394               146,463          132,178
  Amortization of goodwill and other intangible assets                              28,306                29,076           24,690
  Real estate owned operations, inclusive of write-downs                            10,682                13,402           19,246
========================================================================= ================= ===================== ================
    Total other expense                                                           $700,514              $695,517         $687,519
========================================================================= ================= ===================== ================

         At year-end 1995, the Company had full-time equivalent employees of 7,903, virtually unchanged from 7,915 at the end of 1994, and from 7,889 at the end of 1993.

         The increase in occupancy and equipment expense to $111.4 million in 1995 from $102.4 million in 1994 and $106.4 million in 1993 was primarily due to the growth in the number of financial centers, an expansion of head office facilities and technology upgrades. The decrease between 1993 and 1994 resulted from efficiency measures at ASB which more than offset general increases at the rest of the Company.

         Regulatory assessments totaled $54.9 million in both 1995 and 1994, compared with $52.4 million in 1993. Although total deposits outstanding increased in 1995, the increase in deposit balances was offset by a reduction in the premium rate for BIF-insured deposits. The expense increase in 1994 was primarily the result of the increase in total deposits outstanding.

         Other operating expense (including data processing fees) increased to $181.9 million in 1995 from $180.3 million (inclusive of a $5.0 million expense for a legal settlement) in 1994 and $167.8 million in 1993. See "--Nonbanking Subsidiary Operations." Other operating expenses tend to rise with the increased size of the Company.

         Goodwill and other intangible assets have resulted from business combinations accounted for as purchase transactions. Goodwill and other intangible assets are amortized using the straight-line method over the period that is expected to be benefited. The acquisition of Pacific First in the second quarter of 1993 was the most significant of such business combinations and resulted in the creation of $178.2 million in goodwill and other intangible assets to be amortized over 10 years. The amortization of goodwill and other intangible assets was $28.3 million in 1995, compared with $29.1 million in 1994 and $24.7 million in 1993.

         The reduction in expense from real estate owned ("REO") operations is generally attributable to a decline in the provision for REO losses, which were $10.5 million, $15.5 million and $26.9 million in 1995, 1994, and 1993, respectively. See "--Asset Quality--Provision for Loan Losses and Reserve for Loan Losses."

           Extraordinary Items. In 1993, Washington Mutual redeemed for cash all $40.0 million in principal of its 10.50 percent subordinated capital notes due March 15, 1999 for an after-tax charge of $1.6 million. Also during 1993, Washington Mutual prepaid advances from the Federal Home Loan Bank ("FHLB") of Seattle totaling $432.6 million for an after-tax charge of $7.4 million.

          Taxation. Income taxes include federal income taxes and applicable state income taxes. See "Business--Taxation."

         As a result of the Budget Act, which was signed into law on August 10, 1993, the corporate tax rate increased to 35 percent effective January 1, 1993. Washington Mutual was also required under the Budget Act to report certain securities and other assets at fair market value effective January 1, 1993. This rule, however, has not had a material impact on the income tax provision of the Company.

         In connection with the 1988 Acquisition, the Internal Revenue Service entered into a closing agreement (the "Closing Agreement") with respect to the federal income tax consequences of the 1988 Acquisition and certain aspects of the taxation of Keystone Holdings and certain of its affiliates. The Closing Agreement contains provisions that are intended to ensure that losses generated by New West would be available to offset income of ASB for federal income tax purposes. In connection with the 1988 Acquisition, Keystone Holdings and certain of its affiliates entered into a number of continuing agreements with the predecessor to the FRF, which agreements were designed, in part, to provide that over time 75 percent of most of the federal income tax savings and 19.5 percent of most of the California tax savings (in each case computed in accordance with specific provisions contained in the Assistance Agreement between Keystone
Holdings and the predecessors to the FRF (the "Assistance Agreement") in connection with the 1988 Acquisition would be paid by Keystone Holdings to New West for the benefit of the FRF. The provision for such payments is reflected in the financial statements as "payments in lieu of taxes." See "Business--Tax-Related Agreements--Assistance Agreement." Due to the above arrangements, the Company's effective tax rate (including payments in lieu of taxes) for the three years ended December 31, 1995 has ranged from approximately 28 percent to 30 percent compared to a normal corporate tax rate of 35 percent.

         In February 1992, the Financial Accounting Standards Board ("FASB") issued SFAS No. 109, Accounting for Income Taxes, that changed the accounting principle governing accounting for income taxes. The statement requires the use of the liability method in accounting for income taxes and eliminates on a prospective basis the former exception from the provision of deferred income taxes on thrift bad debt reserves. The change was implemented in 1992 for ASB and during the first quarter of 1993 for Washington Mutual (without regard to ASB). The change resulted in an after-tax cumulative positive adjustment to earnings of $60.0 million in 1992 and $13.4 million in 1993.

         Nonbanking Subsidiary Operations. For a description of the Company's principal nonbanking subsidiaries, see "Business--Washington Mutual's Operating Subsidiaries."

          Nonbanking subsidiary results of operations were as follows:

                                                                  Nine Months Ended
                                                                    September 30,                Year ended December 31,
                                                                -----------------------     ----------------------------------
-----------------------------------------------------------     -----------------------     ----------------------------------
(dollars in thousands)                                                 1996       1995             1995       1994       1993
-----------------------------------------------------------     -----------------------     ----------------------------------
WM Life Insurance Co.                                               $11,832    $10,912          $14,292    $12,482   $  9,900
ASB Financial Services, Inc.                                         10,027      7,850           10,599     11,245     14,089
Composite Research & Management Co.                                   2,516      2,095            2,967      2,854      2,539
Mortgage Securities Services Insurance Agency, Inc.                   1,438        441            1,100         --         --
Murphey Favre, Inc.                                                     561        442              437     (2,249)     4,334
Mutual Travel, Inc.                                                      --        229              229      1,178      1,266
Other                                                                 4,478       (654)            (644)       (23)        39
-----------------------------------------------------------     -----------------------     ----------------------------------
Net income before amortization of goodwill and other
  intangible assets, elimination of intercompany
  transactions, and income taxes                                     30,852     21,315           28,980     25,487     32,167
Amortization of goodwill and other intangible assets                    105        749              932      1,501      1,874
-----------------------------------------------------------     -----------------------     ----------------------------------
Net income before elimination of intercompany
  transactions and income taxes                                     $30,747    $20,566          $28,048    $23,986    $30,293
===========================================================     =======================     ==================================

         Nine Months Ended September 30, 1996 Compared With Nine Months
Ended September 30, 1995. Operating income (net income before amortization of goodwill and other intangible assets, elimination of intercompany transactions and income taxes) for the nine months ended September 30, 1996 was $30.9 million compared with $21.3 million for the same period in 1995.

         WM Life improved its pretax operating income to $11.8 million for the first nine months of 1996, from $10.9 million in the same period of 1995. Most of the increase in WM Life pretax operating income was due to higher net interest income resulting from growth in net interest-earning assets.

         ASB Financial had pretax operating income of $10.0 million for the nine months ended September 30, 1996, an increase of 27 percent compared with $7.9 million for the same period last year, primarily as a result of greater securities sales.

     Composite Research's pretax operating income improved slightly to $2.5 million during for the first nine months of 1996 from $2.1 million during the same period in 1995. At September 30, 1996, Composite Research's assets under management totaled $1.3 billion.

     Pretax operating income for MSS for the nine months ended September 30, 1996 totaled $1.4 million compared with $441,000 for the same period in 1995. MSS began operations in 1995.

     Murphey Favre posted pretax operating income of $561,000 for the first nine months of 1996 compared with $442,000 during the same period in 1995. During 1996, Murphey Favre recorded a $1.7 million charge resulting from a legal settlement with residents of Montana related to the sale by Murphey Favre between 1987 and 1990 of bonds issued by Homestead Savings of Millbrae, California.

     The results of operations during the first nine months of 1996 for other nonbanking subsidiaries included the recognition of a previously deferred gain of $4.1 million on the 1995 sale of Mutual Travel.

     For the Three Years Ended December 31, 1995. Operating income was $29.0 million in 1995, compared with $25.5 million in 1994 and $32.2 million in 1993.

     WM Life improved its operating performance, posting pretax operating income of $14.3 million in 1995, up from $12.5 million in 1994 and $9.9 million in 1993. Contributing to the improvement in earnings were strong sales of annuities. However, annuities outstanding at year-end 1995 were up only seven percent to $855.5 million, from $799.2 million at the end of 1994 due to a high level of surrenders of annuity contracts. Annuities outstanding at the end of 1994 were up 12 percent from $713.4 million at the end of 1993.

     Higher sales commissions and salaries expense, related to higher securities commission revenues resulted in a decrease in pretax operating income at ASB Financial in 1995 from $11.2 million in 1994 to $10.6 million in 1995. 1994 pretax operating income was reduced from the 1993 levels of $14.1 million primarily as a result of declining securities commission revenue.

         Composite Research's financial performance has remained steady during the past three years, with pretax operating income rising slightly to $3.0 million in 1995 from $2.9 million in 1994 and $2.5 million in 1993. Assets of the Composite Group of mutual funds, managed by Composite Research, were $1.3 billion at December 31, 1995, $1.1 billion at year-end 1994 and $1.3 billion at December 31, 1993. Although there has been a net outflow of investor funds, the differences in asset balances are primarily due to fluctuations in market valuation of the mutual fund assets.

         In 1995, its first year of operations, pretax operating income for MSS totaled $1.1 million.

          Lower sales reduced pretax operating income for Murphey Favre to $437,000 in 1995. The pretax net loss of $2.2 million in 1994 resulted primarily from the $5.0 million expense of a legal settlement related to the sale by Murphey Favre between 1987 and 1990 of bonds issued by Homestead Savings of Millbrae, California. Murphey Favre earned $4.3 million on a pretax basis during 1993.

          The 1994 pretax operating income of Mutual Travel was $1.2 million, compared with $1.3 million in 1993. In March 1995, Washington Mutual sold Mutual Travel to a company whose principal shareholders were Mutual Travel's management team. The sales price resulted in a pretax gain of $4.1 million, which was recognized in 1996.


Review of Financial Position

     Assets. At September 30, 1996, the Company's assets were $43.7 billion, up four percent from $42.0 billion at December 31, 1995. During 1995, total assets grew $4.5 billion to end the year at $42.0 billion. At December 31, 1994, total assets were $37.5 billion, an increase of $3.9 billion from December 31, 1993. Most of the growth during 1994, 1995 and 1996 has come from retaining originated loans (either as part of the loan portfolio or as securitized mortgage-backed securities).

         Investment Activities. Washington Mutual's investment portfolio at September 30, 1996 was carried at $13.1 billion, a 15 percent decrease from the December 31, 1995 balance of $15.4 billion. During the first nine months of 1996, the Company continued the restructuring of its investment portfolio by selling fixed-rate securities and replacing them with adjustable-rate securities. This portfolio restructuring was intended to reduce Washington Mutual's sensitivity to changes in market interest rates. As noted above, however, the portfolio restructuring also contributed to a decline in the yield on interest-earning investment securities. See "--Net Interest Income."

         At September 30, 1996, the Company's investment portfolio included $10.1 billion in available-for-sale securities, $3.0 billion in held-to-maturity securities (with a fair value of $3.0 billion), and $2.2 million in trading account securities. Mortgage-backed securities constituted $11.6 billion or 89 percent of the total investment portfolio.

         The Company's investment portfolio increased 77 percent to $15.4 billion at December 31, 1995 from $8.7 billion a year earlier. In 1995, the Company securitized and retained $6.6 billion of loans. Also in 1995, as in 1994, Washington Mutual leveraged its capital through purchases of investment securities. These purchases were funded mostly through borrowings. By leveraging the balance sheet through the use of these wholesale activities, Washington Mutual generated additional net interest income.

         At December 31, 1995, the Company's investment portfolio included $12.2 billion in available-for-sale securities, $3.2 billion in held-to-maturity securities (with a fair value of $3.3 billion), and $238,000 in trading account securities. During 1995, the FASB issued a report entitled A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities, Questions and Answers that allowed companies a one-time reassessment and related reclassification from the held-to-maturity category to the available-for-sale category without adverse accounting consequences for the remainder of the portfolio. Pursuant to the FASB report, Washington Mutual reclassified $4.9 billion of its held-to-maturity securities into the available-for-sale category on December 1, 1995. Of the securities transferred, over half were fixed-rate securities. During 1994, there were no transfers between the available-for-sale and held-to-maturity portfolios, nor were there any sales from the held-to-maturity portfolio. See "Business--Interest Rate Risk Management."

     Loans. Total loans outstanding (including loans held for sale) at September 30, 1996 were $28.5 billion, up from $24.2 billion at December 30, 1995 and $25.2 billion at year-end 1994. Changes in the loan balances are primarily driven by originations of new loans, prepayments of existing loans, scheduled repayments of principal, and loan securitizations.

         Loans originated by product line consisted of the following:

                                                        Nine Months Ended
                                                          September 30,                         Year Ended December 31,
   --------------------------------------------- --------------------------------- -----------------------------------------------
   (dollars in thousands)                                  1996          1995               1995            1994            1993
   --------------------------------------------- --------------------------------- -----------------------------------------------
   Real estate:
       Residential (1-4 family units):
         Fixed rate                                  $2,772,973    $1,363,634         $2,365,603      $1,040,035        $3,972,550
         Adjustable-rate                              4,557,338     3,233,001          4,455,740       5,288,231         3,173,748
       Residential construction                         973,432       674,208            935,827       1,034,176           847,217
       Apartment buildings                              352,811       245,495            348,942         618,201           674,672
       Other commercial real estate                     183,416       115,701            166,987         136,749           164,435
   --------------------------------------------- --------------------------------- ------------------------------------------------
      Total real estate loans                         8,839,970     5,632,039          8,273,099       8,117,392         8,832,622
   Consumer:
      Second mortgage and other consumer                689,425       539,318            722,871         776,176           768,666
      Manufactured housing                              251,678       207,047            274,115         277,358           210,819
   --------------------------------------------- --------------------------------- ------------------------------------------------
      Total consumer loans                              941,103       746,365            996,986       1,053,534           979,485
      Commercial business loans                         258,634       119,784            167,830         128,539           103,722
   --------------------------------------------- --------------------------------- ------------------------------------------------
      Total loans originated                        $10,039,707    $6,498,188         $9,437,915      $9,299,465        $9,915,829
   ============================================= ================================= ================================================
   Residential refinances to
     total residential originations                      40.83%          38.09%             42.14%          48.31%          76.68%


          In  1993  and  early  1994,   the  Company's   originations   included
significant refinancing activity that was generated by low market interest rates. Higher interest rates in 1994 curtailed refinancing activity for the year and resulted in an increase in residential adjustable-rate originations compared to residential fixed-rate originations. As a consequence of higher interest rates, total lending volumes in 1994 were below those in 1993. Refinancings increased again during the second half of 1995 as market interest rates declined. The decline in apartment building originations from 1994 to 1995 was due to a management decision at ASB to reduce lending volumes in that product line.

         Deposits. Total deposits decreased to $24.0 billion at September 30, 1996 from $24.5 billion at December 31, 1995. Time deposits at WMB were allowed to run off because it chose not to be as aggressive in the repricing of time deposits. Partially offsetting the $795.8 million decline in time deposits were increases in the level of money market and checking accounts. Both of these products have the benefit of lower interest costs. Total deposits increased to $24.5 billion at December 31, 1995, from $23.3 billion at December 31, 1994.

         While the vast majority of deposits are retail in nature, the Company does engage in certain wholesale activities -- primarily accepting time deposits from political subdivisions and public agencies. The Company considers wholesale deposits to be an alternative borrowing source rather than a customer relationship and, as such, their levels are determined by management's decisions as to the most economic funding sources.

         The following table sets forth information relating to deposit flows, total deposits and the weighted average interest rate on deposit accounts for the periods indicated:

                                                     Nine Months Ended
                                                       September 30,                              Year Ended December 31,
   -----------------------------------------  ---------------------------------   ------------------------------------------------
   (dollars in thousands)                             1996             1995                 1995            1994            1993
   -----------------------------------------  ---------------------------------   ------------------------------------------------
   Decrease due to deposit outflow            $ (1,283,490)       $(592,633)      $     (432,942)    $(1,236,514)    $(1,912,765)
   Increase due to acquired deposits                     -          417,078              417,078         211,537       3,831,700
   Increase due to interest credited               799,045          842,413            1,134,818         852,666         868,178
   -----------------------------------------  ---------------------------------   ------------------------------------------------
     Increase (decrease) in total deposits    $   (484,445)       $ 666,858       $    1,118,954     $  (172,311)    $ 2,787,113
   =========================================  =================================   ================================================
   Total deposits at end of period             $23,978,515      $24,010,864          $24,462,960     $23,344,006     $23,516,317
   Weighted average rate for the period               4.43%            4.67%                4.69%            3.69%          3.76%


         Borrowings. Washington Mutual's borrowings primarily take the form of federal funds purchased, securities sold under agreements to repurchase and advances from the FHLB of Seattle and San Francisco. These borrowing sources totaled $1.0 billion, $8.6 billion and $5.5 billion, respectively, at September 30, 1996 compared with $433.4 million, $8.0 billion and $4.7 billion, respectively, at year-end 1995. At December 31, 1994, the Company had $6.6 billion of securities sold under agreements to repurchase, $4.1 billion of advances from the FHLB of Seattle and San Francisco and no federal funds purchased. See "Business--Borrowings."

Asset Quality

         Provision for Loan Losses and Reserve for Loan Losses.

                  Nine Months Ended September 30, 1996 Compared With Nine Months Ended September 30, 1995. The provision for loan losses is based upon management's estimate of the amount necessary to maintain adequate reserves for losses inherent in the Company's loan portfolio. The estimate of inherent losses is developed by considering a number of factors including matters pertinent to the underlying quality of the loan portfolio and management's policies, practices and intentions with respect to credit administration and asset management. The provision for loan losses for the nine months ended September 30, 1996 was $58.1 million which was substantially unchanged from $57.5 million for the same period in 1995, primarily reflecting the fact that the dollar amounts of nonperforming loans were substantially the same in both periods. The balance of the reserve for loan losses was $234.3 million at September 30, 1996, virtually unchanged from $235.3 million at December 31, 1995. Reserves charged off, net of recoveries, totaled $59.1 million for the nine months ended September 30, 1996 compared with $69.3 million for the same period in 1995.

         Changes in the reserve for loan losses were as follows:

                                                                                                 Nine Months Ended September 30,
--------------------------------------------------------------------------------------------- -----------------------------------
(dollars in thousands)                                                                                   1996                1995
--------------------------------------------------------------------------------------------- ---------------- -------------------
Balance, beginning of period                                                                         $235,275           $244,989
Provision for loan losses                                                                              58,138             57,540
Reserves added through business combinations                                                                -              5,372
Reserves charged-off:
  Residential                                                                                          (40,387)           (42,670)
  Residential construction                                                                                 (14)              (112)
  Commercial real estate                                                                               (17,636)           (26,163)
  Manufactured housing, second mortgage and other consumer                                              (6,583)            (5,906)
  Commercial business                                                                                     (296)              (283)
---------------------------------------------------------------------------------------------  ----------------   -----------------
                                                                                                       (64,916))          (75,134)
Reserves recovered:
  Residential                                                                                            3,323              1,763
  Residential construction                                                                                   -                 47
  Commercial real estate                                                                                 1,886              3,093
  Manufactured housing, second mortgage and other consumer                                                 580                715
  Commercial business                                                                                       55                255
---------------------------------------------------------------------------------------------- ----------------   ----------------
                                                                                                         5,844              5,873
---------------------------------------------------------------------- ------------------------ ---------------   ----------------
Balance, end of period                                                                                $234,341           $238,640
====================================================================== ======================== ==============    ================
Ratio  of  net  charge-offs   during  the  period  to  average  loans
  outstanding during the period                                                                         0.22%              0.27%
Reserve for loan losses as a percentage of:
    Nonperforming loans                                                                               108.33             119.89
    Nonperforming assets                                                                               72.53              71.68


         As part of the process of determining the adequacy of the reserve for loan losses, management reviews its loan portfolio for specific weaknesses. A portion of the reserve is then allocated to reflect the identified loss exposure. The September 30, 1996 analysis of residential construction, commercial real estate and commercial business loans resulted in an allocation of $23.5 million of the reserve. At December 31, 1995, the Company had allocated reserves of $16.6 million. The remaining reserve of $210.8 million at September 30, 1996 was unallocated and available for potential losses from any of the Company's loans.

         An analysis of the reserve for loan losses was as follows:


(dollars in thousands)                                                 September 30, 1996      December 31,  1995
------------------------------------------------------------------------------------------------------------------
 Allocated reserves:
  Commercial real estate                                                        $  21,682                 $16,488
  Residential construction                                                            193                     158
  Commercial business                                                               1,672                      --
------------------------------------------------------------------------------------------------------------------
                                                                                   23,547                  16,646
Unallocated reserves                                                              210,794                 218,629
------------------------------------------------------------------------------------------------------------------
    Total loan loss reserves                                                     $234,341                $235,275
==================================================================================================================


         A reserve for REO losses is maintained for any subsequent decline in the value of foreclosed property. The reserve for REO losses was $6.6 million at September 30, 1996, compared with $10.1 million at December 31, 1995. The level is based upon a routine review of the REO portfolio and the strength of national and local economies.

         The Company recorded an additional $125.0 million provision for loan losses at the Effective Date. An additional loan loss provision was provided principally because a number of Washington Mutual credit administration and asset management philosophies and procedures differed from those of ASB. Those differences consisted principally of the following: (i) Washington Mutual is more proactive in dealing with emerging credit problems and tends to prefer foreclosure actions to induce borrowers to correct defaults, whereas ASB was not as proactive and tended to prefer workouts in lieu of a more aggressive foreclosure stance; and (ii) ASB considered the risk characteristics of its portfolio of loans secured by apartment buildings of less than $1.0 million to be similar to its single-family residential portfolio; Washington Mutual, on the other hand, considers the risk characteristics of that portfolio to be more closely aligned with its commercial income property portfolio, which tends to have a higher incidence of loan losses than the single-family residential portfolio. Washington Mutual is conforming ASB's asset management practices, administration, philosophies and procedures to its own. The plan of realization of troubled loans differed between the companies and therefore resulted in different levels of loss reserves. The additional loan loss provision was to a lesser degree being provided because Washington Mutual believes that while there has been an increase in the value of residential real estate in certain California markets, a decline in collateral values for some portions of the California real estate market occurred in 1996. Management of the Company has individually reviewed ASB's large performing and nonperforming loans and performed a review of its other loan portfolios and is developing appropriate strategies for such credits. As a result, Washington Mutual expects that approximately one third of the additional $125.0 million provision will be allocated to loans in the commercial real estate loan portfolio. The remainder is attributed to ASB's apartment building loans with balances under $1.0 million and to various residential loan portfolios, for which specific reserve allocations will not be recorded.

                  For the Five Years Ended December 31, 1995. The provision for loan losses during 1995 was $75.0 million compared with $122.0 million in 1994 and $158.7 million in 1993. The 1995 provision reflected a decline in the level of nonperforming assets, particularly California residential and apartment building real estate loans. The 1994 provision reflected a significant decline in the levels of certain nonperforming assets, but was increased from levels otherwise indicated by $12.5 million related to losses resulting from the Northridge, California earthquake in January 1994

         The provision for loan losses of $158.7 million during 1993 was virtually unchanged from 1992's level of $158.5 million, but up significantly from $85.8 million during 1991. During 1991, California's general economic indicators, including employment, consumer confidence and the value of residential real estate, began to deteriorate. These trends continued through 1992 and 1993. In response to these trends, the Company increased its reserve for loan losses through the provision for loan losses during those years and tightened underwriting standards at ASB. Management believes that the stricter underwriting standards initiated at ASB in the latter part of 1991 and 1992 have helped to alleviate the level of loan delinquencies, despite the recessionary conditions that existed in California. The delinquency experience of loans originated by ASB subsequent to 1992 has been significantly less than that of those originated prior to 1992. Management believes that the high rate of delinquencies in prior years' originations can be attributed to a limited documentation program offered by ASB during 1989 and 1990 as well as the general decline in the value of residential real estate that resulted in the deterioration of many borrowers' equity. The loan loss provision in 1992 and 1993 was also affected by the increase in the size of the loan portfolio, and in 1993, caution about the quality of the loans acquired from Pacific First.

         Integral to determining the level of the provision for loan losses in any given year is an analysis of actual loss experience and plans for problem loan administration and resolution. Loan chargeoffs, net of recoveries for 1995, totaled $90.1 million. This was less than the level of net chargeoffs of $123.0 million in 1994, $139.3 million in 1993, and $114.7 million in 1992. The downward trend in residential delinquencies over the past two years resulted in reduced charge-offs and declines in the overall provision for loan losses during 1995. Charge-offs on loans secured by commercial real estate were relatively higher in 1995 than in prior years. Although charge-offs have increased, commercial real estate delinquencies as a percentage of the total commercial real estate loan portfolio have declined significantly, contributing to the lower overall provision for loan losses. At year-end 1992, commercial credits, which consisted primarily of high-yield bonds, declined to $14.0 million from $22.2 million at the end of the previous year. This decline was mostly due to $6.6 million in sales during the year. However, by the end of 1992, nonperforming assets in this portfolio had increased to $8.5 million from $360,000 one year earlier. This increase in nonperforming credits was anticipated by management and was considered in the 1991 analysis of the reserve for loan losses. During 1991, a major portion of net charge-offs were the result of losses on commercial credits. The Company's exposure to commercial credits has declined significantly in recent years.

          Changes in the reserve for loan losses were as follows:

                                                                                   Year Ended December 31,
------------------------------------------------------------ ------------- ------------ ------------- -------------- --------------
(dollars in thousands)                                              1995          1994         1993           1992          1991
------------------------------------------------------------ ------------- ------------ ------------- -------------- --------------

Balance, beginning of year                                        $244,989      $245,062     $179,612       $130,423      $ 94,523
Provision for loan losses                                           74,987       122,009      158,728        158,537        85,807
Reserves added through business combinations                         5,372           921       46,000          5,321           573
Reserves charged-off:
  Residential                                                      (57,147)      (89,637)     (93,799)       (77,815)      (14,074)
  Residential construction                                            (125)         (190)        (297)          (937)         (139)
  Commercial real estate                                           (33,149)      (26,835)     (26,967)       (19,377)       (7,624)
  Manufactured housing, second
    mortgage and other consumer                                     (6,888)      (10,544)     (16,964)       (17,017)      (13,055)
  Commercial business/credits                                         (813)       (2,065)      (3,065)        (1,321)      (18,544)
------------------------------------------------------------ ------------- ------------ ------------- -------------- --------------
                                                                   (98,122)     (129,271)    (141,092)      (116,467)      (53,436)
Reserves recovered:
  Residential                                                        2,393         2,522           45             17            36
  Residential construction                                              47             -            -              -           314
  Commercial real estate                                             4,426         2,186          889            571           598
  Manufactured housing, second
    mortgage and other consumer                                        701         1,117          768            313           315
  Commercial business/credits                                          482           443          112            897         1,693
------------------------------------------------------------ ------------- ------------ ------------- -------------- --------------
                                                                     8,049         6,268        1,814          1,798         2,956
============================================================ ============= ============= ============= =============  =============
 Balance, end of year                                             $235,275      $244,989     $245,062       $179,612      $130,423
============================================================ ============= ============ ============= ==============  =============
Net charge-offs as a percentage of average loans                      0.35%        0.56%         0.70%         0.69%          0.34%


         As part of the process of determining the adequacy of the reserve for loan losses, management reviews the loan portfolio for specific weaknesses. A portion of the reserve is then allocated to reflect the identified loss exposure. Residential real estate and consumer loans are not individually analyzed for impairment and loss exposure because of the significant number of loans and their relatively small individual balances. Residential construction, commercial real estate and commercial business loans with balances over $1.0 million were evaluated individually for impairment, which resulted in an allocation of $16.6 million of the reserve for loan losses at year-end 1995, compared with an allocation of $21.4 million a year earlier. Contributing to the decline was a reduction in the level of allocated reserves related to commercial real estate in California.

          Unallocated reserves are established for loss exposure that may exist in the remainder of the loan portfolio but has yet to be identified. In determining the adequacy of unallocated reserves, management considers changes in the size and composition of the loan portfolio, actual historical loan loss experience, and current and anticipated economic conditions.

          An analysis of the reserve for loan losses was as follows:

                                                                                        December 31,
-------------------------------------------------- --------------- ---------------- ----------------- --------------- -------------
(dollars in thousands)                                    1995            1994              1993               1992          1991
-------------------------------------------------- --------------- ---------------- ----------------- --------------- -------------
Allocated reserves:
  Commercial real estate                             $  16,488        $  20,025         $ 22,833          $  22,496    $    5,736
  Residential construction                                 158            1,327            1,503              1,219         1,901
  Commercial business/credits                                -                -            1,718              5,597        10,064
-------------------------------------------------- --------------- ---------------- ----------------- --------------- -------------
                                                        16,646           21,352           26,054             29,312        17,701
Unallocated reserves                                   218,629          223,637          219,008            150,300       112,722
-------------------------------------------------- --------------- ---------------- ----------------- --------------- -------------
  Total loan loss reserves                            $235,275         $244,989         $245,062           $179,612      $130,423
================================================== =============== ================ ================= =============== =============
  Total Reserve for loan losses as a percentage of:
    Nonperforming loans                                 110.04%           87.22%             72.74%          54.58%         45.60%
    Nonperforming assets                                 69.42            58.52            46.91             31.98          30.37



          Classified Assets. The following table sets forth the Company's classified assets, which consist of nonaccrual loans, loans under foreclosure, REO and performing loans (including substandard troubled debt restructurings) and securities that exhibit credit quality weaknesses. When and if loans sold on a recourse basis are nonperforming, they are included in nonaccrual loans. See "Supplemental Consolidated Financial Statements--Note 1: Summary of Significant Accounting Policies."

                                                                        September 30,                     December 31,
-------------------------------------------------------      --------------------------      ------------------- ------------------
(dollars in thousands)                                                           1996                    1995                 1994
-------------------------------------------------------      --------------------------      ------------------- ------------------
Nonaccrual loans and loans under foreclosure                                 $216,325                $213,802             $280,899
REO                                                                           106,748                 125,101              137,767
-------------------------------------------------------      --------------------------      ------------------- ------------------
  Total nonperforming assets                                                  323,073                 338,903              418,666
Troubled debt restructurings (classified as                                    87,239                  85,483               54,583
substandard)
Other classified assets                                                       133,257                 129,264              169,004
=======================================================      ==========================      =================== ==================
  Total classified assets                                                    $543,569                $553,650             $642,253
=======================================================      ==========================      =================== ==================


         Nonperforming assets decreased to 0.74 percent of total assets at September 30, 1996 or $323.1 million compared with $338.9 million or 0.81 percent of total assets at December 31, 1995. Nonperforming assets decreased 19 percent to $338.9 million at the end of the 1995 from $418.7 million at the end of 1994. At September 30, 1996, nonperforming assets in California accounted for 71 percent of total nonperforming assets, down from 75 percent and 83 percent at the end of 1995 and 1994. The decline in residential nonperforming loans from 1993 through 1995 is largely a result of a tightening of underwriting standards at ASB beginning in mid-1991. Declining market rents and occupancy rates in certain areas of Los Angeles that were negatively affected by the economic environment during the three years ended December 31, 1995, as well as the Los Angeles riots in 1992 and the Northridge earthquake in January 1994, contributed to higher charge-offs in the apartment loan portfolio in 1994 and 1995, thereby reducing the level of nonperforming apartment loans. See "--Provision for Loan Losses and Reserve for Loan Losses."

          Nonperforming assets and troubled debt restructurings consisted of the following:


                                                     September 30,                               December 31,
----------------------------------------------   ------------------  --------------------------------------------------------------
(dollars in thousands)                                    1996            1995         1994        1993         1992         1991
----------------------------------------------   ------------------  --------------------------------------------------------------
Nonaccrual loans and loans under foreclosure
 Real estate loans:
    Residential                                         $163,521        $158,040     $172,136    $233,618    $ 253,888    $ 232,460
    Residential construction                               7,512           9,550        4,640       8,527        5,856       14,583
    Apartment buildings                                   12,558          23,300       70,944      53,474       37,059        5,734
    Other commercial real estate                          17,780          12,663       23,549      20,516       14,883       22,501
------------------------------------------------   ------------------  ------------------------------------------------------------
     Total real estate loans                             201,371         203,553      271,269     316,135      311,686      275,278
  Second mortgage and other consumer loans                 8,972           7,502        6,969      14,783        7,218        8,192
  Manufactured housing loans                               5,033           1,923        1,643       2,207        1,571        1,680
  Commercial business loans/commercial credits               949             824        1,018       3,785        8,580          867
------------------------------------------------   ------------------  ------------------------------------------------------------
Total nonperforming loans                                216,325         213,802      280,899     336,910      329,055      286,017
REO, net of REO reserves                                 106,748         125,101      137,767     185,492      232,568      143,385
================================================   ==================  ============================================================
   Total nonperforming assets                           $323,073        $338,903     $418,666    $522,402     $561,623     $429,402
================================================   ==================  ============================================================
Troubled debt restructurings                            $ 95,053        $ 90,623     $ 54,583    $ 68,670     $104,538    $   9,131
Nonperforming assets as a
    percentage of total assets                              0.74%           0.81%        1.12%      1.55%         2.03%       1.68%


         Nonperforming assets by geographic concentration were as follows:

                               September 30, 1996
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Other
(dollars in thousands)                         California       Washington        Oregon         Utah       States        Total
----------------------------------------------------------------------------------------------------------------------------------
Real estate loans:
  Residential                                    $122,110          $29,889    $    3,933       $  680      $ 6,909     $163,521
  Residential construction                             --            5,410         1,778          324           --        7,512
  Apartment buildings                              12,558               --            --           --           --       12,558
  Other commercial real estate                     10,265            4,382           499           --        2,634       17,780
---------------------------------------------------------------------------------------------------------------------------------
    Total real estate loans                       144,933           39,681         6,210        1,004        9,543      201,371
Second mortgage and other consumer loans            1,679            3,522         1,689           29        2,053        8,972
Manufactured housing loans                             --            2,135         1,111          115        1,672        5,033
Commercial business loans                              --               16           750           --          183          949
---------------------------------------------------------------------------------------------------------------------------------
    Total nonperforming loans                     146,612           45,354         9,760        1,148       13,451      216,325
REO                                                88,833           22,652           779           --        1,120      113,384
REO reserves                                                                                       --                    (6,636)
---------------------------------------------------------------------------------------------------------------------------------
    Total nonperforming assets                   $235,445          $68,008       $10,539       $1,148      $14,571     $323,073
=================================================================================================================================

Nonperforming assets by state as a percentage of
total nonperforming assets                             71%              21%            3%           --            5%        100%


     Impaired Loans. On January 1, 1995, Washington Mutual adopted SFAS No. 114, Accounting by Creditors for Impairment of a Loan. It is applicable to all loans except large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment. Loans collectively evaluated for impairment include residential real estate and consumer loans because of the significant number of loans and their relatively small balances. All residential construction, commercial real estate and commercial business loans over $1.0 million are individually evaluated for impairment. Factors involved in determining impairment include, but are not limited to, the financial condition of the borrower, value of the underlying collateral, and current economic conditions. SFAS No. 114 also applies to all loans that are restructured in a troubled debt restructuring, subsequent to the adoption of SFAS No. 114, as defined by SFAS No. 15. A troubled debt restructuring is a restructuring in which the creditor grants a concession to the borrower that it would not otherwise consider. At September 30, 1996, the Company had $90.6 million of restructured loans of which $72.8 million, though performing, were considered to be impaired. Troubled debt restructurings which were not considered to be impaired were restructured prior to 1995 and have been performing according to the terms of the restructure.

     A loan is impaired when it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. SFAS No. 114 requires that impairment of loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Washington Mutual bases the measurement of loan impairment on the fair value of the loan's underlying collateral. The amount by which the recorded investment in the loan exceeds the value of the impaired loan's collateral is included in the Company's allocated reserve for loan losses. Any portion of an impaired loan classified as loss under regulatory guidelines is charged off.

     At September 30, 1996, loans totaling $195.3 million were impaired of which $122.8 million had allocated reserves of $21.6 million. The remaining $72.5 million were either nonperforming or previously written down and had no reserves allocated to them. Of the $195.3 million of impaired loans, $36.2 million were on nonaccrual status or under foreclosure. The average balance of impaired loans during 1996 was $188.1 million and the Company recognized $14.9 million of related interest income. Interest income is normally recognized on an accrual basis; however, if the impaired loan is nonperforming, interest income is then recorded on the receipt of cash.

     Impaired loans and the related allocated reserve for loan losses were as follows:

                                                                                        September 30, 1996
----------------------------------------------------------------------------------------------------------------------------------
                                                                  Gross Loan            Amount        Net Loan         Allocated
(dollars in thousands)                                                Amount       Charged-off          Amount          Reserves
---------------------------------------------------------------------------------------------------------------------------------
Nonaccrual loans and loans under foreclosure:
  With allocated reserves                                           $ 26,853            $3,782        $ 23,071           $ 4,553
  Without allocated reserves                                          13,100                --          13,100                --
--------------------------------------------------------------------------------------------------------------------------------
                                                                      39,953             3,782          36,171             4,553
Troubled debt restructurings:
  With allocated reserves                                             23,607                --          23,607             3,605
  Without allocated reserves                                          50,197               971          49,226                --
--------------------------------------------------------------------------------------------------------------------------------
                                                                      73,804               971          72,833             3,605
Other impaired loans:
  With allocated reserves                                             76,392               290          76,102            13,454
  Without allocated reserves                                          15,016             4,844          10,172                --
--------------------------------------------------------------------------------------------------------------------------------
                                                                      91,408             5,134          86,274            13,454
--------------------------------------------------------------------------------------------------------------------------------
  Total impaired loans                                              $205,165            $9,887        $195,278           $21,612
================================================================================================================================


          At December 31, 1995, loans totaling $169.1 million were impaired, of which $91.7 million had allocated reserves of $16.6 million. The remaining $77.4 million were either nonperforming or previously written down, and had no reserves allocated to them. Of the $169.1 million of impaired loans, $26.8 million were on nonaccrual status or under foreclosure, and $142.3 million (including $57.1 million of troubled debt restructurings) were performing but judged to be impaired. See "--Asset Quality--Classified Assets" and "Supplemental Consolidated Financial Statements--Note 6: Loans."

          Impaired loans and the related allocated reserve for loan losses were as follows:

                                                                                                December 31, 1995
---------------------------------------------------------------------------------------------------------------------------------
                                                                   Gross Loan           Amount         Net Loan        Allocated
(dollars in thousands)                                                 Amount      Charged-off           Amount         Reserves
---------------------------------------------------------------------------------------------------------------------------------
Nonaccrual loans and loans under foreclosure:
  With allocated reserves                                            $  9,853           $1,224        $   8,629          $ 2,192
  Without allocated reserves                                           19,226            1,113           18,113               --
---------------------------------------------------------------------------------------------------------------------------------
                                                                       29,079            2,337           26,742            2,192
Troubled debt restructurings:
  With allocated reserves                                              16,917               --           16,917            3,115
  Without allocated reserves                                           40,733              516           40,217               --
---------------------------------------------------------------------------------------------------------------------------------
                                                                       57,650              516           57,134            3,115
Other impaired loans:
  With allocated reserves                                              66,161               33           66,128           11,339
  Without allocated reserves                                           25,665            6,600           19,065               --
---------------------------------------------------------------------------------------------------------------------------------
                                                                       91,826            6,633           85,193           11,339
---------------------------------------------------------------------------------------------------------------------------------
    Total impaired loans                                             $178,555           $9,486         $169,069          $16,646
=================================================================================================================================


Interest Rate Risk Management

         Washington Mutual engages in a comprehensive asset and liability management program that attempts to reduce the risk of significant decreases in net interest income caused by interest rate changes. One of the Company's strategies to reduce the effect of future movements in interest rates is to increase the percentage of adjustable-rate assets in its portfolio. During the first nine months of 1996, the Company securitized and then sold the majority of the fixed-rate loans it originated, while retaining nearly all of its adjustable-rate loan production. The Company retained the servicing rights to the loans that were sold. In addition, as part of the restructuring strategy initiated in late 1995, the Company purchased adjustable-rate assets and sold fixed-rate mortgage-backed securities.

     A conventional measure of interest rate sensitivity for thrift institutions is the one-year gap, which is calculated by dividing the difference between assets maturing or repricing within one year and total liabilities maturing or repricing within one year by total assets. The Company's assets and liabilities that mature or reprice within one year were as follows:

(dollars in millions)                                                               September 30, 1996        December 31, 1995
----------------------------------------------------------------------------- ---------------------------- -----------------------
Interest-sensitive assets                                                                      $29,885                  $27,733
Derivative instruments designated against assets                                                 1,750                    1,825
Interest-sensitive liabilities                                                                 (33,858)                 (31,471)
Derivative instruments designated against liabilities                                            1,799                      832
----------------------------------------------------------------------------- ---------------------------- -----------------------
Net liability sensitivity                                                                     $   (424)                 $(1,081)
============================================================================= ============================ =======================
One-year gap                                                                                       (0.97)%                 (2.57)%


     The implementation of strategies to reduce interest rate risk, however, generally has the negative effect of lowering current period earnings. The Company monitors its interest rate sensitivity and attempts to reduce the risk of a significant decrease in net interest income caused by a change in interest rates; nevertheless, rising interest rates or a flat yield curve adversely affect the Company's operations.

     As part of the asset and liability management program, the Company actively manages the asset and liability maturities and at various times uses derivative instruments, such as interest rate exchange agreements and interest rate cap agreements, to reduce the negative effect that rising rates could have on net interest income. Derivative instruments, if not used appropriately, can subject a company to unintended financial exposure. Management, in conjunction with the Company's Board of Directors, has established strict policies and guidelines for the use of derivative instruments. Moreover, Washington Mutual has used these instruments for many years to mitigate interest rate risk. Under no circumstances are these instruments used as techniques to generate earnings by speculating on the movements of interest rates, nor does the Company act as a dealer of these instruments. See "Supplemental Consolidated Financial Statements--Note 18: Interest Rate Risk Management."

     At the end of 1995, Washington Mutual's one-year gap was a negative 2.57 percent, compared to a positive 7.76 percent at the end of 1994. While the one-year gap at December 31, 1995 on a consolidated basis is fairly neutral, the level of interest sensitivity is not the same throughout the organization. WMB's one-year gap was a negative 13.3 percent at the end of 1995 due in large part to the preference of its customers for fixed-rate loan products. Management can compensate for this preference by selling fixed-rate loans, purchasing adjustable-rate assets, and strategically using hedging instruments, all of which were done during 1995. Since the vast majority of interest-earning assets at ASB are COFI ARM products, however, its one-year gap at the end of 1995 was a positive 9.6 percent.

     At  September  30,  1996,  interest-sensitive  assets of $29.9  billion and interest-sensitive liabilities of $33.9 billion were scheduled to mature or reprice within one year. At September 30, 1996, the Company's one-year gap was a negative 1.0 percent. The Company's interest rate sensitivity has decreased with the sale of WMB's fixed-rate MBS undertaken in 1996 and the retention of ARMs originated by ASB. It still, however, suffers from some short-term volatility of net income because of the impact of COFI lag. Management hopes to reduce this short-term volatility in part by increasing production of non-COFI adjustable-rate products and short-term fixed-rate products such as consumer loans. At September 30, 1996, the Company had entered into interest rate exchange agreements and interest rate cap agreements with notional values of $14.8 billion. Without these instruments, the Company's one-year gap at September 30, 1996, would have been a negative 9.0 percent as opposed to a negative 1.0 percent. See "Supplemental Consolidated Financial Statements--Note 18: Interest Rate Risk Management" for a discussion of the use of derivative instruments.

     Interest   sensitivity   analysis  by  maturity  or  repricing  period  for
Washington Mutual at December 31, 1995 was as follows:

                                                                           After one   After two  After five
                                                            0-3     4-12  but within  but within  but within      After
(dollars in millions)                                    months   months   two years  five years     10 years   10 years    Total
----------------------------------------------------------------------------------------------------------------------------------
Interest-sensitive assets:
   Cash, cash equivalents, and trading
     account securities(1)                             $  1,061   $   --     $   --    $     --    $     --   $     --   $  1,061
   Available-for-sale securities(2)                       5,284    2,457         396       1,260       1,248      1,263    11,908
   Held-to-maturity securities                            3,025        3           1          32          66         71     3,198
       Loans(3):
          Real estate loans                              11,733    2,817       1,410       2,592       1,513      1,368    21,433
          Manufactured housing, second mortgage and other
              consumer                                      593      638         499         744         336         81     2,891
          Commercial business                                94       28          13          24          16          5       180
----------------------------------------------------------------------------------------------------------------------------------
                                                         12,420    3,483       1,922       3,360       1,865      1,454    24,504
----------------------------------------------------------------------------------------------------------------------------------
                                                         21,790    5,943       2,319       4,652       3,179      2,788    40,671
Derivative  instruments  affecting  interest
rate  sensitivity:
  Interest  rate exchange agreements:
      Designated against  available-for-sale securities     775      (75)       (200)       (500)         --         --        --
   Interest rate cap agreements:
      Designated against available-for-sale securities    1,975     (850)       (875)       (250)         --         --        --
----------------------------------------------------------------------------------------------------------------------------------
                                                          2,750     (925)     (1,075)       (750)         --         --        --
----------------------------------------------------------------------------------------------------------------------------------
    Total interest sensitive assets                      24,540    5,018       1,244       3,902       3,179      2,788    40,671
Interest-sensitive liabilities:
   Deposits(4)                                            9,799    9,895       3,017       1,495          90        159    24,455
   Borrowings and other liabilities                      10,870      907       1,165       1,473         151         14    14,580
----------------------------------------------------------------------------------------------------------------------------------
                                                         20,669   10,802       4,182       2,968         241        173    39,035
Derivative  Instruments  affecting  rate
  sensitivity:
  Interest  rate  exchange agreements:
    Designated against deposits and
    short-term borrowings                                  (663)    (159)        485         337          --         --        --
  Interest rate cap agreements:
    Designated against deposits
     and short-term borrowings                              (10)      --          10          --          --         --        --
----------------------------------------------------------------------------------------------------------------------------------
                                                           (673)    (159)        495         337          --         --        --
----------------------------------------------------------------------------------------------------------------------------------
    Total interest-sensitive liabilities                 19,996   10,643       4,677       3,306         240        173    39,035
----------------------------------------------------------------------------------------------------------------------------------
    Net asset (liability) sensitivity                   $ 4,544  $(5,625)    $(3,433)     $  597      $2,938     $2,615   $ 1,635
==================================================================================================================================
Cumulative net (liability) asset sensitivity             $4,544  $(1,081)
Cumulative net (liability) asset sensitivity as a
  percentage of total assets                              10.81%   (2.57)%
----------------------
     (1) Includes  accrued  interest on  interest-earning  assets.

     (2) Excludes mark-to-market adjustment.

     (3) Excludes deferred loan fees, reserve for loan losses and premium and discount on purchased loans.

     (4) Excludes premium on purchased deposits. Deposits without stated maturity are included in the category "Due within 0-3 months."


     While the one-year gap helps provide some information about a financial institution's interest sensitivity, it does not predict the trend of future earnings. For this reason, Washington Mutual uses financial modeling to forecast earnings under different interest rate projections. Although this modeling is very helpful in managing interest rate risk, it does require significant assumptions for the projection of loan prepayment rates, loan origination volumes and liability funding sources that may prove to be inaccurate.

     Effective January 1, 1994, Washington Mutual adopted, as required, SFAS No.
115. This statement requires investment and equity securities to be segregated into three categories: trading, held-to-maturity and available-for-sale.

     The available-for-sale portfolio is maintained as a source of investment income as well as potential liquidity should it be necessary for the Company to raise cash or reduce its asset size. Because the available-for-sale portfolio is required to be carried at fair value, its carrying value fluctuates with changes in market factors, primarily interest rates. This portfolio is substantially composed of mortgage-backed securities of which approximately 70 percent have adjustable rates and the remainder have fixed rates. In an attempt to modify the interest flows on these securities as well as protect against market value changes, certain interest rate exchange agreements and interest rate cap agreements have been designated to the available-for-sale portfolio. The effect of such agreements in a rising interest rate environment is to shorten the effective repricing period of the underlying assets. Specifically, as short-term interest rates increase, the overall yield of the portfolio rises. However, the yield is constrained by periodic and lifetime interest rate adjustment limits or caps on the underlying adjustable-rate assets and also by the very nature of the fixed-rate assets in the portfolio. The Company, therefore, seeks to shorten the repricing period by entering into interest rate cap agreements that are intended to provide an additional layer of interest rate protection against the effect of the periodic and lifetime interest rate adjustment limits or caps and fixed-rate securities in the portfolio. Through the use of specific interest rate cap agreement provisions, management attempts to reduce the repricing ceiling of the portfolio and to effectively shorten the repricing period. Thus, the Company has a degree of interest rate protection when interest rates increase because the interest rate cap agreements provide a mechanism for repricing the investment portfolio generally on pace with current market rates. In a similar way, interest rate exchange agreements are utilized to provide protection in an increasing rate environment, but also result in sensitivity in a downward market. There can be no assurance that interest rate exchange agreements and interest rate cap agreements will provide the Company with protection in all scenarios or to the full extent of the Company's exposure.

     The following table presents the effect interest rate exchange agreements and interest rate cap agreements would have had on the repricing period of securities in the available-for-sale portfolio at December 31, 1995 in an increasing interest rate environment (up 200 basis points) for the period the derivatives are oustanding:


                                                                               December 31, 1995
---------------------------------------------------------------------------------------------------------------------------------
                                                                                    After one
                                                               Reprice within       but within            After
(dollars in millions)                                                one year        two years        two years            Total
---------------------------------------------------------------------------------------------------------------------------------
Principal amount of securities                                        $ 7,741             $396         $  3,771          $11,908
Effect of derivative instruments                                        3,715               --           (3,715)              --
---------------------------------------------------------------------------------------------------------------------------------
  Principal amount of securities after effect
    of derivative instruments                                         $11,456             $396         $     56          $11,908
=================================================================================================================================


     The following table presents the effect interest rate exchange agreements and interest rate cap agreements would have had on the repricing period of securities in the available-for-sale portfolio in a decreasing interest rate environment (down 200 basis points) for the period the derivatives are outstanding:

                                                                               December 31, 1995
---------------------------------------------------------------------------------------------------------------------------------
                                    After one
                                                               Reprice within       but within            After
(dollars in millions)                                                one year        two years        two years            Total
---------------------------------------------------------------------------------------------------------------------------------
Principal amount of securities                                         $7,741             $396          $ 3,771          $11,908
Effect of derivative instruments                                        1,165               --           (1,165)              --
---------------------------------------------------------------------------------------------------------------------------------
Principal amount of securities after effect
  of derivative instruments                                            $8,906             $396          $ 2,606          $11,908
=================================================================================================================================



Liquidity

          Liquidity management focuses on the need to meet both short-term funding requirements and long-term growth objectives. The long-term growth objectives of the Company are to attract and retain stable consumer deposit relationships and to maintain stable sources of wholesale funds. Because the low interest rate environment of recent years inhibited consumer deposits, Washington Mutual has supported its growth through business combinations with other financial institutions and by increasing its use of wholesale borrowings. Should the Company not be able to increase deposits either internally or through acquisitions, its ability to grow would be dependent upon, and to a certain extent limited by, its borrowing capacity.

         Washington Mutual monitors its ability to meet short-term cash requirements using guidelines established by its Board of Directors. The operating liquidity ratio is used to ensure that normal short-term secured borrowing capacity is sufficient to satisfy unanticipated cash needs. The volatile dependency ratio measures the degree to which the Company depends on wholesale funds maturing within one year weighted by the dependability of the source. At September 30, 1996, the Company had substantial liquidity compared with its established guidelines.

         The Company also computes ratios promulgated by the FDIC to monitor the liquidity position of WMB. The regulatory liquidity ratio measures WMB's ability to use liquid assets to meet unusual cash demands. The regulatory dependency ratio measures WMB's reliance upon potentially volatile liabilities to fund long-term assets. WMB manages both ratios to remain within the acceptable ranges and, at September 30, 1996, met the established FDIC guidelines.

         Washington Mutual's major sources of funds are the collection of loan principal and interest payments, attracting deposits, and borrowing from the FHLB of Seattle and San Francisco and elsewhere. In addition, Washington Mutual is able to generate funds through the sale of loans and investment securities available for sale. The Company uses these funds primarily to originate loans and maintain its investment portfolio. See "Supplemental Consolidated Financial Statements--Consolidated Statements of Cash Flows."

         At September 30, 1996, the Company's banking subsidiaries were able to borrow an additional $10.8 billion through the use of collateralized borrowings using unpledged mortgage-backed securities and other wholesale sources. The ability of the Company's banking subsidiaries to make dividends to the Company is influenced by legal, regulatory and economic restrictions.

     OTS regulations require that ASB and WMBfsb maintain for each calendar month an average daily balance of liquid assets at least equal to 5.00 percent of the prior month's average daily balance of net withdrawable deposits plus borrowings due within one year. At September 30, 1996, ASB's liquid assets consisted of currency, cash in banks, short-term investments in federal funds and bankers acceptances. Also included were mortgage-backed securities with maturities of five years or less. ASB's liquidity ratio was 6.23 percent, 5.29 percent and 5.04 percent at September 30, 1996, December 31, 1995 and December 31, 1994, respectively.

     In November 1996, Washington Mutual received a commitment for two Revolving Credit Facilities: a $100.0 million 364-day facility and a $100.0 million 4-year facility. Chase Manhattan Bank will act as Administrative Agent for the Facilities. Proceeds of the Facilities are available for potential funding needs at the closing of the merger with Keystone Holdings, including redemption of the New Capital securities and for general corporate purposes.

Capital Requirements

         At September 30, 1996, Washington Mutual's banking subsidiaries exceeded all current regulatory capital requirements and were classified as well capitalized institutions, the highest regulatory standard. In order to be categorized as a well capitalized institution, the FDIC and the Office of Thrift Supervision (the "OTS") require banks they regulate to maintain a leverage ratio, defined as Tier 1 capital divided by total regulatory assets, of at least
5.00 percent; total capital of at least 10.00 percent of risk-weighted assets; and Tier 1 (or core) capital of at least 6.00 percent of risk-weighted assets.

         Regulatory capital ratios of WMB, WMBfsb and ASB were the following:

                                                                                          September 30, 1996
---------------------------------------------------------------------------------------------------------------------------------
                                                                       WMB                      WMBfsb               ASB
------------------------------------------------------- ----------------------- --------------------------- ---------------------
FDIC capital ratios:
  Leverage                                                            5.63%                      --%                   --%
  Tier 1 risk-based                                                  10.19                       --                    --
  Total risk-based                                                   10.99                       --                    --
OTS capital ratios:
  Tangible                                                              --                        6.75                  5.21
  Leverage                                                              --                        6.75                  5.22
  Risk-based                                                            --                       11.42                 10.46


         WM Life is subject to risk-based capital requirements developed by the National Association of Insurance Commissions. This measure uses four major categories of risk to calculate an appropriate level of capital to support an insurance company's overall business operations. The four risk categories are asset risk, insurance risk, interest rate risk and business risk. At December 31, 1995, WM Life's capital was 672 percent of its required regulatory risk-based level.

         The Company's securities subsidiaries are also subject to capital requirements. At December 31, 1995, all of Washington Mutual's securities subsidiaries were in compliance with their applicable capital requirements.


                                    BUSINESS

The Company

     With a history dating back to 1889, Washington Mutual is a regional financial services company committed to serving consumers and small to mid-sized businesses throughout the Western United States. Through its subsidiaries, the Company engages in the following activities:

     Mortgage Lending and Consumer Banking Activities. Through its principal subsidiaries, Washington Mutual Bank, American Savings Bank, F.A., and Washington Mutual Bank fsb, at September 30, 1996, the Company operated 412 financial centers and 86 loan centers offering a full complement of mortgage lending and consumer banking products and services. For the nine months ended September 30, 1996, WMB was the leading originator of first-lien single-family residential loans in Washington and Oregon, and ASB was the second largest in California.

     Commercial Banking Activities. Through the commercial banking division of WMB, at September 30, 1996, the Company operates 47 full-service business branches offering a range of commercial banking products and services to small to mid-sized businesses. WMB commenced its commercial banking activities through the acquisition of Enterprise in 1995 and Western in 1996.

     Insurance Activities. Through WM Life Insurance Co. and Mortgage Securities Services Insurance Agency, Inc., the Company underwrites and sells annuities and sells a range of life insurance contracts, and selected property and casualty insurance policies.

     Brokerage Activities. Through ASB Financial Services, Inc., Murphey Favre, Inc. and Composite Research and Management Co., the Company offers full service securities brokerage and acts as the investment advisor to and the distributor of mutual funds.

     The Company operates in Washington, California, Oregon, Utah, Idaho, Montana, Arizona, Colorado and Nevada. These operations constitute one of the largest banking franchises in the Western United States and serve more than 1.3 million households. At September 30, 1996, the Company had consolidated assets of $43.7 billion, deposits of $24.0 billion, and stockholders' equity of $2.4 billion.

     In December 1996, Washington Mutual consummated the merger of Keystone Holdings with and into the Company and certain other transactions in connection therewith and thereby acquired ASB. Washington Mutual issued 47,883,333 shares of Common Stock in the Transaction. At September 30, 1996, ASB had assets of $21.3 billion and deposits of $12.9 billion and operated 158 branches and 61 loan centers, substantially all of which were located in California.

     Washington Mutual intends to continue operating ASB under the name "American Savings Bank" in ASB's markets and has retained a significant number of ASB's management team to guide ASB's operations. Washington Mutual intends to introduce its consumer banking products and approaches throughout ASB's branch system and to expand ASB's loan origination capabilities.


The Reorganization

     Washington Mutual was formed in August 1994 by its predecessor, Washington Mutual Savings Bank ("WMSB"), a former Washington state-chartered savings bank, for the purpose of serving as a holding company in the reorganization of WMSB into a holding company structure (the "Reorganization"). The Reorganization was completed in November 1994 through the merger of WMSB into WMB, with WMB as the surviving entity. As a result of the Reorganization, Washington Mutual became the parent company of the companies of which WMSB was, prior to the Reorganization, the parent company.

     As a result of the Reorganization, all common and preferred shareholders of WMSB became shareholders of Washington Mutual on a one-for-one basis with substantially the same relative rights, privileges and preferences. Except as noted otherwise, references in this Prospectus to "Washington Mutual" or the "Company" refer to both (i) Washington Mutual, Inc. and its consolidated subsidiaries after the consummation of the Reorganization; and (ii) WMSB and its consolidated subsidiaries prior to the consummation of the Reorganization.


Business Strategy

     In 1995, Washington Mutual revised its strategic plan to position the Company for higher levels of future profitability and growth. The main elements of this strategic plan are:

     Strengthen the Company's consumer banking franchise throughout the West. The Company focuses on increasing the number of households served within its market areas and the scope of its customer relationships. Washington Mutual primarily attracts new customers by offering competitive consumer-oriented deposit products, including "Free Checking" and money market accounts. The Company actively markets to its customers residential mortgages and a variety of higher margin consumer loan products, including manufactured housing loans, home equity loans and lines of credit, automobile and boat loans, student loans, and unsecured consumer loans; as well as investment products, including mutual funds and annuities. To further its penetration within its principal markets, Washington Mutual delivers its products through several alternative distribution channels that allow it to target sub-markets within its franchise area. These alternative delivery channels complement the Company's freestanding financial center network and include in-store financial centers, loan centers, interactive banking kiosks, and telephone banking operations. The Company plans to strengthen its franchise through the continued introduction of its consumer products to all of its market areas; targeted de novo branch openings; and selected in-market acquisitions.

     Expand the commercial banking franchise. The Company is developing and growing a commercial banking presence in Washington, Oregon, and Idaho. The commercial banking division of WMB, which operates primarily as "Western Bank," focuses on serving the needs of small to mid-sized businesses and offers a full range of commercial banking products, including business checking accounts and secured and unsecured loans. The lending activities of the commercial banking division generally provide higher margins than the Company's residential mortgage lending activities. The Company plans to expand its commercial banking activities within its existing market areas and eventually to other parts of the Company's franchise.

     Decrease sensitivity to interest rate movements. The Company intends to decrease the sensitivity of its net interest income to movements in market interest rates. Through purchases and sales of loans and mortgage-backed securities and the retention of internally originated ARMs, the Company has decreased the percentage of fixed-rate assets and increased the percentage of adjustable-rate assets in its loan and investment portfolios in order to more closely match its liability base. The acquisition of ASB with its portfolio of adjustable-rate loans has furthered this strategy.

     Maintain asset quality. Management is committed to maintaining a conservative credit culture even as it pursues growth and diversification opportunities in new markets and product areas. The Company has targeted a one percent nonperforming assets to total assets ratio of one percent or less as a credit quality policy objective.

     Operate more efficiently. The Company has a long-term target of reducing its ratio of operating expenses to revenues to 50 percent or lower. To that end, the Company has undergone an extensive process reengineering review and introduced a number of initiatives to manage expense levels and improve productivity, including the consolidation and outsourcing of certain back office functions and the development of new banking systems and software applications.

     The Company historically has used acquisitions of other financial institutions to further its strategic plan. Since 1988, the Company has completed 16 acquisitions, two of which were commercial banks, which have expanded the Company's geographic service area beyond the state of Washington. The Company anticipates that acquisitions will continue to be an important element of its strategic plan in the future.

Washington Mutual's Operating Subsidiaries

         Washington Mutual Bank. WMB's principal business is providing a broad range of financial services, primarily to consumers. These services include accepting deposits from the general public and making residential mortgage loans, consumer loans and limited types of commercial real estate loans, primarily loans secured by multi-family properties. Beginning in the latter half of 1995, WMB, through its mergers with Enterprise and Western, diversified its traditional activities into commercial banking.

         At September 30, 1996, WMB had assets of $20.4 billion, deposits of $11.0 billion and operated 228 financial centers, of which 156 were in Washington and 72 were in Oregon; 21 loan centers, of which 14 were in Washington and seven were in Oregon; and 47 full-service business branches, of which one was in Washington and 46 were in Oregon. WMB operates under Title 32 (Mutual Savings Banks) of the Revised Code of Washington. Its deposits are insured by the FDIC through the BIF and the SAIF.

         American Savings Bank, F.A. ASB's principal business is accepting deposits from the general public and making residential mortgage loans and loans secured by multi-family properties. At September 30, 1996, ASB had assets of $21.3 billion, deposits of $12.9 billion and operated 158 branches in California and 63 loan offices in California and Arizona. In November 1996, ASB opened two loan offices in Colorado and one in Nevada. ASB's deposits are insured by the FDIC through the SAIF.

         Washington Mutual Bank fsb. WMBfsb's principal business includes accepting deposits from the general public and making residential loans, consumer loans and limited types of commercial real estate loans, primarily loans secured by multi-family properties. At September 30, 1996, WMBfsb had assets of $889.7 million, deposits of $323.4 million, and operated 26 financial centers, of which 17 were in Utah, seven were in Idaho, two were in Montana and one was in Oregon, and operated one loan center in Idaho and one in Utah. On November 30, 1996, WMBfsb acquired Utah Federal, which at September 30, 1996, operated five branches and two loan production offices in Utah and had assets of $122.2 million, deposits of $106.9 million and stockholders' equity of $11.9 million. WMBfsb's deposits are insured by the FDIC through the SAIF.

         WM Life Insurance Company. WM Life, an Arizona-domiciled life insurance company, is licensed under state law to issue annuities in seven states. In addition, WM Life owns Empire Life Insurance Co. ("Empire"), which is currently licensed under state law to issue annuities in 28 states. WM Life currently issues fixed and variable flexible premium deferred annuities, single premium fixed deferred annuities and single premium immediate annuities. Empire currently issues fixed flexible premium deferred annuities and single premium immediate annuities. Both companies conduct business through licensed independent agents. The majority of such agents are employees of affiliates of the Company and operate in WMB's financial centers. Annuities presently are issued primarily in Washington and Oregon. At September 30, 1996, WM Life had assets of $1.1 billion.

         Mortgage Securities Services Insurance Agency, Inc. Mortgage Services is a registered insurance broker that offers a wide array of products, including life and property and casualty insurance and annuities, in California.

         ASB Financial Services, Inc. ASB Financial is a registered broker-dealer that distributes a broad array of mutual funds in California. ASB Financial representatives are available for consultation regularly or by appointment in many of ASB's branches.

         Composite Research & Management Co. Composite Research is a registered investment advisor. Composite Research is the investment advisor of eight mutual funds. At September 30, 1996, Composite Research had a total of $1.3 billion in funds under management in the eight mutual funds.

         Murphey Favre, Inc. Murphey Favre is a registered broker-dealer that offers a broad range of securities brokerage services, including distribution of mutual funds in Washington, Oregon, Idaho, Utah and Montana. Murphey Favre has seven free-standing offices, and Murphey Favre representatives are available for consultation regularly or by appointment in many of WMB's financial centers.

Lending Activities

         General. The Company's lending activities are carried on through its banking subsidiaries, WMB, ASB and WMBfsb. At September 30, 1996, the Company's total loan portfolio (carried at historical cost) of $28.7 billion (exclusive of reserve for loan losses) included $21.0 billion in mortgage loans secured by first liens on 1 to 4 family residential properties; $669.0 million in residential construction loans; $3.7 billion in mortgage loans secured by commercial real estate such as apartment buildings, office buildings, warehouses, shopping centers and medical office buildings; $3.1 billion in consumer loans; and $295.3 million in commercial business loans. For a discussion of the fair value of the loan portfolio, see "Supplemental Consolidated Financial Statements--Note 30: Fair Value of Financial Instruments."

         Washington state law gives state-chartered savings banks such as WMB broad lending powers, subject to certain statutory restrictions on total investment in different types of loans. WMB may make loans secured by residential and commercial real estate, secured and unsecured consumer loans, and secured and unsecured commercial loans. ASB and WMBfsb have somewhat narrower lending authority, but can make loans secured by residential and commercial real estate, certain secured and unsecured consumer loans, and a limited amount of secured and unsecured commercial loans.

     In originating loans, the Company must compete directly with other savings banks, savings and loan associations, commercial banks, credit unions, mortgage companies and life insurance companies (primarily in the commercial real estate area) and indirectly with government-sponsored entities ("GSEs") such as the Federal National Mortgage Association ("FNMA"), the Federal Home Loan Mortgage Corporation ("FHLMC"), or the Government National Mortgage Association ("GNMA"). In addition, the Company's lending activities are heavily influenced by economic trends affecting the availability of funds and by general interest rate levels as well as by competitive factors such as the lower cost structure of less regulated originators and the influence of government-sponsored entities in establishing rates. The condition of the construction industry and the demand for housing also directly affect residential lending volumes.

         In addition to interest earned on loans, the Company receives fees for originating loans and for providing loan commitments. The Company also charges fees for loan modifications, late payments, changes of property ownership and other miscellaneous services. Fees received in connection with loan originations are deferred and amortized into interest income over the life of the loan. The Company also receives fees for servicing loans for others.

         For the periods indicated, the Company's loans consisted of the following:


                                                     September 30, 1996            December 31, 1995             December 31, 1994
-----------------------------------------  -----------------------------  ---------------------------           -------------------
                                                                   % of                         % of                           % of
(dollars in thousands)                                Amount      Total            Amount      Total            Amount        Total
-----------------------------------------  -----------------------------  ---------------------------          --------------------
 Real Estate
    Residential:
       Fixed rate loans                           $16,678,649     58.1%       $13,611,786      55.7%       $14,341,202        55.8%
       Adjustable rate loans                        4,298,543     15.0%         3,691,519      15.1%         3,425,013        13.3%
       Residential construction loans                 668,976      2.3%           615,814       2.5%           549,271         2.1%
       Apartment buildings                          2,473,925      8.6%         2,310,344       9.5%         3,497,582        13.6%
       Other   commercial   real  estate            1,258,760      4.4%         1,177,230       4.8%         1,201,638         4.7%
       loans
-----------------------------------------         -----------     ------      -----------      -----       ------------     -------
  Total real estate loans                          25,378,853     88.3%        21,406,693      87.6%        23,014,706        89.5%
Second mortgage and other consumer loans            2,078,073      7.3%         1,974,673       8.1%         1,841,613         7.2%
Manufactured housing loans                            978,909      3.4%           867,181       3.6%           731,714         2.8%
Commercial business loans                             295,263      1.0%           179,568       0.7%           129,048          .5%
-----------------------------------------------------------------------------------------------------------------------------------
  Total loans                                     $28,731,098    100.0%       $24,428,115     100.0%       $25,717,081       100.0%
===================================================================================================================================


         Residential loans comprised 64.9, 69.7 and 69.1 percent of total loans at December 31, 1993, 1992 and 1991, respectively. Residential construction loans comprised 2.0, 2.2 and 2.4 percent of total loans at December 31, 1993, 1992 and 1991, respectively. Commercial real estate loans comprised 21.2, 19.0 and 18.3 percent of total loans at December 31, 1993, 1992 and 1991, respectively. Manufactured housing, second mortgage and other consumer loans, and commercial business loans comprised 11.3 and 8.5, 9.4 and 0.6, and 0.7 and
0.8 percent of total loans at December 31, 1993, 1992 and 1991, respectively.

         At September 30, 1996, loans, exclusive of reserve for loan losses, by geographic concentration were as follows:


                                                                                                               Other
(dollars in thousands)                              California   Washington       Oregon          Utah        States        Total
----------------------------------------------------------------------------------------------------------------------------------
Real estate:
  Residential                                      $12,214,647   $6,245,015   $1,695,022      $230,860    $  591,648  $20,977,192
  Residential construction                                  --      355,498      247,639        44,582        21,257      668,976
  Apartment buildings                                1,551,243      556,446      249,233        57,098        59,905    2,473,925
  Other commercial real estate                         358,789      406,153      357,548        30,847       105,423    1,258,760
---------------------------------------------------------------------------------------------------------------------------------
                                                    14,124,679    7,563,112    2,549,442       363,387       778,233   25,378,853
Second mortgage and other consumer                      89,994    1,131,229      529,647        23,693       303,510    2,078,073
Manufactured housing                                   106,569      443,534      219,935        31,663       177,208      978,909
Commercial business                                         --      108,065      185,944           104         1,150      295,263
---------------------------------------------------------------------------------------------------------------------------------
  Total loans                                      $14,321,242   $9,245,940   $3,484,968      $418,847    $1,260,101  $28,731,098
---------------------------------------------------------------------------------------------------------------------------------
Loans as a percentage of total loans                       50%          32%          12%            1%            5%         100%

         Residential Loans.

                  General. Primarily as a result of recent business combinations, the size of the Company's residential loan portfolio has increased dramatically. The bulk of the Company's residential loan portfolio is focused in California, Washington and Oregon.

         All of the Company's residential mortgage lending is subject to nondiscriminatory underwriting standards, and most is subject to loan origination and documentation procedures acceptable to the secondary market. All loans are subject to underwriting review and approval by various levels of Company personnel, depending on the size of the loan.

         The Company requires title insurance on all first liens on real property securing loans and also requires that fire and casualty insurance be maintained on properties in an amount at least equal to the total of the Company's loan amount plus all prior liens on the property or the replacement cost of the property, whichever is less.

         Mortgage insurance currently is required on all residential real estate loans originated at a loan-to-value ratio of above 90 percent. Any exceptions must be reported to the board of directors of the subsidiary bank issuing the credit. At September 30, 1996, six percent of the Company's residential real estate loan portfolio had loan-to-value ratios of 90 percent or above at origination and were without mortgage insurance.

         Under federal regulations, a real estate loan may not exceed 100 percent of the appraised value of the property at the time of origination. In addition, savings associations are required by regulation to adopt written policies that establish appropriate limits and standards for real estate loans and to consider certain regulatory guidelines in establishing these policies. These guidelines specify that savings associations should not originate any commercial, multi-family or nonowner-occupied 1 to 4 family mortgage loan with an initial loan-to-value ratio in excess of 85 percent. The guidelines further provide that savings associations should not originate any owner-occupied 1 to 4 family mortgage loan with a loan-to-value ratio that equals or exceeds 90 percent at origination, unless such loan is protected by an appropriate credit enhancement in the form of either mortgage insurance or readily marketable collateral. These real estate lending guidelines recognize that it may be appropriate for a savings association to originate mortgage loans with loan-to-value ratios exceeding these specified levels, provided that the aggregate amount of all loans in excess of these limits does not exceed a specified level of such association's total capital and such loans are identified in the association's records and reported at least quarterly to its board of directors.

                  WMB and WMBfsb Residential Lending. WMB makes available to borrowers in Washington and Oregon a full range of residential loans, including FHA-insured and VA-guaranteed loans, conventional fixed-rate loans for terms of five, 15 or 30 years, and ARMs. WMBfsb makes the same loan products available to customers in Utah, Montana and Idaho.

         ARMs are advantageous to the Company because adjustable-rate loans better match its natural liability base. However, WMB's and WMBfsb's ability to originate ARMs in lieu of fixed-rate loans has varied in response to changes in market interest rates. Between 1992 and 1993, ARMs constituted less than 25 percent of WMB's residential loan originations, reflecting continuing lower market interest rates. When interest rates rose in 1994, ARMs totaled 62 percent of WMB's residential loan originations. However, interest rates declined in mid-1995 and, as a result, ARMs totaled 32 percent of WMB's and 28 percent of WMBfsb's residential loan originations during 1995. For the nine months ended September 30, 1996, ARMs accounted for 35 percent of WMB's and 33 percent of WMBfsb's residential loan originations.

         Under WMB's and WMBfsb's current ARM programs, the borrower may choose among loans that have the initial interest rate fixed for one, three or five years before the adjustments begin. Currently, such ARMs are indexed to the one-year Constant Maturity Treasury Index and have annual caps of two percent. Under most options, the borrower may elect, between the sixth and the sixtieth months, to convert to a fixed-rate loan payable over the remainder of the original term. There is no conversion fee, and the fixed interest rate is indexed to the then-current required net yield for loans sold to FNMA.

     The majority of WMB and WMBfsb's loan originations satisfy all requirements to make them salable in the secondary market. In both 1995 and the first nine months of 1996, WMB securitized and sold approximately 47 percent of its newly originated fixed-rate loans. The remainder were retained in WMB's portfolio. Of its newly originated adjustable-rate loans, 53 percent were securitized with recourse (see "--Loan Securitization") and 47 percent of the total were retained in WMB's portfolio.

         WMB and WMBfsb originate loans through all of their branches as well as through home loan centers and loan representatives located in real estate brokers' offices. In addition, a small portion of their originations comes through loan brokers. WMB was the leading originator of first lien residential mortgage loans in both Washington and Oregon for the nine months ended September 30, 1996.

     ASB Residential Lending. ASB offers an array of mortgage products to customers in California, Arizona, Nevada and Colorado. The primary products are COFI ARMs that adjust monthly with maturities up to a maximum of 40 years; mortgages that have a fixed initial rate for up to five years and then reprice monthly at a set margin over COFI until maturity ("Flex-5 Loans") and fixed-rate 15, 20 and 30 year mortgages. For the nine months ended September 30, 1996, substantially all of ASB's 1996 ARM residential loan originations were indexed to COFI.

     As interest rates increased in the latter part of 1994 and the first half of 1995, the rates on COFI ARMs rose and the difference between those rates and the rates on fixed rate loans narrowed. As a result, the origination volume of fixed-rate loans at ASB increased while the origination volume on adjustable-rate loans stabilized. The same conditions also made the Flex-5 loans more popular. Nevertheless, because ASB sells virtually all of its fixed-rate product on the secondary market, its portfolio is comprised almost entirely of ARMs. At September 30, 1996, ASB's gross loan balance consisted of 97 percent ARMs and 3 percent fixed-rate loans. The majority of the ARMs adjust monthly to a predetermined margin over COFI.

     The monthly payments on substantially all of ASB's ARMs adjust annually with the adjustment limited to 7.5 percent per year (except at the end of each five-year interval during the life of the loan, when the payment may be adjusted by more than 7.5 percent to assure that the loan will amortize over the remaining term). These protections for borrowers can result in monthly payments that are greater or less than the amount necessary to amortize a loan by its maturity at the interest rate in effect in any particular month. In the event that a monthly payment is not sufficient to pay the interest accruing on the loan, the shortage is added to the principal balance and is repaid through future monthly payments. This is referred to as negative amortization. The portion of outstanding loan principal arising from negative amortization was $26.5 million at September 30, 1996.

     The majority of ASB's fixed-rate loan originations are salable in the secondary market either through FNMA or, in the case of loans with balances larger than the FNMA/FHLMC limit for conforming loans ("Jumbo loans"), to private investors. For the nine months ended September 30, 1996, all of such originations (12 percent of total originations) have been sold. The remainder of ASB's originations, approximately 88 percent of the total for the nine months ended September 30, 1996, are intended for ASB's portfolio. These loans are almost entirely COFI ARMs.

     One of the primary market segments in which ASB originates loans for its portfolio is that group of borrowers who are creditworthy, but for one reason or another are unable to provide some of the documentation required to meet agency secondary market rules. These loans are referred to as low documentation (or alternative documentation) loans. Approximately 47 percent of ASB's 1996 portfolio originations consist of low documentation loans. The documentation which is omitted generally relates to the credit or employment history of the borrower and not to the value of the collateral. All low documentation loans are fully supported by appraisals and title insurance. In addition, the maximum loan-to-value ratio on low documentation loans is 80 percent and the required ratio drops as the amount of the loan increases. The average loan-to-value ratio on all low documentation loans originated in the nine months ended September, 30, 1996 is 68 percent. Low documentation loans are generally priced at a premium to FNMA or FHLMC conforming loans.

         The delinquency experience on low documentation loans originated by ASB in 1994, 1995 and 1996 is comparable to the experience on ASB's COFI ARM portfolio as a whole. The delinquency experience on ASB's portfolio as a whole has historically been higher than the delinquency experience at WMB and WMBfsb.

         ASB does not originate residential mortgage loans in its branches. All direct originations (54.3 percent of total residential originations for the nine months ended September 30, 1996) are through its 63 loan centers. In addition, ASB indirectly originates loans through independent mortgage brokers throughout the state of California. Indirect originations accounted for 45.7 percent of total residential loan originations for the nine months ended September 30, 1996.

         ASB's wholesale mortgage broker distribution channel was established in 1991 to serve geographic regions not covered by residential loan centers. Initially the participating brokers were primarily in northern California but in 1993 the program was expanded to the rest of the state. Participation grew through 1994 and 1995 and it has become a significant element of ASB's overall lending strategy, including in its more recently opened loan production offices in Arizona, Colorado and Nevada. To monitor credit quality, ASB conducts extensive due diligence and reviews the stability and credit experience of each broker prior to accepting any loan packages. Loan production from the wholesale channel is subjected to the same underwriting standards as loan production from the residential loan centers. All underwriting decisions are made by ASB personnel.

         ASB was the second largest originator of first lien residential mortgage loans in California for the nine months ended September 30, 1996.

         Residential Construction Loans. WMB and WMBfsb provide financing for two different categories of residential construction loans. A custom construction loan is made to the intended occupant of a house to finance its construction. Speculative construction loans are made to borrowers who are in the business of building homes for resale. Speculative construction loans are made either on a house-by-house basis or, in certain circumstances, through a collateralized, limited line of credit. Speculative construction lending involves somewhat more risk than custom construction loans and involves different underwriting considerations. All construction loans require approval by various levels of Company personnel, depending on the size of the loan. Construction loans for nonconforming residential properties (properties other than single-family detached houses) are subject to more stringent approval requirements than loans for conforming properties.

         Residential construction loans are an integral part of WMB's overall lending program. Construction loans are of short duration, generally 12 to 18 months, and have adjustable rates so they are an important element in the Company's interest rate sensitivity management. Speculative construction loans are generally priced at a higher spread then permanent residential loans.

         In addition, the residential construction loan program provides a source of permanent loans. Most custom construction loans have provisions for conversion to permanent loan status upon completion of construction. Speculative construction loan builders are a good source of referrals when their buyers need financing. WMB has a program under which it waives certain closing fees for borrowers who are buying homes for which WMB provided construction financing.

         At September 30, 1996, 57 percent of the residential construction portfolio was custom construction loans and 43 percent was speculative construction loans. The demand for residential construction loans is sensitive to the same factors as the market for residential loans generally. Lower market interest rates help to improve the market for houses generally and this in turn stimulates new construction. As a result, originations of residential construction loans in the first nine months of 1996 totaled $973.4 million, an increase of 44 percent from $674.2 million for the first nine months of 1995

         ASB has never originated any residential construction loans.

         Commercial Real Estate Loans.

                  General. Commercial real estate lending generally entails greater risks than residential mortgage lending. Commercial real estate loans typically involve large loan balances concentrated with single borrowers or groups of related borrowers. In addition, the payment experience on loans secured by income-producing properties usually depends on the successful operation of the related real estate project and thus may be subject, to a greater extent, to adverse conditions in the real estate market or in the economy generally. In recent years, commercial real estate values in many areas of the country have substantially declined, particularly in California, as a result of excess supply and weak economies.

         In all commercial real estate lending, the Company considers the location, marketability and overall attractiveness of the project. Washington Mutual's current underwriting guidelines for commercial real estate loans require an economic analysis of each property with regard to the annual revenue and expenses, debt service coverage and fair value to determine the maximum loan amount. Commercial real estate loans require approval at various levels of Company personnel, depending on the size of the loan.

                  WMB and WMBfsb Commercial Real Estate Lending. The Boards of Directors of both WMB and WMBfsb have adopted lending policies that generally limit future commercial real estate loan originations to Washington, Oregon, Idaho, Utah, Montana and contiguous states. WMB's existing commercial real estate loan portfolio is principally concentrated in Washington, Oregon and California. WMBfsb's commercial real estate loan portfolio is concentrated in Utah and Montana.

         During the past few years, WMB focused its commercial real estate lending on small to mid-sized apartment lending (loans of $2.5 million or less). The focus on apartment lending has been altered by the Company's diversification into commercial banking. Both the Enterprise and Western commercial real estate portfolios consisted of predominately nonresidential commercial real estate. However, the relatively small size of both Enterprise and Western before they were merged with WMB placed constraints on the size and to some extent the type of loans they could make. For example, the individual loan size limitations made meaningful participation in office building and urban retail loans impossible. With the added flexibility provided by WMB's size, the size and also the types of commercial real estate loans that WMB will be able to make will change; this will generally increase the risk characteristics of the commercial loan portfolio.

                  ASB Commercial Real Estate Lending. ASB's commercial real estate portfolio is concentrated in California. Due to ASB's past desire to remain a "traditional thrift lender," management historically did not emphasize commercial loan originations other than for apartment properties. No commercial loans, other than apartment loans, have been originated by ASB since 1994, at which time such commercial loans represented approximately 1 percent of total loan originations by principal balance. Because of credit weaknesses in the small to mid-sized apartment house market in California, in 1994, ASB tightened its underwriting of apartment property loans. Due to tightened underwriting standards, apartment loan originations have declined as a percentage of the total from 10.9 percent in 1994 to 5.3 percent in 1995 and 4.7 percent for the first nine months of 1996. From time to time, ASB originates mobile-home loans and refinances its existing commercial loans.

         Under OTS regulations, a savings association may invest in commercial real estate loans up to 400 percent of its total risk-based capital. ASB was in compliance with this limitation at September 30, 1996. The amount of apartment lending and residential lending is not limited by federal regulation.

                  Commercial Real Estate Portfolio Management. In order to monitor its commercial real estate loan portfolio, the Company periodically (i) inspects real estate collateral based on the loan risk classification, the loan size and the location of the collateral; (ii) analyzes the economic condition of markets in which the Company has a geographic concentration; and (iii) reviews operating statements and rent rolls, updated financial and tax statements of borrowers, evidence of insurance coverage and evidence that real estate taxes have been paid. These procedures are designed to analyze the economic viability of the property and to determine whether or not the debt service coverage and loan-to-value ratios remain consistent with the Company's underwriting policies. It is the intention of management to perform a continual review of the commercial real estate loan portfolio in light of the condition of the real estate market. Based upon the above procedures, the Company classifies loans that fall below underwriting standards into various risk or watch categories.

         Loan Securitization. The Company from time to time, depending on its asset and liability management strategy, converts a portion of its loan portfolio into either FHLMC participation certificates, GNMA mortgage-backed securities or FNMA conventional mortgage-backed securities, (collectively "GSE MBS"). This securitization of its loans provides the Company with increased liquidity both because the mortgage securities are more readily marketable than the underlying loans and because they can be used as collateral for borrowing.

     WMB has historically securitized its fixed-rate loan production with the intent to sell those MBS in the secondary market and also from time to time securitizes other loans and retains the resulting MBS as investment securities. ASB generally securitizes substantially all of its fixed-rate production for potential sale in the secondary market. Loans securitized through GSEs for sale in the secondary market are sold without recourse and become obligations of the applicable GSE. Generally, the servicing of the loans is retained by the Company with the servicing fee income fixed by the relevant GSE.

     In 1995 and 1996, the Company securitized loans with FHLMC and FNMA under programs in which the owner of the MBS has recourse against the originator of the loans rather than the GSE. These MBS are generally salable in the secondary market and can be used as collateral for borrowings and to meet regulatory liquidity requirements. Generally, however, MBS created under this program are retained by the originator, and the Company has retained the majority of MBS created under these programs. In 1995, ASB created a real estate mortgage investment conduit (a "REMIC") by means of which it securitized a pool of loans consisting of $1.2 billion in apartment loans and $200.0 million of its Flex-5 Loans. To date, ASB has not sold any portion of this REMIC and the entire amount is still owned by ASB with full recourse. The Company has, however, sold securitized loans with recourse. At September 30, 1996, the Company's total recourse obligation with respect to securitized loans was $6.8 billion, of which $989.1 million represented the retained recourse obligation from securitized loans which had been sold.

         When MBS composed of loans originated by the Company's banking subsidiaries are owned by such banking subsidiaries, they are serviced in the same manner as any other loan in the loan portfolio. In addition, when loans sold with recourse become nonperforming, the loans and the associated collateral properties are included in the Company's total nonperforming assets.

         Manufactured Housing, Second Mortgage and Other Consumer Loans. WMB and WMBfsb offer consumer loan programs in Washington, Oregon, Utah, Idaho and Montana that include: (i) manufactured housing loans; (ii) second mortgage loans for a variety of purposes, including purchase, renovation, or remodeling of property, and for uses unrelated to the security; (iii) loans for the purchase of automobiles, pleasure boats and recreational vehicles; (iv) student loans; and (v) loans for general household purposes, including loans made under Washington Mutual's secured line of credit programs. Consumer loans, in addition to being an important part of the Company's orientation toward consumer financial services, promote greater net interest income stability because of their somewhat shorter maturities and faster prepayment characteristics. The size of the consumer loan portfolio has grown in recent years. It is management's intention to introduce these products into ASB's service area. Lending in this area may involve special risks, including decreases in the value of collateral and transaction costs associated with foreclosure and repossession.

         Consumer loans generally are secured loans and are made based on an evaluation of the collateral and the borrower's creditworthiness, including such factors as income, other indebtedness and credit history. Secured consumer loan amounts typically do not exceed 80 percent of the value of the collateral, less the outstanding balance of any first-mortgage loan. Manufactured housing loans do not exceed 90 percent of the value of the collateral plus taxes and other costs. Additional limitations may be based on the customer's income, credit history and other factors showing creditworthiness, and lines of credit are subject to periodic review, revision and, when deemed appropriate by the Company, cancellation as a result of changes in the borrower's financial circumstances.

         As a result of the acquisition of Pacific First, the amount of loans in the Company's portfolio that were for the purchase of recreational vehicles, pleasure boats and automobiles increased. While Washington Mutual is authorized to make these loans, they have not been a significant part of the Company's consumer loan business in recent years. At September 30, 1996, the Company's portfolio included $74.5 million of recreational vehicle loans, $42.2 million of boat loans and $70.2 million of automobile loans. The other acquisitions completed from 1993 through 1996 did not have a material effect on the Company's consumer loan portfolio.

         ASB has originated various types of consumer loans that are generally unsecured lines of credit and loans that are secured by personal property. These loans have historically been provided as a service to ASB's existing customers and have not represented a significant portion of its business. In the first quarter of 1994, ASB discontinued its credit card operations and sold its entire credit card portfolio for a gain of $25.0 million

         Commercial Business Loans. The Company's commercial business loans are mainly loans to small to mid-sized businesses and to individuals, secured by a variety of business and personal assets, real estate and equipment or are in some cases unsecured. They are originated through WMB's commercial banking division which, at September 30, 1996, accounted for $1.1 billion of WMB's assets.

         The commercial banking division offers a full range of commercial banking products and services through 47 free standing, full service commercial banking branches, supplemented by ten business banking centers located near or in WMB financial centers.

Asset Quality

         General. Washington Mutual reviews its assets for weakness on a regular basis. Reserves are maintained for assets classified as substandard or doubtful. Any portion of an asset classified as loss is immediately written off. Washington Mutual's comprehensive process for identifying impaired assets, classifying assets and asset review is performed on a quarterly basis. The objective of the review process is to identify any trends and determine the levels of loss exposure to evaluate the need for an adjustment to the reserve accounts.

         The principal measures of asset problems are the levels of nonaccrual loans, loans under foreclosure and REO (nonperforming assets or "NPAs"), levels of impaired loans, the size of the provision for loan losses, loan charge-offs and the size of the write-downs in the value of REO. See "Management's Discussion and Analysis of Financial Position and Results of Operations--Asset Quality--Classified Assets."

         Management ceases to accrue interest income on any loan that becomes 90 days or more delinquent and reserves all interest accrued up to that time. In addition, when circumstances indicate concern as to the future collectibility of the principal of a commercial real estate loan, management stops accruing interest on the loan, whether or not it has reached the 90-day delinquency point. Thereafter, interest income is accrued only if and when, in management's opinion, projected cash proceeds are deemed sufficient to repay both principal and interest. All loans on which interest is not being accrued are referred to as loans on nonaccrual status.

         Nonperforming loans include loans on which payment is 90 days or more delinquent and loans that are under foreclosure (a category that includes properties for which decrees of foreclosure have been granted but that are held under sheriffs' certificates pending expiration of the borrowers' redemption rights).

         REO. Real estate that served as security for a defaulted loan and becomes REO is recorded on the Company's books at the lower of the outstanding loan balance (net of any reserves charged off) or fair value, the determination of which takes into account the effect of sales and financing concessions that may be required to market the property. If management's estimate of fair value at the time a property becomes REO is less than the loan balance, the loan is written down at that time by a charge to the reserve for loan losses.

         The REO reserve provides for losses that may result from unforeseen market changes in the REO portfolio and declines in fair values of properties subsequent to their initial transfer to REO.

         REO properties are analyzed periodically to determine the adequacy of the REO reserve. Any adjustment in the reserve that results from such evaluations is charged to the results of REO operations in the period in which it is identified. Personal property that has been repossessed is recorded at the lower of the outstanding loan balance (net of any charge-offs) or fair value at the time the property was repossessed. See "Management's Discussion and Analysis of Financial Position and Results of Operations--Asset Quality" for further discussion.

         Provision for Loan Losses and Reserve for Loan Losses. Loan loss reserves are based upon management's continuing analysis of pertinent factors underlying the quality of the loan portfolio. These factors include changes in the size and composition of the loan portfolio, historical loan loss experience, industry-wide loss experience, current and anticipated economic conditions and detailed analysis of individual loans and credits for which full collectibility may not be assured, as well as management's policies, practices and intentions with respect to credit administration and asset management.

         As part of the process of determining the adequacy of the reserve for loan losses, management reviews the Company's loan portfolio for specific weaknesses. Residential construction, commercial real estate and commercial business loans that are above the thresholds described above or are delinquent are evaluated individually for impairment. This detailed analysis includes techniques to estimate the fair value of loan collateral and the existence of potential alternative sources of repayment. When available information confirms that specific loans or portions thereof are uncollectible, those amounts are charged-off against the reserve for loan losses. The existence of some or all of the following criteria will generally confirm that a loss or impairment has incurred: the loan is significantly delinquent and the borrower has not evidenced the ability or intent to bring the loan current; the Company has no recourse to the borrower, or if it does, the borrower has insufficient assets to pay the debt; or the fair value of the loan collateral is significantly below the current loan balance, and there is little or no near-term prospect for improvement.

         Unallocated reserves are established for loss exposure that may exist in the remainder of the loan portfolio but has not yet been identified. In determining the adequacy of unallocated reserves, management considers changes in the size and composition of the loan portfolio, actual historical loan loss experience, and current and anticipated economic conditions.

         The Company will record an additional $125.0 million in provision for loan losses in December 1996 after the Transaction. This additional provision for loan losses will be taken principally because a number of credit administration and asset management philosophies and procedures of WMB differed from those of ASB, and it is the intention of the Company to conform ASB's administration, philosophies and procedures to those of WMB. The additional provision for loan losses will to a lesser degree be provided because the Company believes that while there has been an increase in the value of residential real estate in certain California markets, a further decline in collateral values in other portions of the California real estate market has occurred.

         It is possible that the provision for loan losses may, in the future, change as a percentage of total loans. The reserve for loan losses is maintained at a level sufficient to provide for estimated loan losses based on evaluating known and inherent risks in the loan portfolio. See "Management's Discussion and Analysis of Financial Position and Results of Operations--Provision for Loan Losses and Reserve for Loan Losses."

Investing Activities

         General. Washington Mutual has authority under state law to make any investment, but may be subject to certain restrictions imposed by the Home Owners' Loan Act ("HOLA"). Under Washington state law, WMB has authority to make any investment deemed prudent by its board of directors, and may invest in commercial paper, corporate bonds, mutual fund shares, debt and equity securities issued by creditworthy entities and interests in real estate located inside or outside of Washington state. The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), however, prohibits a state bank (such as WMB) from making or retaining equity investments that are not permissible for a national bank, subject to certain exceptions.

         ASB and WMBfsb have authority to make investments specified by HOLA and applicable regulations, including the purchase of governmental obligations, investment-grade commercial paper, and investment-grade corporate debt securities. Under the laws of the states of Arizona and Washington, respectively, WM Life and Empire have broad authority to make investments in debt and equity securities subject to applicable reserve requirements and risk-based capital requirements.

         Effective January 1, 1994, Washington Mutual adopted, as required, SFAS No. 115. This statement required investment and equity securities to be segregated into three categories: "trading" securities, "held-to-maturity" securities and "available-for-sale" securities. As a result of SFAS No. 115, at September 30, 1996, a net unrealized loss (on an after-tax basis) of $19.6 million associated with the available-for-sale securities was included as a separate component of stockholder's equity. At September 30, 1996, the Company's investment portfolio included $3.0 billion of held-to-maturity securities (with a fair value of $3.0 billion), $10.1 billion of available-for-sale securities and $2.2 million of trading account securities. At September 30, 1996, MBS accounted for $11.6 billion or 89 percent of the total investment portfolio.

         The Company's investment portfolio by investment type at carrying value consisted of the following:


                                                            September 30,                          December 31,
---------------------------------------------------    -------------------  ------------------------------------------------------
(dollars in thousands)                                               1996             1995               1994              1993
---------------------------------------------------    -------------------  ------------------------------------------------------

Investment securities:
  U.S. government and agency obligations                    $     210,865    $     345,510         $  565,025       $   459,664
  Corporate debt obligations                                      538,163          607,926            617,548           550,608
  Municipal obligations                                           105,730           92,508             80,762            73,360
  Equity securities                                               617,484          525,153            387,997           347,167
---------------------------------------------------          -------------    ------------         ----------        -----------
                                                                1,472,242        1,571,097          1,651,332         1,430,799
Mortgage-backed securities:
  U.S. government agency                                       10,714,973       12,561,748          6,113,146         4,984,828
  Private issue                                                   859,300        1,222,270            913,941         1,014,843
---------------------------------------------------          -------------   -------------         ----------        -----------
                                                               11,574,273       13,784,018          7,027,087         5,999,671
Derivative instruments
  Interest rate exchange agreements                                   507          (11,847)            18,654                --
  Interest rate cap agreements                                      4,525            9,415             41,690                --
---------------------------------------------------          ------------    --------------        ----------         ----------
                                                                    5,032           (2,432)            60,344                --
---------------------------------------------------          ------------    --------------        -----------       -----------
      Total investment portfolio                              $13,051,547       $15,352,683        $8,738,763        $7,430,470
===================================================          ============    ==============        ===========       ===========

     For a discussion of the stated maturities of the Company's investment portfolio at December 31, 1995, see Notes 4 and 5 to the Supplemental Consolidated Financial Statements.

         The risk of loss upon default of the borrower is generally greater for corporate debt securities than for real estate loans. In addition, investments by the Company in debt or equity securities of an issuer are generally much larger than investments in any particular real estate loan, resulting in a greater impact on the Company in the event of default or decline in market value. The Company regularly analyzes these securities for impairment of value and makes adjustments in their carrying value or yield as appropriate.

         Historically, the yield on private-issue MBS, collateralized mortgage obligations, and purchased loan pools has exceeded the yield on GSE MBS because they expose the Company to certain risks that are not inherent in GSE MBS, such as credit risk and liquidity risk. These assets are not guaranteed by the U.S. government or one of its agencies because the loan size, underwriting or underlying collateral of these assets often does not meet set industry standards. Consequently, there is a higher potential of loss of the principal investment. Additionally, the Company may not be able to sell such assets in certain market conditions as the number of interested buyers may be limited at that time. Furthermore, the complex structure of certain collateralized mortgage obligations in the Company's portfolio increases the difficulty in assessing the portfolio's risk and its fair value. An example of some of the more complex structures include certain collateralized mortgage obligations where the Company holds subordinated tranches, certain collateralized mortgage obligations that have been resecuritized, and certain securities that contain a significant number of Jumbo loans.

          In an effort to reduce these risks, beginning in 1995, the Company has performed credit reviews on each individual security or loan pool prior to purchase. Such a review includes consideration of the collateral characteristics, borrower payment histories and information concerning loan delinquencies and losses of the underlying collateral. After a security is purchased, similar information is monitored on a periodic basis. Furthermore, the Company has established internal guidelines limiting the geographic concentration of the underlying collateral.

     At September 30, 1996, the Company held $859.3 million of private-issue MBS. Of that amount, 33 percent were the highest investment grade (AAA), 55 percent were rated investment grade (AA or A), 8 percent were rated lowest investment grade (BBB) and 4 percent were rated below investment grade (BB or below). The Company's policy is not to purchase securities that are below investment grade. The below investment grade securities in the Company's portfolio at September 30, 1996 were the result of downgrades by the rating agencies. During 1995, the Company realized $8.4 million of losses on certain securities in the below investment grade portfolio due to credit quality deterioration.

Sources of Funds

         Deposits. At September 30, 1996, WMB accepted deposits at 275 financial centers in Washington and Oregon, ASB accepted deposits at 158 branches in California, and WMBfsb accepted deposits at 26 financial centers in Utah, Idaho, Montana and Oregon. The Company's banking subsidiaries compete with other financial institutions in attracting savings deposits. Competition from commercial banks has been particularly strong due to their extensive branch systems. In addition, there is strong competition for customer dollars from credit unions, mutual funds and nonbank corporations, such as securities brokerage companies and other diversified companies, some of which have nationwide networks of offices.

         In recent years, deposit growth has resulted almost exclusively from business combinations. At September 30, 1996, the Company's deposits totaled $24.0 billion. During 1993, the acquisition of Pacific First and the merger with Pioneer added $3.8 billion and $659.5 million in deposits, respectively. Additional business combinations during 1994 and 1995 added $211.5 million and $417.1 million in deposits, respectively. The merger with ASB added $12.9 billion in deposits. ASB itself had grown deposits through acquisition, with $4.0 billion in acquired deposits over its less than eight year life. Without the addition of the acquired deposits, the Company's deposits would have decreased from December 31, 1993 to September 30, 1996.

         The Company offers traditional passbook and statement savings accounts as well as checking accounts. In addition, the Company offers money market deposit accounts ("MMDAs") with higher minimum balances that offer higher yields. The Company's deposits consisted of the following:


                                                         September 30,                              December 31,
---------------------------------------           ------------------    --------------------------------------------------------
   (dollars in thousands)                                       1996              1995                                   1994
---------------------------------------           ------------------    --------------------------------------------------------
Checking accounts:
Interest bearing                                        $ 2,037,577        $ 2,111,124                            $ 2,342,407
Noninterest bearing                                         797,717            665,205                                499,282
----------------------------------------               ------------         ----------                            -----------
                                                          2,835,294          2,776,329                              2,841,689

Savings accounts                                          1,719,506          1,905,659                              2,224,784
MMDAs                                                     5,106,381          4,667,884                              3.502,981
Time deposit accounts
    Due within one year                                  12,244,657         12,696,186                             10,496,491
    After one but within two years                          999,017          1,410,809                              2,780,944
    After two but within three years                        592,354            409,580                                765,219
    After three but within four years                       378,757            243,541                                293,167
    After four but within five years                         79,280            258,415                                293,522
    After five years                                         23,269             94,557                                145,209
----------------------------------------                -----------         ----------                              ---------
                                                         14,317,334         15,113,088                             14,774,552
========================================                ===========         ==========                             ==========
            Total deposits                              $23,978,515        $24,462,960                            $23,344,006
========================================                ===========        ===========                            ===========

     WMB's and WMBfsb's Deposits. WMB and WMBfsb offer a broad range of deposit products and at September 30, 1996 had a total of $11.1 billion in deposits, $5.3 billion of which were time deposits, $4.2 billion of which were MMDAs and savings accounts; and $1.6 billion of which were checking accounts. The most popular time deposit is a product called Investor's Choice, which is a time deposit with maturities available from one to 120 months in any one of three deposit size categories. Interest rates on Investor's Choice time deposits generally increase with increased maturity and amount. Less than 50 percent of deposits at September 30, 1996 were time deposits and of those, only $1.1 billion or 22 percent of total time deposits had original maturities longer than one year.

     Since 1995, WMB and WMBfsb have has been heavily promoting a "Free Checking" account. This account has helped to reduce the overall cost of funds by increasing the percentage of deposits that are noninterest-bearing. At September 30, 1996, $702.0 million or 45 percent of WMB's and WMBfsb's total checking accounts did not bear interest.

     WMB and WMBfsb have also actively promoted MMDAs because, while a somewhat volatile source of deposits, they have the advantage of being variable-rate liabilities. At September 30, 1996, WMB and WMBfsb had an aggregate of $3.3 billion in MMDAs and only $973.0 million in regular savings accounts.

     Wholesale  deposits,   primarily  time  deposits,  are  sold  to  political
subdivisions and public agencies. The Company considers wholesale deposits to be a borrowing source rather than a customer relationship.

     ASB's Deposits. Like WMB and WMBfsb, ASB's deposit liabilities are primarily short term. Of ASB's total deposits of $12.9 billion at September 30, 1996, only $940.0 million was in time deposits with original maturities of longer than one year.

     Like WMB, ASB has also promoted a checking account, in its case "Mileage Checking." Mileage Checking is, unlike Free Checking, an interest-bearing checking account product. At September 30, 1996, ASB had total interest-bearing checking deposits of $1.2 billion. Management of the Company hopes to reduce ASB's cost of funds in the future by introducing Free Checking in ASB's markets. Management also hopes to interest more of ASB's depositors in MMDAs, which currently account for only 6 percent of ASB's deposits.

     Borrowings and Annuities. The Company uses borrowings, in addition to deposit acquisitions, as an integral part of funding its growth. In addition to the borrowings discussed below, at September 30, 1996, the Company was in a position to obtain an additional $10.8 billion, primarily through the use of collateralized borrowings and deposits of public funds using unpledged mortgage-backed securities and other wholesale borrowing sources. See "Management's Discussion And Analysis Of Financial Position And Results Of Operation--Liquidity."

     Borrowings include the sale of securities subject to repurchase agreements, the purchase of federal funds, the issuance of mortgage-backed bonds or notes, capital notes and other types of debt securities, and funds obtained as advances from the FHLB of Seattle and the FHLB of San Francisco. The Company also has access to the Federal Reserve Bank's discount window. Under Washington state law, WMB may borrow up to 30 percent of total assets, but sales of securities subject to agreements to repurchase are not deemed borrowings under such law, and borrowings from federal, state or municipal governments, agencies or instrumentalities thereof also are not subject to the 30 percent limit.

         The following table shows the Company's borrowings:

                                                                      September 30,                           December 31,
---------------------------------------------------------    -----------------------    -------------------------------------------
(dollars in thousands)                                                         1996                    1995                   1994
---------------------------------------------------------    -----------------------    -------------------------------------------
Annuities                                                              $    868,438            $    855,503          $     799,178
Federal funds purchased                                                   1,030,500                 433,420                      -
Securities sold under agreements to repurchase                            8,615,157               7,984,756              6,637,346
Advances from the Federal Home Loan Bank                                  5,539,551               4,715,739              4,128,977
New Capital borrowings                                                      364,500                 364,500                300,500
Other                                                                       323,768                 225,717                 80,566
                                                             -----------------------    -----------------------      -------------
=========================================================
  Total borrowings                                                      $16,741,914             $14,579,635            $11,946,567
=========================================================    =======================    ========================     ==============

         The Company actively engages in repurchase agreements with authorized broker-dealers and major customers selling U.S. government and corporate securities and mortgage-backed securities under agreements to repurchase them or similar securities at a future date. At September 30, 1996, the Company had $8.6 billion of such borrowings.

         WMB, WMBfsb and WM Life are members of the FHLB of Seattle and ASB is a member of the FHLB of San Francisco. As members, each company maintains a credit line that is a percentage of its total regulatory assets, subject to collateralization requirements. At year-end 1995, WMB, ASB, WMBfsb, and WM Life had credit lines of 17 percent, 14 percent, 19 percent and 45 percent, respectively, of total regulatory assets. At September 30, 1996, advances under these credit lines totaled $5.5 billion and were secured in aggregate by grants of security interests in all FHLB stock owned, deposits with the FHLB, and certain mortgage loans and deeds of trust and securities of the U.S. government and agencies thereof.

         In August 1995, the Company filed a shelf registration statement with the Commission for the offering, on a delayed or continuous basis, of up to $250.0 million of debt securities, of which $100.0 million remains available.

         In November 1996, Washington Mutual received two commitments for Revolving Credit Facilities: a $100.0 million 364-day facility and a $100.0 million 4-year facility. Chase Manhattan Bank has agreed to act as Administrative Agent for the Facilities. Proceeds of the Facilities are available to be used as capital at a subsidiary level or for potential funding needs at the closing of the merger with Keystone Holdings, redemption of any securities of Keystone Holdings, and for general corporate purposes.

         WM Life and Empire issue fixed annuity contracts through licensed agents who are employees of subsidiaries of the Company and operate in WMB financial centers. Currently, annuities are issued primarily in Washington and Oregon. At September 30, 1996, the policy value of such contracts was $806.6 million. WM Life also issues variable annuity contracts. At September 30, 1996, the policy value of such contracts was $61.8 million. All annuity contracts impose a contractual surrender charge in the event of a customer's withdrawal of funds within a certain number of years (in the case of most of WM Life's fixed annuity contracts, five years) from the date the annuity contract was issued.

         In December 1996, the Company redeemed $20.5 million of debt securities of New Capital, and intends to redeem the remaining $344 million of New Capital debt securities in early 1997.

Asset and Liability Management

         The long-run profitability of the Company depends not only on the success of the services it offers to its customers and the quality of its loans and investments, but also the extent to which its earnings are unaffected by changes in interest rates. The Company's asset and liability management strategy attempts to reduce the risk of a significant decrease in net interest income caused by interest rate changes without unduly penalizing current earnings.

         WMB and WMBfsb, as is true of many financial institutions, has had a mismatch between the maturity of its assets and liabilities. Its customers generally prefer short-term deposits (see "Deposits") and many of them also prefer long-term fixed-rate loans. This mismatch is not a problem when interest rates are stable or declining. However, with a rise in short-term interest rates, as was experienced throughout most of 1994, the interest paid on deposits and other short-term borrowings increases much more quickly than the interest earned on loans and investments. The result for WMB was a reduction in its net interest spread and corresponding pressure on net interest income in both 1994 and 1995. One means of reducing the effect of interest rate volatility on net interest income is to shorten asset durations. In recent years, WMB and WMBfsb has attempted to do this by emphasizing ARMs and short-term consumer loan programs. At September 30, 1996, the portion of WMB's and WMBfsb's residential loans and MBS that were adjustable-rate was approximately 53 percent. ASB does not suffer from the same asset liability mismatch as WMB because the majority of its assets are COFI ARMs which reprice monthly. In times of rising interest rates, however, the Company is negatively affected by an inherent timing difference between the repricing of its ARM assets and its liabilities. The effect of this timing difference, or "lag," will be favorable during a period of declining interest rates and unfavorable in a rising interest rate environment. Although the effect of this lag generally balances out over the life of a loan, it can produce short-term volatility in the Company's net interest income during periods of interest rate movement.

         The lifetime interest rate caps which the Company offers to its ARM borrowers introduce another element of interest rate risk to the Company. In periods of high interest rates, it is possible for the index to exceed the rate on the lifetime interest rate caps offered to customers. When determined appropriate by management, the Company hedges this risk by purchasing COFI- and LIBOR-based interest rate cap and floor agreements.

     Over half of the $4.9 billion of securities reclassified from Washington Mutual's held-to-maturity category to its available-for sale category in 1995 were fixed-rate mortgage-backed securities. The reclassification will give the Company the flexibility to dispose of a portion of such securities over time and replace them with adjustable-rate assets as part of its interest rate risk management program. During the first nine months of 1996, the Company securitized and then sold a substantial portion of the fixed-rate loans it originated, while retaining nearly all of its adjustable-rate loan production. The Company retained the servicing rights to the loans that were sold. In addition, as part of the restructuring strategy initiated in late 1995, the Company purchased adjustable-rate assets and sold fixed-rate mortgage-backed assets.

         In the  future,  it is  anticipated  that a  portion  of the  remaining fixed-rate securities may be replaced with adjustable-rate GSE MBS, adjustable-rate private-issue MBS, collateralized mortgage obligations, and purchased loan pools as well as new originations of ARMs, as the fixed-rate securities pay down or are sold as market conditions permit. During periods of moderate to high market interest rates, originations of ARMs have been well received by customers. During periods of low market interest rates, however, customers have preferred fixed-rate mortgage loans. This portfolio restructuring strategy is intended to reduce the Company's interest rate sensitivity while simultaneously protecting its yield. As the Company substitutes adjustable-rate assets for fixed-rate assets, its sensitivity to future changes in interest rates decreases, because, unlike fixed-rate securities, interest rates on adjustable-rate assets change, within certain periodic and lifetime cap restraints, with corresponding changes in market rates. However, substituting adjustable-rate assets for fixed-rate assets can have two disadvantages. First, adjustable-rate assets, when compared with similar fixed-rate assets, carry additional credit risk in an increasing interest rate environment. As these assets reprice upward, the borrower's creditworthiness may become impaired. Second, the holding of adjustable-rate assets will decrease the overall portfolio yield in a stable or declining interest rate environment. Accordingly, the Company plans to replace some of its fixed-rate MBS with private-issue MBS, collateralized mortgage obligations, and purchased loan pools to minimize the decline in portfolio yield.

         Another way to reduce the effect of the volatility of interest rates is to lengthen liability durations, which is difficult because of depositors' preferences for liquidity. This was apparent from the fact that at September 30, 1996, the Company's MMDAs accounted for $4.0 billion or 17 percent of total deposits and time deposits with maturities less than one year totaled $12.2 billion or 51 percent of total deposits.

         At September 30, 1996, interest-sensitive assets of $29.9 billion and interest-sensitive liabilities of $33.9 billion were scheduled to mature or reprice within one year. At September 30, 1996, the Company's one-year gap was a negative 1.0 percent. The Company's interest rate sensitivity has decreased with the sale of WMB's fixed-rate MBS undertaken in 1996 and the retention of ARMs originated by ASB. It still, however, suffers from some short-term volatility of net income because of the impact of COFI lag. Management hopes to reduce this short-term volatility in part by increasing production of non-COFI adjustable-rate products and short-term fixed-rate products such as consumer loans. In addition to managing the terms of its actual assets and liabiilties, the Company uses derivative instruments, such as interest rate exchange agreements and interest rate cap agreements, to mitigate interest rate risk. At September 30, 1996, the Company had entered into interest rate exchange agreements and interest rate cap agreements with notional values of $14.8 billion. Without these instruments, the Company's one-year gap at September 30, 1996, would have been a negative 9.0 percent as opposed to a negative 1.0 percent. See "Supplemental Consolidated Financial Statements--Note 18: Interest Rate Risk Management" for a discussion of the use of derivative instruments.

Business Combinations

         Most of the Company's growth since 1988 has occurred as a result of banking business combinations. These institutions were generally combined with the Company's federally chartered banking subsidiaries, primarily for regulatory reasons.

         The   following   table   summarizes   Washington   Mutual's   business
combinations since April 1988:

Acquisition Name                                    Date Acquired       Loans       Deposits       Assets       Number of Branches
------------------------------------------------- ------------------- ----------- ------------- ------------- --------------------

                                                                                (dollars in millions)

Columbia Federal Savings Bank and Shoreline
  Savings Bank                                    April 29, 1988        $  551.0      $  555.0      $  752.6            26
Old Stone Bank(1)                                 June 1, 1990             229.5         292.6         294.0            7
Frontier Federal Savings Association(2)           June 30, 1990               --          95.6            --            6
Williamsburg Federal Savings Bank(2)              Sept. 14, 1990              --          44.3            --            3
Vancouver Federal Savings Bank                    July 31, 1991            200.1         253.4         260.7            7
CrossLand Savings, FSB(2)                         Nov. 8, 1991                --         185.4            --            15
Sound Savings and Loan Association                Jan. 1, 1992              16.8          20.5          23.5            1
World Savings and Loan Association(2)             March 6, 1992               --          37.8            --            2
Great Northwest Bank                              April 1, 1992            603.2         586.4         710.4            17
Pioneer Federal Savings Bank                      March 1, 1993            624.5         659.5         926.5            17
Pacific First                                     April 9, 1993          3,770.7       3,831.7       5,861.3           129
Far West Federal Savings Bank(2)                  April 15, 1994              --          42.2            --            3
Summit Savings Bank                               Nov. 14, 1994            127.5         169.3         188.1            4
Olympus Bank, a Federal Savings Bank              April 28, 1995           237.8         278.6         391.4            11
Enterprise Bank                                   Aug. 31, 1995             92.8         138.5         153.8            1
Western Bank                                      Jan. 31, 1996            500.8         696.4         776.3            42
Utah Federal Savings Bank(3)                      Nov. 30, 1996             87.5         106.9         122.2            5
American Savings Bank(3)                          Dec. __, 1996         13,844.0      12,902.0      21,317.4           158
United Western Financial Group(3)                 Jan. __, 1997            217.9         294.4         414.9            9
--------------

     (1) This was an acquisition of selected assets and liabilities.

     (2) The acquisition was of branches and deposits only. The only assets acquired were branch facilities or loans collateralized by acquired savings deposits.

     (3) Information given at September 30, 1996.

         See "Supplemental Consolidated Financial Statements --Note 2: Business Combinations" for a discussion of the accounting treatment of certain of the acquisitions.

Employees

         The number of full-time equivalent employees at the Company increased from 7,915 at December 31, 1995 to 8,214 at September 30, 1996. The Company believes that it has been successful in attracting quality employees and believes its employee relations are excellent.


Taxation

         General. For federal income tax purposes, the Company reports its income and expenses using the accrual method of tax accounting and uses the calendar year as its tax year. Except for the interest expenses rules pertaining to certain tax exempt income applicable to banks and the recently repealed bad debt reserve deduction, the Company is subject to federal income tax, under existing provisions of the Code, in generally the same manner as other corporations.

     Tax Bad Debt Reserve Recapture. The recently enacted "Small Business Job Protection Act of 1966" (the "Job Protection Act") requires that qualified thrift institutions, such as Washington Mutual and ASB, generally recapture for federal income tax purposes that portion of the balance of their tax bad debt reserves that exceeds the December 31, 1987 balance, with certain adjustments. Such recaptured amounts are to be generally taken into ordinary income ratably over a six year period beginning in 1996, or as late as 1998 if certain conditions are met. Accordingly Washington Mutual will have to pay an additional approximately $4.2 million (based upon current federal income tax rates) in federal income taxes each year of the six-year period due to the Job Protection Act. As required by the Merger Agreement, Keystone Holdings filed amended federal income tax returns with the IRS for 1992 and 1993 in order to reduce the tax bad debt reserve recapture amount that ASB would otherwise incur due to the Job Protection Act. The Company believes that because ASB will be able to offset the majority of its bad debt reserve recapture amounts with ASB's net operating loss carryforward deductions, the foregoing recapture provisions will not have a material effect on ASB.

         The Job Protection Act also repeals the reserve method of accounting for tax bad debt deductions and, thus, requires thrifts to calculate the tax bad debt deduction based on actual current loan losses.

     Net Operating Loss Carryforward Deductions. Due to Section 382 of the Code, most of the value of the net operating loss carryforward deductions described in the Consolidated Financial Statements of Keystone Holdings will be eliminated due to the Transaction. Accordingly, the future tax savings attributable to such net operating loss carryforward deductions (other than amounts used to offset bad debt reserve deduction recapture described above for ASB) will be greatly reduced. Further, the actual savings due to such reduced net operating loss carryforward deductions will be even further reduced due to a provision in the FRF Agreements generally requiring that approximately 75% of the federal tax savings resulting from such net operating loss carryforwards be paid to the FRF.

         State Income Taxation. The state of Washington does not currently have a corporate income tax. A business and occupation tax based on percentage of gross receipts is assessed on businesses. Currently, interest received on loans secured by first mortgages or deeds of trust on residential properties is not subject to such tax. However, it is possible that legislation will be introduced that would repeal or limit this exemption.

         The states of California, Oregon, Utah, Idaho, Montana, Colorado and Nevada have corporate income taxes, which are imposed on companies doing business in those states. The Company's substantial operations in California and Oregon will result in substantial corporate income tax expenses in such states. As the Company's operations in the remaining states increase, the corporate income taxes will have an increasing effect on Company's results of operations or financial condition.

         If and to the extent the Company carries on activities in other states, the Company may in certain circumstances be subject to tax in such states.

Tax-Related Agreements

         Closing Agreements. In connection with the 1988 Acquisition, the Internal Revenue Service entered into the Closing Agreement with respect to the federal income tax consequences of the 1988 Acquisition and certain aspects of the taxation of Keystone Holdings and certain of its affiliates. The Closing Agreement contains provisions that are intended to ensure that losses generated by New West would be available to offset income of ASB for federal income tax purposes. To accomplish this, the Closing Agreement provides, among other things, that: (a) the 1988 Acquisition was a tax-free reorganization, (b) the tax attributes of the Failed Association, including net operating losses and tax bad debt reserves, carried over to ASB, (c) as long as ASB qualified as a domestic building and loan association and New West was its nominee, any assistance received or accrued from the FRF would be excluded from gross income, and (d) as long as certain conditions (the "nominee conditions") existed, New West would be a nominee for ASB with the result that all of New West's income, deductions, gains and losses would be treated as ASB's income, deductions, gains and losses.

         The California Franchise Tax Board issued an opinion letter with provisions substantially similar to the Closing Agreement; thus, New West's losses similarly should be available to offset ASB's income for California franchise tax purposes. In 1993, California enacted legislation reducing the net operating loss carryforward period to 10 years from 15 years for losses incurred prior to 1994 related to assets acquired in a tax-free reorganization such as that used in the 1988 Acquisition. No adverse effect is expected from this legislative change.

         Federal legislation enacted in 1993 retroactively disallowed certain losses and bad debt deductions relating to assets acquired in a federally assisted transaction. This legislation reduced Keystone Holdings' federal net operating loss carryforward by approximately $445 million. The federal net operating loss carryforwards available to Keystone Holdings at December 31, 1995 total approximately $3.2 billion. See "Taxation--Net Operating Loss Carryfoward Deductions."

         On October 24, 1995, New West and ASB ceased to meet the nominee conditions. Accordingly, the tax benefits generated by any future losses of New West may not offset ASB's taxable income.

         Assistance Agreement. The Assistance Agreement between Keystone Holdings and it subsidiaries is designed, in part, to provide that over time, 75 percent of most of the federal tax savings and 19.5 percent of most of the state tax savings (in each case computed in accordance with specific provisions contained in the Assistance Agreement) attributable to the utilization of any current losses or tax loss carryforwards of New West are paid ultimately to the FRF. The provision for such payments is reflected in the financial statements as "Payments in Lieu of Taxes."

         Tax Settlement Agreement. The Tax Settlement Agreement, which was a condition to closing the Transaction, resolved certain disputes that arose between Keystone Holdings and certain of its affiliates and the FDIC-Manager regarding interpretations of provisions in the FRF Agreements pertaining to the general requirement that approximately 75% of the federal income tax savings attributable to New West be paid to the FRF. The Tax Settlement Agreement required Keystone Holdings to pay $10.5 million to the FRF upon the closing of the Transaction, in addition to any other undisputed amounts owed.

         Tax Sharing Agreement. Under the Tax Sharing Agreement entered into by Keystone Holdings and its subsidiaries, ASB and its parent are required to pay to Keystone Holdings an amount equal to the federal income tax liability that such corporations would have had if they had filed a separate consolidated federal income tax return, except that such separate federal income tax liability is to be calculated excluding certain significant deductions (including NOL carryforwards attributable to New West) and with certain other adjustments and including as an add-back, for years ending before 1995 the agreed upon amortization of the excess of tax basis over value of the assets (the "mark adjustment") acquired by ASB in the 1988 Acquisition. A similar concept applies in determining the amount of the tax sharing payment related to the California franchise tax that ASB must pay to Keystone Holdings. See Note 21, "Payments in Lieu of Taxes," in the Notes to the Supplemental Consolidated Financial Statements and Supplementary Data.

Environmental Regulation

         The Company's business and properties are subject to federal and state laws and regulations governing environmental matters, including the regulation of hazardous substances and wastes. For example, under the federal Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") and similar state laws, owners and operators of contaminated properties may be liable for the costs of cleaning up such substances without regard to whether such persons actually caused the contamination. Such laws may affect the Company both as an owner of properties used in or held for its business, and as a secured lender of property that is found to contain hazardous substances or wastes. With respect to a property owned by the Company, the Company has been notified that it may be liable for certain investigatory and other costs related to groundwater contamination allegedly caused by dry cleaners purported to have formerly operated at the property, prior to the Company's ownership. The Company believes it has meritorious defenses in this matter and plans to vigorously defend against any liability therefor. There can be no assurance, however, that the Company will not incur liability for this matter or that any such liability will not be material.

         Further, although CERCLA exempts holders of security interests, the exemption may not be available if a secured party engages in the management of its borrower or the collateral property in a manner deemed beyond the protection of the secured party's interest. While the United States Environmental Protection Agency and a number of courts have provided some guidance to lenders to assure themselves of activities they may undertake and remain within CERCLA's secured party exemption, other courts have narrowly construed the exemption against lenders, particularly in foreclosure proceedings. As a result, CERCLA and similar state statues may affect the Company's decision whether to foreclose on property that is found to be contaminated. It is the Company's general policy to obtain an environmental assessment prior to foreclosure of commercial property. The existence of hazardous substances or wastes on such property may cause the Company to elect not to foreclose on the property, thereby limiting, and in some instances precluding, the Company from realizing on such loans.

                              SELLING STOCKHOLDERS

         The Selling Stockholders consist of the FRF and certain KHP Investors all of whom received shares of Common Stock in the Transaction. The following table sets forth the number of Shares beneficially owned and being offered by each Selling Stockholder specified. Except as set forth below, none of the Selling Stockholders has held any position or office or otherwise had a material relationship with the Company within the past three years other than as a result of the ownership of the shares of Common Stock. The Selling Stockholders collectively own approximately ____ percent of all shares of Common Stock outstanding, based on ____ shares of Common Stock outstanding on ________, 1996.

                                        Shares Beneficially                             Shares Beneficially
                                         Owned Prior to the        Number of Shares         Owned After the
Selling Stockholders                            Offering(1)                 Offered             Offering(1)
-------------------------------------- --------------------- ----------------------- -----------------------
FSLIC Resolution Fund                            14,000,000              14,000,000                       0
Andrew E. Furer                                     841,395                 841,395                       0
William E. Oberndorf                                328,465                 100,000                 228,465
Barry R. Jackson Revocable Trust                    157,802                  50,000                 107,802
William P. Hallman, Jr.                              78,777                  38,777                  40,000
KHI Associates, L.P.                                349,726                  36,223                 313,503
26 Savings Associates, L.P.                         156,142                  18,910                 137,232
---------------------------------                ----------              ----------                 -------
TOTAL                                            15,912,307              15,085,305                 827,002
---------------------------------                ----------              ----------                 -------

(1)  Does not include each Selling Stockholder's contingent right to receive its
     pro  rata  interest  in  the  8,000,000   Litigation  Escrow  Shares.  Upon
     consummation of this offering, none of the Selling Stockholders will own in excess of 1% of the Company's outstanding Common Stock.

         Such Shares were acquired by the FRF pursuant to the Warrant Exchange Agreement as part of the Transaction. See "Summary--Background of the
Transaction." The FRF held the Warrants since 1989, when all assets and liabilities of the FSLIC, including the Warrants that the FSLIC received as part of the 1988 Acquisition, were transferred to the FRF, the statutory successor to the FSLIC, pursuant to federal legislation. As part of the 1988 Acquisition, the FSLIC (or its statutory successor, the FRF) has, pursuant to contractual agreements entered into that time, as such agreements have been amended from to time, provided a variety of forms of financial assistance to ASB and certain of its affiliates. See "Summary--Background of the Transaction" and "Business--Tax-related Agreements." As government-controlled entities of the United States of America, the FRF and the FDIC-Manager benefit from certain governmental immunities from actions under the federal securities laws. See "Risk Factors--Governmental Immunity of the FRF and FDIC-Manager as Selling Stockholder." At the time of completion of the offering to which this Prospectus relates, the FRF will not hold, in any capacity, any other securities of the Company, other than the FRF's contingent right to receive a portion of the Litigation Escrow Shares. See "The Keystone Transaction--The Litigation Escrow." In addition, Mr. William Longbrake, the Company's Senior Executive Vice President and Chief Financial Officer, served as Chief Financial Officer and Deputy to the Chairman for Financial Policy at the FDIC from February 1995 through September 1996.

         Mr. Furer is a limited partner of KHP and received the Shares held by him and being offered hereunder upon the distribution of such shares by KHP upon consummation of the Transaction. See "The Keystone Transaction -- The Transaction." For different periods during the three-year period prior to the date of the offering to which this Prospectus relates, Mr. Furer was a director of Keystone Holdings, New American, New Capital, NACH, ASB, American Real Estate Group, ("AREG"), and New West and was Chairman of the Audit Committee of the board of directors of each of ASB, New West, and AREG. Mr. Furer resigned as director and as a member of the Audit Committee of AREG on February 15, 1994; resigned as director and as a member of the Audit Committee of New West on April 22, 1994; and resigned all other directorships referred to above (and as a member of the Audit Committee of ASB) on July 18, 1996. Mr. Furer is, and for the three-year period prior to the date of the offering to which this Prospectus relates, Mr. Furer has been, a Managing Partner of Castine Partners, which assisted in the organization and execution of the 1988 Acquisition and monitored this investment on behalf of KHP. At the time of completion of the offering to which this Prospectus relates, Mr. Furer will not hold, in any capacity, any other securities of the Company, other than his contingent right to receive a portion of the Litigation Escrow Shares. See "The Keystone Transaction -- The Litigation Escrow."

                 DESCRIPTION OF WASHINGTON MUTUAL CAPITAL STOCK

     Washington Mutual is authorized by its Restated Articles of Incorporation (the "Articles") to issue up to 350,000,000 shares of no par value Common Stock and up to 10,000,000 shares of Preferred Stock, no par value. At November 22, 1996, there were issued and outstanding 72,358,795 shares of Common Stock, 2,752,500 shares of 9.12% Noncumulative Perpetual Preferred Stock, Series C (the "Series C Preferred"); 1,395,065 shares of $6.00 Noncumulative Convertible Perpetual Preferred Stock, Series D (the "Series D Preferred"); and 1,970,000 shares of 7.60% Noncumulative Perpetual Preferred Stock, Series E (the "Series E Preferred"). Collectively, the Series C Preferred, Series D Preferred and Series E Preferred are referred to as the "Preferred Stock."

Common Stock

         Each holder of Common Stock is entitled to one vote for each share held by such holder on all matters voted upon by holders of Common Stock. Shareholders are not permitted to cumulate their votes for the election of directors.

         In the unlikely event of liquidation, dissolution or winding up of Washington Mutual, holders of Common Stock will be entitled to share ratably in any remaining assets of Washington Mutual, in cash or in kind, after payment or provision for payment of all liabilities and the liquidation preference of any outstanding Preferred Stock.

         Holders of Common Stock are not entitled to preemptive rights with respect to any additional shares that may be issued.

         The authorized but unissued and unreserved shares of Common Stock will be available for general corporate purposes, including but not limited to possible issuance in exchange for capital notes, as stock dividends or stock splits, upon conversion of preferred stock in future mergers or acquisitions, under a cash dividend reinvestment plan, for employee benefit plans, or in a future underwritten or other public offering. Except as required to approve the transactions in which the additional authorized shares of Common Stock would be issued, no shareholder approval will be required for the issuance of these shares.

Preferred Stock

         Each series of Preferred Stock is prior to Common Stock as to dividends and payments upon liquidation, dissolution or winding up, but does not confer general voting rights.

         The Series C Preferred has a liquidation preference of $25.00 per share plus dividends accrued and unpaid for the then-current dividend period, and is not convertible into any other Washington Mutual securities. Dividends on the Series C Preferred, if and when declared by the Washington Mutual Board of Directors, or a duly authorized committee thereof, are noncumulative, are payable quarterly and are set at an annual rate of $2.28 per share. On or after December 31, 1997, Washington Mutual may at its option redeem the Series C Preferred. On November 30, 1996, the Company mailed a notice of redemption to holders of the Series D Preferred notifying them that the Series D Preferred will be redeemed on December 31, 1996. Management anticipates that substantially all of the Series D Preferred will be converted into approximately 5.4 million shares of Common Stock.

         The Series D Preferred has a liquidation preference of $100.00 per share plus dividends accrued and unpaid for the then-current dividend period, and is convertible into shares of Common Stock. Dividends on the Series D Preferred, if and when declared by the Washington Mutual Board of Directors, or a duly authorized committee thereof, are noncumulative, are payable quarterly and are set at an annual rate of $6.00 per share. On or after December 31, 1996 Washington Mutual may at its option redeem the Series D Preferred. On November 30, 1996, the Company mailed a notice of redemption to holders of the Series D Preferred Stock notifying them that the Series D Preferred Stock will be redeemed on December 31, 1996. The Company anticipates that substantially all of the Series D Preferred Stock will be converted into approximately 5.4 million shares of Common Stock.

         The Series E Preferred has a liquidation preference of $25.00 per share plus dividends accrued and unpaid for the then-current dividend period, and is not convertible into any other Washington Mutual securities. Dividends on the Series E Preferred, if and when declared by the Washington Mutual Board of Directors, or a duly authorized committee thereof, are noncumulative, are payable quarterly and are set at an annual rate of $1.90 per share. On or after September 15, 1998, Washington Mutual may at its option redeem the Series E Preferred.

Dividend Policy

         Dividends may be paid on the Common Stock as and when declared by the Washington Mutual Board of Directors out of funds legally available for the payment of dividends. Each quarter, the Washington Mutual Board of Directors considers the payment of dividends. The factors affecting this determination include Washington Mutual's long-term interests, current and projected earnings, adequacy of capitalization, expected asset and deposit growth as well as other financial conditions, legal, regulatory and contractual restrictions, and tax considerations.

         According to Washington law, Washington Mutual dividends may be paid only if, after giving effect to the dividend, Washington Mutual will be able to pay its debts as they become due in the ordinary course of business and Washington Mutual's total assets will not be less than the sum of its total liabilities plus the amount that would be needed, if Washington Mutual were to be dissolved at the time of the dividend, to satisfy the preferential rights of persons whose right to payment is superior to those receiving the dividend. Washington Mutual's ability to pay dividends is also dependent on the ability of WMB, and ASB, and WMBfsb and other subsidiary operations to pay dividends to Washington Mutual.

         The three series of outstanding Preferred Stock rank prior to the Common Stock and to all other classes and series of equity securities of Washington Mutual, other than any classes or series of equity securities of Washington Mutual ranking on a parity with the Preferred Stock.

         The rights of holders of Preferred Stock to receive dividends is noncumulative. Accordingly, if the Washington Mutual Board of Directors fails to declare a dividend on any dividend payment date, the holders of Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date and Washington Mutual will have no obligation to pay the dividend accrued for such period, whether or not dividends are declared payable on any future dividend payment dates.

         Full dividends on Preferred Stock must be declared and paid or set apart for payment for the most recent dividend period ended before (i) any dividend (other than in Common Stock) on stock junior to the Preferred Stock ("Junior Stock") may be declared or paid or set aside for payment or other distribution made upon the Common Stock or on any other Junior Stock or (ii) Junior Stock is redeemed (or any moneys are paid to or made available for a sinking fund for the redemption of any share of any such stock) or any Junior Stock or stock on a parity with Preferred Stock is purchased or otherwise acquired by Washington Mutual for any consideration except by conversion into or exchange for Junior Stock.

         The Washington Mutual Board of Directors may issue Preferred Stock that is entitled to such dividend rights as the Washington Mutual Board of Directors may determine, including priority over Common Stock in the payment of dividends.

Certain Anti-Takeover Provisions in Washington Mutual's Articles and Bylaws

         The Articles and bylaws of Washington Mutual currently contain provisions that may assist the Washington Mutual Board in resisting, or enabling the Washington Mutual Board to resist, a takeover attempt it does not consider beneficial to Washington Mutual. These provisions are designed to inhibit hostile takeovers and encourage potential acquirers to negotiate with the Washington Mutual Board. The possible effect of these provisions may be to delay, defer, or prevent a change in control of Washington Mutual.

         Authority to Issue Preferred Stock. The Washington Mutual Board is authorized to issue preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions, including dividend rights, conversion rights, voting rights, rights and terms of redemption, redemption price or prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without any further vote or action by the shareholders. Washington Mutual has no present plans to issue any additional shares of preferred stock.

         No Cumulative Voting. The Articles do not provide for cumulative voting. As a result, to be ensured of representation on the Washington Mutual Board, a shareholder must control the votes of a majority of the shares present and voting at a shareholders' meeting at which a quorum is present. In addition, the Articles provide that a transaction is not void or voidable solely by virtue of the interested status of a director in such a transaction, if the relationship is known or disclosed and a sufficient number of disinterested directors, at a meeting at which a quorum is present, approve the transaction.

         Classified Board of Directors. Article IV of the Articles provides that the Washington Mutual Board is to be divided into three classes as nearly equal in number as possible. A classified board of directors could make it more difficult for Washington Mutual shareholders, including those holding a majority of the outstanding Common Stock, to force an immediate change in the composition of the majority of the Washington Mutual Board.

         Approval of Mergers, Consolidations, Sale of Substantially All Assets and Dissolution. Article IX of Washington Mutual's Articles provides that if, pursuant to the Washington Business Corporation Act, Washington Mutual's shareholders are required to approve a merger and if two-thirds of the Washington Mutual Board vote to recommend the merger to the Washington Mutual shareholders, then the merger may be approved by a vote of the Washington Mutual shareholders holding a majority of the outstanding voting shares.

         In addition, Article XI of the Articles prohibits, except under specified circumstances, Washington Mutual (or any subsidiary of Washington Mutual) from engaging in certain significant business transactions with a "Major Stockholder" (defined as a person who, without the prior approval of the Washington Mutual Board, acquires beneficial ownership of five percent or more of the votes held by the holders of the outstanding shares of Washington Mutual's voting stock). Prohibited transactions include, among others, any merger with, disposition of assets to, acquisition by Washington Mutual of the assets of, issuance of securities of Washington Mutual to, or acquisition by Washington Mutual of securities of a Major Stockholder, or any reclassification of the voting stock of Washington Mutual or of any subsidiary beneficially owned by a Major Stockholder, or any partial or complete liquidation, spin off, slit off or split up of Washington Mutual or any subsidiary. The above prohibitions do not apply, in general, if the specific transaction is approved by a supermajority vote of either the Washington Mutual Board or the holders of voting stock owned other than by any Major Stockholder. The Articles also provide that during the time a Major Stockholder exists, Washington Mutual may voluntarily dissolve only upon the unanimous consent of its stockholders or an affirmative vote of at least two-thirds of its directors and the holders of at least two-thirds of both the shares entitled to vote on such a dissolution and of each class of shares entitled to vote on such a dissolution as a class, if any. Amendments to this Article XI require the affirmative vote of 95% of Washington Mutual shareholders holding voting stock beneficially owned by stockholders other than any Major Stockholder.

         Shareholder Rights Plan. In October 1990, WMSB's board of directors adopted a shareholder rights plan and declared a dividend of one right for each outstanding share of common stock of WMSB to stockholders of record on October 31, 1990. The Company has assumed the shareholder rights plan. The rights have certain antitakeover effects and are intended to discourage coercive or unfair takeover tactics and to encourage any potential acquirer to negotiate a price fair to all stockholders. The rights may cause substantial dilution to an acquiring party that attempts to acquire the Company on terms not approved by the Board, but they will not interfere with any friendly merger or other business combination. The plan was not adopted in response to any specific effort to acquire control of the Company.

         The rights are not exercisable until the tenth day after a party acquires beneficial ownership of 20 percent or more of outstanding Common Stock or commences or publicly announces for the first time a tender offer to do so. Each right entitles the holder to purchase one share of Common Stock for an exercise price that is currently $26.67 per share. In the event, among certain other specified events, that an acquiring party thereafter gains control of 30 percent or more of the Common Stock, any rights held by that party will be void and, for the next 60 days, all other holders of rights can receive that number of shares of Common Stock having a market value of two times the exercise price of the right. The rights, which expire on October 16, 2000, may be redeemed by the Company for $0.0044 per right prior to being exercisable. Until a right is exercised, the holder of that right will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

                                  UNDERWRITING

         Subject to the terms and conditions set forth in the purchase agreement (the "Purchase Agreement") among the Company, the Selling Stockholders and the underwriters (the "Underwriters"), the Selling Stockholders have agreed to sell to each of the Underwriters, and each of the Underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Friedman, Billings, Ramsey & Co., Inc. are acting as representatives (the "Representatives"), has severally agreed to purchase from the Selling Stockholders the number of Shares set forth opposite its name below.

     Underwriters                                       Number of Shares

Merrill Lynch Pierce Fenner & Smith
          Incorporated
Friedman, Billings, Ramsey & Co., Inc.                  ----------------
                 Total                                     15,085,035
                                                        ================

         The Representatives have advised the Company that the Underwriters propose initially to offer the Shares to the public at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess of $___ per share. The Underwriters may allow, and such dealers may re-allow, a discount not in excess of $___ per share on sales to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

         The Company and the Selling Stockholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

         The Company has agreed that it will not, with certain exceptions, offer, sell or otherwise dispose of any shares of Common Stock for a period of 60 days from the date of this Prospectus without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. This prohibition will not affect shares of Common Stock issued by the Company pursuant to acquisitions, employee or director benefit plans, any dividend reimbursement plan, an acquisition, or the conversion or exercise of securities convertible into or exercisable for Common Stock.

         Merrill Lynch, Pierce, Fenner & Smith Incorporated renders various financial advisory services to the Company from time to time.

                           ERISA MATTERS

         Washington Mutual and certain of its subsidiaries and affiliates, including WMB, Murphey Favre, Composite Research and WM Life, may be considered "parties in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or "disqualified persons" within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many employee benefit plans and individual retirement accounts ("IRAs"), including without limitation by reason of providing trust custodial services, annuity products, investment advice or brokerage services to such plans and IRAs. Prohibited transactions within the meaning of ERISA or the Code may occur if, for example, the Shares are acquired by an employee benefit plan or IRA or an entity (such as an insurance company general account) deemed to be investing assets of an employee benefit plan, unless such Shares are acquired pursuant to an exemption from the prohibited transaction rules. Any such plan or entity proposing to invest in the Shares should consult with its legal counsel.

                                     EXPERTS

         The Supplemental Consolidated Financial Statements of the Company, as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, included in this Prospectus and Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein. Insofar as the report of Deloitte & Touche LLP relates to the amounts included for Keystone Holdings Inc. and subsidiaries for 1995, 1994, and 1993 it is based solely on the report of other auditors. The consolidated financial statements of Keystone Holdings Inc. and subsidiaries for 1995, 1994 and 1993, incorporated herein by reference from the Proxy Statement dated November 12, 1996 have been audited by KPMG Peat Marwick LLP, independent auditors, as stated in their report also incorporated herein by reference. The consolidated financial statements of the Company incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1995, as amended by Form 8-K dated October 18, 1996, Form 8-K/A dated October 23, 1996, and Form 8-K/A dated October 25, 1996 also have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference. Such financial statements of the Company and Keystone Holdings, Inc. are included herein or incorporated by reference in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

         The validity of the issuance of the Common Stock offered hereby has been passed upon by Foster Pepper & Shefelman, counsel to Washington Mutual. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California. As of December 2, 1996, individual members of Foster Pepper & Shefelman owned an aggregate of 43,953 shares of Common Stock, 160 shares of Series C Preferred and 100 shares of Series D Preferred.

                              AVAILABLE INFORMATION

         Washington Mutual is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. The reports, proxy statements and other information filed by Washington Mutual with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center (13th Floor), New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, at prescribed rates. The Commission also maintains a Web site that contains copies of reports, proxy and information statements and other information regarding registrants that file electronically, including the Company, with the Commission at http://www.sec.gov. In addition, material filed by Washington Mutual can be inspected at the offices of the National Association of Securities Dealers, Inc., Report Section, 1735 K Street N.W., Washington, D.C. 20006. This Prospectus does not contain all of the information set forth in the Registration Statement, which Registration Statement the Company has filed with the Commission. In accordance with the rules and regulations of the Commission, this Prospectus does not contain certain information contained in the Registration Statement to which reference is hereby made for further information. Statements in this Prospectus regarding the contents of any contract or other document are not necessarily complete; with respect to each such contract or document, reference is made to the copy of such document filed with the Commission for a more complete description of the matter involved, and each statement shall be deemed to be qualified in its entirety by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed with the Commission by Washington Mutual pursuant to the Exchange Act are incorporated by reference in this Prospectus:

     1. Annual Report on Form 10-K for the year ended December 31, 1995; 2. Quarterly Reports on Form 10-Q, as amended, for each of the quarterly periods ended March 31, 1996, June 30, 1996 and September 30, 1996; 3. Current Report on Form 8-K dated March 15, 1996; 4. Item 2 of Current Report on Form 8-K dated July 22, 1996; 5. Current Report on Form 8-K dated October 18, 1996, as amended by Form 8-K/A dated October 23, 1996, as amended by Form 8-K/A dated October 25, 1996; and 6. Appendix B, pages B-1 through B-54, of the Company's definitive proxy statement dated November 12, 1996.

         All  documents  and  reports  filed by  Washington  Mutual  pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of offering of the Shares shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         This Prospectus incorporates documents by reference that are not presented herein or delivered herewith. These documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference) are available upon request to each person to whom a copy of this Prospectus is delivered, without charge, upon request to the Company at Investor Relations, Washington Mutual, Inc., Washington Mutual Tower, 1201 Third Avenue, 12th Floor, Seattle, Washington 98101 (telephone number (206) 461-3187).


                SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS OF
                    WASHINGTON MUTUAL, INC. AND SUBSIDIARIES



                                      INDEX

Unaudited Supplemental Consolidated Financial Statements as of September 30, 1996 and 1995           Page


   Supplemental Consolidated Statements of Income for the nine months ended September 30, 1996
       and 1995.....................................................................................   F-2
   Supplemental Consolidated Statements of Financial Position as of September 30, 1996 and
       December 31, 1995............................................................................   F-4
   Supplemental Consolidated Statement of Stockholders' Equity for the nine months ended
       September 30, 1996...........................................................................   F-5
   Supplemental Consolidated Statements of Cash Flows for the nine months ended
       September 30, 1996 and 1995..................................................................   F-6
   Notes to Supplemental Consolidated Financial Statements..........................................   F-8


Supplemental Consolidated Financial Statements as of December 31, 1995, 1994 and 1993

   Independent Auditors' Report.....................................................................   F-10
   Supplemental Consolidated Statements of Income for the years ended December 31, 1995,
       1994 and 1993................................................................................   F-11
   Supplemental Consolidated Statements of Financial Position as of December 31, 1995 and 1994......   F-13
   Supplemental Consolidated Statements of Stockholders' Equity for the years ended
       December 31, 1995, 1994 and 1993.............................................................   F-14
   Supplemental Consolidated Statements of Cash Flows for the years ended December 31, 1995,
        1994 and 1993...............................................................................   F-15
   Notes to Supplemental Consolidated Financial Statements..........................................   F-17



                 SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME

                                                                                      Nine Months
                                                                                  Ended September 30,
(dollars in thousands, except for per share amounts)                                 1996             1995
-----------------------------------------------------------------------------------------------------------
                                                                                   (unaudited)
Interest Income
Loans                                                                       $ 1,557,650        $ 1,525,432
Available-for-sale securities
                                                                                607,748            252,896
Held-to-maturity securities
                                                                                171,164            308,308
Notes receivable
                                                                                      -             56,650
Cash equivalents
                                                                                  2,023              2,431
-----------------------------------------------------------------------------------------------------------
  Total interest income
                                                                              2,338,585          2,145,717
Interest Expense
Deposits
                                                                                799,045            842,413
Borrowings
                                                                                656,157            582,676
-----------------------------------------------------------------------------------------------------------
  Total interest expense
                                                                              1,455,202          1,425,089
-----------------------------------------------------------------------------------------------------------
     Net interest income
                                                                                883,383            720,628
Provision for loan losses
                                                                                 58,138             57,540
-----------------------------------------------------------------------------------------------------------
     Net interest income after provision for loan losses                                           663,088
                                                                                825,245
Other Income
Depositor fees                                                                   76,309
                                                                                                    55,361
Loan servicing fees                                                              31,769             21,050
Other service fees                                                               38,640             36,685
Other operating income                                                           25,804             22,289
Gain on sale of loans, inclusive of write-downs                                  15,223             (2,117)
Gain (loss) on sale of other assets, inclusive of write-downs                    (3,923)               726
Loss on sale of covered assets                                                                     (37,399)
                                                                                      -
Federal Deposit Insurance Corporation ("FDIC") assistance
  on covered assets                                                                                 55,630
                                                                                      -
-----------------------------------------------------------------------------------------------------------
  Total other income                                                            183,822            152,225
Other Expense
Salaries and employee benefits                                                  250,106            233,785
Occupancy and equipment                                                          88,592             82,665
Regulatory assessments                                                           36,533             41,124
SAIF recapitalization assessment                                                124,193
                                                                                                         -
Data processing fees                                                             28,766             24,527
Other operating expense                                                         127,062            113,623
Amortization of goodwill and other intangible assets                             20,881             21,337
Real estate owned ("REO") operations, inclusive of
  write-downs                                                                     8,409              7,963
-----------------------------------------------------------------------------------------------------------
  Total other expense                                                           684,542            525,024
-----------------------------------------------------------------------------------------------------------
     Income before income taxes and minority interest                           324,525            290,289
Income taxes                                                                     97,344             77,877
Provision (benefit) for payments in lieu of taxes                                14,465             (1,410)
-----------------------------------------------------------------------------------------------------------
     Income before minority interest                                            212,716            213,822
Minority interest in earnings of consolidated subsidiaries                      (10,504)           (12,244)
===========================================================================================================
Net Income                                                                    $ 202,212        $   201,578

===========================================================================================================
Net Income Attributable to Common Stock                                        $188,397        $    187,640

===========================================================================================================

            SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME CONTINUED

                                                                                      Nine Months
                                                                                  Ended September 30,
------------------------------------------------------------------------------------------------------------
                                                                                   1996             1995
-----------------------------------------------------------------------------------------------------------
                                                                                   (unaudited)
Per share amounts -- primary
Net Income
                                                                                  $1.68             $1.72
===========================================================================================================

Per share amounts -- fully diluted
Net Income                                                                        $1.66             $1.69
===========================================================================================================

See Notes to Supplemental Consolidated Financial Statements


                         SUPPLEMENTAL CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

                                                                                September 30,   December 31,
-------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                                 1996            1995
-------------------------------------------------------------------------------------------------------------
                                                                                       (unaudited)
Assets
Cash and cash equivalents                                                       $     657,640     $  983,833
Trading account securities                                                             2,151             238
Available-for-sale securities, amortized cost $10,092,075 and $11,919,009         10,063,100      12,154,725
Held-to-maturity securities, fair value $3,030,168 and $3,262,850                  2,986,296       3,197,720
Loans, net of allowance for loan losses                                           28,336,065      24,109,136
Loans held for sale                                                                  160,692          83,704
REO                                                                                  106,748         125,101
Premises and equipment                                                               463,513         452,743
Goodwill and other intangible assets                                                 140,300         161,127
Other assets                                                                         795,440         758,295
=============================================================================================================
    Total assets                                                                 $43,711,945     $42,026,622
=============================================================================================================

Liabilities
Deposits:
  Checking accounts                                                              $ 2,835,294     $ 2,776,329
  Savings and money market accounts                                                6,825,887       6,573,543
  Time deposit accounts                                                           14,317,334      15,113,088
-------------------------------------------------------------------------------------------------------------
    Total deposits                                                                23,978,515      24,462,960
Annuities                                                                            868,438         855,503
Federal funds purchased                                                            1,030,500         433,420
Securities sold under agreements to repurchase                                     8,615,157       7,984,756
Advances from the Federal Home Loan Bank ("FHLB")                                  5,539,551       4,715,739
Other borrowings                                                                     688,268         590,217
Other liabilities                                                                    489,600         362,323
-------------------------------------------------------------------------------------------------------------
    Total liabilities                                                             41,210,029      39,404,918

Minority interest                                                                     80,000          80,000

Stockholders' Equity
Preferred stock, no par value: 10,000,000 shares authorized - 6,122,400
  and 6,122,500 shares issued and outstanding                                              -               -
Common stock, no par value:  350,000,000 shares authorized -
  120,037,913 and 119,687,860 shares issued; 112,037,913 and
  111,687,860 shares outstanding                                                           -               -
Capital surplus                                                                      928,116
                                                                                                     920,406
Valuation reserve for available-for-sale securities                                  (19,570)        188,715
Retained earnings                                                                  1,513,370       1,432,583
-------------------------------------------------------------------------------------------------------------
    Total stockholders' equity                                                     2,421,916       2,541,704
=============================================================================================================
    Total liabilities, minority interest and stockholders' equity                $43,711,945     $42,026,622
=============================================================================================================

See Notes to Supplemental Consolidated Financial Statements


           SUPPLEMENTAL CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY


                                                                       Capital                 Valuation
                                        Number of Shares               Surplus                   Reserve
                                      ---------------------          Offset Against              for       Total
                                      Preferred   Common   Capital       Note       Retained      AFS      Stockholders'
(in thousands)                          Stock     Stock    Surplus    Receivable    Earnings   Securities  Equity

--------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995             6,123     111,688  $920,406           -    $1,432,583    $188,715     $2,541,704
Net income                                   -           -         -           -       202,212           -        202,212
Cash dividends on preferred stock            -                     -           -       (13,814)          -        (13,814)
Cash dividends on common stock               -           -         -           -      (107,611)          -       (107,611)
Common stock issued through stock
 options and employee stock plans            -         350     7,711           -             -           -          7,711
Adjustment in valuation reserve for
 available-for-sale securities               -           -         -           -             -     (208,285)      (208,285)
Conversion of preferred stock to
 common stock                               (1)          -        (1)          -             -           -             (1)
--------------------------------------------------------------------------------------------------------------------------
Balance at September 30, 1996             6,122     112,038  $928,116     $    -     $1,513,370   $ (19,570)    $2,421,916
==========================================================================================================================

Balance at December 31, 1994              6,200     107,720  $890,344    (167,000)   $1,192,741    $(61,249)    $1,854,836
Net income                                   -           -         -           -        201,578           -        201,578
Cash dividends on preferred stock            -           -         -           -        (13,938)          -        (13,938)
Cash dividends on common stock               -           -         -           -        (43,874)          -        (43,874)
Common stock issued through stock
 options and employee stock plans            -          388     6,038          -              -           -          6,038
Adjustment in valuation reserve for
 available-for-sale securities               -           -         -           -              -      101,803       101,803
Immaterial Business Combination
 accounted for as a pooling-of-interests     -        3,429    23,562          -         26,645            9        50,216
--------------------------------------------------------------------------------------------------------------------------
Balance at September 30, 1995             6,200     111,537  $919,944    $(167,000)  $1,363,152    $  40,563    $2,156,659
==========================================================================================================================

See Notes to Supplemental Consolidated Financial Statements


                              SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                                                      Nine Months
                                                                                  Ended September 30,
---------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                                 1996            1995
---------------------------------------------------------------------------------------------------------------
                                                                                       (unaudited)
Cash Flows From Operating Activities
Net income                                                                     $    202,212     $   201,578
Adjustments to reconcile net income to net cash provided
  by operating activities:
     Provision for loan losses                                                       58,138          57,540
     (Gain) loss on sale of loans                                                   (15,223)          2,117
     Loss (gain) on sale of other assets                                              3,923            (726)
     Loss on sale of covered assets                                                       -          37,399
     Effect of FDIC assistance on covered assets                                          -         (55,630)
     REO operations, inclusive of write-downs                                         8,409           7,963
     Depreciation and amortization                                                   63,448          44,752
     FHLB stock dividend                                                            (22,187)        (18,867)
     (Increase) in trading account securities                                          (722)         (1,330)
     Origination of loans, held for sale                                         (1,534,225)       (452,177)
     Proceeds on sale of loans, held for sale                                     1,631,365         812,774
     (Increase) in interest receivable                                              (17,501)        (49,898)
     (Increase) decrease in interest payable                                         (1,953)         39,064
     Increase in income taxes payable                                                 8,430          27,887
     Decrease (increase) in other assets                                             69,020         (57,186)
     Increase in payable to FSLIC Resolution Fund ("FRF")                            31,117               -
     Increase in other liabilities                                                  150,508          15,182
---------------------------------------------------------------------------------------------------------------
       Net cash provided by operating activities                                    634,759         610,442
Cash Flows From Investing Activities
Purchases of available-for-sale securities                                       (1,569,122)     (1,341,521)
Principal payments and maturities of available-for-sale securities                1,101,438         421,038
Sales of available-for-sale securities                                            3,082,344         815,023
Purchases of held-to-maturity securities                                         (3,963,691)       (529,535)
Principal payments and maturities of held-to-maturity securities                  4,172,020         628,088
Sales of loans                                                                       61,335          19,391
Principal payments on loans                                                       3,012,042       1,981,642
Origination and purchases of loans                                               (8,462,376)     (5,753,939)
New West Note, payments received                                                          -       1,176,763
Sales of REO                                                                        115,376         109,422
Other REO operations                                                                (16,023)         (2,247)
Proceeds from sales of premises and equipment                                         1,648           2,868
Purchase of premises and equipment                                                  (49,157)        (87,738)
Purchased mortgage servicing rights                                                 (13,704)        (38,433)
Cash acquired through acquisitions                                                        -          69,348
---------------------------------------------------------------------------------------------------------------
       Net cash (used) by investing activities                                   (2,527,870)     (2,529,830)









                         SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS CONTINUED

                                                                                      Nine Months
                                                                                  Ended September 30,
---------------------------------------------------------------------------------------------------------------
 (dollars in thousands)                                                                1996              1995
---------------------------------------------------------------------------------------------------------------
                                                                                       (unaudited)
Cash Flows From Financing Activities
(Decrease) increase in deposits                                                $   (482,475)      $   954,257
Increase in annuities                                                                12,935            51,120
Increase (decrease) in federal funds purchased                                      597,080           (50,000)
Increase in securities sold under short-term agreements to repurchase              (751,998)        1,414,334
Proceeds from securities sold under long-term agreements to repurchase            2,497,407         1,666,557
Repurchase of securities sold under long-term agreements to repurchase           (1,115,008)         (355,151)
Proceeds from FHLB advances                                                       8,160,050         1,445,084
Repayments of FHLB advances                                                      (7,335,114)       (3,200,553)
Proceeds from other borrowings                                                       99,172           322,867
Repayments of other borrowings                                                         (192)         (111,129)
Issuance of common stock through stock options and employee stock plans
                                                                                      7,711             6,037
Increase in payable to affiliate                                                     (1,225)                -
Cash dividends paid                                                                (121,425)          (57,812)
---------------------------------------------------------------------------------------------------------------
       Net cash provided by financing activities                                  1,566,918         2,085,611
---------------------------------------------------------------------------------------------------------------
       (Decrease) increase in cash and cash equivalents                            (326,193)          166,223
       Cash and cash equivalents at beginning of period                             983,833           477,509
===============================================================================================================
       Cash and cash equivalents at end of period                               $   657,640       $   643,732
===============================================================================================================

Noncash Investing Activities
Loans exchanged for mortgage-backed securities                                     $884,314          $582,659
Real estate acquired through foreclosure                                            172,229           210,818
Loans originated to facilitate the sale of foreclosed properties                     55,472            52,202

Cash Paid During The Period For
Interest on deposits                                                                778,274           548,950
Interest on borrowings                                                              677,353           354,905
Income taxes                                                                         87,200            55,680

See Notes to Supplemental Consolidated Financial Statements




             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


1.    Accounting Adjustments

      The information included in the consolidated statements of financial position as of September 30, 1996 and December 31, 1995, the supplemental consolidated statements of income and cash flows for the nine months ended September 30, 1996 and 1995, and the supplemental consolidated statement of stockholders' equity for the nine months ended September 30, 1996 of Washington Mutual, Inc. ("Washington Mutual" or the "Company") reflect all adjustments which are, in the opinion of management, necessary for a fair statement of the results for the period presented.

2.   Earnings per Common Share


     Information used to calculate earnings per share was as follows:

                                                                                         Nine Months
                                                                                     Ended September 30,
------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                                    1996         1995
------------------------------------------------------------------------------------------------------------
                                                                                         (unaudited)
Data Used to Compute Per Share Amounts
Net income                                                                            $202,212     $201,578
Preferred stock dividends:
  Noncumulative Perpetual, Series C                                                     (4,707)      (4,788)
  Noncumulative Perpetual, Series E                                                     (2,808)      (2,850)
  Noncumulative Convertible Perpetual, Series D                                         (6,300)      (6,300)
============================================================================================================
Net income available to primary common stock                                          $188,397     $187,640
============================================================================================================

Net income                                                                            $202,212     $201,578
Preferred stock dividends:
  Noncumulative Perpetual, Series C                                                     (4,707)      (4,788)
  Noncumulative Perpetual, Series E                                                     (2,808)      (2,850)
============================================================================================================
Net income available to fully diluted common stock                                    $194,697     $193,940
============================================================================================================

Average common shares outstanding (1):
  Primary                                                                          111,908,946  109,376,709
  Noncumulative Convertible Perpetual Preferred Stock, Series D                      5,418,860    5,419,247
============================================================================================================
  Fully diluted                                                                    117,327,806  114,795,956
============================================================================================================

(1) As part of the business combination with Keystone Holdings, Inc., 8,000,000 shares of common stock, with an assigned value of $___ per share were issued to an escrow for the benefit of the general and limited partners of Keystone Holdings, Inc. and the FRF. The Company will use the treasury stock method to determine the effect of the shares upon the Company's financial statements. As of the merger date, there is no potential dilutive effect of the 8,000,000 shares of common stock. The shares in the escrow will be dilutive in the future to the extent that the market price of the common stock exceeds $___ per share.

3.   Income Taxes

     In August 1996, Keystone Holdings, Inc. amended prior-year federal tax returns to reduce tax bad debt deductions and to make other amendments. As a result, the net operating loss carryforwards for federal tax purposes were reduced by approximately $756 million. In September 1996, ASB amended prior-year state tax returns to reduce tax bad debt deductions. The result was to decrease state net operating loss carryovers by approximately $545 million. The decrease in the gross deferred tax asset as a result of the amendments which reduced the federal and state net operating loss carryforwards was offset by an equal decrease in the valuation allowance for the deferred tax asset. As of September 30, 1996, the Company had the following federal and state income tax net operating loss carryforwards due to expire under current law during the years indicated:


-----------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                          Federal              State
-----------------------------------------------------------------------------------------------------------

1999                                                                  $               -     $          140
2000                                                                              1,666            754,460
2001                                                                                140            599,241
2002                                                                                278            557,803
2003                                                                          1,602,736                  -
2004                                                                            784,195                  -
2005                                                                            700,619                  -
2007                                                                             12,780                  -
2008                                                                             37,460                  -
===========================================================================================================
                                                                             $3,139,874         $1,911,644
===========================================================================================================

4.   Common Shares Outstanding

     On December ___, 1996, the shareholders of Washington Mutual, Inc. approved an amendment to the Company's Restated Articles of Incorporation to increase the number of authorized shares of common stock from 100,000,000 shares to 350,000,000 shares. The supplemental consolidated financial statements reflect the amendment.

The accompanying financial statements give effect to the consummation of the merger of Washington Mutual, Inc. and Keystone Holdings, Inc. that must take place prior to the commencement of the proposed offering of securities. The following report is in the form that will be furnished by Deloitte & Touche LLP upon the consummation of the merger described in Note 2 to the supplemental consolidated financial statements assuming that from December 3, 1996 to the date of such merger no other material events have occurred that would affect the accompanying financial statements or require disclosure therein.

                          INDEPENDENT AUDITORS' REPORT

"To the Board of Directors and Shareholders of Washington Mutual, Inc.:

We have audited the accompanying supplemental consolidated statements of financial position of Washington Mutual, Inc. and subsidiaries ("the Company") as of December 31, 1995 and 1994, and the related supplemental consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These supplemental consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental financial statements based on our audits. The supplemental consolidated financial statements give retroactive effect to the merger of Keystone Holdings, Inc., with and into Washington Mutual, Inc. on December , 1996, which has been accounted for as a pooling-of-interests as described in Note 2 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These supplemental financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of the Company after financial statements covering the date of consummation of the business combination are issued. We did not audit the consolidated balance sheet of Keystone Holdings, Inc. and subsidiaries as of December 31, 1995 and 1994, or the related consolidated statements of earnings, stockholder's equity, and cash flows for the years ended December 31, 1995, 1994 and 1993, which statements reflect total assets constituting 47% and 49%, respectively, of consolidated total assets as of December 31, 1995 and 1994, and total net income constituting 31%, 25% and 30% for the years ended December 31, 1995, 1994 and 1993, respectively. Those statements were audited by other auditors whose report, dated, January 26, 1996, except as to Note 27 to the consolidated financial statements, which is as of February 8, 1996, has been furnished to us, and our opinion, insofar as it relates to the amounts included for Keystone Holdings, Inc. and subsidiaries for 1995, 1994, and 1993, is based solely on the report of such other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, such supplemental consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Washington Mutual, Inc. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the business combination.

As discussed in Note 1 to the financial statements, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities, on January 1, 1994 and December 31, 1993.

[Deloitte & Touche LLP]
December     , 1996
Seattle, Washington

Deloitte & Touche LLP
December 3, 1996
Seattle, Washington

                              SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME

                                                                           Year Ended December 31,
------------------------------------------------------------------------------------------------------------
(dollars in thousands, except for per share amounts)                       1995          1994          1993
------------------------------------------------------------------------------------------------------------
Interest Income
Loans                                                                $2,061,801    $1,658,818    $1,579,480
Note receivable                                                          58,841       141,039       241,014
Held-to-maturity securities                                             409,063       235,709        54,377
Available-for-sale securities                                           381,633       258,678       320,588
Cash equivalents                                                          4,748         1,169         3,119
------------------------------------------------------------------------------------------------------------
  Total interest income                                               2,916,086     2,295,413     2,198,578
Interest expense
Deposits                                                              1,134,818       852,666       868,178
Borrowings                                                              788,618       482,692       343,718
------------------------------------------------------------------------------------------------------------
  Total interest expense                                              1,923,436     1,335,358     1,211,896
------------------------------------------------------------------------------------------------------------
     Net interest income                                                992,650       960,055       986,682
Provision for loan losses                                                74,987       122,009       158,728
------------------------------------------------------------------------------------------------------------
     Net interest income after provision for loan losses                917,663       838,046       827,954
Other Income
Depositor fees                                                           79,017        45,255        39,872
Loan servicing fees                                                      29,315        23,247        20,569
Other service fees                                                       49,679        65,248        71,921
Other operating income                                                   31,035        39,630        39,082
Gain on sale of loans, inclusive of write-downs                           1,717        23,488        25,266
Gain (loss) on sale of other assets, inclusive of write-downs              (655)       23,926        49,866
Loss on sale of covered assets                                          (37,399)            -             -
Federal Deposit Insurance Corporation ("FDIC") assistance on
  covered assets                                                         55,630             -             -
------------------------------------------------------------------------------------------------------------
  Total other income                                                    208,339       220,794       246,576
Other Expense
Salaries and employee benefits                                          313,304       315,424       316,929
Occupancy and equipment                                                 111,381       102,403       106,419
Regulatory assessments                                                   54,909        54,887        52,444
Data processing fees                                                     36,538        33,862        35,613
Other operating expense                                                 145,394       146,463       132,178
Amortization of goodwill and other intangible assets                     28,306        29,076        24,690
Real estate owned ("REO") operations, inclusive of write-downs           10,682        13,402        19,246
------------------------------------------------------------------------------------------------------------
  Total other expense                                                   700,514       695,517       687,519
------------------------------------------------------------------------------------------------------------
     Income before income taxes, extraordinary items,
       cumulative effect of change in tax accounting method
       and minority interest                                            425,488       363,323       387,011
Income taxes                                                            111,906       109,880        96,034
Provision (benefit) for payments in lieu of taxes                         7,887          (824)       14,075
------------------------------------------------------------------------------------------------------------
     Income before extraordinary items, cumulative effect of
       change in tax accounting method and minority interest            305,695       254,267       276,902
Extraordinary items, net of federal income tax effect                         -             -        (8,953)
Cumulative effect of change in tax accounting method                          -             -        13,365
Minority interest in income of consolidated subsidiaries                (15,793)      (13,992)      (13,991)
============================================================================================================
Net Income                                                           $  289,902    $  240,275    $  267,323
============================================================================================================
Net Income Attributable to Common Stock                              $  271,318    $  221,691    $  253,764
============================================================================================================

                         SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME CONTINUED

                                                                           Year Ended December 31,
------------------------------------------------------------------------------------------------------------
                                                                           1995          1994          1993
------------------------------------------------------------------------------------------------------------
Per share amounts -- primary
  Income before extraordinary items and cumulative
     effect of change in tax accounting method                            $2.47         $2.09       $ 2.38
  Extraordinary items, net of federal income tax effect                      -             -         (0.09)
  Cumulative effect of change in tax accounting method                       -             -          0.13
============================================================================================================
     Net income                                                           $2.47         $2.09       $ 2.42
============================================================================================================
Per share amounts -- fully diluted
  Income before extraordinary items and cumulative
     effect of change in tax accounting method                            $2.42         $2.06       $ 2.32
  Extraordinary items, net of federal income tax effect                      -             -         (0.08)
  Cumulative effect of change in tax accounting method                       -             -          0.12
============================================================================================================
     Net income                                                           $2.42         $2.06       $ 2.36
============================================================================================================

See Notes to Supplemental Consolidated Financial Statements



                        SUPPLEMENTAL CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
                                                                                     December 31,
------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                                1995            1994
------------------------------------------------------------------------------------------------------------
Assets
Cash and cash equivalents                                                    $     983,833   $     477,509
Trading account securities                                                             238             572
Available-for-sale securities, amortized cost $11,919,009 and $4,362,152        12,154,725       4,282,160
Held-to-maturity securities, fair value $3,262,850 and $4,228,897                3,197,720       4,456,031
Loans, net of the allowance for loan losses                                     24,109,136      25,463,458
Loans held for sale                                                                 83,704           8,634
Note receivable                                                                          -       1,515,040
REO                                                                                125,101         137,767
Premises and equipment                                                             452,743         392,688
Goodwill and other intangible assets                                               161,127         190,998
Other assets                                                                       758,295         556,439
-----------------------------------------------------------------------------------------------------------
    Total assets                                                               $42,026,622     $37,481,296
============================================================================================================

Liabilities
Deposits:
  Checking accounts                                                           $  2,776,329    $  2,841,689
  Savings and money market accounts                                              6,573,543       5,727,765
  Time deposit accounts                                                         15,113,088      14,774,552
------------------------------------------------------------------------------------------------------------
    Total deposits                                                              24,462,960      23,344,006
Annuities                                                                          855,503         799,178
Federal funds purchased                                                            433,420               -
Securities sold under agreements to repurchase                                   7,984,756       6,637,346
Advances from the Federal Home Loan Bank ("FHLB")                                4,715,739       4,128,977
Other borrowings                                                                   590,217         381,066
Other liabilities                                                                  362,323         255,887
------------------------------------------------------------------------------------------------------------
    Total liabilities                                                           39,404,918      35,546,460

Minority interest                                                                   80,000          80,000
Contingencies (Note 28)                                                                  -               -
Stockholders' Equity
Preferred stock, no par value: 10,000,000 shares authorized - 6,122,500
  and 6,200,000 shares issued and outstanding                                            -               -
Common stock, no par value:  350,000,000 shares authorized -
  119,687,860 and 115,720,886 shares issued; 111,687,860 and
  107,720,886 shares outstanding                                                         -               -
Capital surplus                                                                    920,406         890,344
Capital surplus offset against note receivable                                           -        (167,000)
Valuation reserve for available-for-sale securities                                188,715         (61,249)
Retained earnings                                                                1,432,583       1,192,741
------------------------------------------------------------------------------------------------------------
    Total stockholders' equity                                                   2,541,704       1,854,836
============================================================================================================
     Total liabilities, minority interest and stockholders' equity             $42,026,622     $37,481,296
============================================================================================================

See Notes to Supplemental Consolidated Financial Statements


                              SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                        Captial
                                              Number of                 Surplus                 Valuation
                                          Number of  Shares             offset                  Reserve
(in thousands)                            ------------------            against                 for         Total
                                          Preferred Common   Capital    Note        Retained    AFS         Stockholders'
                                            Stock    Stock   Surplus    Receivable  Earnings    Securities  Equity
-------------------------------------------------------------------------------------------------------------------------
Balance at January 1, 1993                  5,494    98,779 $791,736     $(167,000) $  843,099   $      -    $1,467,835
Net income                                      -         -        -             -    267,323           -       267,323
Miscellaneous stock transactions                -       375    7,523             -     (7,546)          -           (23)
Cash dividends declared on preferred
  stock                                         -         -        -             -    (13,559)          -       (13,559)
Cash dividends declared on common
  stock                                         -         -        -             -    (48,936)          -       (48,936)
Preferred stock issued                      2,000         -   48,182             -          -           -        48,182
Common stock issued through stock
  options and employee stock plans              -     1,151   15,508             -         18           -        15,526
Establishment of valuation reserve for
  available-for-sale securities -
  Keystone Holdings, Inc.                       -         -        -             -          -      29,657        29,657
Conversion of preferred stock to
  common stock                             (1,294)    5,152        -                     (445)          -          (445)
--------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1993                6,200   105,457  862,949      (167,000) 1,039,954      29,657     1,765,560
Establishment of valuation reserve for
  available-for-sale securities -
  Washington Mutual, Inc.                       -         -        -             -          -      13,836        13,836
Net income                                      -         -        -             -    240,275           -       240,275
Miscellaneous stock transactions                -       384    7,762             -     (7,774)          -           (12)
Cash dividends declared on preferred
  stock                                         -         -        -             -    (18,584)          -       (18,584)
Cash dividends declared on common
  stock                                         -         -        -             -    (67,835)          -       (67,835)
Adjustments in valuation reserve for
  available-for-sale securities                 -         -        -             -          -    (104,742)     (104,742)
Common stock issued through stock
  options and employee stock plans              -       426   10,038             -          -           -        10,038
Immaterial business combination
  accounted for as a                            -     1,454    9,595             -      6,705           -        16,300
pooling-of-interests
--------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994                6,200   107,721  890,344      (167,000) 1,192,741     (61,249)    1,854,836
Net income                                      -         -        -             -    289,902           -       289,902
Miscellaneous stock transactions                -        (1)     (13)            -          -           -           (13)
Cash dividends declared on preferred
  stock                                         -         -        -             -    (18,584)          -       (18,584)
Cash dividends declared on common
  stock                                         -         -        -             -    (57,997)          -       (57,997)
Adjustments in valuation reserve for
  available-for-sale securities                 -         -        -             -          -     249,964       249,964
Common stock issued through stock
  options and employee stock plans              -       539    8,379             -          -           -         8,379
Capital surplus previously offset
against
  note receivable                               -         -        -       167,000          -           -       167,000
Immaterial business combination
  accounted for as a                            -     3,429   23,562             -     26,645           -        50,207
pooling-of-interests
Repurchase of preferred stock                 (77)        -   (1,866)            -       (124)          -        (1,990)
------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995                6,123   111,688 $920,406  $            $1,432,583    $188,715    $2,541,704
========================================================================================================================

See Notes to Supplemental Consolidated Financial Statements



                            SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                           Year Ended December 31,
------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                    1995            1994         1993
------------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities
Net income                                                          $  289,902      $  240,275   $  267,323
Adjustments to reconcile net income to net cash provided
  by operating activities:
     Provision for loan losses                                          74,987         122,009      158,728
     Cumulative effect of change in tax accounting method                    -               -      (13,365)
     (Gain) on sale of loans                                            (1,717)        (23,488)     (25,266)
     Loss (gain) on sale of other assets                                   655         (23,926)     (49,866)
     Loss on sale of covered assets                                     37,399               -            -
     Effect of FDIC assistance on covered assets                       (55,630)              -            -
     REO operations, inclusive of write-downs                           10,682          13,402       19,246
     Extraordinary loss                                                      -               -       13,028
     Depreciation and amortization                                      54,361          58,939       91,435
     FHLB stock dividend                                               (23,155)        (22,108)     (25,715)
     Decrease in trading account securities                                749             691        1,574
     Origination of loans, held for sale                              (822,025)       (263,055)    (987,678)
     Proceeds on sale of loans, held for sale                        1,127,076         764,710      900,623
     (Increase) in interest receivable                                 (58,902)        (28,800)     (28,553)
     Increase (decrease) in interest payable                            31,027          22,159       (4,741)
     Increase in income taxes payable                                   38,683          40,205       10,360
     (Increase) decrease in other assets                               (88,951)         10,757       31,114
     (Decrease) in other liabilities                                   (22,217)        (65,641)     (78,523)
------------------------------------------------------------------------------------------------------------
       Net cash provided by operating activities                       591,614         846,129      279,724
Cash Flows From Investing Activities
Purchases of available-for-sale securities                          (2,312,072)     (1,480,421)    (348,374)
Principal payments and maturities of available-for-sale                817,048         545,753      142,116
securities
Sales of available-for-sale securities                               1,673,853         499,719      262,132
Purchases of held-to-maturity securities                              (697,470)     (1,931,537)  (2,086,760)
Principal payments and maturities of held-to-maturity securities       885,205       1,109,796    1,774,438
Sales of held-to-maturity securities                                         -               -      838,358
Proceeds from sales of loans                                            84,197          54,754      919,768
Principal payments on loans                                          3,067,145       3,332,483    4,691,734
Origination and purchases of loans                                  (8,562,080)     (8,666,382)  (8,805,116)
New West Note, payments received                                     1,682,040       1,569,018    1,569,018
Sales of REO                                                           148,756         202,374      204,335
Other REO operations                                                     1,774          (1,236)      (8,573)
Proceeds from sale of premises and equipment                             4,871           2,211        8,130
Purchase of premises and equipment                                    (102,877)        (58,396)     (59,852)
Purchase of  mortgage servicing rights                                 (38,270)        (37,605)           -
Cash proceeds from disposition of credit card receivables                    -         166,315            -
Cash acquired through acquisitions                                      68,358          40,679      387,688
------------------------------------------------------------------------------------------------------------
       Net cash (used) by investing activities                      (3,279,522)     (4,652,475)    (510,958)




                        SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS CONTINUED

                                                                           Year Ended December 31,
-------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                    1995            1994          1993
-------------------------------------------------------------------------------------------------------------
Cash Flows From Financing Activities
Increase (decrease) in deposits                                    $   707,375    $   (380,297)  $(1,048,485)
Increase in annuities                                                   56,325          85,795       141,955
Increase in federal funds purchased                                    433,420               -             -
(Decrease) increase in securities sold under short-term
  agreements to repurchase                                            (186,833)      2,289,611     1,065,235
Proceeds from securities sold under long-term
  agreements to repurchase                                           2,872,557       1,391,682       914,156
Repurchase of securities sold under long-term agreements
  to repurchase                                                     (1,408,127)       (260,713)     (332,188)
Proceeds from FHLB advances                                          4,710,333       8,209,790     7,116,870
Repayments of FHLB advances                                         (4,123,336)     (7,698,071)   (7,460,874)
Call of subordinated capital notes                                           -               -       (41,600)
Proceeds of other borrowings                                           147,867               -             -
Repayments of other borrowings                                          (1,470)         (3,488)       (5,536)
Issuance of Keystone Holdings, Inc. Series C Notes                     175,000               -             -
Repayment of Keystone Holdings, Inc. Series A Notes                   (111,000)              -             -
Proceeds from issuance of subordinate notes                                  -               -        19,988
Retirement of subordinate debentures                                         -               -       (20,000)
Decrease in payable to affiliate                                             -               -       (21,000)
Other capital transactions, net                                         (1,298)         14,742        26,430
Cash dividends paid                                                    (76,581)        (96,419)      (52,495)
-------------------------------------------------------------------------------------------------------------
       Net cash provided by financing activities                     3,194,232       3,552,632       302,456
-------------------------------------------------------------------------------------------------------------
       Increase (decrease) in cash and cash equivalents                506,324        (253,714)       71,222
       Cash and cash equivalents at beginning of year                  477,509         731,223       660,001
=============================================================================================================
       Cash and cash equivalents at end of year                     $  983,833      $  477,509    $  731,223
=============================================================================================================

Noncash Investing Activities
Loans exchanged for mortgage-backed securities                      $6,588,124     $   183,269    $2,374,344
Implementation of new accounting standard -
  reclass to available-for-sale portfolio                                    -       2,127,890     1,615,482
Transfer of securities to the available-for-sale portfolio           4,924,168               -             -
Real estate acquired through foreclosure                               255,028         334,499       349,239
Loans originated to facilitate the sale of foreclosed properties        65,693          92,415        47,832

Cash Paid During The Year For
Interest on deposits                                                 1,125,226         851,546       891,626
Interest on borrowings                                                 762,000         458,033       322,310
Federal income taxes                                                    73,130          92,172        65,930
Deposits exchanged in branch swaps                                           -               -       152,382

Dividends declared and payable in different years
  Common stock dividends                                                     -         (10,000)       10,000

See Notes to Supplemental Consolidated Financial Statements


NOTE 1:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

          The accompanying Supplemental Consolidated Financial Statements are the same as the restated financial statements that will be issued after the postmerger operating results are published. On December ___, 1996, Keystone Holdings, Inc. ("Keystone Holdings") merged with and into Washington Mutual, Inc. ("WMI" and together with its subsidiaries "Washington Mutual" or the "Company"). The supplemental financial statements reflect the accounting for the merger as a pooling-of-interests and are presented as if the companies were merged as of the earliest period shown.

          WMI was formed in August 1994 by the Company's predecessor, Washington Mutual Savings Bank ("WMSB"), a Washington state-chartered savings bank, in connection with the reorganization of WMSB into a holding company structure. The reorganization was completed in November 1994 through the merger of WMSB into Washington Mutual Bank ("WMB"), the Company's Washington state-chartered savings bank subsidiary, with WMB as the surviving entity. WMB continued as a wholly owned subsidiary of WMI. The par values of preferred and common stock and capital surplus of the Company have been restated to reflect the new par value of the holding company, effective November 1994.

          Certain reclassifications have been made to the 1994 and 1993 financial statements to conform to the 1995 presentation. All significant intercompany transactions and balances have been eliminated. Results of operations of companies acquired and accounted for as purchases are included from the dates of acquisition. When Washington Mutual acquires a company through a material pooling-of-interests, current and prior-period financial statements are restated to include the accounts of merged companies. Previously reported balances of the merged companies have been reclassified to conform to WMI's presentation and restated to give effect to the combinations.

USE OF ESTIMATES

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the financial statements. Changes in these estimates and assumptions are considered reasonably possible and may have a material impact on the financial statements.

LINES OF BUSINESS

          Washington Mutual provides a broad range of financial services to individuals and small businesses in Washington, California, Oregon, Utah, Idaho, Montana, Arizona, Colorado and Nevada through its subsidiary operations. Financial services of the Company include accepting deposits from the general public and making residential loans, consumer loans and limited types of commercial real estate loans, primarily multi-family, which are offered principally through WMB, American Savings Bank, F.A. ("ASB") and Washington Mutual Bank fsb ("WMBfsb"). Washington Mutual, through other subsidiaries, also issues and markets annuity contracts and is the investment advisor to and distributor of mutual funds.

          Washington Mutual diversified its business mix by merging WMB with Enterprise Bank ("Enterprise"), a Seattle-area commercial bank and Western Bank ("Western") of Coos Bay, Oregon, Oregon's largest community-based commercial bank. The mergers with Enterprise and Western provide the Company with access to the higher-growth business segment of commercial banking .

DERIVATIVE INSTRUMENTS

          The Company uses derivative instruments, such as interest rate exchange agreements and interest rate cap agreements, forward sales of financial instruments, financial futures and options to reduce its exposure to interest rate risk. Interest rate exchange agreements and interest rate cap agreements are used only if they have the effect of changing the interest rate characteristics of the assets or liabilities to which they are designated. Such effect is measured either through ongoing correlation or effectiveness tests.

          Interest rate exchange agreements and interest rate cap agreements are designated either against the available-for-sale portfolio or against borrowings and deposits. Agreements designated against available-for-sale securities are included at their fair value in the available-for-sale portfolio and any mark-to-market adjustments are reported as a separate component of stockholders' equity, net of tax. The fair value of interest rate exchange agreements and interest rate cap agreements designated against loans, short-term borrowings, and deposits are not reported on the balance sheet.

          The interest differential paid or received on interest rate exchange agreements is recorded as an adjustment to interest income or interest expense and classified with the interest income or interest expense of the related asset or liability. The purchase premium of interest rate cap agreements is capitalized and amortized and included as a component of interest income or interest expense over the original term of the interest rate cap agreement. No purchase premium is paid at the time an interest rate exchange agreement is entered into.

          From time to time, the Company terminates interest rate exchange agreements and interest rate cap agreements prior to maturity. Such circumstances arise if, in the judgment of management, such instruments no longer cost-effectively meet policy objectives. Often such instruments are within one year of maturity. Gains and losses from terminated interest rate exchange agreements and interest rate cap agreements are recognized, consistent with the gain or loss on the asset or liability designated against the agreement. When the asset or liability is not sold or paid off, the gains or losses are deferred and amortized on a straight-line basis as additional interest income or interest expense over the original terms of the agreements or the remaining life of the designated asset or liability, whichever is less. When the asset or liability is sold or paid off, the gains or losses are recognized in the current period as an adjustment to the gain or loss recognized on the corresponding asset or liability.

          From time to time, the Company redesignates interest rate exchange agreements and interest rate cap agreements between available-for-sale securities and short-term deposits and borrowings. Such redesignations are treated as a sale out of the one portfolio and as a purchase by the other portfolio and recorded at the fair value at the time of transfer.

          The Company may also buy put or call options on mortgage instruments. The purpose and criteria for the purchase of options are to manage the interest rate risk inherent in secondary marketing activities. The costs of such options are capitalized and amortized on a straight-line basis as a reduction of other income over the original terms of the options. All such options are carried at fair value with the corresponding gain or loss recognized in other income.

          The Company may write covered call options on its available-for-sale portfolio to enhance fee income. If the option is exercised, the option fee is an adjustment to the gain or loss on the sale of the security. If the option is not exercised, it is recognized as fee income. Covered call options are carried at cost.

          Additionally, the Company uses forward sales of financial instruments to lock in prices on similar types and coupons of financial instruments and thereby limit market risk until these financial instruments are sold.

          In the event that any of the derivative  instruments  fail to meet the
above   established   criteria,   they  would  be  marked  to  market  with  the
corresponding gain or loss recognized in income.

INVESTMENT SECURITIES

          Effective December 31, 1993, Keystone Holdings adopted Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities. Washington Mutual adopted SFAS No. 115 on January 1, 1994. Following the provisions of the Statement, management has segregated investment and equity securities into the following three categories: trading, held-to-maturity and available-for-sale, and utilizes the accounting conventions for each category described below. The effect on stockholders' equity at December 31, 1993 of the Keystone Holdings adoption was a $29.7 million increase. The effect on stockholders' equity at January 1, 1994 of the Washington Mutual adoption was a $13.8 million increase.

Trading Securities

          Trading securities are purchased and held principally for the purpose of reselling them within a short period of time. Their unrealized gains and losses are included in earnings.

Held-To-Maturity Securities

          Investments classified as held-to-maturity are accounted for at amortized cost, but an institution must have both the positive intent and the ability to hold those securities to maturity. There are limited circumstances under which securities in the held-to-maturity category can be sold without jeopardizing the cost basis of accounting for the remainder of the securities in this category. Recognition is provided for unrealized losses in the debt portfolio if any market valuation differences are deemed to be other than temporary.

Available-For-Sale Securities

          Securities not classified as either trading or held-to-maturity are considered to be available-for-sale. Gains and losses realized on the sale of these securities are based on the specific identification method. Unrealized gains and losses for available-for-sale securities are excluded from earnings and reported (net of tax) as a net amount in a separate component of stockholders' equity until realized.

          The available-for-sale portfolio contains adjustable- and fixed-rate private-issue (nonagency) mortgage-backed securities ("private-issue securities") and collateralized mortgage obligations that expose the Company to certain risks that are not inherent in agency securities, primarily credit risk and liquidity risk. Because of this added risk, private-issue securities have historically paid a greater rate of interest than agency securities, enhancing the overall yield of the portfolio. Such securities are not guaranteed by the U.S. government or one of its agencies because the loan size, underwriting or underlying collateral of these securities often does not meet set industry standards. Consequently, there is the possibility of loss of the principal investment. For this reason, it is possible that the Company will not receive an enhanced overall yield on the portfolio and, in fact, could incur a loss. Additionally, the Company may not be able to sell such securities in certain market conditions as the number of interested buyers may be limited at that time. Furthermore, the complex structure of certain collateralized mortgage obligations in the Company's portfolio increases the difficulty in assessing the portfolio's risk and its fair value. Examples of some of the more complex structures include certain collateralized mortgage obligations where the Company holds subordinated tranches, certain collateralized mortgage obligations that have been "resecuritized," and certain securities that contain a significant number of jumbo, nonconforming loans. In an effort to reduce the aforementioned risks, the Company now performs a credit review on each individual security prior to purchase. Such a review includes consideration of the collateral characteristics, borrower payment histories and information concerning loan delinquencies and losses of the underlying collateral. After a security is purchased, similar information will be monitored on a periodic basis. Furthermore, the Company has established internal guidelines limiting the geographic concentration of the underlying collateral.

LOANS

          Loans held for investment are stated at the principal amount outstanding, net of deferred loan fees and any discounts or premiums on purchased loans. The deferred fees, discounts and premiums are amortized using the interest method over the estimated life of the loan. The Company sells residential fixed-rate loans in the secondary market. At the date of origination, the loans so designated and meeting secondary market guidelines are identified as held-for-sale and carried at the lower of net cost or fair value on an aggregate basis, net of their related hedge gains and losses.

          Management ceases to accrue interest income on any loan that becomes 90 days or more delinquent and reserves all interest accrued up to that time. Thereafter, interest income is accrued only if and when, in management's opinion, projected cash proceeds are deemed sufficient to repay both principal and interest. All loans for which interest in not being accrued are referred to as loans on nonaccrual status.

     On January 1, 1995, the Company adopted SFAS No. 114, Accounting by Creditors for Impairment of a Loan. This standard is applicable to all loans except large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment. Loans that are collectively evaluated for impairment by Washington Mutual include residential real estate and consumer loans because of the significant number of loans, their relatively small balances and historically low level of losses. Residential construction, commercial real estate and commercial business loans that become delinquent, regardless of the loan amount, are individually evaluated for impairment. Factors involved in determining impairment include, but are not limited to, the financial condition of the borrower, value of the underlying collateral, and current economic conditions. SFAS No. 114 also applies to all loans that are restructured in a troubled debt restructuring subsequent to the adoption of SFAS No. 114, as defined by SFAS No. 15, Accounting by Debtors and Creditors for Troubled Debt Restructurings. A troubled debt restructuring is a restructuring in which the creditor grants a concession to the borrower that it would not otherwise consider.

          A loan is impaired when it is probable that a creditor will be unable to collect all amounts due according to the terms of the loan agreement. SFAS No. 114 requires that the valuation of impaired loans be based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The Company bases the measurement of loan impairment on the fair value of the loan's underlying collateral. The amount by which the recorded investment in the loan exceeds the value of the impaired loan's collateral is included in the Company's allocated reserve for loan losses. Any portion of an impaired loan classified as loss under regulatory guidelines is charged off. The adoption of SFAS No. 114 had no material impact on the results of operations or financial condition of the Company.

          The Company holds certain loans that have been securitized into mortgage-backed securities with full recourse.

RESERVE FOR LOAN LOSSES

          The reserve for loan losses is maintained at a level sufficient to provide for estimated loan losses based on evaluating known and inherent risks in the loan portfolio. The reserve is based on management's continuing analysis of the pertinent factors underlying the quality of the loan portfolio. These factors include changes in the size and composition of the loan portfolio, actual loan loss experience, current and anticipated economic conditions, and detailed analysis of individual loans and credits for which full collectibility may not be assured. The detailed analysis includes techniques to estimate the fair value of loan collateral and the existence of potential alternative sources of repayment. The appropriate reserve level is estimated based upon factors and trends identified by management at the time financial statements are prepared. The reserve includes amounts relating to loans which have been securitized with recourse, and not sold.

          When available information confirms that specific loans or portions thereof are uncollectible, these amounts are charged off against the reserve for loan losses. The existence of some or all of the following criteria will generally confirm that a loss has been incurred: the loan is significantly delinquent and the borrower has not evidenced the ability or intent to bring the loan current; the Company has no recourse to the borrower, or if it does, the borrower has insufficient assets to pay the debt; the fair value of the loan collateral is significantly below the current loan balance, and there is little or no near-term prospect for improvement.

          Commercial real estate loans are considered by the Company to have somewhat greater risk of uncollectibility than residential real estate loans due to the dependency on income production or future development of the real estate.

          The ultimate recovery of all loans is susceptible to future market factors beyond the Company's control. These factors may result in losses or recoveries differing significantly from those provided in the financial statements.

NOTE RECEIVABLE

          Keystone Holdings, through New American Holdings, Inc. ("New Holdings"), a wholly owned subsidiary of Keystone Holdings, owns the common stock of New West Federal Savings and Loan Association ("New West"). On December 28, 1988, (the "1988 Acquisition"), substantially all assets and liabilities of the failed savings and loan subsidiary (the "Failed Association") of Financial Corporation of America ("FCA"), were transferred to ASB (the "Acquisition") and New West. As part of the acquisition, ASB received a note ("Note Receivable") from New West representing the difference between the amount of the deposits and other liabilities assumed and the value of the assets acquired by ASB at the time of the Acquisition.

          As of the 1988 Acquisition, Keystone Holdings and other related entities also entered into an assistance agreement (the "Assistance Agreement") with the Federal Savings and Loan Insurance Corporation (the "FSLIC"). Under the terms of the Assistance Agreement, the FSLIC Resolution Fund (the "FRF") is required to indemnify ASB for specified losses that may be incurred on, or in connection with, certain of the acquired assets, and the FRF received warrants entitling the holder thereof to purchase, for a nominal price, 3,000 shares of N.A. Capital Holdings ("N.A. Holdings") Class B Common Stock.

          Although the Company holds the ownership interest in New West, the Company does not have a financial interest in New West because of certain contractual provisions and indemnifications, described above. Any loss incurred by New West during its liquidation is the financial responsibility of the FRF. In addition, substantially all decisions made by New West's management must be approved by the FDIC prior to execution. New West has not recorded any earnings or losses since its inception. New West was considered a nominee corporation of ASB for state and federal tax purposes until October 24, 1995.

          The balance of the Note Receivable reported in the Company's financial statements prior to December 31, 1995 has been reduced by the $167.0 million value ascribed to the warrants. Consensus No. 88-19 of the Emerging Issues Task Force of the Financial Accounting Standards Board ("FASB") requires that capital arising from instruments issued to the FSLIC be offset against amounts receivable from the FSLIC, which in this case included the Note Receivable as its repayment was supported by FRF assistance to New West.

REO

          REO includes properties acquired through foreclosure that are transferred to REO at the lower of cost or fair value, less estimated selling costs, which represents the new recorded basis of the property. Subsequently, properties are evaluated and any additional declines in value are provided for in the REO reserve for losses. The amount the Company will ultimately recover from REO may differ substantially from the amount used in arriving at the net carrying value of these assets because of future market factors beyond the Company's control or because of changes in the Company's strategy for sale or development of the property.

          Commercial REO that is managed and operated by the Company is depreciated using the straight-line method over the property's estimated useful life.

MORTGAGE SERVICING RIGHTS

          In May 1995, the FASB issued SFAS No. 122, Accounting for Mortgage Servicing Rights. The statement eliminates the distinction between servicing rights that are purchased and those that are retained upon the sale or securitization of loans. The statement requires mortgage servicers to recognize the servicing rights on loans as separate assets, no matter how acquired. Banks that sell loans and retain the servicing rights are required to allocate the total cost of the loans between servicing rights and loans based on their relative fair values if their values can be estimated. In September 1995, Keystone Holdings elected early adoption of SFAS No. 122, as permitted by the Statement, and implemented it as of January 1, 1995. Effective January 1, 1996, Washington Mutual adopted SFAS No. 122. The adoption of SFAS No. 122 did not have a material impact on the results of operations or financial condition of the Company.

          Purchased servicing represents the cost of acquiring the right to service mortgage loans. Originated servicing rights are recorded when mortgage loans are originated and subsequently sold or securitized with the servicing rights retained. The total cost of the mortgage loans is allocated to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values. The cost relating to purchased and originated servicing is capitalized and amortized in proportion to, and over the period of, estimated future net servicing income.

          The Company assesses impairment of the capitalized mortgage servicing portfolio based on the fair value of those rights on a stratum-by-stratum basis with any impairment recognized through a valuation allowance for each impaired stratum. For purposes of measuring impairment, the rights are stratified based on the following predominant risk characteristics of the underlying loans: fixed-rate loans by coupon (less than 8%, 8%-10%, 10%-12% and greater than 12%); and adjustable rate loans by index (Weighted Average Cost of Funds Index for the Eleventh District Savings Institutions ("COFI"), Treasury, London Interbank Offering Rate ("LIBOR"), etc.) The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights for a stratum exceed their fair value.

          In order to determine the fair value of the servicing rights, the Company uses the market prices under comparable servicing sales contracts, when available, or alternatively, it uses a valuation model that calculates the present value of future cash flows. Assumptions used in the valuation model include market discount rates and anticipated prepayment speeds. The prepayment speeds are determined from market sources for fixed-rate mortgages with similar coupons and prepayment reports for comparable adjustable-rate mortgages ("ARMs"). In addition, the Company uses market comparables for estimates of the cost of servicing per loan, an inflation rate, ancillary income per loan and default rates. Amounts capitalized are recorded at cost, net of accumulated amortization and valuation allowance.

PREMISES AND EQUIPMENT

          Land, buildings, leasehold improvements and equipment are carried at amortized cost. Buildings and equipment are depreciated over their estimated useful lives on the straight-line method. Leasehold improvements are amortized over the shorter of their useful lives or lease terms.

ANNUITY AND INSURANCE ACCOUNTING

          WM Life Insurance, Inc. ("WM Life") is an Arizona-domiciled life insurance company. WM Life is authorized under state law to issue annuities in seven states. In addition, WM Life owns Empire Life Insurance Co. ("Empire"), which is currently licensed under state law to issue annuities in 28 states. WM Life currently issues fixed and variable flexible premium deferred annuities, single premium fixed deferred annuities and single premium immediate annuities. Empire currently issues fixed flexible premium deferred annuities and single premium immediate annuities. Both companies conduct business through licensed independent agents. The majority of such agents are employees of affiliates of the Company and operate in the Company's financial centers. Currently, annuities are primarily issued in Washington and Oregon.

          The Company defers certain costs, such as commissions and the expenses of underwriting and issuing policies, that are involved in acquiring new annuity and life insurance business. These costs, which are included in other assets in the accompanying Consolidated Statements of Financial Position, are amortized over the lives of the policies in relation to the estimated gross profit. Annuities equal the policy value as defined in the policy contract as of the balance sheet date.

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

          The Company enters into sales of securities under agreements to repurchase the same ("reverse repurchase agreements") or similar ("dollar repurchase agreements") securities. Reverse repurchase agreements and dollar rolls are accounted for as financing arrangements, with the obligation to repurchase securities sold reflected as a liability in the Consolidated Statement of Financial Position. The dollar amount of securities underlying the agreements remain in the respective asset accounts.

TRUST ASSETS

          Assets held by the Company in fiduciary or agency capacity for customers are not included in the Consolidated Financial Statements as such items are not assets of the Company. Assets totaling $67.3 million and $60.9 million as of December 31, 1995 and 1994 were held by the Company in fiduciary or agency capacity.

FEDERAL AND STATE INCOME TAXES

          Income taxes are accounted for using the asset and liability method. Under this method, a deferred tax asset or liability is determined based on the enacted tax rates which will be in effect when the differences between the financial statement carrying amounts and tax bases of existing assets and liabilities are expected to be reported in the Company's income tax returns. The deferred tax provision for the year is equal to the change in the deferred tax liability from the beginning to the end of the year. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

          The Company reports income and expenses using the accrual method of accounting and files a consolidated tax return that includes all of its subsidiaries excluding Keystone Holdings and its subsidiaries. Keystone Holdings and its subsidiaries filed a separate consolidated tax return for periods prior to December ___, 1996.

          Subsequent to the consummation of the merger with Keystone Holdings, the Company will file a consolidated tax return that includes all of its subsidiaries. For California franchise tax purposes, ASB joins in the filing of a combined return with its subsidiaries and with ASB Real Estate Group, Inc. ("AREG"). AREG formerly managed certain real estate related assets of New West and is now inactive as a result of a restructuring transaction in 1993.

          The tax sharing agreement entered into by Keystone Holdings and its subsidiaries (the "Tax Sharing Agreement") requires the subsidiaries to compute their tax sharing payments as if they were filing a separate return. Such agreement further requires N.A. Holdings to compute its tax sharing payment as if it were filing a separate consolidated return with its subsidiaries (including ASB), with certain adjustments. The principal adjustments are (a) the income, expenses, gains and losses of New West, a nominee of ASB for income and franchise tax purposes through October 23, 1995, are excluded; (b) loan fees are recognized on a straight-line basis over seven years, adjusted for sales of such loans, rather than as received; and (c) for the years ending on or before December 31, 1994, the mark-to-market adjustments attributable to the real estate loan portfolio acquired from the Failed Association is accreted into income ratably over seven years, adjusted for sales of the acquired loans.

NOTE 2:  BUSINESS COMBINATIONS

          On March 1, 1993, the Company merged with Pioneer Savings Bank ("Pioneer") of Lynnwood, Washington. Pioneer operated 17 branches and one mortgage lending center. At February 28, 1993, Pioneer had assets of $926.5 million, deposits of $659.5 million and stockholders' equity of $114.4 million. The Company issued 8,779,581 shares of common stock (after adjustment for the third quarter 1993 50 percent stock dividend) to complete the merger with Pioneer. The financial information presented in this document reflects the pooling-of-interests method of accounting for the merger of Pioneer into the Company. Accordingly, under generally accepted accounting principles, the assets and liabilities of Pioneer were recorded on the books of the resulting institution at their values as reported on the books of Pioneer immediately prior to the consummation of the merger with Pioneer. No goodwill was created in the merger with Pioneer. This presentation required the restatement of prior periods as if the companies had been combined.

          The following pro forma information represents the results of operations of the Company and Pioneer for 1993, on an individual as well as combined basis. The pro forma results do not necessarily indicate the actual results that would have been obtained, nor are they necessarily indicative of the future operations of the combined companies. The unaudited pro forma results of operations were as follows:

                                                                                   Year Ended December 31,
-----------------------------------------------------------------------------------------------------------
(dollars in thousands, except for per share amounts)                                                  1993
-----------------------------------------------------------------------------------------------------------
Washington Mutual:
Net interest income                                                                               $522,816
Income before extraordinary items and cumulative effect of change in tax
  accounting method                                                                                173,428
Extraordinary items, net of federal income tax effect                                               (8,953)
Cumulative effect of change in tax accounting method                                                13,365
===========================================================================================================
Net income                                                                                        $177,840
===========================================================================================================
Net income attributable to common stock                                                           $164,282
===========================================================================================================
Per share amounts--primary
  Income before extraordinary items and cumulative effect of change in tax
    accounting method                                                                              $ 2.78
  Extraordinary items, net of federal income tax effect                                             (0.15)
  Cumulative effect of change in tax accounting method                                               0.23
===========================================================================================================
Net income                                                                                         $ 2.86
===========================================================================================================
Per share amounts--fully diluted
  Income before extraordinary items and cumulative effect of change in tax
    accounting method                                                                              $ 2.63
  Extraordinary items, net of federal income tax effect                                             (0.14)
  Cumulative effect of change in tax accounting method                                               0.21
===========================================================================================================
Net income                                                                                         $ 2.70
===========================================================================================================




                                                                                   Year Ended December 31,
-----------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                                                1993
-----------------------------------------------------------------------------------------------------------
Pioneer:
Net interest income                                                                                 $6,615
Income before extraordinary items and cumulative effect of change in tax
  accounting method                                                                                  1,836
===========================================================================================================
Net income                                                                                          $1,836
===========================================================================================================
Net income attributable to common stock                                                             $1,836
===========================================================================================================

                                                                                   Year Ended December 31,
-----------------------------------------------------------------------------------------------------------
(dollars in thousands, except for per share amounts)                                                  1993
-----------------------------------------------------------------------------------------------------------
Washington Mutual and Pioneer combined:
Net interest income                                                                               $529,431
Income before extraordinary items and cumulative effect of
  change in tax accounting method                                                                  175,264
Extraordinary items, net of federal income tax effect                                               (8,953)
Cumulative effect of change in tax accounting method                                                13,365
===========================================================================================================
Net income                                                                                        $179,676
===========================================================================================================
Net income attributable to common stock                                                           $166,118
===========================================================================================================
Per share amounts--primary
  Income before extraordinary items and cumulative effect of
    change in tax accounting method                                                                $ 2.74
  Extraordinary items, net of federal income tax effect                                             (0.15)
  Cumulative effect of change in tax accounting method                                               0.23
===========================================================================================================
Net income                                                                                         $ 2.82
===========================================================================================================
Per share amounts--fully diluted
  Income before extraordinary items and cumulative effect of
    change in tax accounting method                                                                $ 2.60
  Extraordinary items, net of federal income tax effect                                             (0.14)
  Cumulative effect of change in tax accounting method                                               0.21
===========================================================================================================
Net income                                                                                         $ 2.67
===========================================================================================================


          On April 9, 1993, the Company acquired Pacific First Bank ("Pacific First") from RT Holdings, Inc. ("RTH"), a subsidiary of Royal Trustco Limited of Toronto, Canada. In April 1993, Pacific First operated 129 branches and 14 home loan centers in Washington and Oregon. At March 31, 1993, Pacific First had assets of $5.8 billion and deposits of $3.8 billion.

          As part of the acquisition of Pacific First, the Company negotiated several provisions designed to reduce the effect of any Pacific First asset quality problems on the resulting combined loan portfolio. As a result of the provisions, RTH purchased $656.2 million book value in assets from Pacific First prior to the sale to the Company.

          As   part   of  the   purchase   agreement,   the   Company   received

indemnification from RTH for a variety of problems Pacific First had that could result in future losses to the Company. These indemnification provisions were secured by both specific funds held in escrow and by a guarantee from RTH's parent company. The largest individual component is a $10.0 million general indemnity escrow that can be drawn upon to pay a variety of claims, including any exposure arising from transactions or acts prior to the purchase date.

          The acquisition of Pacific First was treated as a purchase for accounting purposes. Accordingly, under generally accepted accounting principles, the assets and liabilities of Pacific First have been recorded on the books of the Company at their respective fair market values at the time of the consummation of the acquisition of Pacific First. Goodwill, the excess of the purchase price over the net fair value of the assets and liabilities, including identified intangible assets, was recorded at $178.2 million.
Amortization of goodwill over a 10-year period will result in a charge to earnings of approximately $17.8 million per year.

          The accompanying financial statements include the operations of the two institutions from April 1, 1993 to December 31, 1993. The following pro forma information presents the results of operations for 1993 as though the acquisition had occurred on January 1, 1993. The pro forma results do not necessarily indicate the actual results that would have been obtained, nor are they necessarily indicative of the future operations of the combined companies. The unaudited pro forma results of operations were as follows:


                                                                                   Year Ended December 31,
-----------------------------------------------------------------------------------------------------------
(dollars in thousands, except for per share amounts)                                                  1993
-----------------------------------------------------------------------------------------------------------
Net interest income                                                                               $571,220
Income before extraordinary items and cumulative effect of change
  in tax accounting method                                                                         198,327
Extraordinary items, net of federal income tax effect                                               (8,953)
Cumulative effect of change in tax accounting method                                                13,365
===========================================================================================================
Net income                                                                                        $202,739
===========================================================================================================
Net income attributable to common stock                                                           $189,181
===========================================================================================================
Per share amounts--primary
  Income before extraordinary items and cumulative effect of change in
    tax accounting method                                                                          $ 3.13
  Extraordinary items, net of federal income tax effect                                             (0.15)
  Cumulative effect of change in tax accounting method                                               0.23
===========================================================================================================
Net income                                                                                         $ 3.21
===========================================================================================================
Per share amounts--fully diluted
  Income before extraordinary items and cumulative effect of change in tax
    accounting method                                                                              $ 2.95
  Extraordinary items, net of federal income tax effect                                             (0.14)
  Cumulative effect of change in tax accounting method                                               0.21
===========================================================================================================
Net income                                                                                         $ 3.02
===========================================================================================================

          On April 28, 1995, Washington Mutual merged with Olympus Capital Corporation of Salt Lake City, Utah ("Olympus"), the holding company of Olympus Bank, a Federal Savings Bank ("Olympus Bank"). At the merger date, Olympus (on a consolidated basis) had assets of $391.4 million, deposits of $278.6 million and stockholders' equity of $37.2 million. Olympus Bank operated 11 branches in Utah and Montana. Under the terms of the transaction, Olympus Bank merged into WMBfsb. The merger was treated as a pooling-of-interests. Due to the immaterial nature of the transaction, prior-period information has not been restated as if the companies had been combined.

          On August 31, 1995, Washington Mutual acquired Enterprise through a merger of Enterprise with and into WMB. Enterprise, a Washington-based commercial bank specializing in lending to small- and mid-size businesses, had assets of $153.8 million, deposits of $138.5 million and stockholders' equity of $14.0 million on August 31, 1995. The merger was treated as a pooling-of-interests. Due to the immaterial nature of the transaction, prior-period information has not been restated as if the companies had been combined.

          On January 31, 1996, WMB merged with Western of Coos Bay, Oregon. At the time of the merger, Western had 42 offices in 35 communities and was Oregon's largest community-based commercial bank. At January 31, 1996 Western had assets of $776.3 million, deposits of $696.4 million and stockholders' equity of $69.5 million. The Company issued 5,866,199 shares of common stock to complete the merger with Western. The merger was treated as a pooling-of-interests. The supplemental financial information presented in this document reflects the pooling-of-interests method of accounting for the merger of Western into the Company. Accordingly, under generally accepted accounting principles, the assets and liabilities of Western were recorded on the books of the resulting institution at their values as reported on the books of Western immediately prior to the consummation of the merger with Western. No goodwill was created in the merger with Western. This presentation required the restatement of prior periods as if the companies had been combined for all years presented.

          The following supplemental information represents the results of operations of the Company and Western for 1995, 1994 and 1993 on an individual as well as combined basis. This information does not necessarily indicate the actual results that would have been obtained, nor are they necessarily indicative of the future operations of the combined companies. The supplemental results of operations were as follows:

                                                                             Year Ended December 31,
------------------------------------------------------------------------------------------------------------
(dollars in thousands, except for per share amounts)                         1995         1994         1993
------------------------------------------------------------------------------------------------------------
Washington Mutual:
Total revenue                                                          $1,625,451   $1,315,651   $1,177,313
  Income before extraordinary items and cumulative effect
    of change in tax accounting method                                    190,624      172,304      175,264
  Extraordinary items, net of federal income tax effect                         -            -       (8,953)
  Cumulative effect of change in tax accounting method                          -            -       13,365
============================================================================================================
Net income                                                            $   190,624  $   172,304  $   179,676
============================================================================================================
Per share amounts--primary
  Income before extraordinary items and cumulative
    effect of change in tax accounting method                               $2.68        $2.54      $  2.74
  Extraordinary items, net of federal income tax effect                                               (0.15)
                                                                                -            -
  Cumulative effect of change in tax accounting method                          -            -         0.23
-----------------------------------------------------------------------------------------------------------
Net income                                                                  $2.68        $2.54      $  2.82
============================================================================================================
Per share amounts--fully diluted
  Income before extraordinary items and cumulative effect
    of change in tax accounting method                                      $2.59        $2.46      $  2.60
  Extraordinary items, net of federal income tax effect                         -            -        (0.14)
  Cumulative effect of change in tax accounting method                          -            -         0.21
-----------------------------------------------------------------------------------------------------------
Net income                                                                  $2.59        $2.46      $  2.67
============================================================================================================


                                                                            Year Ended December 31,
------------------------------------------------------------------------------------------------------------
(dollars in thousands, except for per share amounts)                         1995        1994          1993
------------------------------------------------------------------------------------------------------------
Western:
Total revenue                                                             $71,383     $61,401       $56,571
============================================================================================================
Net Income                                                               $  9,177    $  9,018      $  8,907
============================================================================================================

                                                                            Year Ended December 31,
------------------------------------------------------------------------------------------------------------
(dollars in thousands, except for per share amounts)                         1995         1994         1993
------------------------------------------------------------------------------------------------------------
Washington Mutual and Western:
Total revenue                                                          $1,696,834   $1,377,052   $1,233,884
  Income before extraordinary items and cumulative effect
    of change in tax accounting method                                    199,801      181,322      184,171
  Extraordinary items, net of federal income tax effect                         -            -       (8,953)
  Cumulative effect of change in tax accounting method                          -            -       13,365
============================================================================================================
Net income                                                            $   199,801   $  181,322  $   188,583
============================================================================================================
Per share amounts -- primary
  Income before extraordinary items and cumulative effect
    of change in tax accounting method                                      $2.59        $2.45       $ 2.63
  Extraordinary items, net of federal income tax effect                         -            -        (0.14)
  Cumulative effect of change in tax accounting method                          -            -         0.21
============================================================================================================
Net income                                                                  $2.59        $2.45       $ 2.70
============================================================================================================
Per share amounts -- fully diluted
  Income before extraordinary  items and cumulative effect
    of change in tax accounting method                                      $2.51        $2.38       $ 2.51
  Extraordinary items, net of federal income tax effect                         -            -        (0.13)
  Cumulative effect of change in tax accounting method                          -            -         0.19
============================================================================================================
Net income                                                                  $2.51        $2.38       $ 2.57
============================================================================================================

          On November 30, 1996, WMI merged with Utah Federal Savings Bank (Utah FSB") by merging Utah FSB with and into WMBfsb. At October 31, 1996, Utah FSB, which was an Ogden-based institution, had assets of $121.9 million, deposits of $105.9 million and stockholders' equity of $12.2 million. The merger will be accounted for as a pooling-of-interests. Due to the immaterial nature of the transaction, the Company will not restate prior-period information as if the companies had been combined.

     On December ____, 1996, WMI merged with Keystone Holdings. Keystone Holdings is an indirect holding company whose principal operating subsidiary, through a multi-tiered holding company structure, is ASB, a California-based federally chartered savings bank. N.A. Holdings owns all of the outstanding common stock of ASB. N.A. Holdings is owned by New American Capital, Inc. ("New Capital") whose common stock is owned by New American Holdings, Inc. ("New Holdings"), a direct subsidiary of Keystone Holdings.

     At December ____, 1996, Keystone Holdings had assets of approximately $____ billion, deposits of approximately $___ billion and stockholder's equity of approximately $____ million. The Company issued 47,883,333 shares of common stock to complete the merger with Keystone Holdings. The merger was treated as a pooling-of-interests. The financial information presented in this document reflects the pooling-of-interests method of accounting for the merger of Keystone Holdings into the Company. Accordingly, under generally accepted accounting principles, the assets and liabilities of Keystone Holdings were recorded on the books of the resulting institution at the amounts as reported on the books of Keystone Holdings immediately prior to the consummation of the merger with Keystone Holdings. No goodwill was created in the merger with Keystone Holdings. This presentation required the restatement of prior periods as if the companies had been combined for all years presented. Certain amounts in Keystone Holdings' financial statements have been restated to conform to WMI's presentation.

          The following pro forma information represents the results of operations of the Company and Keystone Holdings for 1995, 1994 and 1993 on an individual as well as combined basis. The pro forma results do not necessarily indicate the actual results that would have been obtained, nor are they necessarily indicative of the future operations of the combined companies. The pro forma results of Keystone Holdings have been adjusted to (i) eliminate earnings attributable to the warrant holders and (ii) reflect the preferred stock dividends to related parties as minority interest. The pro forma results of operations were as follows:


                                                                           Year Ended December 31,
------------------------------------------------------------------------------------------------------------
(dollars in thousands, except for per share amounts)                        1995          1994         1993
------------------------------------------------------------------------------------------------------------
Washington Mutual:
Total revenue                                                         $1,696,834    $1,377,052   $1,233,884
Income before extraordinary items and cumulative effect
  of change in tax accounting method                                     199,801       181,322      184,171
Extraordinary items, net of federal income tax effect                          -             -       (8,953)
Cumulative effect of change in tax accounting method                           -             -       13,365
------------------------------------------------------------------------------------------------------------
Net income                                                           $   199,801   $   181,322  $   188,583
============================================================================================================
Per share amounts--primary
  Income before extraordinary items and cumulative
    effect of change in tax accounting method                              $2.59         $2.45       $ 2.63
  Extraordinary items, net of federal income tax effect                        -             -        (0.14)
  Cumulative effect of change in tax accounting method                         -             -         0.21
------------------------------------------------------------------------------------------------------------
Net income                                                                 $2.59         $2.45       $ 2.70
============================================================================================================
Per share amounts--fully diluted
  Income before extraordinary items and cumulative effect
    of change in tax accounting method                                     $2.51         $2.38       $ 2.51
  Extraordinary items, net of federal income tax effect                        -             -        (0.13)
  Cumulative effect of change in tax accounting method                         -             -         0.19
-----------------------------------------------------------------------------------------------------------
Net income                                                                 $2.51         $2.38       $ 2.57
============================================================================================================

                                                                           Year Ended December 31,
------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                      1995          1994         1993
------------------------------------------------------------------------------------------------------------
Keystone Holdings:
Total revenue                                                         $1,427,591    $1,139,155   $1,211,270
-----------------------------------------------------------------------------------------------------------
Net Income                                                          $     90,101    $   58,953   $   78,740
============================================================================================================



                                                                            Year Ended December 31,
------------------------------------------------------------------------------------------------------------
(dollars in thousands, except for per share amounts)                         1995          1994        1993
------------------------------------------------------------------------------------------------------------
Washington Mutual and Keystone Holdings:
Total revenue                                                          $3,124,425    $2,516,207  $2,445,154
Income before extraordinary items and cumulative effect
  of change in tax accounting method                                      289,902       240,275     262,911
Extraordinary items, net of federal income tax effect                           -             -      (8,953)
Cumulative effect of change in tax accounting method                            -             -      13,365
------------------------------------------------------------------------------------------------------------
Net income                                                            $   289,902   $   240,275 $   267,323
============================================================================================================
Per share amounts -- primary
  Income before extraordinary items and cumulative effect
    of change in tax accounting method                                      $2.47         $2.09      $ 2.38
  Extraordinary items, net of federal income tax effect                         -             -       (0.09)
  Cumulative effect of change in tax accounting method                          -             -        0.13
------------------------------------------------------------------------------------------------------------
Net income                                                                  $2.47         $2.09      $ 2.42
============================================================================================================
Per share amounts -- fully diluted
  Income before extraordinary  items and cumulative effect

    of change in tax accounting method                                      $2.42         $2.06      $ 2.32
  Extraordinary items, net of federal income tax effect                         -             -       (0.08)
  Cumulative effect of change in tax accounting method                          -             -        0.12
------------------------------------------------------------------------------------------------------------
Net income                                                                  $2.42         $2.06      $ 2.36
============================================================================================================


NOTE 3:  CASH AND CASH EQUIVALENTS


         Cash and cash equivalents consisted of the following:

                                                                                     December 31,
-----------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                                  1995          1994
-----------------------------------------------------------------------------------------------------------
Cash and demand deposits                                                            $689,258      $406,149
Cash equivalents:
     Overnight investments                                                           293,000        69,884
     Time deposits                                                                     1,575         1,476
-----------------------------------------------------------------------------------------------------------
                                                                                     294,575        71,360
-----------------------------------------------------------------------------------------------------------
                                                                                    $983,833      $477,509
===========================================================================================================


         For the purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, overnight investments and time deposits. Generally, time deposits are short term, with an original maturity of three months or less.

         Federal Reserve Board regulations require depository institutions to maintain certain minimum reserve balances. Included in cash and demand deposits were required deposits at the Federal Reserve of $107.9 million and $96.0 million at December 31, 1995 and 1994.

NOTE 4:  AVAILABLE-FOR-SALE SECURITIES

          Available-for-sale securities classified by type and contractual maturity date consisted of the following:

                                                                   December 31, 1995
------------------------------------------------------------------------------------------------------------
                                                 Amortized   Unrealized  Unrealized
(dollars in thousands)                                Cost        Gains      Losses   Fair Value  Yield (1)
------------------------------------------------------------------------------------------------------------
Investment securities:
  U.S. government and agency obligations:
    Due within one year                     $                     $       $   (64)  $    65,056      4.72%
                                                   65,120             -
    After one but within five years               184,837           526        (29)      185,334      6.48
    After five but within 10 years                  9,755            41       (125)        9,671      7.23
    After 10 years                                 59,813           121       (770)       59,164      7.02
------------------------------------------------------------------------------------------------------------
                                                  319,525           688       (988)      319,225      6.24
  Corporate debt obligations:
    Due within one year                             1,502            10           -        1,512      8.27
    After one but within five years               136,447         7,492       (205)      143,734      8.70
    After five but within 10 years                181,038         8,237       (819)      188,456      7.02
    After 10 years                                 97,755         6,626        (98)      104,283      7.50
------------------------------------------------------------------------------------------------------------
                                                  416,742        22,365     (1,122)      437,985      7.69
  Equity securities:
    Preferred stock                               110,532         2,535     (2,311)      110,756      7.21
    FHLB stock                                    414,389             -           -      414,389      6.74
    Other stock                                         5             3           -            8         -
-----------------------------------------------------------------------------------------------------------
                                                  524,926         2,538     (2,311)      525,153      6.84
------------------------------------------------------------------------------------------------------------
                                                1,261,193        25,591     (4,421)    1,282,363      6.98
Mortgage-backed securities:
  U.S. government agency:
    Due within one year                                 5             -           -            5      9.23
    After one but within five years               467,226        14,883       (497)      481,612      7.64
    After five but within 10 years                236,497        14,338        (86)      250,749      7.84
    After 10 years                              8,713,086       226,286    (19,214)    8,920,158      6.93
------------------------------------------------------------------------------------------------------------
                                                9,416,814       255,507    (19,797)    9,652,524      6.99
  Corporate:
    Due after five but within 10 years             18,614           901       (258)       19,257      7.14
    After 10 years                              1,211,290         8,739    (17,016)    1,203,013      7.37
-----------------------------------------------------------------------------------------------------------
                                                1,229,904         9,640    (17,274)    1,222,270      7.37
------------------------------------------------------------------------------------------------------------
                                               10,646,718       265,147    (37,071)   10,874,794      7.03
Derivative instruments:
  Interest rate exchange agreements                  (848)        2,225    (13,224)      (11,847)        -
  Interest rate cap agreements                     11,946             -     (2,531)        9,415         -
------------------------------------------------------------------------------------------------------------
                                                   11,098         2,225    (15,755)       (2,432)        -
------------------------------------------------------------------------------------------------------------
                                              $11,919,009      $292,963   $(57,247)  $12,154,725      7.03%
============================================================================================================

(1) Weighted average yield at end of year



                                                                   December 31, 1994
------------------------------------------------------------------------------------------------------------
                                                 Amortized   Unrealized  Unrealized
(dollars in thousands)                                Cost        Gains      Losses   Fair Value  Yield (1)
------------------------------------------------------------------------------------------------------------
Investment securities:
  U.S. government and agency obligations:
    Due within one year                       $    66,937   $         - $     (887)            $      4.17%
                                                                                          66,050
    After one but within five years               382,890             7    (17,728)      365,169      5.55
    After five but within 10 years                  9,469             -       (254)        9,215      6.08
    After 10 years                                 70,340             -     (2,316)       68,024      5.97
------------------------------------------------------------------------------------------------------------
                                                  529,636             7    (21,185)      508,458      5.44
  Corporate debt obligations:
    Due after one but within five years           133,255           231     (3,857)      129,629      6.33
    After five but within 10 years                 50,609           296     (2,980)       47,925      7.50
    After 10 years                                  6,502            23       (644)        5,881      7.65
------------------------------------------------------------------------------------------------------------
                                                  190,366           550     (7,481)      183,435      6.68
  Equity securities:
    Preferred stock                                35,457             -     (1,790)       33,667      9.95
    FHLB stock                                    353,298             -           -      353,298      5.67
    Other stock                                     1,032             -           -        1,032         -
------------------------------------------------------------------------------------------------------------
                                                  389,787             -     (1,790)      387,997      6.03
------------------------------------------------------------------------------------------------------------
                                                1,109,789           557    (30,456)    1,079,890      5.86
Mortgage-backed securities
  U.S. government agency:
    Due after one but within five years           209,806            35     (7,440)      202,401      5.06
    After five but within 10 years                 56,929             9     (2,134)       54,804      5.61
    After 10 years                              2,608,957         1,272    (79,609)    2,530,620      6.30
------------------------------------------------------------------------------------------------------------
                                                2,875,692         1,316    (89,183)    2,787,825      6.20
  Corporate:
    Due after five but within 10 years              9,716             -       (280)        9,436      5.46
    After 10 years                                360,549           511    (16,395)      344,665      6.14
------------------------------------------------------------------------------------------------------------
                                                  370,265           511    (16,675)      354,101      6.12
------------------------------------------------------------------------------------------------------------
                                                3,245,957         1,827   (105,858)    3,141,926      6.19
Derivative instruments:
  Interest rate exchange agreements                (2,360)       21,014           -       18,654         -
  Interest rate cap agreements                      8,766        32,924           -       41,690         -
------------------------------------------------------------------------------------------------------------
                                                    6,406        53,938           -       60,344         -
------------------------------------------------------------------------------------------------------------
                                               $4,362,152       $56,322  $(136,314)   $4,282,160      6.02%
============================================================================================================

(1) Weighted average yield at end of year


          Proceeds from sales of investment securities in the available-for-sale portfolio during 1995 and 1994 were $626.2 million and $161.8 million. The Company realized $4.0 million in gains and $2.2 million in losses on these sales during 1995. Similarly, the Company realized $2.5 million in gains and $740,000 in losses on sales during 1994. Proceeds from sales of mortgage-backed securities in the available-for-sale portfolio during 1995 and 1994 were $1.0 billion and $337.9 million. The Company realized $13.5 million in gains and $16.2 million in losses on these sales during 1995 and $2.8 million in gains and $469,000 in losses on these sales during 1994.

          Available-for-sale mortgage-backed securities with a book value of $5.6 billion and a market value of $5.8 billion at December 31, 1995 were pledged to secure public deposits, securities sold under agreements to repurchase, other borrowings, interest rate exchange agreements and access to the Federal Reserve discount window.

          There were no sales out of the held-to-maturity portfolio during 1995 and 1994. During 1995, FASB issued a report entitled A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities, Questions and Answers that allowed companies a one-time reassessment and related reclassification from the held-to-maturity category to the available-for-sale category without adverse accounting consequences for the remainder of the portfolio. During the fourth quarter of 1995, the Company elected to take advantage of this opportunity and reclassified held-to-maturity securities with a book value of $4.9 billion and gross unrealized gains of $82.6 million and gross unrealized losses of $28.2 million. No transfers between the held-to-maturity and available-for-sale categories were made during 1994.

          At December 31, 1995, net unrealized gains on the available-for-sale portfolio were $249.2 million and unrealized losses on the derivative instruments designated against this portfolio were $13.5 million, resulting in a combined net unrealized gain included as a separate component of stockholders' equity (on an after-tax basis) of $188.7 million. At December 31, 1994, net unrealized losses on the available-for-sale portfolio were $133.9 million and unrealized gains on the derivative instruments designated against this portfolio were $53.9 million, resulting in a combined net unrealized loss included as a separate component of stockholders' equity (on an after-tax basis) of $61.2 million.

          On December 31, 1995, the Company held $1.2 billion of private-issue mortgage-backed securities. Of that amount, 33 percent were of the highest investment grade (AAA), 55 percent were rated investment grade (AA or A), 8 percent were rated lowest investment grade (BBB) and 4 percent were rated below investment grade (BB or below). During 1995, the Company realized $8.4 million in losses on securities in the below investment grade portfolio.

          As of December 31, 1995, the Company had mortgage-backed securities with book value of $293.3 million and a market value of $291.9 million from a single issuer, the Resolution Trust Corporation.

NOTE 5:  HELD-TO-MATURITY SECURITIES

          Held-to-maturity   securities   classified  by  type  and  contractual
maturity date consisted of the following:

                                                               December 31, 1995
------------------------------------------------------------------------------------------------------------
                                                  Amortized    Unrealized  Unrealized
(dollars in thousands)                                 Cost         Gains      Losses   Fair Value Yield(1)
------------------------------------------------------------------------------------------------------------
Investment securities:
  U.S. government and agency obligations:
    Due within one year                         $    19,693             $       $  -     $  19,693   5.24%
                                                                        -
    After five but within 10 years                    6,592           906           -        7,498   8.09
------------------------------------------------------------------------------------------------------------
                                                     26,285           906           -       27,191   6.03
  Corporate debt obligations:
    Due within one year                              98,969                       (9)       98,960   5.70
                                                                        -
    After one but within five years                  31,173         2,895         (2)       34,066   8.66
    After five but within 10 years                   22,586         2,472         (3)       25,055   8.37
    After 10 years                                   17,162         2,310         (9)       19,463   8.91
------------------------------------------------------------------------------------------------------------
                                                    169,890         7,677        (23)      177,544   7.00
  Municipal obligations:
    Due within one year                               1,090             1           -        1,091   6.85
    After one but within five years                   1,658            89           -        1,747   7.44
    After five but within 10 years                   36,202         2,083           -       38,285   6.88
    After 10 years                                   53,371         2,908           -       56,279   6.37
                                              --------------------------------------------------------------
----------------------------------------------
                                                     92,321         5,081           -       97,402   6.60
------------------------------------------------------------------------------------------------------------
                                                    288,496        13,664        (23)      302,137   6.78
Mortgage-backed securities
  U.S. government agency:
    After 10 years                                2,909,224        54,833     (3,344)    2,960,713   7.44
------------------------------------------------------------------------------------------------------------
                                                 $3,197,720       $68,497    $(3,367)   $3,262,850   7.38%
============================================================================================================

(1)  Weighted average yield at end of year.
(1)  Weighted average yield at end of year.




                                                               December 31, 1994
------------------------------------------------------------------------------------------------------------
                                                  Amortized Unrealized     Unrealized
(dollars in thousands)                                 Cost       Gains        Losses   Fair Value Yield(1)
------------------------------------------------------------------------------------------------------------
Investment securities:
  U.S. government and agency obligations:
    Due within one year                         $    24,038      $     -      $            $         4.95%
                                                                                  (2)       24,036
    After one but within five years                  23,972           1         (478)       23,495   6.82
    After five but within 10 years                    8,557           -          (61)        8,496   7.75
------------------------------------------------------------------------------------------------------------
                                                     56,567           1         (541)       56,027   6.16
  Corporate debt obligations:
    Due within one year                              69,269          15          (82)       69,202   5.65
    After one but within five years                  95,607       1,914       (3,644)       93,877   8.00
    After five but within 10 years                  172,808         727      (13,787)      159,748   7.24
    After 10 years                                   95,857         493       (8,831)       87,519   7.80
------------------------------------------------------------------------------------------------------------
                                                    433,541       3,149      (26,344)      410,346   7.27
  Municipal obligations:
    Due within one year                                 806           3             -          809   8.33
    After one but within five years                   1,662           7          (14)        1,655   7.15
    After five but within 10 years                   26,968         812         (636)       27,144   6.51
    After 10 years                                   51,326       1,867         (753)       52,440   6.88
------------------------------------------------------------------------------------------------------------
                                                     80,762       2,689       (1,403)       82,048   6.78
------------------------------------------------------------------------------------------------------------
                                                    570,870       5,839      (28,288)      548,421   7.08
Mortgage-backed securities:
  U.S. government agency:
    Due within one year                                   4           -             -            4   6.72
    After five but within 10 years                   12,296           -       (1,019)       11,277   6.13
    After 10 years                                3,313,021         640     (188,128)    3,125,533   6.68
------------------------------------------------------------------------------------------------------------
                                                  3,325,321         640     (189,147)    3,136,814   6.68
  Corporate:
    Due within one year                                  15           -             -           15   9.23
    After one but within five years                      51           2           (1)           52  10.44
    After five but within 10 years                      548          13             -          561  11.06
    After 10 years                                  559,226         252      (16,444)      543,034   6.44
-----------------------------------------------------------------------------------------------------------
                                                    559,840         267      (16,445)      543,662   6.44
------------------------------------------------------------------------------------------------------------
                                                  3,885,161         907     (205,592)    3,680,476   6.65
------------------------------------------------------------------------------------------------------------
                                                 $4,456,031      $6,746    $(233,880)   $4,228,897   6.71%
============================================================================================================

(1)  Weighted average  yield at end of year.


         Held-to-maturity mortgage-backed securities with a book value of $1.9 billion and a market value of $1.9 billion at December 31, 1995 were pledged to secure public deposits, securities sold under agreements to repurchase, other borrowings, interest rate exchange agreements and access to the Federal Reserve discount window.

NOTE 6:  LOANS



          Loans and loans held for sale consisted of the following:

                                                                                       December 31,
-----------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                               1995             1994
-----------------------------------------------------------------------------------------------------------
Real Estate:
  Residential                                                                 $17,303,305      $17,766,215
  Residential construction                                                        615,814          549,271
  Commercial real estate                                                        3,487,574        4,699,220
-----------------------------------------------------------------------------------------------------------
                                                                               21,406,693       23,014,706
Second mortgage and other consumer                                              1,974,673        1,841,613
Manufactured housing                                                              867,181          731,714
Commercial business                                                               179,568          129,048
Reserve for loan losses                                                          (235,275)        (244,989)
-----------------------------------------------------------------------------------------------------------
                                                                              $24,192,840      $25,472,092
===========================================================================================================


          Included in the table above are loans held-for-sale of $83.7 million and $8.6 million at December 31, 1995 and 1994.

          Nonaccrual loans totaled $213.8 million and $280.9 million at December 31, 1995 and 1994. If interest on these loans had been recognized, such income would have been $10.8 million and $11.6 million for 1995 and 1994. At December 31, 1995 and 1994, the Company had troubled debt restructurings aggregating $90.6 million and $54.6 million. During 1995 and 1994, these troubled debt restructurings returned a net yield of 8.13 percent and 8.87 percent, thereby contributing $5.9 million and $5.5 million to interest income. Had these loans not been restructured and interest accrued at their original rates, the additional interest income would not have been material.

          At December 31, 1995, loans totaling $169.1 million were impaired, of which $91.7 million had allocated reserves of $16.6 million. The remaining $77.4 million were previously written down and had no reserves allocated to them. Of the $169.1 million of impaired loans, $26.8 million were on nonaccrual status and $142.3 million (including $57.1 million of troubled debt restructurings) were performing but judged to be impaired. The average balance of impaired loans during the year was $177.6 million, and the Company recognized $12.4 million of related interest income. Interest income on impaired loans is normally recognized on the accrual basis, unless the loan is more than 90 days past due, in which case interest income is recorded on the cash basis. An immaterial amount of interest income was recorded on the cash basis during 1995.

          Loans, exclusive of reserve for loan losses, and loans held for sale by geographic concentration were as follows:

                                                                  December 31, 1995
------------------------------------------------------------------------------------------------------------
(dollars in thousands)                      California    Washington       Oregon       Other         Total
                                                                                       States
------------------------------------------------------------------------------------------------------------
Real estate:
  Residential                               $9,701,368    $5,669,411   $1,450,311    $482,215   $17,303,305
  Residential construction                           -       345,163      224,117      46,534       615,814
  Apartment buildings                        1,296,649       591,764      201,452     109,358     2,199,223
  Other commercial real estate                 500,652       425,240      264,235      98,224     1,288,351
------------------------------------------------------------------------------------------------------------
                                            11,498,669     7,031,578    2,140,115     736,331    21,406,693
Second mortgage and other consumer              88,764     1,519,796      344,708      21,405     1,974,673
Manufactured housing                            99,464       567,012      166,322      34,383       867,181
Commercial business                                  -        57,882      121,519         167       179,568
------------------------------------------------------------------------------------------------------------
                                           $11,686,897    $9,176,268   $2,772,664    $792,286   $24,428,115
============================================================================================================


          California loans include $3.7 billion of loans in the Los Angeles area, $3.7 billion of loans in the San Francisco Bay area, $1.5 billion of loans in Orange County and $2.9 billion of loans in other California areas.

          Loans, exclusive of reserve for loan losses, deferred loan fees and premiums and discounts, by maturity or repricing date were as follows:

-----------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                                   December 31, 1995
-----------------------------------------------------------------------------------------------------------
Adjustable-rate loans:
  Due within one year                                                                          $14,151,629
  After one but within five years                                                                2,385,004
  After five but within 10 years                                                                   101,957
  After 10 years                                                                                    29,840
-----------------------------------------------------------------------------------------------------------
                                                                                                16,668,430
Fixed-rate loans:
  Due within one year                                                                              401,380
  After one but within five years                                                                1,347,147
  After five but within 10 years                                                                 1,690,024
  After 10 years                                                                                 4,396,502
-----------------------------------------------------------------------------------------------------------
                                                                                                 7,835,053
-----------------------------------------------------------------------------------------------------------
                                                                                               $24,503,483
===========================================================================================================

     In addition to loans the Company serviced for its own portfolio, it serviced loans of $21.4 billion and $15.3 billion at December 31, 1995 and 1994 for U.S. government agencies, institutions and private investors.

     Loans of $5.2 billion at December 31, 1995 were pledged to secure advances from the FHLB.

     Unamortized deferred loan fees were $75.1 million and $121.3 million at December 31, 1995 and 1994.

          At December 31, 1995, the Company had $663.4 million in fixed-rate mortgage loan commitments, $638.2 million in adjustable-rate mortgage loan commitments, $72.0 million in commercial business loan commitments and $576.5 million in undisbursed lines of credit.


NOTE 7:  RESERVE FOR LOAN LOSSES


          Changes in the reserve for loan losses were as follows:

                                                                           Year Ended December 31,
------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                      1995           1994        1993
------------------------------------------------------------------------------------------------------------
Balance, beginning of year                                              $244,989       $245,062    $179,612
Provision for loan losses                                                 74,987        122,009     158,728
Reserves added through business combinations                               5,372            921      46,000
Reserves charged off:
  Residential                                                            (57,147)       (89,637)    (93,799)
  Residential construction                                                  (125)          (190)       (297)
  Commercial real estate                                                 (33,149)       (26,835)    (26,967)
  Manufactured housing, second mortgage and other consumer                (6,888)       (10,544)    (16,964)
  Commercial business                                                       (813)        (2,065)     (3,065)
------------------------------------------------------------------------------------------------------------
                                                                         (98,122)      (129,271)   (141,092)
Reserves recovered:
  Residential                                                              2,393          2,522          45
  Residential construction                                                    47              -           -
  Commercial real estate                                                   4,426          2,186         889
  Manufactured housing, second mortgage and other consumer                   701          1,117         768
  Commercial business                                                        482            443         112
------------------------------------------------------------------------------------------------------------
                                                                           8,049          6,268       1,814
------------------------------------------------------------------------------------------------------------
Balance, end of year                                                    $235,275       $244,989    $245,062
============================================================================================================


          The Company holds certain loans that have been securitized into mortgage-backed securities with full recourse. The Company includes those loans securitized with recourse in determining the adequacy of the reserve for loan losses.
          As part of the ongoing process to determine the adequacy of the reserve for loan losses, the Company reviews the components of its loan portfolio for specific risk of principal loss. Reserves are then allocated for impaired loans.

          The Company intends to provide an additional $125.0 million in loan loss provision at the Effective Date. This additional loan loss provision is being provided principally because a number of Washington Mutual (prior to the business combination with Keystone Holdings) credit administration and asset management philosophies and procedures differ from those of ASB. These differences consist principally of the following: (i) Washington Mutual is more proactive than ASB in dealing with emerging credit problems and tends to prefer judicial foreclosure actions to induce borrowers to correct defaults, whereas ASB tends to prefer workouts in lieu of a more aggressive foreclosure stance; and (ii) ASB has considered the risk characteristics of its portfolio of multi-family loans of less than $1 million to be similar to its single-family residential portfolio. Washington Mutual, on the other hand, considers the risk characteristics of that portfolio to be more closely aligned with its commercial property portfolio, which tends to have more loss exposure than the single-family residential portfolio. Washington Mutual intends to conform ASB's asset management practices, administration, philosophies and procedures to its own, or in some instances to revise ASB's current asset management strategies to conform to strategies being developed by Washington Mutual. The plan of realization of troubled loans differed between the companies and therefore results in different levels of loss reserves. The additional loan loss provision is to a lesser degree being provided because Washington Mutual believes that, while there has been an increase in the price of houses in California markets, a decline in collateral values for some portions of the California real estate market has occurred in 1996.

          An analysis of the reserve for loan losses is as follows:
                                                                                       December 31,
------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                                   1995          1994
------------------------------------------------------------------------------------------------------------
Allocated reserves:
  Commercial real estate                                                            $  16,488     $  20,025
  Residential construction                                                                158         1,327
  Commercial business                                                                       -             -
------------------------------------------------------------------------------------------------------------
                                                                                       16,646        21,352
Unallocated reserves                                                                  218,629       223,637
------------------------------------------------------------------------------------------------------------
                                                                                     $235,275      $244,989
============================================================================================================
Total reserve for loan losses as a percentage of:
  Total loans and recourse obligations                                                 0.79%          0.91%
  Nonperforming loans                                                                110.04          87.22

NOTE  8: NOTE RECEIVABLE

         In October 1995, Keystone Holdings agreed with the FDIC to allow prepayment of the remaining balance of the Note Receivable. Prior to October 1995, the FDIC had always caused New West to prepay the Note Receivable to the maximum extent permitted by its terms. If the maximum prepayments under its terms were to have continued, the balance of the Note Receivable would have been reduced to approximately $113.0 million in November 1995 and fully repaid in February 1996. ASB received the remaining principal balance of $505.3 million, plus interest, on October 24, 1995. ASB utilized the proceeds received to pay down certain short-term borrowings and to originate new loans.

         The following is a summary of the Note Receivable activity for the years indicated:

------------------------------------------------------------------------------------------------------------
                                                                                  Capital            Net of
(dollars in thousands)                                  Note Receivable    Surplus Offset   Capital Surplus
------------------------------------------------------------------------------------------------------------
Balance at December 31, 1992                                $ 4,767,144         $ 167,000      $ 4,600,144
Receivable transferred to New West                               52,932                             52,932
Optional prepayments                                         (1,569,018)                        (1,569,018)
------------------------------------------------------------------------------------------------------------
Balance at December 31, 1993                                  3,251,058           167,000        3,084,058
Optional prepayments                                         (1,569,018)                        (1,569,018)
------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994                                  1,682,040           167,000        1,515,040
Optional prepayments                                         (1,682,040)         (167,000)      (1,515,040)
------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995                                $         -         $      -       $        -
============================================================================================================


NOTE 9:  REO

          REO consisted of the following:

                                                                                        December 31,
------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                                   1995          1994
------------------------------------------------------------------------------------------------------------
Real estate acquired through foreclosure                                             $134,195      $144,923
Other repossessed assets                                                                1,018           979
Reserve for losses                                                                    (10,112)       (8,135)
------------------------------------------------------------------------------------------------------------
                                                                                     $125,101      $137,767
============================================================================================================


          Changes in the REO reserve for losses were as follows:

                                                                           Year Ended December 31
------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                    1995           1994          1993
------------------------------------------------------------------------------------------------------------
Balance, beginning of year                                            $  8,135       $ 13,330      $ 16,025
Provision for REO losses                                                10,523         15,491        26,889
Reserves charged-off, net of recoveries                                 (8,546)       (20,686)      (29,584)
------------------------------------------------------------------------------------------------------------
                                                                       $10,112      $   8,135      $ 13,330
============================================================================================================

          REO operations, inclusive of write-downs were as follows:

                                                                           Year Ended December 31
------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                    1995           1994          1993
------------------------------------------------------------------------------------------------------------
Income (loss) from operations                                        $  (3,457)     $  (2,977)   $      665
Gain on sale of REO                                                      3,298          5,066         6,978
Provision for REO losses                                               (10,523)       (15,491)      (26,889)
------------------------------------------------------------------------------------------------------------
                                                                      $(10,682)      $(13,402)     $(19,246)
============================================================================================================




NOTE 10:  PREMISES AND EQUIPMENT

         Premises and equipment consisted of the following:

                                                                                      December 31,
------------------------------------------------------------------------------------------------------------
(dollar in thousands)                                                                  1995            1994
------------------------------------------------------------------------------------------------------------
Furniture and equipment                                                           $ 243,527       $ 235,771
Buildings                                                                           363,894         289,434
Leasehold improvements                                                               54,683          54,490
Construction in progress                                                              8,080           9,047
------------------------------------------------------------------------------------------------------------
                                                                                    670,184         588,742
Accumulated depreciation                                                           (296,779)       (268,755)
------------------------------------------------------------------------------------------------------------
                                                                                    373,405         319,987
Land                                                                                 79,338          72,701
------------------------------------------------------------------------------------------------------------
                                                                                  $ 452,743       $ 392,688
============================================================================================================


         Depreciation expense for 1995, 1994, and 1993 was $41.3 million, $38.4 million, and $38.9 million, respectively.

         The Company has noncancelable operating leases for financial centers, office facilities and equipment. Rental expense, including amounts paid under month-to-month cancelable leases, amounted to $40.4 million, $44.5 million and $44.2 million in 1995, 1994, and 1993, respectively.

         Future minimum net rental commitments, including maintenance and other associated costs, for all noncancelable leases were as follows:

                                                                                     December 31, 1995
------------------------------------------------------------------------------------------------------------
                                                                                     Land &      Furniture &
(dollars in thousands)                                                               Buildings    Equipment
------------------------------------------------------------------------------------------------------------
Commitments:
    Due within one year                                                              $  30,200       $3,882
    After one but within two years                                                      28,803        2,822
    After two but within three years                                                    26,268        1,630
    After three but within four years                                                   24,177          652
    After four but within five years                                                    22,344            -
    After five years                                                                    87,315            -
-----------------------------------------------------------------------------------------------------------
                                                                                      $219,107       $8,986
============================================================================================================

          In March 1995, the FASB issued SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The statement establishes accounting standards for the impairment of long-lived assets that either will be held and used in operations or that will be disposed of. Effective January 1, 1996, the Company adopted SFAS No. 121. The adoption is not anticipated to have a material impact on the results of operations or financial condition of the Company.

         In January 1995, a wholly owned service corporation subsidiary of ASB purchased from a related limited partnership the Irvine Plaza building structures and adjoining land currently utilized for ASB's executive offices and various departments. The total cash purchase price paid for the property was $45.2 million.


NOTE 11:  GOODWILL AND OTHER INTANGIBLE ASSETS

          Goodwill and other intangible assets consisted of the following:

                                                                                         December 31,
------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                                    1995         1994
------------------------------------------------------------------------------------------------------------
Washington Mutual Bank, net of amortization of $98,654 and $71,366                    $159,259     $186,547
Murphey Favre and Composite Research & Management Co., net of
  amortization of $9,389 and $8,653                                                      1,468        2,203
Mutual Travel, Inc., net of amortization of $3,136                                           -        1,799
Other, net of amortization of $85 and $36                                                  400          449
------------------------------------------------------------------------------------------------------------
                                                                                      $161,127     $190,998
============================================================================================================

          Goodwill and other intangible assets result from business combinations accounted for as a purchase of assets and an assumption of liabilities. Other intangible assets primarily consist of core deposit intangibles and covenants not-to-compete resulting from acquisitions of thrift branch systems. Goodwill and other intangible assets are amortized using the straight-line method over the period that is expected to be benefited, which ranges from three to 10 years. The average remaining amortization period at December 31, 1995 was approximately six years. The Company periodically evaluates goodwill and other intangible assets for impairment. The level of goodwill and other intangible assets at December 31, 1995 was supported by the value attributed to the retail operations of acquired financial institutions.

         During 1993, the acquisition of Pacific First was accounted for as a purchase of assets and assumption of liabilities and increased goodwill and other intangible assets by $178.2 million.


NOTE 12:  MORTGAGE SERVICING RIGHTS

         Mortgage servicing rights are included in other assets and consisted of the following:

                                                                          Year Ended December 31,
------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                      1995         1994         1993
------------------------------------------------------------------------------------------------------------
Balance, beginning of year                                             $  70,911    $  66,031     $ 77,945
Additions                                                                 58,306       38,385       21,446
Sales                                                                          -      (13,087)           -
Amortization                                                             (23,840)     (20,418)     (27,083)
Write-downs                                                                    -            -       (6,277)
Impairment valuation allowance                                              (882)           -            -
------------------------------------------------------------------------------------------------------------
Balance, end of year                                                    $104,495     $ 70,911     $ 66,031
============================================================================================================

         In 1995, with the adoption of SFAS No. 122, the Company recorded a valuation allowance for impairment of mortgage servicing rights of $882,000. No write-downs were recorded in 1994. In 1993, prior to the adoption of SFAS No. 122, the Company recorded a specific write-down of $6.3 million on mortgage servicing rights.


NOTE 13:  DEPOSITS

          Deposits consisted of the following:

                                                                                     December 31,
------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                                  1995           1994
------------------------------------------------------------------------------------------------------------
Checking accounts:
   Interest bearing                                                             $  2,111,124   $  2,342,407
   Noninterest bearing                                                               665,205        499,282
------------------------------------------------------------------------------------------------------------
                                                                                   2,776,329      2,841,689
Savings accounts                                                                   1,905,659      2,224,784
Money market accounts                                                              4,667,884      3,502,981
Time deposit accounts:
   Due within one year                                                            12,696,186     10,496,491
   After one but within two years                                                  1,410,809      2,780,944
   After two but within three years                                                  409,580        765,219
   After three but within four years                                                 243,541        293,167
   After four but within five years                                                  258,415        293,522
   After five years                                                                   94,557        145,209
------------------------------------------------------------------------------------------------------------
                                                                                  15,113,088     14,774,552
------------------------------------------------------------------------------------------------------------
                                                                                 $24,462,960    $23,344,006
============================================================================================================

          Time certificates of deposit in amounts of $100,000 or more totaled $3.1 billion and $2.8 billion at December 31, 1995 and 1994. At December 31, 1995, $1.9 billion of these deposits mature within three months, $490.8 million mature in three to six months, $371.3 million mature in six months to one year, and $352.8 million mature after one year.

          Financial data pertaining to the weighted average cost of deposits were as follows:

                                                                            Year Ended December 31,
------------------------------------------------------------------------------------------------------------
                                                                              1995         1994        1993
------------------------------------------------------------------------------------------------------------
Weighted daily average interest rate during the year                         4.69%        3.69%       3.76%


NOTE 14:  FEDERAL FUNDS PURCHASED

          The Company purchased federal funds from a variety of counterparties during 1995. All federal funds purchased had maturities of thirty days or less, with the majority having maturities of one day. As of December 31, 1995, the balance of federal funds purchased was $433.4 million.

          Financial data pertaining to the weighted average cost, the level of federal funds purchased, and the related interest expense were as follows:

                                                                              Year Ended December 31,
------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                           1995      1994       1993
------------------------------------------------------------------------------------------------------------

Weighted average interest rate at end of year                                    5.83%        - %       - %
Weighted daily average interest rate during the year                             5.98         -         -
Daily average balance of federal funds purchased                             $270,861      $  -      $  -
Maximum amount of federal funds purchased at any month end                    998,000         -         -
Interest expense during the year                                               16,188         -         -


NOTE 15:  SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE


          Securities sold under agreements to repurchase consisted of the following:

------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                                    1995         1994
------------------------------------------------------------------------------------------------------------
Reverse repurchase agreements                                                       $7,592,841   $6,109,868
Dollar repurchase agreements                                                           391,915      527,478
------------------------------------------------------------------------------------------------------------
                                                                                    $7,984,756   $6,637,346
============================================================================================================


          The Company sold, under agreements to repurchase, specific securities of the U.S. government and its agencies and other approved investments to broker-dealers and customers. The securities underlying the agreements with broker-dealers were delivered to the dealer who arranged the transaction or were held by a safekeeping agent for the Company's account. Securities delivered to broker-dealers may be loaned out in the ordinary course of operations. The securities underlying the agreements with customers were held in a segregated account by a safekeeping agent for the Company.

          Scheduled maturities or repricing of securities sold under agreements to repurchase were as follows:

                                                                                      December 31,
------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                                   1995          1994
------------------------------------------------------------------------------------------------------------
Securities sold under agreements to repurchase:
  Due within 30 days                                                               $5,225,817    $4,853,237
  After 30 but within 90 days                                                       1,764,074       787,151
  After 90 but within 180 days                                                        406,361       502,123
  After 180 but within one year                                                             -       244,360
  After one year                                                                      504,504       250,475
------------------------------------------------------------------------------------------------------------
                                                                                   $7,984,756    $6,637,346
============================================================================================================

          Financial data pertaining to the weighted average cost, the level of securities sold under agreements to repurchase and the related interest expense were as follows:

                                                                          Year Ended December 31,
------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                   1995          1994           1993
------------------------------------------------------------------------------------------------------------
Weighted average interest rate at end of year                            5.92%         5.94%          3.41%
Weighted daily average interest rate during the year                     6.14%         4.69%          3.62%
Daily average of securities sold under agreements to repurchase     $7,859,948   $4,318,592     $2,176,260
Maximum securities sold under agreements to repurchase
  at any month end                                                   8,647,814    6,637,346      3,208,288
Interest expense during the year                                       482,698      202,677         78,853


NOTE 16:  ADVANCES FROM THE FHLB

          As members of the FHLB, WMB, WM Life, WMBfsb and ASB maintain credit lines that are percentages of their total regulatory assets, subject to collateralization requirements. As members of the FHLB of Seattle, WMB's, WM Life's and WMBfsb's advances are collateralized in aggregate, as provided for in the Advances, Security and Deposit Agreements with the FHLB, by all FHLB stock owned, by deposits with the FHLB, and by certain mortgages or deeds of trust and securities of the U.S. government and agencies thereof. As a member of the FHLB of San Francisco, ASB's advances are collateralized by all FHLB stock owned and certain mortgages and deeds of trust.

          Scheduled maturities of advances from the FHLB were as follows:

                                                                     December 31,
------------------------------------------------------------------------------------------------------------
                                                         1995                            1994
------------------------------------------------------------------------------------------------------------
                                                                 Ranges of                        Ranges of
(dollars in thousands)                            Amount    Interest Rates         Amount    Interest Rates
------------------------------------------------------------------------------------------------------------
FHLB advances:
  Due within one year                         $2,545,594    4.74%-8.54%        $1,466,133    3.95%-8.30%
  After one but within two years               1,331,000     4.38-8.45          1,394,852     4.74-8.54
  After two but within three years               545,642     5.59-8.50            789,478     4.38-7.44
  After three but within four years               57,000     8.50-8.63            146,944     5.49-6.15
  After four but within five years                55,137     6.25-9.34            110,403     6.19-8.53
  After five years                               181,366     2.80-8.65            221,167     4.50-9.34
============================================================================================================
                                              $4,715,739                       $4,128,977
============================================================================================================

          Financial data pertaining to the weighted average cost, the level of FHLB advances and the related interest expense were as follows:

                                                                        Year Ended December 31,
-----------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                  1995          1994          1993
-----------------------------------------------------------------------------------------------------------
Weighted average interest rate at end of year                           5.76%          5.72%         5.36%
Weighted daily average interest rate during the year                    5.72%          5.38%         6.18%
Daily average of FHLB advances                                    $3,539,006     $3,966,494    $3,148,089
Maximum FHLB advances at any month end                             4,715,739      4,560,891     3,617,596
Interest expense during the year                                     202,422        213,259       194,631


NOTE 17:  OTHER BORROWINGS

          Other borrowings consisted of the following:

                                                                        December 31,
------------------------------------------------------------------------------------------------------------
                                                               1995                         1994
------------------------------------------------------------------------------------------------------------
                                                                        Range of                   Range of
(dollars in thousands)                                     Amount Interest Rates      Amount Interest Rates
------------------------------------------------------------------------------------------------------------
Series C Floating Rate Notes, due 2000                   $175,000          7.31%    $      -            -%
Series B 9.60% Notes, due 1999                            169,000          9.60      169,000         9.60
Senior notes, due 2005                                    147,845          7.46            -            -
Series A Floating Notes, due 1997                                             -      111,000         7.88
Notes payable, due 1998                                    76,405     6.13-8.00       79,039    6.13-8.75
Subordinated notes, due 1998                               20,500          8.81       20,500         8.50
Other                                                       1,467             -        1,527           -
------------------------------------------------------------------------------------------------------------
                                                         $590,217                   $381,066
============================================================================================================

          On March 23, 1995, New Capital completed the private placement of $175.0 million of its Series C Floating Rate Notes due April 12, 2000 (the "Series C Notes"). The net proceeds from the issuance of the Series C Notes were used to redeem the $111.0 million Series A Notes and to fund a $60.0 million capital contribution from N.A. Holdings to ASB. Interest on the Series C Notes accrues at a rate equal to three-month LIBOR plus 1.375 percent, reset on a quarterly basis, and interest payments are made quarterly.

          The indenture related to the Series C Notes contains certain covenants that, among other things, require the maintenance of regulatory capital at ASB and limit the following: (i) funded indebtedness, (ii) subsidiary funded indebtedness, (iii) upstream payments, (iv) subsidiary dividends, (v) liens,
(vi) certain mergers and consolidations, (vii) issuance of subsidiary capital stock, (viii) transactions with affiliates and (ix) lines of business. New Capital is in compliance with all such covenants and restrictions.

          On January 14, 1992, New Capital completed the private placement of $111.0 million of its Series A Floating Rate Notes due 1997 ("Series A Notes") and $169.0 million of its Series B 9.60 percent Notes due 1999 ("Series B Notes"). Interest on the Series A Notes accrued at three-month LIBOR plus 2.25 percent and repriced quarterly. A note purchase agreement (the "Note Purchase Agreement") was executed by New Capital in connection with the private placement of the Series A and Series B Notes.

          On October 12, 1993, in accordance with a subordinated note purchase agreement (the "Subordinated Note Agreement"), New Capital issued $20.5 million of subordinated notes. The subordinated notes accrue interest at a rate equal to three-month LIBOR plus 2.875 percent. Interest is paid quarterly and the subordinated notes mature on October 12, 1998.

          The Note Purchase Agreement and the Subordinated Note Agreement contain certain limitations regarding the payment of cash dividends on common or preferred stock, the reacquisition or issuance of common or preferred stock, additional borrowings and payments thereon and certain other transactions. Under the terms of the Note Purchase Agreement and the Subordinated Note Agreement, New Capital cannot pay dividends on its preferred stock or common stock unless its consolidated net worth exceeds $375.0 million. As long as New Capital's consolidated net worth exceeds $375.0 million, it can make restricted payments if the cumulative restricted payments do not exceed the sum of (i) $30.0 million, (ii) the proceeds from certain capital contributions, and (iii) 50% of the cumulative adjusted net earnings (as defined in the agreements) of New Capital. The percentage limitation applied to cumulative adjusted net earnings is increased to 65% percent as long as New Capital's consolidated net worth after the proposed restricted payments exceeds $475.0 million. As of December 31, 1995, New Capital's consolidated net worth was $653.4 million and the 65% percent limitation was in effect. Under the terms of the Series C Note Indenture, New Capital may pay dividends and make other capital distributions
("Upstream Payments") to the extent that it has the capacity to incur an additional dollar of funded indebtedness (as defined in the Series C Indenture) after the proposed Upstream Payment. Based on the most restrictive of New Capital's debt covenants, as of December 31, 1995, New Capital would have been permitted to make up to $55.8 million in dividend or other restricted payments. New Capital is in compliance with all such limitations.

          A redemption notice was provided to holders of the Series A Notes as required by the Note Purchase Agreement and the redemption was completed on April 12, 1995. As of March 30, 1995, New Capital irrevocably placed sufficient funds in trust with its paying agent to satisfy the required principal and interest necessary to redeem the Series A Notes on their redemption date. As a result, New Capital recorded the payment of those funds as an in-substance defeasance of the Series A Notes. The early retirement of the Series A Notes required New Capital to write off certain related unamortized debt issuance costs and to mark certain interest rate cap agreements to market as of March 30, 1995, resulting in a pre-tax loss on early retirement of debt of approximately $2.1 million.

          In August 1995, the Company issued $150.0 million of senior notes bearing an interest rate of 7.25 percent. The notes are due August 15, 2005 and may not be redeemed prior to maturity.

          As part of the acquisition of Pacific First, the Company assumed a $75.0 million note payable bearing an interest rate of 8.0 percent to the City of Tampa. The City of Tampa issued capital improvement revenue bonds in 1988 and invested a portion of the receipts with Pacific First. The note matures in 1998 and is subject to periodic withdrawals.


NOTE 18:  INTEREST RATE RISK MANAGEMENT

          From time to time, the following strategies may be used by the Company to reduce its exposure to interest rate risk: the origination and purchase of adjustable-rate mortgage loans and the purchase of adjustable-rate mortgage-backed securities; the sale of fixed-rate residential mortgage loan production or fixed-rate mortgage-backed securities; and the use of derivative instruments, such as interest rate exchange agreements and interest rate cap agreements.

          As of December 31, 1995, interest-sensitive assets of $27.7 billion and interest-sensitive liabilities of $31.5 billion were scheduled to mature or reprice within one year. At December 31, 1995, the Company had entered into interest rate exchange agreements and interest rate cap agreements with notional values of $2.7 billion and $9.8 billion. Without these instruments the Company's one-year gap at December 31, 1995 would have been a negative 8.90 percent as opposed to a negative 2.57 percent.

          Interest rate exchange agreements and interest rate cap agreements expose the Company to credit risk in the event of nonperformance by counterparties to such agreements. This risk consists primarily of the termination value of agreements where the Company is in a favorable position. The Company controls the credit risk associated with its interest rate exchange agreements and interest rate cap agreements through counterparty credit review, counterparty exposure limits and monitoring procedures.

          The Company's use of derivative instruments reduces the negative effect that changing interest rates may have on net interest income. The Company uses such instruments to reduce the volatility of net interest income over an interest rate cycle. None of the Company's derivative instruments are what are termed leveraged derivative instruments. These types of instruments are riskier than the derivatives used by the Company in that they have significant embedded options that enhance the performance in certain circumstances but dramatically reduce the performance in other circumstances.

          From time to time, the Company terminates interest rate exchange agreements and interest rate cap agreements prior to maturity. Such circumstances arise if, in the judgment of management, such instruments no longer cost-effectively meet policy objectives. Often such instruments are within one year of maturity. During 1995, the Company terminated an interest rate exchange agreement with a notional value of $75.0 million and recorded a deferred gain of $845,000. There were no other terminations of interest rate exchange agreements or interest rate cap agreements in 1995. During 1994, the Company terminated interest rate exchange agreements with a notional value of $370.0 million for deferred gains of $1.4 million and deferred losses of $4.8 million. In 1993, interest rate exchange agreements with a notional value of $90.0 million were terminated and deferred losses of $3.4 million were recorded. During 1994, the Company terminated interest rate cap agreements with a notional value of $375.0 million and deferred gains of $860,000 were recorded. No interest rate cap agreements were terminated in 1993.

          Scheduled maturities of interest rate exchange agreements were as follows:

                                                                December 31, 1995
------------------------------------------------------------------------------------------------------------
                                          Notional      Short-Term       Long-Term    Carrying
(dollars in thousands)                      Amount  ReceiptRate(1)    Payment Rate       Value   Fair Value
------------------------------------------------------------------------------------------------------------
Designated against available-for-
 sale securities:
    Due within one year                 $  465,000         5.13%           5.92%      $  1,528     $1,528
    After one but within two years         200,000          6.83            5.88        (4,144)    (4,144)
    After two but within three years       300,000          6.05            5.92        (5,244)    (5,244)
    After three years                      200,000          6.88            5.88        (3,987)    (3,987)
Designated against deposits and borrowings:
    Due within one year                    495,000          6.95            6.08             -      2,385
    After one but within two years         484,500          5.96            6.62             -     (8,461)
    After two but within three years       276,000          6.04            6.75             -     (8,746)
    After three years                      261,000          7.10            8.27             -     (7,793)
------------------------------------------------------------------------------------------------------------
                                        $2,681,500           6.26%           6.38%    $(11,847)  $(34,462)
============================================================================================================

(1) The terms of each agreement have specific London Interbank Offering Rate reset and index requirements, which result in different short-term receipt rates for each agreement. The receipt rate represents the weighted average rate as of the last reset date for each agreement.


                                                                December 31, 1994
------------------------------------------------------------------------------------------------------------
                                          Notional      Short-Term        Long-Term     Carrying Fair Value
(dollars in thousands)                      Amount Receipt Rate(1)     Payment Rate        Value
------------------------------------------------------------------------------------------------------------
Designated against available-for-
sale securities:
    Due within one year                 $  150,000           6.38%            4.33%      $ 4,700   $  4,700
    After one but within two years         350,000          5.69             4.54         13,954     13,954
Designated against deposits and borrowings:
    Due within one year                    355,000          4.62             6.66              -     (3,367)
    After one but within two years         685,000          6.52             6.16              -      8,748
    After two but within three years       500,500          5.75             6.76              -     14,772
    After three years                      602,000          6.33             7.70              -      1,908
============================================================================================================
                                        $2,642,500           5.96%            6.37%      $18,654    $40,715
============================================================================================================

(1) The terms of each agreement have specific London Interbank Offering Rate reset and index requirements, which result in different short-term receipt rates for each agreement. The receipt rate represents the weighted average rate as of the last reset date for each agreement.


          Scheduled maturities of interest rate cap agreements were as follows:

                                                                December 31, 1995
------------------------------------------------------------------------------------------------------------
                                            Notional      Strike      Short-Term     Carrying
(dollars in thousands)                        Amount        Rate Receipt Rate(1)        Value    Fair Value
------------------------------------------------------------------------------------------------------------
Designated against available-for-
sale securities:
   Due within one year (2)                $1,425,000       5.34%         5.90%        $ 4,484       $ 4,484
   After one but within two years (3)        875,000       5.85          5.83           3,799         3,799
   After two but within three years          250,000       6.05          5.90           1,132         1,132
(4)
Designated against deposits and borrowings:
   Due within one year (5)                 5,193,000       7.43          5.63             151        (1,775)
   After one but within two years (6)        386,000       9.18          5.60           1,241             2
   After two but within three years          286,000       8.81          5.49           1,177            42
(7)
   After three years (8)                   1,359,000       8.05          5.27          15,122         1,101
------------------------------------------------------------------------------------------------------------
                                          $9,774,000       7.14%         5.64%        $27,106       $ 8,785
============================================================================================================

     (1) The terms of each agreement  have specific  London  Interbank  Offering
Rate or Cost of Funds Index for the Eleventh District Savings Institutions reset and index requirements, which result in different short-term receipt rates for each agreement. The receipt rate represents the weighted average rate as of the last reset date for each agreement.

     (2) Includes $425.0 million notional amount with a weighted average cap ceiling of 8.06%

     (3) Includes $600.0 million notional amount with a weighted average cap ceiling of 7.75%

     (4) Includes $250.0 million notional amount with a weighted average cap ceiling of 7.65%

     (5) Includes $30.0 million notional amount with a weighted average cap ceiling of 9.50% and $5.0 billion notional amount with a weighted average floor of 4.85%

     (6) Includes $45.0 million notional amount with a weighted average cap ceiling of 9.50%

     (7) Includes $40.0 million notional amount with a weighted average cap ceiling of 9.50%

     (8) Includes $1.1 billion notional amount with a weighted average cap ceiling of 9.50%


                                                                  December 31, 1994
------------------------------------------------------------------------------------------------------------
                                              Notional     Strike       Short-Term    Carrying         Fair
(dollars in thousands)                          Amount       Rate  Receipt Rate(1)       Value        Value
------------------------------------------------------------------------------------------------------------
Designated against available-for-
sale securities:
    Due after one but within two years      $  600,000      5.13%           5.76%      $24,936      $24,936
    After two years                            275,000     4.80             5.70        16,754       16,754
Designated against deposits and borrowings:
    Due after one but within two years       1,018,000     6.14             5.90           937       21,366
(2)
    After two but within three years (3)       441,000     9.21             5.91         2,234        3,677
    After three years (4)                    1,250,000     8.21             4.53        13,641       15,759
------------------------------------------------------------------------------------------------------------
                                            $3,584,000      6.97%           5.38%      $58,502      $82,492
============================================================================================================

     (1) The terms of each agreement  have specific  London  Interbank  Offering
Rate or Cost of Funds Index for the Eleventh District Savings Institutions reset and index requirements, which result in different short-term receipt rates for each agreement. The receipt rate represents the weighted average rate as of the last reset date for each agreement.

     (2) Includes $455.0 million notional amount with a weighted average cap ceiling of 8.15%

     (3) Includes $45.0 million notional amount with a weighted average cap ceiling of 9.50%

     (4) Includes $968.5 million notional amount with a weighted average cap ceiling of 9.50%


          Changes in interest rate exchange agreements and interest rate cap agreements were as follows:

                                                                          Interest Rate       Interest Rate
(dollars in thousands)                                              Exchange Agreements      Cap Agreements
------------------------------------------------------------------------------------------------------------
Notional balance, beginning of year                                          $2,642,500          $3,584,000
Purchases                                                                       705,000           6,190,000
Terminations and maturities                                                    (666,000)                  -
------------------------------------------------------------------------------------------------------------
Notional balance, end of year                                                $2,681,500          $9,774,000
============================================================================================================

          The unamortized balance of prepaid fees and deferred gains and losses from terminated interest rate exchange agreements and interest rate cap agreements are scheduled to be amortized into interest expense as follows:

                                                                December 31, 1995
------------------------------------------------------------------------------------------------------------
                                                Gain on      Gain on Short-      Loss on Short-         Net
                                         Available-For-     Term Borrowings     Term Borrowings        Gain
(dollars in thousands)                  Sale Securities        and Deposits        and Deposits      (Loss)
------------------------------------------------------------------------------------------------------------
1996                                             $1,152                $367            $(3,030)    $(1,511)
1997                                                  -                   -               (392)       (392)
1998                                                  -                   -                (81)        (81)
------------------------------------------------------------------------------------------------------------
Unamortized deferred gain (loss)                 $1,152                $367            $(3,503)    $(1,984)
============================================================================================================


          Financial data pertaining to the weighted average net effective (benefit) cost, the level of interest rate exchange agreements and the related cost (benefit) were as follows:

                                                                         Year Ended December 31,
------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                  1995          1994            1993
------------------------------------------------------------------------------------------------------------
Weighted average net effective cost at end of year                      0.12%         0.42%          0.88%
Weighted average net effective cost during the year                        -          1.44           2.26
Monthly average notional amount of interest rate exchange
  agreements                                                      $2,749,167     $2,803,750     $1,992,517
Maximum notional amount of interest rate exchange
  agreements at any month end                                      2,901,500      3,058,500      2,593,500
Net cost included with interest expense on deposits during
  the year                                                             3,540         13,286         19,250
Net cost included with interest expense on borrowings during
  the year                                                             6,842         28,426         25,827
Net (benefit) included with interest income on available-for-
  sale securities during the year                                    (10,495)        (1,316)             -


          Financial data pertaining to the level of interest rate cap agreements and related net cost (benefit) were as follows:

                                                                             Year Ended December 31,
------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                       1995         1994         1993
------------------------------------------------------------------------------------------------------------
Monthly average notional amount of interest rate cap agreements        $6,363,000   $2,557,625   $1,761,625
Maximum notional amount of interest rate cap
  agreements at any month end                                           9,774,000    3,584,000    2,129,500
Net cost included with interest expense on deposits during the year         7,875        2,257        3,078
Net cost included with interest expense on borrowings during
  the year                                                                    415          565          472
Net (benefit) cost included with interest income on available-
  for-sale securities during the year                                      (5,340)       1,365            -


NOTE 19: GAIN (LOSS) ON SALE OF OTHER ASSETS, INCLUSIVE OF WRITE-DOWNS

          Gain (loss) on sale of other assets, inclusive of write-downs consisted of the following:

                                                                           Year Ended December 31,
------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                      1995          1994         1993
------------------------------------------------------------------------------------------------------------
Trading account securities                                               $   529    $       45     $  1,123
Available-for-sale securities                                               (929)        4,111        2,675
Held-to-maturity securities                                                    -             -       26,706
Premises and equipment                                                    (1,458)       (1,270)         442
Other                                                                      1,203        21,040       18,920
------------------------------------------------------------------------------------------------------------
                                                                         $  (655)      $23,926      $49,866
============================================================================================================

NOTE 20:  INCOME TAXES

          The provision for income taxes from continuing operations consisted of the following:

                                                                         Year Ended December 31,
------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                    1995           1994          1993
------------------------------------------------------------------------------------------------------------
Current income tax expense                                           $  92,315      $  94,452      $ 77,390
Deferred income tax expense                                             19,591         15,428        14,569
------------------------------------------------------------------------------------------------------------
                                                                      $111,906       $109,880       $91,959
============================================================================================================

          In determining taxable income, savings banks are allowed bad debt deductions based on a percentage of taxable income or on actual experience. Each year, savings banks may select whichever method results in the most tax savings. The Company primarily used the percentage method in 1995 and 1994 and the experience method in 1993. Effective with the adoption of SFAS No. 109, this bad debt deduction is no longer treated as a permanent difference. Effective for years ending after December 31, 1995, the reserve method of accounting for tax basis bad debts is no longer available to the Company (see Note 32, "Subsequent Events").

          The significant components of the Company's deferred tax assets and liabilities were as follows:

                                                                                  December 31,
------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                               1995            1994
------------------------------------------------------------------------------------------------------------
Deferred tax assets:
  Net operating loss carryforwards                                             $1,632,230      $1,690,939
  Book loan loss reserves                                                         106,828         124,075
  Purchase accounting adjustments                                                  41,343          56,486
  Deferred losses                                                                       -          12,166
  Other                                                                            59,468          52,377
------------------------------------------------------------------------------------------------------------
                                                                                1,839,869       1,936,043
Valuation allowance                                                            (1,150,206)     (1,157,320)
------------------------------------------------------------------------------------------------------------
Deferred tax asset, net of valuation allowance                                    689,663         778,723
Deferred tax liabilities:
  Tax bad debt reserves                                                           467,125         538,297
  FHLB stock dividends                                                             60,636          50,810
  Deferred loan fees                                                               32,958          19,163
  Deferred gains                                                                   50,947          11,655
  Purchase accounting adjustments                                                  26,644          41,831
  Other                                                                            63,546          49,073
------------------------------------------------------------------------------------------------------------
                                                                                  701,856         710,829
------------------------------------------------------------------------------------------------------------
Net deferred tax (liability) asset                                            $   (12,193)     $   67,894
============================================================================================================

          The valuation allowances of $1.2 billion at December 31, 1995 and 1994, include $130.6 million and $270.2 million, respectively, related to payments in lieu of taxes that will arise from the realization of the net deferred tax asset. These valuation allowances represent the excess of the gross deferred tax asset over the sum of the taxes and the payments in lieu of taxes related to: (1) projected future taxable income; (2) reversing taxable temporary differences; and (3) tax planning strategies.

          The decline in the valuation allowance of $7.1 million during the year ended December 31, 1995 was due primarily to a greater-than-anticipated utilization of the beginning balance of the deferred tax asset.

          The enactment in 1993 of certain federal tax legislation had the effect of retroactively disallowing certain losses and bad debt deductions arising from assets of New West. As a result, the Company reduced its gross deferred tax asset and related valuation allowance by $155.0 million.

          Also during 1993, California enacted legislation reducing the net operating loss carryforward period from 15 years to 10 years for losses incurred prior to 1994 relating to assets acquired in a tax-free reorganization under Internal Revenue Code Section 368(a)(1)(G). This change had a negligible impact on the valuation allowance.

          As of December 31, 1995, Keystone Holdings' net deferred tax asset was $112.6 million. In order to fully realize the net deferred tax asset, Keystone Holdings will need to generate future taxable income of approximately $672.1 million prior to the expiration of its tax net operating losses, which begin to expire in 1999. Based on Keystone Holdings' history of prior operating earnings and expectations for the future, management believes it is more likely than not that Keystone Holdings, on a continuing company basis, will realize the recorded benefit of $112.6 million as of December 31, 1996 through use of existing net operating loss carryovers existing at December 31, 1995. However, in August 1996 Keystone Holdings amended certain prior-year state and federal tax returns. (See
Note 32 "Subsequent Events" for further discussion.)

          As of December 31, 1995, prior to the amendments mentioned above, the Company had the following federal and state income tax net operating loss carryforwards due to expire under current law during the years indicated:


-----------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                           Federal           State
-----------------------------------------------------------------------------------------------------------
2000                                                                           $       -   $         140
2001                                                                                   -         754,460
2002                                                                                             599,241
2003                                                                                   -       1,102,387
2004                                                                           1,641,595               -
2005                                                                             784,196               -
2006                                                                             701,008               -
2007                                                                             105,825               -
2008                                                                             625,887               -
2009                                                                              37,460               -
-----------------------------------------------------------------------------------------------------------
                                                                              $3,895,971      $2,456,228
===========================================================================================================

          In April 1994, revenue procedures were issued allowing the Company to change its method of accounting for loan fees, effective for 1993. The change allowed most members of the Company's consolidated filing group to defer the recognition of loan fees for income tax purposes.

          Under SFAS No. 115, where actual benefits or liabilities are expected to be realized, the net realizable tax effects of unrealized gains and losses on available-for-sale securities at December 31, 1995 and 1994 were included in the deferred tax liabilities and assets. The tax effect was made directly to stockholders' equity and was not included in the provision for income taxes.

The change in the net deferred tax asset (liability) was as follows:

------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                     Year Ended December 31, 1995
------------------------------------------------------------------------------------------------------------
Deferred tax asset, beginning of year                                                             $ 67,894
  Tax effect of valuation adjustment on available-for-sale securities                              (55,155)
  Deferred income tax expense                                                                      (19,591)
  Other adjustments                                                                                 (5,341)
------------------------------------------------------------------------------------------------------------
Deferred tax liability, end of year                                                               $(12,193)
============================================================================================================

          Reconciliations between income taxes computed at statutory rates and income taxes included in the Supplemental Consolidated Statements of Income were as follows:

                                                                             Year Ended December 31,
------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                         1995       1994         1993
------------------------------------------------------------------------------------------------------------
Income taxes computed at statutory rates                                   $148,920   $127,163    $ 136,420
  Tax effect of:
    Utilization of current tax losses of New West (nominee to ASB)          (17,482)   (55,100)     (90,136)
    Amortization of goodwill and other intangible assets                      6,631      6,688        6,281
    Change in tax laws and rates                                                                    121,034
    State franchise tax, net of federal tax benefit                           3,899     (2,890)      39,286
    Increase in base year reserve amount                                    (16,318)   (11,605)
    Valuation allowance change from prior year                               (7,114)    48,241     (107,658)
    Dividends received deduction                                               (987)      (506)        (441)
    Tax exempt income                                                        (1,973)    (1,680)      (1,924)
    Other                                                                    (3,670)      (431)      (6,828)
------------------------------------------------------------------------------------------------------------
Income taxes before extraordinary items                                     111,906    109,880       96,034
  Tax effect of:
    Call of subordinated capital notes                                            -          -         (709)
    Penalty for prepayment of FHLB advances                                       -          -       (3,366)
------------------------------------------------------------------------------------------------------------
Income taxes included in the Consolidated Statements of Income             $111,906   $109,880    $  91,959
============================================================================================================


NOTE 21:  PAYMENTS IN LIEU OF TAXES

          The Assistance Agreement generally provides that 75.0 percent of most of the federal tax savings and approximately 19.5 percent of most of the California tax savings (as computed in accordance with the Assistance Agreement) attributable to ASB's utilization of any current tax losses or tax loss carryovers of New West are to be paid by the Company for the benefit of the FRF. The Assistance Agreement sets forth certain special adjustments to federal taxable income to arrive at "FSLIC taxable income." The principal adjustments effectively permit ASB to (i) recognize loan fees ratably over seven years adjusted for loan dispositions, (ii) treat the income and expenses of N.A. Holdings and New Capital as income and expenses of ASB, and (iii) for years ending on or before December 31, 1994, to recognize approximately 36.0 percent of the amortization of the mark-to-market adjustment attributable to the acquired loan portfolio.

          The provision (benefit) for payments in lieu of taxes consisted of the following:

                                                                               Year Ended December 31,
-------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                          1995        1994        1993
-------------------------------------------------------------------------------------------------------------
Provision (benefit) for payments in lieu of taxes:
  Federal                                                                     $3,450      $(137)   $     327
  State                                                                        4,437       (687)      13,748
-------------------------------------------------------------------------------------------------------------
Total provision (benefit) for payments in lieu of taxes                       $7,887      $(824)     $14,075
=============================================================================================================

NOTE 22:  EXTRAORDINARY ITEMS

          Extraordinary items consisted of the following:

                                                                            Year Ended December 31,
------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                       1995         1994         1993
------------------------------------------------------------------------------------------------------------
Call of subordinated capital notes                                           $  -         $  -     $ (2,266)
Penalty for prepayment of FHLB advances                                         -            -      (10,762)
------------------------------------------------------------------------------------------------------------
                                                                                -            -      (13,028)
Federal income tax benefits                                                     -            -        4,075
------------------------------------------------------------------------------------------------------------
                                                                                -            -     $ (8,953)
============================================================================================================


         On September 15, 1993, the Company redeemed for cash all $40.0 million in principal of its 10.50 percent subordinated capital notes due March 15, 1999. The Company prepaid $432.6 million in advances from the FHLB during 1993.


NOTE 23:  STOCKHOLDERS' EQUITY

COMMON STOCK

          In the third quarter of 1993, Washington Mutual's Board of Directors declared a 50 percent stock dividend on its shares of common stock. The stock dividend had the effect of a three-for-two stock split. Cash dividends declared, as adjusted for the above mentioned stock dividend, were as follows:

                                                                            Year Ended December 31, (1)
------------------------------------------------------------------------------------------------------------
                                                                                 1995       1994       1993
------------------------------------------------------------------------------------------------------------
First quarter                                                                   $0.19      $0.16      $0.10
Second quarter                                                                   0.19       0.17       0.11
Third quarter                                                                    0.19       0.18       0.14
Fourth quarter                                                                   0.20       0.19       0.15

(1) Dividends per share includes only those amounts paid to Washington Mutual shareholders, prior to business combinations.


          Prior to the business combination with Washington Mutual, Keystone Holdings paid total common cash dividends of $5.6 million, $22.5 million and $18.0 million in 1995, 1994 and 1993.

          Not only is the dividend policy of Washington Mutual influenced by legal, regulatory and economic restrictions, but it is also predicated on the ability of its subsidiaries to declare and pay dividends to Washington Mutual. These subsidiaries are in turn subject to legal and regulatory restrictions on their ability to pay dividends.

          Retained earnings of the Company at December 31, 1995 included a pre-1988 thrift bad debt reserve for tax purposes of $448.1 million for which no federal income taxes had been provided. In the future, if this thrift bad debt reserve is used for any purpose other than to absorb bad debt losses, if any of the banking subsidiaries do not meet the 60 percent qualified assets test or if legislation is enacted requiring recapture of all thrift bad debt reserves, the Company will incur a federal income tax liability at the then prevailing corporate tax rate.

          On October 16, 1990, the Company's Board of Directors adopted a shareholder rights plan and declared a dividend of one right for each outstanding share of common stock to shareholders of record on October 31, 1990. The rights have certain anti-takeover effects. They are intended to discourage coercive or unfair takeover tactics and to encourage any potential acquirer to negotiate a price fair to all shareholders. The rights may cause substantial dilution to an acquiring party that attempts to acquire the Company on terms not approved by the Board of Directors, but they will not interfere with any friendly merger or other business combination.
The plan was not adopted in response to any specific effort to acquire control of the Company.

PREFERRED STOCK

          In August 1989, the Company issued 1,300,000 shares of Noncumulative Convertible Perpetual Preferred Stock, Series A, at $50 per share for net proceeds of $63.2 million. In January 1993, the Company issued a notice of redemption to all holders of its Preferred Stock, Series A. Virtually all holders of the Preferred Stock, Series A, converted their shares into common stock prior to the redemption date of February 12, 1993.

          In December 1992, the Company issued 2,800,000 shares of Noncumulative Perpetual Preferred Stock, Series C, at $25 per share for net proceeds of $67.4 million. The stock has a liquidation preference of $25 per share plus dividends accrued and unpaid for the then current dividend period. Dividends, if and when declared by Washington Mutual's Board of Directors, are at an annual rate of $2.28 per share. Dividends have been declared and paid in all quarters since issuance. The Company may redeem the stock on or after December 31, 1997 at the redemption price of $25 per share plus unpaid dividends, whether or not declared, for the then current dividend period up to the date fixed for redemption. In November 1995, the Company purchased and retired 47,500 shares of its stock.

          Also in December 1992, the Company issued 1,400,000 shares of Noncumulative Convertible Perpetual Preferred Stock, Series D, at $100 per share for net proceeds of $136.4 million. The stock has a liquidation preference of $100 per share plus dividends accrued and unpaid for the then current dividend period. The stock is convertible at a rate of 3.870891 shares of common stock per share of preferred stock (after adjustment for the third quarter 1993 50 percent stock dividend discussed below). Dividends, if and when declared by Washington Mutual's Board of Directors, are at an annual rate of $6.00 per share. Dividends have been declared and paid in all quarters since issuance. The Company may redeem the stock on or after December 31, 1996 at an initial redemption price of $103.60 per share. The redemption price declines to $100 per share by the year 2003.

          In September 1993, the Company issued 2,000,000 shares of Noncumulative Perpetual Preferred Stock, Series E, at $25 per share for net proceeds of $48.2 million. The stock has a liquidation preference of $25 per share plus dividends accrued and unpaid for the then current dividend period. Dividends, if and when declared by Washington Mutual's Board of Directors, are at an annual rate of $1.90 per share. Dividends have been declared and paid in all quarters since issuance. The Company may redeem the stock on or after September 15, 1998, at the redemption price of $25 per share plus unpaid dividends, whether or not declared, for the then current dividend period up to the date fixed for redemption. In November 1995, the Company purchased and retired 30,000 shares of its stock.

          In  December  1988,  New  Capital  issued $80  million  of  Cumulative
Redeemable Preferred Stock. The Preferred Stock is presented as a minority interest in the Company's Supplemental Consolidated Financial Statements.

         The Preferred Stocks, Series C, Series D and Series E, are senior to common stock as to dividends and liquidation, but they do not confer general voting rights.

NOTE 24: EARNINGS PER COMMON SHARE

          Primary earnings per common share have been calculated by dividing net income, after deducting dividends on preferred stock, by the weighted average number of shares outstanding for the period. Fully diluted earnings per common share assume conversion of the outstanding convertible preferred stock.

          Information used to calculate earnings per share was as follows:

                                                                      Year Ended December 31,
------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                            1995             1994             1993
------------------------------------------------------------------------------------------------------------

Net income                                                     $289,902         $240,275           $267,323
Preferred stock dividends:
  Noncumulative Perpetual, Series C                              (6,384)          (6,384)            (5,628)
  Noncumulative Perpetual, Series E                              (3,800)          (3,800)              (538)
  Noncumulative Convertible Perpetual, Series D                  (8,400)          (8,400)            (7,393)
------------------------------------------------------------------------------------------------------------
Net income attributable to primary common stock                $271,318         $221,691           $253,764
============================================================================================================

Net income                                                     $289,902         $240,275           $267,323
Preferred stock dividends:
  Noncumulative Perpetual, Series C                              (6,384)          (6,384)            (5,628)
  Noncumulative Perpetual, Series E                              (3,800)          (3,800)              (538)
------------------------------------------------------------------------------------------------------------
Net income attributable to fully diluted common stock          $279,718         $230,091           $261,157
============================================================================================================
Average number of common shares outstanding (1):
  Primary                                                   109,944,477      106,245,127        104,691,406
  Noncumulative Convertible Perpetual, Series A                       -                -            643,121
  Noncumulative Convertible Perpetual, Series D               5,419,247        5,419,247          5,419,247
------------------------------------------------------------------------------------------------------------
  Fully diluted                                             115,363,724      111,664,374        110,753,774
============================================================================================================

     (1) As part of the business  combination with Keystone Holdings,  8,000,000 shares of common stock,  with a assigned  value of $___ per share were issued to an escrow for the  benefit of the  general  and  limited  partners  of  Keystone
Holdings  and the  FRF.  The  Company  will use the  treasury  stock  method  to determine the effect of the shares upon the Company's financial  statements.  As of the merger  date,  there is no  potential  dilutive  effect of the  8,000,000 shares of common stock.  The shares in the escrow will be dilutive in the future to the extent that the market price of the common stock exceeds $___ per share.


NOTE 25: REGULATORY CAPITAL REQUIREMENTS

          WMI is not subject to any regulatory capital requirements. However, each of its subsidiary depository and insurance institutions is subject to various capital requirements. WMB is subject to the FDIC capital requirements while ASB and WMBfsb are subject to the Office of Thrift Supervision ("OTS") capital requirements.

          The FDIC currently measures an institution's capital using a leverage limit together with certain risk-based ratios. The FDIC requires most banks it regulates to maintain a minimum leverage ratio, defined as core ("Tier 1") capital divided by total regulatory assets, of at least 4.00 percent to 5.00
percent.   It  also  requires   total  capital  of  at  least  8.00  percent  of
risk-weighted assets and Tier 1 capital of at least 4.00 percent of risk-weighted assets. The OTS requires savings associations, such as ASB and WMBfsb, to meet each of three separate capital adequacy standards: a core capital leverage requirement, a tangible capital requirement and a risk-based capital requirement. OTS regulations require savings associations to maintain core capital of at least 3.00 percent of assets and tangible capital (excluding all goodwill) of at least 1.50 percent of assets. Most savings institutions are required to maintain a minimum leverage capital ratio of at least 4.00 percent. OTS regulations incorporate a risk-based capital requirement that is designed to be no less stringent than the capital standard applicable to national banks and is modeled in many respects on, but not identical to, the risk-based capital requirements adopted by the FDIC. These regulations require a core risk-based capital ratio of at least 4.00 percent and a total risk-based capital ratio of at least 8.00 percent.

          The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") created a statutory framework that increased the importance of meeting applicable capital requirements. For WMB, ASB and WMBfsb, FDICIA establishes five capital categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. An institution's category depends upon where its capital levels are in relation to relevant capital measures, which include a risk-based capital measure, a leverage ratio capital measure and certain other factors. The federal banking agencies (including the FDIC and the OTS) have adopted regulations which implement this statutory framework. Under these regulations, in order to be well capitalized a bank must have a ratio of total capital to risk-weighted assets of not less than 10.00 percent, a ratio of Tier 1 capital to risk-weighted assets of not less than 6.00 percent, and a leverage ratio of Tier 1 capital to total average assets of not less than 5.00 percent and must not be subject to any federal supervisory order or directive to meet a specific capital level. In order to be adequately capitalized, an institution must have a total risk-based capital ratio of not less than 8.00 percent, a Tier 1 risk-based capital ratio of not less than 4.00 percent, and a leverage ratio of not less than 4.00 percent. Any institution which is neither well capitalized nor adequately capitalized will be considered undercapitalized. Undercapitalized institutions are subject to certain regulatory controls and restrictions which become more extensive as an institution becomes more severely undercapitalized. At December 31, 1995, WMB, ASB and WMBfsb were well capitalized.

          The OTS has adopted final regulations adding an interest rate risk component to the risk-based capital requirements for savings associations (such as ASB and WMBfsb), although implementation of the regulation has been delayed. Management believes the effect of including such an interest rate risk component in the calculation of risk-adjusted capital will not cause ASB or WMBfsb to cease to be well capitalized. In August 1995, the FDIC revised its capital standards to state explicitly that it will consider the risk of declines in the economic value of capital due to changes in interest rates. The FDIC stated that in the future, after gaining more experience with the risk measurement process, it will issue a proposed rule that would establish an explicit minimum capital charge for interest rate risk. The ultimate effect of such risk-based capital requirements cannot be determined until final regulations are adopted.

          WM Life is subject to risk-based capital requirements developed by the National Association of Insurance Commissioners ("NAIC"). This measure uses four major categories of risk to calculate an appropriate level of capital to support an insurance company's overall business operations. The four risk categories are asset risk, insurance risk, interest rate risk and business risk. At December 31, 1995, WM Life's capital was 672 percent of its required regulatory risk-based level.

          Capital ratios for WMB (on a consolidated basis), WMBfsb (on a consolidated basis) and ASB (on a consolidated basis) were as follows:

                                                                             December 31, 1995
------------------------------------------------------------------------------------------------------------
                                                                           WMB         WMBfsb         ASB
------------------------------------------------------------------------------------------------------------
Tangible capital ratio                                                     n.a.%         6.76%        5.39%
Leverage capital ratio                                                    5.72           6.76         5.41
Total risk-based capital ratio                                           11.58          12.64        10.12
Tier 1 or core risk-based capital ratio                                  10.70          11.39         9.39

         Reconciliations of WMB, WMBfsb and ASB's consolidated stockholders' equity to regulatory capital were as follows:

                                                                      December 31, 1995
-----------------------------------------------------------------------------------------------------------
(dollars in thousands)                                              WMB          WMBfsb                ASB
-----------------------------------------------------------------------------------------------------------
Stockholders' equity                                         $1,418,271         $46,117         $1,238,950
Reporting differences:
  Goodwill and other intangible assets                         (160,781)           (401)            (3,329)
  Valuation reserve for available-for-sale                      (65,683)           (202)          (110,367)
securities
  Deferred tax asset                                                  -               -            (78,596)
  Investment in securities-related subsidiaries                  (6,579)              -
                                                                                                         -
  Purchased mortgage servicing rights                              (542)           (818)                 -
  Other nonqualifying assets                                       (542)              -                  -
-----------------------------------------------------------------------------------------------------------
     Total regulatory capital                                $1,184,144         $44,696         $1,046,658
===========================================================================================================

NOTE 26:  STOCK OPTION PLAN

          On March 8, 1984, the Company's stockholders approved the adoption of the 1983 incentive stock option plan, providing for the award of incentive stock options or nonqualified stock options and stock appreciation rights ("SARs") to certain officers of the Company at the discretion of the Board of Directors. On April 19, 1994, the Company's stockholders' approved the adoption of the 1994 stock option plan in which the right to purchase common stock of the Company may be granted to employees, directors, consultants and advisers of the Company. The 1994 plan is similar in some respects to the 1983 plan, which terminated according to its terms in 1993. Consistent with the Company's practice under the 1983 plan, it is anticipated that the majority of options available under the plan will be granted to the most senior management of the Company. The 1994 plan does not affect any options granted under the 1983 plan.

          Under the 1994 stock option plan, on the date of the grant, the exercise price of the option must at least equal the market value per share of the Company's common stock. The 1994 plan provides for the granting of options for a maximum of 4,000,000 common shares.

          A SAR represents the right to receive in cash an amount equal to the difference between the market value of one share of the Company's common stock on the date of exercise of the SAR and the market value of such a share on the date of the grant. The market value is the closing stock price on the date of the grant. The increased value of SARs during 1995 and 1993, which had been recorded as compensation expense, was $81,000 and $15,000. During 1994, due to the decline in the price of the Company's common stock, a credit of $49,000 was recorded against compensation expense.

     Stock options and SARs are exercisable on a phased-in schedule. At December 31, 1995, stock options of 900,528 and 6,750 SARs were fully exercisable.

          Stock options and SARs granted, exercised or terminated were as follows:

                                                          Stock Options (1)                SARs (1)
------------------------------------------------------------------------------------------------------------
                                                     Average Price          Number   Average Price   Number
------------------------------------------------------------------------------------------------------------
Outstanding January 1, 1993                                 $  7.86    1,456,859             $5.86    6,750
Granted in 1993                                               22.25      202,500
                                                                                                 -        -
Exercised in 1993                                              6.04     (519,019)
                                                                                                 -        -
------------------------------------------------------------------------------------------------------------
Outstanding December 31, 1993                                 11.24    1,140,340              5.86    6,750
Granted in 1994                                               22.27      191,631                 -        -
Exercised in 1994                                              7.96     (106,399)                -        -
------------------------------------------------------------------------------------------------------------
Outstanding December 31, 1994                                 13.25    1,225,572              5.86    6,750
Granted in 1995                                               17.47      416,618
                                                                                                 -        -
Exercised in 1995                                              7.92     (290,981)
                                                                                                 -        -
Terminated in 1995                                            22.07      (49,848)
                                                                                                 -        -
------------------------------------------------------------------------------------------------------------
Outstanding December 31, 1995                                $15.46    1,301,361             $5.86    6,750
============================================================================================================

(1) Average price and number of stock options and SARs granted, exercised and terminated in 1993 have been adjusted for the third quarter 1993 50 percent stock dividend, which had the effect of a three-for-two stock split.


          In October 1995, the FASB issued SFAS No. 123, Accounting for Stock-based Compensation. The statement requires expanded disclosures of stock-based compensation arrangements with employees and encourages (but does not require) application of the fair value recognition provisions in the statement. SFAS No. 123 does not rescind or interpret the existing accounting rules for employee stock-based arrangements. Companies may continue following those rules to recognize and measure compensation as outlined in Accounting Principles Board Opinion 25 ("APB 25"), but they will now be required to disclose the pro forma amounts of net income and earnings per share that would have been reported had the company elected to follow the fair value recognition provisions of SFAS No. 123. Effective January 1, 1996, the Company adopted the disclosure requirements of SFAS No. 123, but has determined that it will continue to measure its employee stock-based compensation arrangements under the provisions of APB 25. The adoption of the disclosure requirements of SFAS No.
123 will have no material impact on the results of operations or financial condition of the Company.


NOTE 27:  EMPLOYEE BENEFITS PROGRAMS

          Washington Mutual maintains a noncontributory cash balance defined benefit pension plan for substantially all eligible employees. American provided a substantially similar plan which was terminated effective June 30, 1995. Benefits earned for each year of service are based primarily on the level of compensation in that year plus a stipulated rate of return on the benefit balance. It is the Company's policy to fund the Plan on a current basis to the extent deductible under federal income tax regulations. The combined net periodic pension cost for the Plans was $2.0 million, $1.3 million and $3.9 million for 1995, 1994 and 1993. The weighted average discount rate was 7.25 percent, 8.00 percent and 7.25 percent for 1995, 1994 and 1993. The long-term rate of return on assets was 8.00 percent for 1995, 8.00 percent for 1994 and
9.00 percent for 1993. The assumed rate of increase in future compensation levels was 6.00 percent for all years presented. The Plan's assets consist primarily of listed common stocks, U. S. government obligations, corporate debt obligations and annuity contracts.

          At the termination date of American's plan, all participants' accrued benefits became fully vested. The net assets of the plan were allocated as prescribed by the Employee Retirement Income Security Act of 1974 and the Pension Benefit Guaranty Corporation and their related regulations. All participants received full benefits. The termination resulted in a settlement under SFAS 88. American recognized a gain of $1.7 million as a result of the settlement. The majority of the projected benefit obligation was settled in 1995. At December 31, 1995, the terminated plan had $1.8 million in remaining assets. Ultimate distribution of these assets is pending IRS approval.

          The plan's funded status and amounts recognized in the Company's financial statements were as follows:

                                                                                  December 31,
------------------------------------------------------------------------------------------------------------
                                                                                                  Keystone
                                                                         Washington Mutual        Holdings
------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                       1995         1994        1994
------------------------------------------------------------------------------------------------------------
Benefit obligations:
  Vested benefits                                                        $(46,628)    $(34,885)    $(5,307)
  Nonvested benefits                                                       (2,367)      (4,690)     (1,316)
------------------------------------------------------------------------------------------------------------
Accumulated benefit obligation                                            (48,995)     (39,575)     (6,623)
Effect of future compensation increases                                    (1,598)      (1,429)          -
------------------------------------------------------------------------------------------------------------
Projected benefit obligation                                              (50,593)     (41,004)     (6,623)
Plan assets at fair value                                                  61,722       53,037       8,035
Plan assets in excess of projected benefit obligation                      11,129       12,033       1,412
------------------------------------------------------------------------------------------------------------
Unrecognized (gain) loss due to past experience different
  from assumptions                                                         (2,103)       1,710           -
Unrecognized prior service cost                                             2,093            -           -
Unrecognized net asset at transition being recognized over 18.6 years      (3,300)      (3,682)     (3,317)
------------------------------------------------------------------------------------------------------------
Prepaid pension asset                                                    $  7,819     $ 10,061     $(1,905)
============================================================================================================

          Net periodic pension expense included the following:

                                                       Washington Mutual           Keystone Holdings
                                                    Year Ended December 31,        Year Ended December 31,
-----------------------------------------------------------------------------------------------------------
(dollars in thousands)                                 1995    1994     1993       1995     1994      1993
-----------------------------------------------------------------------------------------------------------
Service cost--benefits earned during the period    $  3,240 $ 2,952 $ 1,643    $     -  $     -     $3,162
Interest cost on projected benefit obligation         3,336   2,695    1,904        594      688       803
Actual (gain) loss on plan assets                   (11,935)    463   (5,637)      (896)     152      (840)
Amortization and deferral, net                        7,601  (4,779)   2,665         78     (896)      233
-----------------------------------------------------------------------------------------------------------
                                                   $  2,242 $ 1,331 $    575   $   (224) $   (56)   $3,358
===========================================================================================================

          During 1994, the defined benefit pension plan acquired in the acquisition of Pacific First was merged into the Company's defined benefit pension plan. The fair value of plan assets exceeded the projected benefit obligation, and the accrued pension cost was reduced by $10.8 million.

          In addition, the Company currently provides eligible retired employees with access to medical coverage on the same basis as active employees and provides certain other health care insurance benefits to a limited number of retired employees. Postretirement benefits, such as retiree health benefits, are accrued during the years an employee provides services.

          The funded status of these benefits were as follows:

                                                                                     December 31,
-----------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                                1995           1994
-----------------------------------------------------------------------------------------------------------
Accumulated postretirement benefit obligation                                      $(5,484)       $(4,488)
Unrecognized transition obligation                                                   2,503          2,650
Unrecognized (gain)                                                                    (36)          (189)
-----------------------------------------------------------------------------------------------------------
 Prepaid postretirement liability                                                  $(3,017)       $(2,027)
===========================================================================================================

          Net periodic postretirement expense included the following:

                                                                                    Year Ended December 31,
------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                              1995     1994      1993
------------------------------------------------------------------------------------------------------------
Service cost                                                                        $206     $220      $154
Interest cost                                                                        344      322       320
Amortization of transition obligation                                                147      147       147
------------------------------------------------------------------------------------------------------------
                                                                                    $697     $689      $621
============================================================================================================

          The weighted average discount rate was 7.25 percent,  8.00 percent and
7.25 percent for 1995, 1994 and 1993. The medical trend rate starts at 13.00 percent for 1993 and declines steadily to 6.00 percent by the year 2000. The effect of a 1.00 percent increase in the trend rates is not significant.

          Washington Mutual maintains a savings plan for substantially all eligible employees that allows participants to make contributions by salary deduction equal to 15.00 percent or less of their salary pursuant to Section 401(k) of the Internal Revenue Code. ASB maintained a substantially similar plan. Employees' contributions vest immediately. The Company's partial matching contributions vest over five years.

          ASB implemented a Supplemental Executive Retirement Plan ("SERP") in 1990. The SERP is a non qualified, noncontributory, defined benefit plan where benefits are paid to certain officers using a target percentage which is based upon the number of years of service with ASB. This percentage is applied to the participant's average annual earnings for the highest three out of the final ten years of employment. These benefits are reduced to the extent a participant receives benefits from the defined benefit pension plan.

          In 1990, ASB implemented the Phantom Share Plan (the "PSP") for the benefit of certain of its officers. The PSP provides a long-term financial performance incentive to its participants. Participants in the PSP are granted phantom shares (units of value), the values of which are determined similar to that of actual equity securities. The PSP calls for immediate exercisability and cashing out in the event of a change in control of Keystone Holdings or any of its subsidiaries. In July 1996, Keystone Holdings entered into an agreement to merge with Washington Mutual. As a result of the business combination, the phantom shares will become immediately exercisable, and ASB will incur an expense of approximately $12.0 million in 1996, upon consummation of the merger.

          ASB established a Short-Term Incentive Plan ("STI") for the benefit of certain of its executives. The STI provides a short-term incentive to its participants based upon the achievement of both overall company and individual goals.

          Total employee benefit plan expense was as follows:

                                                                                   Year Ended December 31,
-----------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                          1995       1994       1993
-----------------------------------------------------------------------------------------------------------
Net periodic pension expense                                                $  2,018   $  1,275   $  3,933
Net periodic postretirement expense                                              697        689        621
Company's contributions to savings plan                                       10,027     12,374      7,641
SERP expense                                                                   1,590      1,900      1,237
STI expense                                                                    3,247      2,219      3,141
-----------------------------------------------------------------------------------------------------------
                                                                             $17,579    $18,457    $16,573
===========================================================================================================

          In November 1992, the FASB issued SFAS No. 112, Employers' Accounting for Postemployment Benefits. This statement establishes standards of financial accounting and reporting for the estimated cost of benefits provided by an employer to former or inactive employees after employment but before retirement. Effective January 1, 1994, the Company adopted SFAS No. 112. There were no costs accrued under this pronouncement.


NOTE 28: CONTINGENCIES

          The Company has certain litigation and negotiations in progress resulting from activities arising from normal operations. In the opinion of management, none of these matters is likely to have a material adverse effect on the Company's financial position.

     As part of the administration and oversight of the Assistance Agreement and other agreements among ASB and certain of its affiliates and the FDIC, the FDIC has a variety of review and audit rights, including the right to review and audit computations of payments in lieu of taxes. ASB and certain of its affiliates have entered into settlement agreements with the FDIC for all periods through June 30, 1994, pursuant to which Keystone Holdings and certain of its affiliates and the FDIC have mutually settled and released all claims in consideration of certain nominal payments. The Office of Inspector General has commenced an audit of certain transactions and payments under the Assistance Agreement and other agreements occurring during the period beginning July 1, 1994 and ending June 30, 1996. Keystone Holdings has received no notice of any issues involving more than nominal amounts arising after June 30, 1994.

NOTE 29:  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

          The results of operations on a quarterly basis have been restated to give effect to the business combination with Keystone Holdings. Results of operations on a quarterly basis were as follows:

                          Year Ended December 31, 1995
------------------------------------------------------------------------------------------------------------
                                             First Quarter                       Second Quarter
------------------------------------------------------------------------------------------------------------
(dollars in thousands,             Washington    Keystone              Washington     Keystone
except for per share amounts)        Mutual      Holdings   Restated     Mutual       Holdings    Restated
------------------------------------------------------------------------------------------------------------
Interest income                        $367,447   $305,735   $673,182      $390,016     $330,727   $720,743
Interest expense                        218,374    228,270    446,644       240,585      242,493    483,078
------------------------------------------------------------------------------------------------------------
Net interest income                     149,073     77,465    226,538       149,431       88,234    237,665
Provision for loan losses                 2,800     18,869     21,669         2,850       15,664     18,514
Other income                             28,855     29,188     58,043        29,554       18,315     47,869
Other expense                           103,081     71,496    174,577       106,332       73,101    179,433
------------------------------------------------------------------------------------------------------------
Income before income taxes               72,047     16,288     88,335        69,803       17,784     87,587
Income taxes                             26,797     (6,081)    20,716        22,030          642     22,672
Minority interest in earnings of
  consolidated subsidiary                     -      3,948      3,948             -        3,948      3,948
------------------------------------------------------------------------------------------------------------
Net income                            $  45,250  $  18,421  $  63,671     $  47,773    $  13,194  $  60,967
============================================================================================================
Net income attributable to
  common stock                        $  40,604  $  18,421  $  59,025     $  43,127    $  13,194  $  56,321
============================================================================================================
Net income per common share:
  Primary                                 $0.60                 $0.55         $0.62                   $0.51
  Fully diluted                            0.58                  0.54          0.60                    0.51



                          Year Ended December 31, 1995
------------------------------------------------------------------------------------------------------------
                                             Third Quarter                       Fourth Quarter
------------------------------------------------------------------------------------------------------------
(dollars in thousands,             Washington    Keystone              Washington     Keystone
except for per share amounts)        Mutual      Holdings   Restated     Mutual       Holdings    Restated
------------------------------------------------------------------------------------------------------------
Interest income                        $405,638   $346,343   $751,981      $415,859     $354,321   $770,180
Interest expense                        248,844    246,712    495,556       252,921      245,237    498,158
------------------------------------------------------------------------------------------------------------
Net interest income                     156,794     99,631    256,425       162,938      109,084    272,022
Provision for loan losses                 2,800     14,557     17,357         2,700       14,747     17,447
Other income                             28,280     18,033     46,313        31,185       24,929     56,114
Other expense                           102,530     68,484    171,014       105,712       69,778    175,490
------------------------------------------------------------------------------------------------------------
Income before income taxes               79,744     34,623    114,367        85,711       49,488    135,199
Income taxes                             28,056      5,023     33,079        30,621       12,705     43,326
Minority interest in earnings of
  consolidated subsidiary                     -      3,948      3,948             -        3,949      3,949
------------------------------------------------------------------------------------------------------------
Net income                            $  51,688  $  25,652  $  77,340     $  55,090    $  32,834  $  87,924
============================================================================================================
Net income attributable to
  common stock                        $  47,042  $  25,652  $  72,694     $  50,444    $  32,834  $  83,278
============================================================================================================
Net income per common share:
  Primary                                 $0.66                 $0.66         $0.71                   $0.75
  Fully diluted                            0.64                  0.64          0.69                    0.73


                          Year Ended December 31, 1994
------------------------------------------------------------------------------------------------------------
                                             First Quarter                        Second Quarter
------------------------------------------------------------------------------------------------------------
(dollars in thousands,             Washington    Keystone               Washington    Keystone
except for per share amounts)        Mutual      Holdings   Restated      Mutual      Holdings    Restated
------------------------------------------------------------------------------------------------------------
Interest income                        $287,581   $253,452    $541,033     $300,272     $248,798   $549,070
Interest expense                        136,111    155,147     291,258      149,832      157,856    307,688
------------------------------------------------------------------------------------------------------------
Net interest income                     151,470     98,305     249,775      150,440       90,942    241,382
Provision for loan losses                 5,000     32,973      37,973        5,050       25,218     30,268
Other income                             30,782     34,481      65,263       30,236       16,500     46,736
Other expense                           107,557     74,647     182,204      104,422       68,627    173,049
------------------------------------------------------------------------------------------------------------
Income before income taxes               69,695     25,166      94,861       71,204       13,597     84,801
Income taxes                             25,923      1,467      27,390       26,930          921     27,851
Minority interest in earnings of
  consolidated subsidiary                     -      3,498       3,498            -        3,498      3,498
------------------------------------------------------------------------------------------------------------
Net income                            $  43,772  $  20,201   $  63,973    $  44,274    $   9,178  $  53,452
============================================================================================================
Net income attributable to
  common stock                        $  39,126  $  20,201   $  59,327    $  39,628    $   9,178  $  48,806
============================================================================================================
Net income per common share:
  Primary                                 $0.59                  $0.56        $0.60                   $0.46
  Fully diluted                            0.58                   0.55         0.58                    0.46



                          Year Ended December 31, 1994
------------------------------------------------------------------------------------------------------------
                                             Third Quarter                        Fourth Quarter
------------------------------------------------------------------------------------------------------------
(dollars in thousands,             Washington    Keystone               Washington    Keystone
except for per share amounts)        Mutual      Holdings   Restated      Mutual      Holdings    Restated
------------------------------------------------------------------------------------------------------------

Interest income                        $321,545   $257,746    $579,291     $349,152     $276,867   $626,019
Interest expense                        168,756    173,468     342,224      197,172      197,016    394,188
------------------------------------------------------------------------------------------------------------
Net interest income                     152,789     84,278     237,067      151,980       79,851    231,831
Provision for loan losses                 5,200     21,047      26,247        5,150       22,371     27,521
Other income                             28,389     15,788      44,177       29,095       35,523     64,618
Other expense                           101,464     69,387     170,851      101,857       67,556    169,413
------------------------------------------------------------------------------------------------------------
Income before income taxes               74,514      9,632      84,146       74,068       25,447     99,515
Income taxes                             28,035    (1,249)      26,786       27,271        (242)     27,029
Minority interest in earnings of
  consolidated subsidiary                     -      3,498       3,498            -        3,498      3,498
------------------------------------------------------------------------------------------------------------
Net income                            $  46,479  $   7,383   $  53,862    $  46,797    $  22,191  $  68,988
============================================================================================================
Net income attributable to
  common stock                        $  41,833  $   7,383   $  49,216    $  42,151    $  22,191  $  64,342
============================================================================================================
Net income per common share:
  Primary                                $ 0.63                 $ 0.47       $ 0.63                  $ 0.60
  Fully diluted                            0.61                   0.46         0.61                    0.59


NOTE 30: FAIR VALUE OF FINANCIAL INSTRUMENTS

          The following estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

          The fair value of financial instruments were as follows:

                                                                         December 31,
------------------------------------------------------------------------------------------------------------
                                                               1995                        1994
------------------------------------------------------------------------------------------------------------
                                                         Carrying          Fair      Carrying          Fair
(dollars in thousands)                                     Amount         Value        Amount         Value
------------------------------------------------------------------------------------------------------------
Financial assets:
  Cash and cash equivalents                          $    983,833  $    983,833  $    477,509  $    477,509
  Trading account securities                                  238           238           572           572
  Available-for-sale securities                        12,154,725    12,154,725     4,282,160     4,282,160
  Held-to-maturity securities                           3,197,720     3,262,850     4,456,031     4,228,897
  Mortgage servicing rights                               104,495       110,173        70,911        71,915
  Loans, exclusive of reserve for loan losses          24,428,115    24,788,750    25,717,081    24,777,595
  Note receivable                                               -             -     1,515,040     1,667,405
------------------------------------------------------------------------------------------------------------
                                                       40,869,126    41,300,569    36,519,304    35,506,053
Financial liabilities:
  Deposits                                             24,462,960     24,624673    23,344,006    23,284,547
  Annuities                                               855,503       855,503       799,178       799,178
  Federal funds purchased                                 433,420       433,493             -             -
  Securities sold under agreements to repurchase        7,984,756     7,985,202     6,637,346     6,636,487
  Advances from the FHLB                                4,715,739     4,732,366     4,128,977     4,060,902
  Other borrowings                                        590,217       612,240       381,066       378,780
------------------------------------------------------------------------------------------------------------
                                                       39,042,595    39,243,477    35,290,573    35,159,894
Derivative instruments (1):
  Interest rate exchange agreements:
    Designated against available for sale                 (11,847)      (11,847)       18,654        18,654
securities
    Designated against short term borrowings and
       deposits                                                 -       (22,615)            -        22,061
  Interest rate cap agreements:                                 -             -             -             -
    Designated against available for sale securities        9,415         9,415        41,690        41,690
    Designated against short term borrowings and
       deposits                                            17,691          (630)       16,812        40,802
------------------------------------------------------------------------------------------------------------
                                                           15,259       (25,677)       77,156       123,207
Off-balance-sheet loan commitments                              -         3,595             -        (8,078)
------------------------------------------------------------------------------------------------------------
Net financial instruments                             $ 1,841,790   $ 2,034,787   $ 1,305,887  $    461,288
============================================================================================================

(1) See Note 18:  Interest Rate Risk Management.


          The following methods and assumptions were used to estimate the fair value of each class of financial instrument as of December 31, 1995 and 1994:

          Cash and cash equivalents--The carrying amount represented fair value.

          Note Receivable--In January 1995, the FDIC offered to pay down the remaining principal balance of the Note Receivable at-par. Therefore, the fair value of the Note Receivable at December 31, 1994 represented the at-par offer by the FDIC, as it was the best indication of the current fair value. Keystone Holdings agreed with the FDIC in October 1995 to allow prepayment of the remaining balance of the Note Receivable. On October 24, 1995, ASB received the remaining principal balance of the Note Receivable of $505.3 million, plus interest.

          Trading account securities--Fair values were based on quoted market prices.

          Available-for-sale securities--Fair values were based on quoted market prices or dealer quotes. If a quoted market price was not available, fair value was estimated using quoted market prices for similar securities.

          Held-to-maturity securities--Fair values were based on quoted market prices or dealer quotes. If a quoted market price was not available, fair value was estimated using quoted market prices for similar securities.

          Mortgage servicing rights--The fair value of mortgage servicing rights is estimated using projected cash flows, adjusted for the effects of anticipated prepayments, using a market discount rate.

          Loans--Loans were priced using the discounted cash flow method. The discount rate used was the rate currently offered on similar products.

          Deposits--The fair value of checking accounts, savings accounts and money market accounts was the amount payable on demand at the reporting date. For time deposit accounts, the fair value was determined using the discounted cash flow method. The discount rate was equal to the rate currently offered on similar products. Core deposit intangibles are not included.

          Annuities--The carrying amount represented fair value.

          Federal funds purchased--These were valued using the discounted cash flow method. The discount rate was equal to the rate currently offered on similar borrowings.

          Securities sold under agreements to repurchase--These were valued using the discounted cash flow method. The discount rate was equal to the rate currently offered on similar borrowings.

          Advances from the FHLB--These were valued using the discounted cash flow method. The discount rate was equal to the rate currently offered on similar borrowings.

          Other borrowings--These were valued using the discounted cash flow method. The discount rate was equal to the rate currently offered on similar borrowings.

          Derivative instruments--The fair value for interest rate exchange agreements was determined using dealer quotations, when available, or the discounted cash flow method. The market prices for similar instruments were used to value interest rate cap agreements.

          Off-balance-sheet loan commitments--Loan commitments are commitments the Company made to borrowers at locked-in rates. The fair value of loan commitments was estimated based on current levels of interest rates versus the committed interest rates. The balance shown represents the differential between committed value and fair value.

NOTE 31: FINANCIAL INFORMATION - WMI

          WMI was formed August 17, 1994. The following WMI (parent company only) financial information should be read in conjunction with the other notes to the consolidated financial statements.

STATEMENTS OF INCOME

                                                    Year Ended December          Period of August 17, 1994
(dollars in thousands)                                         31, 1995   (inception) to December 31, 1994
-----------------------------------------------------------------------------------------------------------
Interest Income
Available-for-sale securities                                $   8,033                             $ 1,641
Cash equivalents                                                   471                                  44
-----------------------------------------------------------------------------------------------------------
  Total interest income                                          8,504                               1,685
Interest Expense
Borrowings                                                       9,072                                 884
-----------------------------------------------------------------------------------------------------------
  Total interest expense                                         9,072                                 884
-----------------------------------------------------------------------------------------------------------
    Net interest (expense) income                                 (568)                                801
Other Income
Equity in net earnings of subsidiaries (1)                     293,630                              13,103
Other operating income                                               8                                   -
(Loss) on sale of other assets, inclusive of
  write-downs                                                     (171)                                  -
-----------------------------------------------------------------------------------------------------------
  Total other income                                           293,467                              13,103
Other Expense
Salaries and employee benefits                                   2,716                                   -
Occupancy and equipment                                              1                                   -
Other operating expense                                          3,289                                 228
-----------------------------------------------------------------------------------------------------------
  Total other expense                                            6,006                                 228
-----------------------------------------------------------------------------------------------------------
    Income before income taxes                                 286,893                              13,676
Income taxes                                                      (865)                                201
-----------------------------------------------------------------------------------------------------------
Net income (1)                                                $287,758                             $13,475
===========================================================================================================

(1) Contains intercompany transactions eliminated upon consolidation.


STATEMENTS OF FINANCIAL POSITION

                                                                                   December 31,
-----------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                           1995                1994
-----------------------------------------------------------------------------------------------------------
Assets
Cash and cash equivalents                                                $     90,096       $       5,903
Available-for-sale securities                                                  99,932             104,987
Loans                                                                         147,867                   -
Investment in subsidiaries (1)                                              2,451,956           1,834,977
Other assets                                                                      929                 654
-----------------------------------------------------------------------------------------------------------
Total assets                                                               $2,790,780          $1,946,521
===========================================================================================================
Liabilities
Securities sold under agreements to repurchase                           $     82,481        $     84,329
Other borrowings                                                              147,845                   -
Other liabilities                                                               5,647                 (14)
-----------------------------------------------------------------------------------------------------------
Total liabilities                                                             235,973              84,315
Stockholders' Equity
Preferred stock, no par value: 10,000,000 shares  authorized --
  6,122,500 and 6,200,000 shares issued and outstanding                             -                   -
Common stock, no par value: 350,000,000 shares  authorized --
  111,687,860 and 107,720,886 shares issued and outstanding                         -                   -
Capital surplus (1)                                                         1,029,549             998,497
Valuation reserve for available-for-sale securities                             2,390              (2,511)
Valuation reserve for available-for-sale securities--subsidiaries             186,325             (58,738)
Retained earnings (1)                                                       1,336,543             924,958
-----------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                  2,554,807           1,862,206
-----------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                                 $2,790,780          $1,946,521
===========================================================================================================

(1) Contains intercompany transactions eliminated upon consolidation.


STATEMENS OF CASH FLOWS

                                                      Year Ended December         Period of August 17, 1994
(dollars in thousands)                                           31, 1995  (inception) to December 31, 1994
------------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities
Net income(1)                                                  $  287,758                        $   13,475
Adjustments to reconcile net income to net
  cash provided (used) by operating activities:
  Decrease (increase) in interest receivable                           80                              (693)
  Increase in interest payable                                      3,167                               884
  (Decrease) in income taxes payable                                 (865)                           (1,151)
  Equity in undistributed earnings of subsidiaries (1)           (293,630)                          (13,103)
  Decrease in other assets                                          9,910                                39
  Increase in other liabilities                                       720                               252
------------------------------------------------------------------------------------------------------------
    Net cash provided (used) by operating activities                7,140                              (297)
Cash Flows From Investing Activities
Purchases of available-for-sale securities                              -                          (111,984)
Principal repayments of available-for-sale
  securities                                                       12,594                             4,486
Originations and purchases of loans                              (147,867)                                -
Dividends received from subsidiaries                              136,521                                 -
Acquisition of wholly owned subsidiary (1)                              -                           (82,877)
------------------------------------------------------------------------------------------------------------
    Net cash provided (used) by investing activities                1,248                          (190,375)
Cash Flows From Financing Activities
(Decrease) increase in securities sold under
  agreements to repurchase                                         (1,848)                           84,329
Proceeds of other borrowings                                      147,845                                 -
Issuance of common stock through stock options
  and employee stock plans                                          8,379                               994
Repurchase of preferred stock                                      (1,990)                                -
Cash dividends paid                                               (76,581)                                -
Contribution from wholly owned subsidiaries (1)                         -                           111,252
------------------------------------------------------------------------------------------------------------
    Net cash provided by financing activities                      75,805                           196,575
------------------------------------------------------------------------------------------------------------
    Increase in cash and cash equivalents                          84,193                             5,903
    Cash and cash equivalents at beginning of year                  5,903                                 -
------------------------------------------------------------------------------------------------------------
    Cash and cash equivalents at end of year                   $   90,096                        $    5,903
============================================================================================================

(1)  Contains intercompany transactions eliminated upon consolidation.


NOTE 32:  SUBSEQUENT EVENTS

SUBSEQUENT BUSINESS COMBINATIONS

         On July 21, 1996, Washington Mutual signed an agreement to acquire, through merger, Keystone Holdings, the indirect holding company of American Savings Bank F.A. At September 30, 1996, Keystone Holdings, on a consolidated basis, had assets of $21.3 billion, deposits of $12.9 billion, and stockholder's equity of $520.0 million. The transaction was completed December ___, 1996.

         On September 9, 1996, Washington Mutual signed an agreement to acquire United Western Financial Group, Inc. ("United Western") of Salt Lake City and its United Savings Bank and Western Mortgage Loan subsidiaries for $80.3 million in cash. At September 30, 1996, United Western had assets of $414.9 million, deposits of $294.4 million, and stockholders' equity of $53.8 million. The transaction, which is scheduled to be completed in the first quarter of 1997, is subject to the approval of banking regulators and a majority of shareholders of United Western's common stock.

         On November 30, 1996, WMI merged with Utah Federal Savings Bank (Utah FSB") by merging Utah FSB with and into WMBfsb. At October 31, 1996, Utah FSB, which was an Ogden-based institution, had assets of $121.9 million, deposits of $105.9 million and stockholders' equity of $12.2 million. The merger will be accounted for as a pooling-of-interests. Due to the immaterial nature of the transaction, the Company will not restate prior-period information as if the companies had been combined.

         The balances stated above related to Keystone Holdings, United Western and Utah FSB are unaudited.

FEDERAL AND STATE TAXATION MATTERS

         In August 1996, the President signed the Small Business Job Protection Act of 1996 (the "Act"). Under the Act, the reserve method of accounting for tax basis bad debts is no longer available, effective for years ending after December 31, 1995. As a result, the Company will be required to use the specific charge-off method of accounting for tax basis bad debts for 1996 and later years. In addition, the Company will also be required to recapture its post-1987 additions to its bad debt reserves, whether such additions were made pursuant to the percentage of taxable income method or the experience method. As of December 31, 1995, these additions were $151.3 million which, pursuant to the Act, will be included in taxable income ratably over a six-taxable-year period beginning with the year ending December 31, 1997. The recapture of the post-1987 additions to tax basis bad debt reserves will not result in a charge to earnings as these amounts are included in the deferred tax liability at December 31, 1995.

          In August 1996, Keystone Holdings amended prior-year federal tax returns to reduce tax bad debt deductions and to make other amendments. As a result, net operating loss carryforwards for federal tax purposes were reduced by approximately $756 million. In September 1996, ASB amended prior-year state tax returns to reduce tax bad debt deductions. The result was to decrease state net operating loss carryovers by approximately $545 million. The decrease in the gross deferred tax asset as a result of the amendments which reduced the federal and state net operating loss carryforwards was offset by an equal decrease in the valuation allowance for the deferred tax asset.

SAIF RECAPITALIZATION ASSESSMENT

          On September 30, 1996, President Clinton signed legislation intended, among other things, to recapitalize the Savings Association Insurance Fund ("SAIF") and to reduce the gap between SAIF premiums and the Bank Insurance Fund ("BIF") premiums. The legislation provides for a special one-time assessment on SAIF-insured deposits that were held as of March 31, 1995, including certain deposits acquired after that date. The assessment will bring the SAIF's reserve ratio to the legally required level of $1.25 for every $100 in insured deposits. Beginning in January 1997, deposits insured through the SAIF at most institutions probably will be subject to regular FDIC assessments amounting to
6.4 cents per $100 per year, while deposits insured through the BIF at most institutions probably will be subject to regular FDIC assessments amounting to
1.3 cents per $100 per year.

          The Company's special assessment resulted in a pretax charge of $124.2 million, which was taken in the quarter ended September 30, 1996. Based on the current level of deposits, the Company estimates that the reduction in the regular assessment on its SAIF deposits beginning in 1997 should result in annual savings of approximately $31.2 million.

SUBSEQUENT FINANCING MATTERS

         On February 8, 1996, ASB completed the private placement of $100.0 million of Subordinated Notes (the "Notes") maturing February 15, 2006. The
Notes bear interest at a rate of 6.625% per annum. Interest on the Notes is payable semi-annually in arrears on each February 15 and August 15, beginning on August 15, 1996.

         In November 1996, Washington Mutual received commitments for $200 million of Revolving Credit Facilities with two tranches: a $100 million 364-day facility and a $100 million 4-year facility. Chase Manhattan Bank will act as Administrative Agent for the Facilities. Proceeds of the Facilities are available for potential funding needs at the closing of the merger with Keystone Holdings, including redemption of any securities of Keystone Holdings, and for general corporate purposes.

AMENDMENTS TO THE ARTICLES OF INCORPORATION

         On December ___, 1996, the shareholders of Washington Mutual approved an amendment to the Company's Restated Articles of Incorporation to increase the number of authorized shares of common stock from 100,000,000 shares to 350,000,000 shares.

     No dealer, salesperson, or any other person has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the offering covered by this Prospectus. If given or made, such information or representation must not be relied upon as having been authorized by the Company, the Selling Stockholders or the Underwriters. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Common Stock in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.


                                TABLE OF CONTENTS

                                                                      Page





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                               15,085,305 Shares



                             Washington Mutual, Inc.



                                  Common Stock






===============================================================================
                                   PROSPECTUS
===============================================================================











                               Merrill Lynch & Co.

                     Friedman, Billings, Ramsey & Co., Inc.


                                  _______, 1997

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission Registration Fee .................$  190,852
Attorneys' Fees and Expenses .........................................____*____
Accountants' Fees and Expenses .......................................____*____
Blue Sky Filing Fees and Expenses ....................................____*____
Printing Fees and Expenses ...........................................____*____
Miscellaneous Expenses................................................____*____
     Total.............................................. .............$___*____
*  To be completed by amendment.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 23B.08.320 of the Washington Business Corporation Act (the "Corporation Act") provides that the personal liability of directors to a corporation imposed by Section 23B.08.310 of the Corporation Act may be eliminated by the articles of incorporation of the corporation, except in the case of acts or omissions involving certain types of conduct. At Article XIII of its Restated Articles of Incorporation, the Registrant has elected to eliminate the liability of directors to the Registrant to the extent permitted by law. Thus, a director of the Registrant is not personally liable to the Registrant or its shareholders for monetary damages for conduct as a director, except for liability of the director (i) for acts or omissions that involve intentional misconduct by the director or a knowing violation of law by the director, (ii) for conduct violating Section 23B.08.310 of the Corporation Act, or (iii) for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. If Washington law is amended to authorize corporate action that further eliminates or limits the liability of directors, then the liability of Washington Mutual directors will be eliminated or limited to the fullest extent permitted by Washington law, as so amended.

         Section 23B.08.560 of the Corporation Act provides that if authorized by (i) the articles of incorporation, (ii) a bylaw adopted or ratified by the shareholders, or (iii) a resolution adopted or ratified, before or after the event, by the shareholders, a corporation will have the power to indemnify directors made party to a proceeding, or to obligate itself to advance or reimburse expenses incurred in a proceeding, without regard to the limitations on indemnification contained in Sections 23B.08.510 through 23B.08.550 of the Corporation Act.

         Pursuant to Article X of Washington Mutual's Restated Articles of Incorporation and Article VIII of Washington Mutual's Bylaws, Washington Mutual must, subject to certain exceptions, indemnify and defend its directors against any expense, liability or loss arising from or in connection with any actual or threatened action, suit or proceeding relating to service for or at the request of Washington Mutual, including without limitation, liability under the Securities Act. Washington Mutual is not permitted to indemnify a director from or on account of acts or omissions of such director which are finally adjudged to be intentional misconduct, or from or on account of conduct in violation of RCW 23B.08.310, or a knowing violation of the law from or on account of any transaction with respect to which it is finally adjudged that such director received a benefit in money, property or services to which he or she was not entitled. If Washington law is amended to authorize further indemnification of directors, then Washington Mutual directors shall be indemnified to the fullest extent permitted by Washington law, as so amended. Also, pursuant to Article X of Washington Mutual's Restated Articles of Incorporation and Article VIII of Washington Mutual's Bylaws, Washington Mutual may, by action of the Board of Directors of Washington Mutual, provide indemnification and pay expenses to officers, employees and agents of Washington Mutual or another corporation, partnership, joint venture, trust or other enterprise with the same scope and effect as above described in relation to directors. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Washington Mutual pursuant to the provisions described above, Washington Mutual has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16.  EXHIBITS

         The exhibits identified in parentheses below, on file with the Commission, are incorporated herein by reference as exhibits hereto.

Exhibit

 1.1*    Form of Purchase Agreement

 3.1* Restated Articles of Incorporation of the Registrant dated December ____, 1996

 3.2**   Bylaws of the Registrant

 4.1* Rights Agreement, dated October 16, 1990, as amended by Amendment No. 1 to Rights Agreement, dated October 31, 1994, and as supplemented by Supplement to Rights Agreement, dated November 29, 1994

5.1*     Opinion of Foster Pepper & Shefelman

23.1     Consent of Deloitte & Touche LLP

23.2     Consent of KPMG Peat Marwick LLP

23.3 Consent of Foster Pepper & Shefelman (contained in its opinion filed as Exhibit 5.1)

24.1     Power of Attorney (included on Signatures pages)

27       Financial Data Schedule
------------------------

     *To be filed by amendment. **Incorporated by reference to Washington Mutual, Inc. Current Report on Form 8-K dated November 29, 1994 (File No. 0-25188).

ITEM 17. UNDERTAKINGS

                  (b) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions referred to in Item 15 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                  (i)      The undersigned registrant hereby undertakes that:

                           (1) For purposes of determining  any liability  under
                  the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                           (2) For the  purpose  of  determining  any  liability
                  under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on the 29 day of November, 1996.

                             WASHINGTON MUTUAL, INC.



                           By:  /s/ Kerry K. Killinger
                                Kerry K. Killinger
                                President and Chief Executive Officer


                                POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints and hereby authorizes Kerry K. Killinger and Marc R. Kittner, and each of them, with the full power of substitution, as attorney-in-fact to sign in such person's behalf, individually and in each capacity stated below, and to file any amendments, including post-effective amendments to this Registration Statement (and to any Registration Statement filed pursuant to Rule 462 under the Securities Act).

         Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated below on the 29 day of November, 1996.



/S/ KERRY K. KILLINGER               /S/ WILLIAM A. LONGBRAKE
Kerry K. Killinger                   William A. Longbrake
Chairman, President and              Executive Vice President and
Chief Executive Officer; Director    Chief Financial Officer
(Principal Executive Officer)        (Principal Financial Officer)



                                      /S/ DOUGLAS G. WISDORF
                                      Douglas G. Wisdorf
                                      Deputy Chief Financial Officer
                                      and Controller
                                      (Principal Accounting Officer)



/S/ DOUGLAS P. BEIGHLE                /S/ WILLIAM P. GERBERDING
Douglas P. Beighle                    William P. Gerberding
Director                              Director



/S/ HERBERT M. BRIDGE                 /S/ DR. SAMUEL B. MCKINNEY
Herbert M. Bridge                     Dr. Samuel B. McKinney
Director                              Director



/S/ ROGER H. EIGSTI                   /S/ MICHAEL K. MURPHEY
Roger H. Eigsti                       Michael K. Murphey
Director                               Director


/S/ JOHN W. ELLIS                     /S/ LOUIS H. PEPPER
John W. Ellis                         Louis H. Pepper
Director                              Director



/S/ DANIEL J. EVANS                   /S/ WILLIAM G. REED, JR.
Daniel J. Evans                       William G. Reed, Jr.
Director                              Director



/S/ ANNE V. FARRELL                   /S/ JAMES H. STEVER
Anne V. Farrell                       James H. Stever
Director                              Director

===============================================================================
                                 EXHIBITS INDEX
===============================================================================


23.1     Consent of Deloitte & Touche LLP

23.2     Consent of KPMG Peat Marwick LLP

27       Financial Data Schedule